   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1998
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                   ACC CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         DELAWARE                    4813                   16-1175232
     (State or Other     (Primary Standard Industrial    (I.R.S. Employer
     Jurisdiction of      Classification Code Number)   Identification No.)
     Incorporation or
      Organization)

                                400 WEST AVENUE
                           ROCHESTER, NEW YORK 14611
                                (716) 987-3000

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                STEVE M. DUBNIK
                           EXECUTIVE VICE PRESIDENT
                                   ACC CORP.
                                400 WEST AVENUE
                           ROCHESTER, NEW YORK 14611
                                (716) 987-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                ---------------

                                  COPIES TO:
  James A. Locke, III, Esq. John C.         Stephen M. Goodman, Esq. Morgan,
   Partigan, Esq. Nixon, Hargrave,         Lewis & Bockius LLP 2000 One Logan
  Devans & Doyle LLP Clinton Square        Square Philadelphia, Pennsylvania
 Post Office Box 1051 Rochester, New              19103 (215) 963-5086
    York 14603-1051 (716) 263-1000
                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of a subsidiary of the Registrant with and into US WATS, Inc. ("USW") pursuant to the Agreement and Plan of Merger described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

                                ---------------

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------

                                                        PROPOSED
 TITLE OF EACH CLASS                     PROPOSED       MAXIMUM
         OF              AMOUNT TO       MAXIMUM       AGGREGATE      AMOUNT OF
  SECURITIES TO BE      BE REGISTERED OFFERING PRICE OFFERING PRICE  REGISTRATION
     REGISTERED              (2)       PER SHARE (3)       (3)           FEE
---------------------------------------------------------------------------------
Class A Common Stock,
 $.015 par value (1)     1,870,000        $23.46      $43,867,747      $12,941

-------------------------------------------------------------------------------
(1) Each share of Class A Common Stock has an attached right to purchase shares of preferred stock of the Registrant in certain circumstances pursuant to the Registrant's Shareholder Rights Agreement.
(2) Based upon an estimate of the maximum number of shares of Class A Common Stock of the Registrant issuable pursuant to the Merger.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933 and based upon the product of (i) $2.00 (the average of the high and low reported sale prices of the USW Common Stock to be cancelled in the Merger as reported on The Nasdaq Stock Market on January 19, 1998) times (ii) 21,933,737 (the number of shares of USW Common Stock outstanding and reserved for issuance upon the exercise of options and warrants to purchase USW Common Stock on January 21, 1998).

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 US WATS, INC.
                            111 PRESIDENTIAL BLVD.
                                   SUITE 114
                             BALA CYNWYD, PA 19004

                                                                         , 1998

Dear Shareholder:

  You are invited to attend a Special Meeting of Shareholders (the "Special Meeting") of US WATS, Inc., a New York corporation ("USW"), to be held at
                     on             , 1998 at            .m., local time.

  The purpose of the Special Meeting is to consider and vote upon the Agreement and Plan of Merger, by and among ACC Corp., a Delaware corporation ("ACC"), ACC Acquisition-Blue Corp., a Delaware corporation wholly owned by ACC ("Acquisition Sub"), and USW, dated as of October 28, 1997 ("Merger Agreement"), the merger of Acquisition Sub with and into USW to be effected thereby (the "Merger"), and all related transactions. If the Merger is consummated, USW will survive the Merger as a wholly-owned subsidiary of ACC, and the shares of common stock of USW, par value $.001 per share (the "USW Common Stock"), that are issued and outstanding at the effective time of the Merger, other than shares held by shareholders who perfect their statutory dissenters' rights, will be converted automatically into the right to receive a number of shares of the Class A Common Stock of ACC, par value $.015 per share ("ACC Common Stock"), to be determined pursuant to the Merger Agreement.

  Approval and adoption of the Merger Agreement and approval of the Merger require the affirmative vote of holders of two-thirds of all outstanding shares of USW Common Stock entitled to vote on the record date for the Special Meeting (the "Record Date").

  THE BOARD OF DIRECTORS OF USW HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. In reaching its determination regarding the Merger Agreement and the Merger, the Board considered, among other things, the opinion of Bengur Bryan & Co., Inc. as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of USW pursuant to the Merger. The opinion of Bengur Bryan & Co., Inc. is included as Exhibit D to the attached Prospectus/Proxy Statement.

  The Board of Directors has fixed the close of business on             , 1998
as the Record Date for determination of shareholders entitled to notice of and to vote at the Special Meeting.

  In view of the importance of matters to be acted upon at the Special Meeting, you are invited to personally attend the Special Meeting. Regardless of whether you expect to be present in person at the Special Meeting, you are encouraged to complete, date, sign and return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States, whether or not you intend to be present at the Special Meeting. Once you have submitted a proxy, you may revoke it at any time prior to its exercise at the Special Meeting by delivering a written notice to the Secretary of USW that the proxy is being revoked, by submitting a properly executed proxy bearing a later date than the proxy being revoked or by voting in person at the Special Meeting.

                                          Sincerely,

                                          Aaron R. Brown
                                          Chairman of the Board of Directors

  STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY. IF THE MERGER IS CONSUMMATED, SHAREHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR USW COMMON STOCK FOR ACC COMMON STOCK.

                                 US WATS, INC.
                            111 PRESIDENTIAL BLVD.
                                   SUITE 114
                             BALA CYNWYD, PA 19004

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON       , 1998

                               ----------------

To the Shareholders of US WATS, Inc.:

  Notice is hereby given that a Special Meeting of Shareholders of US WATS, Inc., a New York corporation ("USW"), will be held at
                                    ,       , 1998, at     .m., local time,
for the following purposes:

  (1) To consider and vote upon approval and adoption of the Agreement and Plan of Merger by and among ACC Corp., a Delaware corporation, ("ACC"), ACC Acquisition-Blue Corp., a Delaware corporation ("Acquisition Sub"), and USW dated as of October 28, 1997 (the "Merger Agreement"), and approval of the merger to be effected thereby (the "Merger"), pursuant to which (i) Acquisition Sub will be merged with and into USW with USW surviving the Merger and becoming a wholly-owned subsidiary of ACC and (ii) the shares of common stock of USW, par value $.001 per share (the "USW Common Stock"), that are issued and outstanding at the effective time of the Merger, other than shares held by shareholders who perfect their statutory dissenters' rights, will be converted automatically into the right to receive a number of shares of the Class A Common Stock of ACC, par value $.015 per share (the "ACC Common Stock"), to be determined pursuant to the Merger Agreement and all transactions related thereto.

  (2) To vote upon and authorize the adjournment of the Special Meeting to allow for collection of additional shareholder votes to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement and the Merger, if necessary.

  (3) To vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  The Merger Agreement and the Merger are more fully described in the accompanying Proxy Statement/Prospectus and the Exhibits attached thereto.

  Holders of USW Common Stock have the right to dissent from the Merger and obtain payment for their shares by following the procedures prescribed in
Section 623 of the New York Business Corporation Law, which is attached as Exhibit C to, and summarized under "The USW Special Meeting--Dissenters' Rights" in, the accompanying Proxy Statement/Prospectus.

  Only shareholders of record at the close of business on       , 1998 are
entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournment or postponement thereof. You are cordially invited to attend the Special Meeting and vote your shares in person.

                                          By Order of the Board of Directors,

                                          Arthur Regan
                                          Secretary

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN + +OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY + +SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR +
+SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE       +
+SECURITIES LAWS OF ANY SUCH STATE.                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JANUARY 22, 1998

                                 US WATS, INC.

                      PROXY STATEMENT FOR SPECIAL MEETING
                   OF SHAREHOLDERS TO BE HELD ON       , 1998

                                   ACC CORP.

                                 PROSPECTUS FOR
                 UP TO       SHARES OF ACC CLASS A COMMON STOCK

  This Proxy Statement/Prospectus and the accompanying exhibits (this "Proxy Statement/Prospectus") are being furnished to the shareholders of US WATS, Inc., a New York corporation ("USW"), in connection with a special meeting of
shareholders of USW to be held on             , 1998 and any adjournment or
postponement thereof (the "Special Meeting"). The close of business on
             , 1998 (the "Record Date") is the record date for the Special Meeting to determine the holders of common stock, par value $.001 per share, of USW (the "USW Common Stock") entitled to notice of and to vote at the Special Meeting. At the Special Meeting, holders of USW Common Stock will be asked to approve and adopt the Agreement and Plan of Merger by and among ACC Corp., a Delaware corporation ("ACC" or the "Company"), ACC Acquisition-Blue Corp., a Delaware corporation wholly owned by ACC ("Acquisition Sub"), and USW, dated as of October 28, 1997 (the "Merger Agreement"), and to approve the merger of Acquisition Sub with and into USW, with USW surviving the merger as a wholly-owned subsidiary of ACC (the "Merger"), and all transactions related thereto. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A and incorporated herein by reference.

  SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY USW SHAREHOLDERS IN EVALUATING THE PROPOSED MERGER TO BE VOTED ON AT THE SPECIAL MEETING AND THE ACQUISITION OF THE ACC COMMON STOCK OFFERED HEREBY.

  THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/ PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  USW SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR ACC COMMON STOCK. NO ASSURANCE CAN BE GIVEN CONCERNING THE MARKET PRICE FOR ACC COMMON STOCK BEFORE OR AFTER THE DATE ON WHICH THE MERGER IS CONSUMMATED. THE MARKET PRICE FOR ACC COMMON STOCK WILL FLUCTUATE BETWEEN THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND THE DATE ON WHICH THE MERGER IS CONSUMMATED AND THEREAFTER.
                                  -----------

           The date of this Proxy Statement/Prospectus is       , 1998.

  ACC Class A Common Stock, par value $.015 per share ("ACC Common Stock") is traded on The Nasdaq National Market under the symbol "ACCC." The last reported sale price of the ACC Common Stock as reported on The Nasdaq National
Market on              , 1998 was            per share. This Proxy
Statement/Prospectus was first mailed to the holders of USW Common Stock on or
about              , 1998.

  Any person giving a proxy in the form accompanying this Proxy Statement/Prospectus has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of USW an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while attending the Special Meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless the shareholder wishes to do so. All valid, unrevoked proxies will be voted at the Special Meeting in accordance with the instructions given.

  NO PERSON HAS BEEN AUTHORIZED BY ACC OR USW TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER ACC OR USW. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER OR SOLICITATION TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF ACC COMMON STOCK TO WHICH IT RELATES OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, IMPLY OR CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ACC OR USW OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   1
SUMMARY...................................................................   3
  Business of ACC.........................................................   3
  Recent Developments.....................................................   4
    ACC Management Changes................................................   4
    TCG Merger Agreement..................................................   4
    The Proposed Merger of TCG and AT&T...................................   4
  Business of USW.........................................................   5
  The Proposed Merger.....................................................   5
    Merger Consideration..................................................   5
    Treatment of USW Stock Options, USW Warrants and USW Preferred Stock..   5
    Effective Time........................................................   6
    Conditions to the Merger; Termination.................................   6
    Non-Compete and Confidentiality Agreements............................   6
    Management and Operations of USW after the Merger.....................   7
  Accounting Treatment....................................................   7
  Certain Federal Income Tax Consequences.................................   7
  Restrictions on Resale of ACC Common Stock..............................   7
  Reasons for the Merger..................................................   8
  Opinion of USW Financial Advisor........................................   9
  Recommendation of the USW Board of Directors............................   9
  The Special Meeting.....................................................   9
  Record Date; Outstanding Shares; Quorum.................................   9
  Shareholder Voting and Tender Agreements................................  10
  Interests of Certain Persons in the Merger..............................  10
  Regulatory Filings and Approvals........................................  10
  Dissenters' Rights......................................................  10
  Comparison of Shareholder Rights........................................  11
  Risk Factors............................................................  11
  Market Price Information................................................  11
  Comparative Per Share Data..............................................  13
  Selected Pro Forma Consolidated Financial Information...................  13
  Summary Historical Financial Data.......................................  14
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................  17
RISK FACTORS..............................................................  18
  Uncertainties as to Satisfaction of Conditions to Closing...............  18
  Possibility of Taxability of the Merger.................................  18
  The Effect of Stock Price Fluctuations and Other Adjustments on the Con-
   sideration to be Received by the Holders of USW Common Stock in the
   Merger.................................................................  18
  Substantial Dilution of Ownership Interest in ACC of Current USW Share-
   holders Resulting from the Proposed TCG Merger and TCG/AT&T Merger.....  19
  Integration of ACC and USW..............................................  19
  Recent Losses; Potential Fluctuations in Operating Results..............  20
  Substantial Indebtedness; Need for Additional Capital...................  20
  Contingent Liabilities..................................................  21
  Dependence on Transmission Facilities-Based Carriers....................  21
  Potential Adverse Effects of Regulation.................................  21

                                                                           PAGE
                                                                           ----
  Expansion of Local Exchange Business....................................  24
  Increasing Domestic and International Competition.......................  25
  Risks of Growth and Expansion...........................................  26
  Risks Associated with International Operations..........................  26
  Risks Associated with Acquisitions, Investments and Strategic Alliances.  27
  Technological Changes May Adversely Affect Competitiveness and Financial
   Results................................................................  27
  Risks Associated with Rapidly Changing Industry.........................  28
  Dependence on Key Personnel.............................................  28
  Risks Associated with Financing Arrangements; Dividend Restrictions.....  28
  Holding Company Structure; Reliance on Subsidiaries for Dividends.......  28
  Potential Volatility of Stock Price.....................................  29
  Risks Associated with Derivative Financial Instruments..................  29
  Anti-takeover Provisions................................................  29
THE MERGER................................................................  30
  General.................................................................  30
  Background of the Merger................................................  30
  ACC's Reasons for the Merger............................................  31
  USW's Reasons for the Merger............................................  31
  Recommendation of the USW Board of Directors............................  32
  Bengur Bryan Fairness Opinion...........................................  32
    Stock Trading History.................................................  33
    Implied Multiple and Premium Analysis.................................  34
    Comparable Public Company Analysis--USW...............................  34
    Comparable Public Company Analysis--ACC...............................  34
    Comparable Transaction Analysis.......................................  34
    Premium Paid Analysis.................................................  35
    Contribution Analysis.................................................  35
    Pro Forma Analysis....................................................  35
  Certain U.S. Federal Income Tax Consequences............................  35
  Accounting Treatment....................................................  38
  Status Under Federal Securities Laws....................................  38
THE USW SPECIAL MEETING...................................................  39
  Purpose of the Special Meeting..........................................  39
  Date, Time and Place....................................................  39
  Record Date; Solicitation of Proxies; Revocability of Proxies...........  39
  Vote Required...........................................................  40
  Shareholder Voting and Tender Agreements................................  40
  Adjournment of the Special Meeting......................................  40
  Discretionary Authority.................................................  40
  Dissenters' Rights......................................................  41
INFORMATION CONCERNING ACC................................................  42
  General.................................................................  42
  Industry Overview.......................................................  43
    Long Distance Market..................................................  43
    Local Exchange Market.................................................  44
  Business Strategy.......................................................  45
    Increase Penetration of Existing Markets..............................  45
    Enter New Markets.....................................................  46
    Improve Operating Efficiency..........................................  46

                                                                            PAGE
                                                                            ----
    Pursue Acquisitions, Investments and Strategic Alliances...............  46
  Services.................................................................  46
    Commercial Long Distance Services......................................  46
    University Program.....................................................  47
    Residential Long Distance Services.....................................  48
    International Long Distance Services...................................  49
    Local Exchange Services................................................  49
  Sales and Marketing......................................................  49
    United States..........................................................  50
    Canada.................................................................  50
    United Kingdom.........................................................  50
  Network..................................................................  50
  Information Systems......................................................  52
  Competition..............................................................  52
    United States..........................................................  53
    Canada.................................................................  54
    United Kingdom.........................................................  54
  Regulation...............................................................  54
    United States..........................................................  54
    Telecommunications Act of 1996 and the FCC's Interconnection Orders....  54
    Federal................................................................  55
    State..................................................................  57
    New York State Regulation of Long Distance Service.....................  58
    New York State Regulation of Local Telephone Service...................  59
    Local Telephone Service in Massachusetts...............................  60
    Canada.................................................................  60
    Long Distance Telephone Services.......................................  60
    CRTC Decisions.........................................................  61
    Local Telephone Services...............................................  64
    Telecommunications Act.................................................  65
    United Kingdom.........................................................  65
  Acquisitions, Investments and Strategic Alliances........................  65
  Employees................................................................  66
  Properties...............................................................  66
  Legal Proceedings........................................................  67
RECENT DEVELOPMENTS........................................................  68
  ACC Management Changes...................................................  68
  The TCG Merger...........................................................  68
    TCG Merger.............................................................  68
    TCG Merger Consideration...............................................  68
    Exchange of Certificates; Exchange Agent...............................  68
    Stock Options and Stock Incentive Rights...............................  69
    Certificate of Incorporation and Bylaws of Surviving Corporation.......  69
    Acquisition Proposals..................................................  69
    Representations and Warranties.........................................  70
    Certain Covenants......................................................  71
    Conditions to Each Party's Obligations.................................  72
    Conditions to Obligations of ACC.......................................  73
    Conditions to Obligations of TCG.......................................  73
    Indemnification........................................................  73

                                                                           PAGE
                                                                           ----
    Termination; Termination Fees and Expenses............................  74
    Expenses..............................................................  74
    Amendment/Waiver......................................................  74
    Regulatory Approvals..................................................  74
  The Proposed Merger of TCG and AT&T.....................................  75
  INFORMATION CONCERNING USW..............................................  75
    Business of USW.......................................................  75
      General.............................................................  75
      Corporate Strategy..................................................  75
      Services............................................................  76
      Switch and Network Facilities.......................................  76
      Marketing...........................................................  76
      Competition.........................................................  77
      Employees...........................................................  78
      Regulatory Matters..................................................  78
      Telecommunication Fraud.............................................  78
      Properties..........................................................  78
      Legal Proceedings...................................................  79
    USW Management........................................................  79
      Directors and Executive Officers....................................  79
      Compensation of Directors...........................................  80
      Executive Compensation..............................................  80
      Employment Agreements...............................................  84
  Security Ownership of Certain Beneficial Owners and Management..........  84
  Certain Relationships and Related Transactions..........................  85
      Loan Guarantees.....................................................
      Indemnification Arrangements........................................
      Sales Agency........................................................
      Loans...............................................................
  Committee Interlocks and Insider Participation Compensation.............  86
  USW Selected Financial Data.............................................  86
  USW Management's Discussion and Analysis of Financial Condition and Re-
   sults of Operations....................................................  89
    General...............................................................  89
    Results of Operations.................................................  89
      Nine Months ended September 30, 1997 as Compared to Nine Months ended September 30, 1996...........................................  89
      Year ended December 31, 1996 as Compared to year ended December 31,
       1995...............................................................  90
      Year ended December 31, 1995 as Compared to year ended December 31,
       1994...............................................................  91
    Liquidity and Capital Resources.......................................  94
  Changes in and Disagreements with USW Accountants on Accounting and Fi-
   nancial Disclosure.....................................................  94
UNAUDITED ACC PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...........  95
THE MERGER AGREEMENT...................................................... 101
  Merger Consideration; Exchange of USW's Shares.......................... 101
  Effective Time of Merger................................................ 103
  Management and Operations After the Merger.............................. 103
  Conditions to the Merger................................................ 103
  Representations and Warranties..........................................
  Exchange of Certificates; Fractional Shares............................. 104
  Treatment of USW Stock Options, USW Warrants and USW Preferred Stock.... 105
  Certain Other Agreements................................................ 105
  Interests of Certain Persons in the Merger.............................. 105
  Non-Compete and Confidentiality Agreements.............................. 106

                                                                           PAGE
                                                                           ----
  Pooling Letters and Affiliate Agreements................................ 106
  Indemnification......................................................... 106
  Certain Regulatory Filings and Approvals................................ 107
  Amendment; Waiver....................................................... 107
  Termination............................................................. 107
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS............................ 107
  General................................................................. 107
  Dividends............................................................... 108
  Vote Required for Certain Transactions.................................. 108
  Dissenters' Rights of Appraisal......................................... 108
  Business Combination Statutes........................................... 109
  Corporate Action by Written Consent Without a Shareholders' Meeting..... 109
  Classification of the Board of Directors................................ 110
  Number of Directors..................................................... 110
  Issuance to Officers, Directors and Employees of Rights or Options to
   Purchase Shares........................................................ 110
  Loans to Directors...................................................... 110
  Consideration for Shares................................................ 111
  Inspection of Shareholders List......................................... 111
  Indemnification of Officers and Directors............................... 111
  Shareholder Rights Plan................................................. 111
LEGAL MATTERS............................................................. 114
EXPERTS................................................................... 114
INDEX TO USW CONSOLIDATED FINANCIAL STATEMENTS............................ F-1

LIST OF EXHIBITS

EXHIBIT A -- Agreement and Plan of Merger
EXHIBIT B -- Form of Shareholder Voting and Tender Agreement
EXHIBIT C -- Section 623 of the New York Business Corporation Law
EXHIBIT D -- Bengur Bryan & Co., Inc. Fairness Opinion

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                             AVAILABLE INFORMATION

  Each of ACC and USW is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by ACC and USW with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. ACC's Common Stock and USW's Common Stock are traded on The Nasdaq Stock Market. Reports and other information concerning ACC and USW can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. In addition, certain of the documents filed by ACC and USW with the Commission are available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR") at http://www.sec.gov.

  ACC has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the shares of ACC's Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. The omitted portions of the Registration Statement may be obtained through EDGAR at http://www.sec.gov. Such additional information also may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  As used in this Proxy Statement/Prospectus, the term "ACC" or the "Company" means ACC Corp. and its subsidiaries, and the term "USW" means US WATS, Inc. and its subsidiaries. All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to USW was provided by the management and Board of Directors of USW. ACC assumes no responsibility for the accuracy of such information. All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to ACC was provided by the management and Board of Directors of ACC. USW assumes no responsibility for the accuracy of such information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by ACC pursuant to the 1934 Act are incorporated herein by reference: (1) ACC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (2) ACC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (3) ACC's Current Reports on Form 8-K dated October 3, 1997 and November 26, 1997; (4) the description of ACC's Preferred Stock Purchase Rights contained in ACC's Registration Statement on Form 8-A dated October 3, 1997 (as amended on Form 8-A/A dated December 10, 1997); and (5) the description of ACC's Class A Common Stock contained in ACC's Registration Statement on Form S-3 dated September 17, 1996 (File No. 333-12195).

  The following documents filed with the Commission by USW pursuant to the 1934 Act are incorporated herein by reference: (1) USW's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (as amended on Forms 10-K/A
dated March 31, 1997, April 30, 1997, May 12, 1997 and January   , 1998); (2)
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USW's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997,
June 30, 1997 and September 30, 1997; and (3) USW's Current Reports on Form 8-K dated February 25, 1997, March 20, 1997, October 10, 1997, November 26, 1997 and December 10, 1997.

  All documents filed by ACC and USW with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement/Prospectus. Information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated by reference.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF USW COMMON STOCK, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, DIRECTED TO US WATS, INC., 111 PRESIDENTIAL BLVD., SUITE 114, BALA CYNWYD, PENNSYLVANIA 19004, ATTENTION: AARON R. BROWN (TELEPHONE NUMBER (610) 660-5589). IN ORDER TO ENSURE TIMELY DELIVERY OF THE REQUESTED MATERIAL BEFORE THE SPECIAL
MEETING, ANY REQUEST SHOULD BE MADE PRIOR TO      , 1998.


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                                    SUMMARY

  The following is a summary of certain important terms of the proposed Merger and related information discussed elsewhere in this Proxy Statement/Prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information included in this Proxy Statement/Prospectus and the exhibits hereto, including, but not limited to, the Merger Agreement set forth as Exhibit A hereto. Shareholders of USW are urged to read this Proxy Statement/Prospectus and the exhibits hereto in their entirety and to consider carefully the information set forth under the headings "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

BUSINESS OF ACC

  ACC is a switch-based provider of telecommunications services in the United States, Canada and the United Kingdom. ACC primarily provides long distance telecommunications services to a diversified customer base of businesses, residential customers and educational institutions. ACC also provides local telephone service as a switch-based local exchange reseller in upstate New York and Massachusetts and as a reseller of local exchange services in Ontario and Quebec, Canada. ACC entered the German market during 1997 as a switchless reseller of long distance telecommunications services and plans to become a switch-based provider in Germany as business and regulatory conditions warrant. ACC operates an advanced telecommunications network, consisting of nine long distance international and domestic switches located in the U.S., Canada and the U.K., six local exchange switches located in the U.S., leased transmission lines, indefeasible rights of use in international submarine cables ("IRUs") and network management systems designed to optimize traffic routing.

  ACC's objective is to grow its telecommunications customer base in its existing markets and to establish itself in deregulating Western European markets that have high density telecommunications traffic when ACC believes that business and regulatory conditions warrant. The key elements of ACC's business strategy are: (1) to broaden ACC's penetration of the U.S., Canadian, U.K. and German telecommunications markets by expanding its long distance, local and other service offerings and geographic reach; (2) to utilize ACC's operating experience as an early entrant in deregulating markets in the U.S., Canada and the U.K. to penetrate other deregulating telecommunications markets that have high density telecommunications traffic; (3) to achieve economies of scale and scope in the utilization of ACC's network; and (4) to seek acquisitions, investments or strategic alliances involving assets or businesses that are complementary to ACC's current operations.

  ACC's principal competitive strengths are: (1) ACC's sales and marketing organization and the customized service ACC offers to its customers; (2) ACC's offering of competitive prices which the Company believes generally are lower than prices charged by the major carriers in each of its markets; (3) ACC's position as an early entrant in the U.S., Canadian and U.K. markets as an alternative carrier; (4) ACC's focus on more profitable international telecommunications traffic between the U.S., Canada and the U.K.; and (5) ACC's switched-based networking capabilities. ACC believes that its ownership of switches reduces its reliance on other carriers and enables ACC to efficiently route telecommunications traffic over multiple leased transmission lines and IRUs and to control costs, call record data and customer information. The availability of existing transmission capacity in its markets makes leasing of transmission lines attractive to ACC and enables it to grow network usage without having to incur the significant capital and operating costs associated with the development and operation of a transmission line infrastructure.

  ACC primarily targets business customers with approximately $500 to $15,000 of monthly usage, selected residential customers and colleges and universities. ACC believes that, in addition to being price-driven, these customers tend to be focused on customer service, more likely to rely on a single carrier for their telecommunications needs and less likely to change carriers than larger commercial customers. The diversity of ACC's targeted customer base enhances network utilization by combining business-driven workday traffic with night and weekend off-peak traffic from student and residential customers. ACC strives to be more cost effective, flexible, innovative and responsive to the needs of its customers than the major carriers, which principally focus their direct sales efforts on large commercial accounts and residential customers.

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  ACC was originally incorporated in New York in 1982 under the name A.C.
Teleconnect Corp. and was reincorporated in Delaware in 1987 under the name ACC Corp. ACC's principal executive offices are located at 400 West Avenue, Rochester, New York 14611 and its telephone number at that address is (716) 987-3000. See "Information Concerning ACC."

RECENT DEVELOPMENTS

  ACC Management Changes. On December 5, 1997, ACC announced that its Chairman and Chief Executive Officer, David K. Laniak, 62, had died unexpectedly due to health-related complications. As a result, ACC's Board of Directors named Robert M. Van Degna, Chairman of the Board. Mr. Van Degna has served as an outside director of ACC since 1995. ACC's Board of Directors also established an Office of the Chief Executive to jointly perform the functions of Chief Executive Officer, consisting of Christopher Bantoft, ACC's Executive Vice President, Michael R. Daley, ACC's Executive Vice President and Chief Financial Officer, and Steve M. Dubnik, ACC's Executive Vice President.

  TCG Merger Agreement. On November 26, 1997, ACC entered into an Agreement and Plan of Merger (the "TCG Merger Agreement"), pursuant to which a wholly-owned subsidiary of Teleport Communications Group Inc., a Delaware corporation ("TCG"), would be merged with and into ACC and ACC would survive the merger as a wholly-owned subsidiary of TCG (the "TCG Merger"). If the TCG Merger is consummated, following the TCG Merger, all of the capital stock of the surviving corporation will be owned by TCG. Shares of ACC Common Stock will be exchanged for merger consideration and then cancelled, with the result that ACC Common Stock will no longer be listed on The Nasdaq National Market. Consummation of the TCG Merger is subject to closing conditions and shareholder and regulatory approvals. It is unlikely that the proposed TCG Merger will close before the consummation of the Merger with USW, due to the anticipated timing of receipt of regulatory approvals and other closing conditions. No assurance can be given that the TCG Merger will be consummated. See "Recent Developments." The ownership interest of USW shareholders in the business of ACC at the TCG Effective Time (as hereinafter defined) would be substantially diluted as a result of consummation of the TCG Merger. See "Risk Factors-- Substantial Dilution of Ownership Interest in ACC of Current USW Shareholders Resulting From the Proposed TCG Merger and TCG/AT&T Merger."

  TCG is the largest competitive local exchange carrier in the United States and offers a wide range of telecommunications services in major metropolitan markets nationwide. TCG competes with incumbent local exchange carriers by providing integrated telecommunications services, primarily over fiber optic digital networks, to meet the voice, data, internet and video transmission needs of its customers. TCG's customers are principally telecommunications-intensive businesses, health care and educational institutions, governmental agencies, long distance carriers and resellers, Internet service providers, disaster recovery service providers, and wireless communications and financial service companies.

  The Proposed Merger of TCG and AT&T. On January 8, 1998, AT&T Corp. ("AT&T") and TCG announced that they had entered into a definitive merger agreement (the "AT&T Merger Agreement"), under which each share of TCG common stock would be converted into the right to receive 0.943 of a share of common stock, par value $1.00 per share, of AT&T. Under the AT&T Merger Agreement, a wholly-owned subsidiary of AT&T would be merged with and into TCG and TCG would survive the merger as a wholly-owned subsidiary of AT&T (the "TCG/AT&T Merger"). If the TCG/AT&T Merger is consummated, following the TCG/AT&T Merger, all of the capital stock of the surviving corporation will be owned by AT&T. Shares of TCG common stock will be exchanged for merger consideration in the form of AT&T common stock, and cash in lieu of any fractional shares, and then cancelled. As a result, shares of TCG common stock will no longer be listed on The Nasdaq National Market. Consummation of the TCG/AT&T Merger is subject to closing conditions and shareholder and regulatory approvals. It is unlikely that the proposed TCG/AT&T Merger will close before the consummation of the TCG Merger, due to the anticipated timing of receipt of regulatory approvals and other closing conditions. No assurance can be given that the TCG/AT&T Merger will be consummated. Assuming that

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the Merger and the TCG Merger are both consummated, the ownership interest in the business of TCG of USW shareholders would be substantially diluted as a result of consummation of the TCG/AT&T Merger. See "Risk Factors--Substantial Dilution of Ownership Interest in ACC of Current USW Shareholders Resulting From the Proposed TCG Merger and TCG/AT&T Merger."

BUSINESS OF USW

  USW is a switch-based interexchange carrier providing long distance telephone communications services primarily to small and medium-sized business customers. USW also provides inbound-800 long distance services, as well as other telecommunications services such as travel cards (calling card), cellular, paging, dedicated access, pre-paid calling cards (debit cards), international callback and carrier termination services. USW uses its own switches and facilities to originate, transport and terminate calls for customers generally located between Boston, Massachusetts and Norfolk, Virginia and in California (on-net area). Approximately 85% of the calls billed by USW each month are processed through USW's own switches. For calls originating or terminating outside USW's own network (off-net area), USW utilizes the services provided by other long distance companies.

  USW's revenues are derived primarily from the transport of outgoing and incoming calls which are billed by USW to end-users at specified rates. Transport costs of these calls are billed to USW from other carriers at contractual rates. These carriers supply USW with call detail information which enables USW to bill its customers depending upon USW's individual rates. The combination of the efficiency of USW's networks and facilities, and the purchase of long distance services in bulk from other carriers allows USW to offer competitive rates to small and medium-sized businesses.

  USW's principal executive offices are located at 111 Presidential Boulevard, Suite 114, Bala Cynwyd, Pennsylvania 19004. USW's telephone number at that location is (610) 660-0100.

THE PROPOSED MERGER

  Merger Consideration. Pursuant to the Merger Agreement, Acquisition Sub will merge with and into USW in accordance with the New York Business Corporation Law ("NYBCL") and the Delaware General Corporation Law ("DGCL"), the separate existence of Acquisition Sub will cease, and USW, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of ACC. Upon consummation of the Merger, each issued and outstanding share of USW Common Stock (other than shares ("Dissenting Shares") as to which dissenters' rights are perfected under the NYBCL ("Dissenters' Rights")) will be converted into the right to receive a fraction of a share of ACC Common Stock equal to the Exchange Ratio (as hereinafter defined) in effect at closing. No fractional shares will be issued in the Merger, and each holder of USW Common Stock will receive a cash payment in lieu of such fractional shares equal to such fraction multiplied by the Average Pre-Closing Trading Price (as hereinafter defined). The Exchange Ratio will be determined at the closing of the Merger based on a number of factors, including an average of the closing market prices per share of ACC Common Stock prior to the closing, the number of shares of USW Common Stock which are outstanding on a fully-diluted basis at the closing and the amount of Contingent Obligations (as hereinafter defined) of USW which remain outstanding at the closing. For a more detailed description of how the Exchange Ratio will be determined, see "The Merger Agreement--Merger Consideration; Exchange of USW's Shares," and "Risk Factors--The Effect of Stock Price Fluctuations and Other Adjustments on the Consideration to be Received by the Holders of USW Common Stock in the Merger."

  Treatment of USW Stock Options, USW Warrants and USW Preferred Stock. At the Effective Time (as hereinafter defined), all outstanding options to purchase USW Common Stock, whether vested or unvested (the "USW Stock Options"), will be assumed by ACC and will become options to purchase shares of ACC Common Stock having substantially the same terms and conditions as the USW Stock Options, except that the exercise

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price and number of shares of ACC Common Stock issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio. At the Effective Time, (i) each share of USW 9% Series Convertible Preferred Stock ("USW Preferred Stock") which is issued and outstanding (other than Dissenting Shares) will be converted pursuant to its terms into USW Common Stock and immediately thereafter be converted into ACC Common Stock in accordance with the Merger Agreement, and (ii) each outstanding warrant to acquire shares of USW Common Stock (a "USW Warrant") will be treated as if it had been exercised immediately prior to the Effective Time, and as if the exercise price had been paid by subtracting that number of shares of USW Common Stock equal in value to the aggregate exercise price of such USW Warrants, as determined using the Exchange Ratio, from the number of shares of USW Common Stock issuable thereunder. See "The Merger Agreement--Treatment of USW Stock Options, USW Warrants and USW Preferred Stock."

  Effective Time. The Merger will become effective on the latest of (i) the date and time the New York Certificate of Merger is filed with the office of the Secretary of State of the State of New York in accordance with the NYBCL,
(ii) the date and time the Delaware Certificate of Merger is filed with the office of the Secretary of State of the State of Delaware in accordance with the DGCL and (iii) such later time and date as may be specified in the New York and Delaware Certificates of Merger. The date and time when the Merger will become effective is referred to herein as the Effective Time. The Effective Time is expected to occur promptly after the satisfaction or waiver of all of the conditions to the Merger set forth in the Merger Agreement. See "The Merger Agreement--Effective Time of Merger."

  Conditions to the Merger; Termination. Consummation of the Merger is subject to the fulfillment or waiver, at or prior to the Effective Time, of a number of conditions described in the Merger Agreement, including without limitation: (a) approval of the Merger by the requisite vote of the holders of USW Common Stock, with no more than 10% of USW's shares being Dissenting Shares; (b) no order, decree or injunction that would prevent consummation of the Merger; (c) consent or approval by all required governmental agencies, including approvals by the Federal Communications Commission ("FCC") and applicable state public service commissions ("PSCs"); (d) delivery to ACC of the affiliate agreements, the pooling letters and the Non-Compete Agreements (as hereinafter defined), each duly approved and executed; (e) delivery of the Tax Opinions (as hereinafter defined) and letters from each party's independent public accountants addressed to their respective clients dated as of the Effective Time, that the Merger, if consummated in accordance with the Merger Agreement, will qualify for treatment as a "pooling of interests" for financial reporting purposes in accordance with generally accepted accounting principles; (f) completion by ACC's independent public accountants of certain agreed upon procedures, including an examination of the work papers and other materials prepared by USW's independent accountants in connection with their audit of USW's financial statements; and (g) each party's material compliance with all covenants, agreements and conditions as required by the Merger Agreement prior to the closing of the Merger. Tel-Save, a holder of more than 10% of the issued and outstanding shares of USW Common Stock, has publicly disclosed that it is opposed to the Merger. If Tel-Save exercises its Dissenters' Rights as to its shares, a condition to closing the Merger will not be satisfied. In addition, Tel-Save and another USW shareholder holding more than 10% of the issued and outstanding shares of USW Common Stock have not yet delivered pooling letters and affiliate agreements to ACC. Furthermore, counsel to ACC and USW have determined that because of circumstances arising after the execution of the Merger Agreement, neither firm will be able to deliver to its respective client the tax opinions in the form required by the Merger Agreement. If any of the conditions to the Merger are not satisfied or waived by the party to which the condition applies, such party will not be obligated to close the transaction. See "The Merger Agreement--Conditions to the Merger" and "Risk Factors-- Uncertainties as to Satisfaction of Conditions to Closing."

  Non-Compete and Confidentiality Agreements. Pursuant to the Merger Agreement, at or prior to the Effective Time, Aaron R. Brown, Chairman of the Board of USW, and Stephen J. Parker, President and Chief Executive Officer of USW, will each enter into a Non-Competition and Non-Solicitation Agreement (a "Non-Compete Agreement") with ACC. Each Non-Compete Agreement includes a covenant by each such person not to compete or interfere with the business conducted by ACC at the Effective Time for a stated period of time, subject to certain exceptions. Each Non-Compete Agreement also contains terms restricting the disclosure and

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use of confidential information with respect to the business, properties, and personnel of USW and ACC. Delivery of the Non-Compete Agreements is a condition to ACC's obligation to consummate the Merger. See "The Merger Agreement--Non-Compete and Confidentiality Agreements."

  Management and Operations of USW after the Merger. Pursuant to the Merger Agreement, as of the Effective Time and until their successors are duly elected or appointed and qualified, the members of the Board of Directors of USW, as the surviving corporation, will be Arunas A. Chesonis, Michael R. Daley and Steve M. Dubnik. Messrs. Daley and Dubnik are members of the Office of the Chief Executive and Mr. Chesonis is the President of ACC. As of the Effective Time, the officers of USW will be: Ms. Mae H. Squier-Dow, President; Mr. Michael R. Daley, Treasurer; Mr. John J. Zimmer, Vice President; Mr. Daniel J. Venuti, Vice President of Legal and Regulatory Affairs; Mr. Steven Mowers, Controller; and Ms. Sarah Ayer-Gudell, Assistant Secretary. Ms. Squier-Dow is the President of ACC Long Distance Corp.; Mr. Zimmer is the Vice President and Treasurer of ACC; Mr. Venuti is the Vice President of Legal and Regulatory Affairs of ACC Long Distance Corp.; Mr. Mowers is Controller of ACC Long Distance Corp; and Ms. Ayer-Gudell is the Assistant Secretary of ACC. See "The Merger Agreement--Management and Operations After the Merger."

ACCOUNTING TREATMENT

  The Merger is intended to qualify for treatment as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of ACC and USW will be carried forward to the combined organization at their recorded amounts; income of the combined organization will include income of ACC and USW for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined organization. Conditions to consummation of the Merger include that
(i) ACC and USW shall each have received a letter from their independent public accountants addressed to their respective clients, dated as of the Effective Time, that the Merger, if consummated in accordance with the Merger Agreement, will qualify for treatment as a "pooling of interests" for financial reporting purposes in accordance with generally accepted accounting principles and (ii) that "affiliates" of USW have executed and delivered pooling letters agreeing to certain restrictions on the transfer of their shares. See "The Merger-- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  While ACC and USW intend that the Merger should, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, no ruling has been sought from the Internal Revenue Service ("IRS") and no opinion of counsel to such effect has been or will be obtained. If the TCG Merger and the TCG/AT&T Merger are consummated, it is unclear whether the USW shareholders will be deemed to have received AT&T shares for their USW Common Stock as a result of the proposed TCG/AT&T Merger. If the IRS steps together the Merger, the proposed TCG Merger and the proposed TCG/AT&T Merger, and determines that in substance the USW shareholders are receiving AT&T stock rather than ACC stock, the Merger would not qualify as a tax-free reorganization. If it were ultimately determined that the Merger does not qualify as a tax-free reorganization, all USW shareholders would be subject to tax on the USW Common Stock surrendered in the Merger whether or not the ACC Common Stock received in the Merger was sold or retained. AS A RESULT, USW SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER. For a further discussion of federal income tax consequences of the Merger, see "The Merger--Certain U.S. Federal Income Tax Consequences." See also "The Merger Agreement--Conditions to the Merger."

RESTRICTIONS ON RESALE OF ACC COMMON STOCK

  The shares of ACC Common Stock issuable to shareholders of USW upon consummation of the Merger will have been registered under the 1933 Act at the Effective Time. Such shares will be freely transferable without restriction by those USW stockholders who are not deemed to be "affiliates" of ACC or USW, as that term is defined in the rules under the 1933 Act.

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  Shares of ACC Common Stock received pursuant to the Merger by those shareholders of USW who are deemed to be affiliates of USW or ACC may be resold without registration under the 1933 Act only as permitted by Rule 145 under the 1933 Act or as otherwise permitted under the 1933 Act. It is a condition to closing of the Merger that each affiliate of USW sign an affiliate letter agreeing not to sell, pledge, transfer or otherwise dispose of any shares of ACC Common Stock received pursuant to the Merger, except in compliance with Rule 145 under the 1933 Act, or in a transaction that is otherwise exempt from the registration requirements of the 1933 Act and in which an opinion of counsel, satisfactory to ACC, has been provided to ACC to the effect that no such registration is required in connection with the proposed transaction, or in an offering that is registered under the 1933 Act. In addition, it is a condition to closing of the Merger that each affiliate of USW sign a pooling letter agreeing not to sell, transfer, pledge, distribute or otherwise dispose of, or reduce such person's interest in or risk relating to any shares of ACC Common Stock issued to such person in the Merger or otherwise beneficially owned by such person, during the period beginning 30 days prior to the Effective Time and ending on the day after ACC has published financial results covering at least 30 days of post-Merger combined operations of ACC and USW. See "The Merger--Status Under Federal Securities Laws" and "--Accounting Treatment."

REASONS FOR THE MERGER

  The Board of Directors of USW believes that the Merger will create a long distance, "800" number, calling/debit card and paging and cellular business that will be better positioned to compete effectively in the industry in which both ACC and USW currently compete. The USW Board of Directors believes that the Merger will provide opportunities to achieve benefits for their shareholders and customers that might not otherwise be available.

  The USW Board of Directors believes that after the Merger, the combined company will have the technical resources, scale, geographic scope and competencies to compete more effectively than USW alone, given the numerous uncertainties and competitive pressures in the deregulated long distance industry. ACC's domestic network is largely contiguous and complementary to that of USW. ACC is implementing a state of the art convergent billing system that is capable of processing large amounts of customer data. Furthermore, after the Merger, the combined company will have significantly greater financial resources, which will allow it to more effectively compete on a price basis, in addition to competing on a quality basis, within USW's current marketplace.

  The USW Board of Directors believes that the combined company will also benefit from synergies between ACC's European operations and USW's domestic operations. As a result of ACC's European presence, the combined company will be able to purchase European terminations for current USW domestic business, carrier and international call-back customers at more favorable rates. In addition, the USW Board of Directors believes that the products, services and pricing offered by ACC to the current USW sales agents will enable the combined company to retain and increase its sales agent network, which is USW's largest sales channel.

  The USW Board of Directors believes that the Merger is fair to, and in the best interests of, USW and its shareholders. For the various reasons discussed above, the USW Board of Directors approved the Merger Agreement and the transactions contemplated thereby.

  Numerous factors were taken into consideration by ACC in entering into the Merger Agreement, including (1) the synergies which could potentially be realized by combining the business of USW, with its domestic and international long distance, "800" number, calling/debit card and paging and cellular business in the mid-Atlantic region, with the business of ACC in contiguous markets, (2) the opportunities for expansion of USW's emerging competitive local exchange business in the mid-Atlantic region as a result of the greater financial resources of ACC, (3) the marketing and technical expertise of USW's management, employees and sales agent network, (4) ACC's knowledge of the business, operations, properties, assets, financial condition and prospects of USW and (5) current industry, economic and market conditions.

  The ACC Board of Directors believes that the Merger is fair to, and in the best interests of, ACC and its shareholders. For the various reasons discussed above, the ACC Board of Directors approved the Merger Agreement and the transactions contemplated thereby.

OPINION OF USW FINANCIAL ADVISOR

  USW retained Bengur Bryan & Co., Inc. ("Bengur Bryan") to render its opinion as to the fairness, from a financial point of view, to the shareholders of USW of the consideration to be received in the proposed Merger. Bengur Bryan provided USW's Board with a fairness opinion letter dated as of October 27, 1997, the date of the USW Board of Directors meeting at which execution of the Merger Agreement by USW was authorized and approved. The full text of the opinion letter of Bengur Bryan, which sets forth certain assumptions made, matters considered and limitations on the review performed, is attached as Exhibit D. The opinion of Bengur Bryan was based upon market, economic and other conditions as they existed and could be evaluated as of October 27, 1997 and therefore did not take into account any subsequent events, including the proposed TCG Merger or TCG/AT&T Merger. Such opinion was not updated as of the date hereof. See "The Merger--USW's Reasons for the Merger" and "--Bengur Bryan Fairness Opinion."

RECOMMENDATION OF THE USW BOARD OF DIRECTORS

  The USW Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, USW and its shareholders. THE USW BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF USW COMMON STOCK VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. See "The Merger--Background of the Merger," "--USW's Reasons for the Merger" and "--Recommendation of the USW Board of Directors" and "The Merger Agreement-- Interests of Certain Persons in the Merger."

THE SPECIAL MEETING

  The Special Meeting will be held on         , 1998, at     ., local time, at
the offices of                    . At such meeting, USW shareholders will be
asked to (i) approve and adopt the Merger Agreement and approve the Merger and all transactions related thereto, (ii) authorize the adjournment of the Special Meeting to allow for collection of additional shareholder votes to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement and the Merger, if necessary, and (iii) to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. The USW Board of Directors knows of no business that will be presented for consideration at the USW Special Meeting other than the matters described in this Proxy Statement/Prospectus.

RECORD DATE; OUTSTANDING SHARES; QUORUM

  The date for the determination of the holders of record of the USW Common Stock entitled to notice of and to vote at the Special Meeting is
              , 1998 (the "Record Date"). Accordingly, only holders of record of shares of USW Common Stock as of the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the
Record Date, there were outstanding             shares of USW Common Stock
entitled to vote which were held by           holders of record. Each holder of
record of shares of USW Common Stock on the Record Date is entitled to cast one vote per share on each proposal properly submitted for the vote of USW's shareholders, either in person or by properly executed proxy, at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of USW Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

  Pursuant to the NYBCL and the Certificate of Incorporation of USW, the Merger Agreement, the Merger and the transactions related thereto must be approved by the holders of two-thirds of the issued and outstanding shares of the USW Common Stock entitled to vote at the Special Meeting. USW's shareholders who do not approve the Merger, and who act appropriately to protect their rights, may not prevent the Merger if it is approved by the requisite vote, but may have dissenters' rights as described elsewhere in this Proxy Statement/Prospectus. See "The USW Special Meeting--Dissenters' Rights." The proposal to adjourn the Special Meeting to solicit additional proxies or votes requires the approval of more votes cast in favor of than against the proposal.

SHAREHOLDER VOTING AND TENDER AGREEMENTS

  Messrs. Brown and Parker and Murray Goldberg, directors of USW, have executed and delivered agreements and irrevocable proxies to ACC (the "Shareholder Tender Agreements") authorizing ACC to vote their shares of USW Common Stock in favor of the Merger and any proposal or action which would, or could reasonably be expected to, facilitate the Merger, and against any action or agreement which would, or could reasonably be expected to, impede, interfere with, delay or adversely affect the Merger. Pursuant to the Shareholder Tender Agreements,
approximately    % of the total number of shares of USW Common Stock
outstanding on the Record Date) will be voted for the Merger and any proposal or action which would, or could reasonably be expected to, facilitate the Merger, and against any action or agreement which would, or could reasonably be expected to, impede, interfere with, delay or adversely affect the Merger. See "The USW Special Meeting--Shareholder Voting and Tender Agreements."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Directors and executive officers of USW beneficially own as of December 1, 1997 approximately 42.23% of the outstanding USW Common Stock and will receive shares of ACC Common Stock in the Merger on the same basis as other shareholders of USW. The Merger Agreement provides that each USW Warrant that is outstanding at the Effective Time will be treated as if such USW Warrant had been exercised immediately prior to the Effective Time, and as if the exercise price had been paid by subtracting that number of shares of USW Common Stock equal in value to the aggregate exercise price of such USW Warrants, as determined using the Exchange Ratio from the number of shares of USW Common Stock issuable thereunder. Messrs. Brown and Parker each hold USW Warrants to purchase 569,000 shares of USW Common Stock. See "Information Concerning USW-- Security Ownership of Certain Beneficial Owners and Management" and "The Merger Agreement--Interests of Certain Persons in the Merger" and "--Treatment of USW Stock Options, USW Warrants and USW Preferred Stock." The USW Board of Directors was aware of these interests when it considered and approved the Merger and the Merger Agreement. See "The Merger Agreement--Interests of Certain Persons in the Merger."

REGULATORY FILINGS AND APPROVALS

  Consummation of the Merger is contingent upon the receipt of approvals from the FCC and PSCs. ACC and USW have previously made the necessary filings with these government agencies. The applicable waiting period under the Hart-Scott-Rodino Act ("HSR Act") has expired. See "The Merger Agreement--Certain Regulatory Filings and Approvals."

DISSENTERS' RIGHTS

  As described in "The USW Special Meeting--Dissenters' Rights," holders of USW Common Stock have the right to dissent from the Merger and to demand the fair value of their shares from USW. Shareholders of USW generally have the right to dissent from and have the fair value of their shares appraised in connection with certain mergers, sales of assets and other extraordinary transactions for which shareholder approval is required. It is a condition to consummation of the Merger that holders of not more than 10% of the outstanding shares of USW Common Stock shall have exercised dissenters' rights with respect to the Merger.

COMPARISON OF SHAREHOLDER RIGHTS

  The rights of shareholders of USW are governed by the NYBCL and by USW's Certificate of Incorporation, as amended, and Bylaws. Upon conversion of USW Common Stock into ACC Common Stock, the rights of the former holders of USW Common Stock who receive ACC Common Stock will be governed by the DGCL and by the First Restated Certificate of Incorporation, as amended, of ACC (the "ACC Certificate of Incorporation") and the ACC Bylaws. See "Effect of Merger on Rights of Shareholders" for a summary of certain differences between the rights of the holders of USW Common Stock and ACC Common Stock.

RISK FACTORS

  Holders of USW Common Stock, in voting on the proposals contained herein, should consider, among other factors, risks related to the following: (i) uncertainties as to satisfaction of conditions to closing; (ii) the possibility of taxability of the Merger; (iii) the effect of stock price fluctuations and other adjustments on the consideration to be received by USW shareholders in the Merger; (iv) substantial dilution of ownership interest in ACC of USW shareholders resulting from the proposed TCG Merger and, assuming that the proposed TCG Merger and TCG/AT&T Merger are consummated, substantial dilution of ownership interest in TCG of USW shareholders resulting from the proposed TCG/AT&T Merger; (v) integration of the companies; (vi) recent losses of ACC and potential fluctuations in operating results; (vii) substantial indebtedness of ACC and the need for additional capital; (viii) contingent liabilities; (ix) dependence on transmission facilities-based carriers; (x) potential adverse effect of regulation; (xi) intense competition; (xii) ACC's international expansion strategy; (xiii) dependence upon key personnel; and (xiv) anti-takeover provisions contained in ACC's Certificate of Incorporation and Bylaws. See "Risk Factors."

MARKET PRICE INFORMATION

  ACC's Common Stock is traded on The Nasdaq National Market under the symbol "ACCC". The following table sets forth for the periods indicated the high and low sale prices of ACC's Common Stock as reported during each quarterly period in 1995, 1996 and 1997 on The Nasdaq National Market. The prices do not include retail mark ups, mark downs or commissions.

      1995                                                          HIGH   LOW
      ----                                                         ------ ------
      First Quarter............................................... $12.83 $ 9.33
      Second Quarter.............................................. $11.33 $ 8.67
      Third Quarter............................................... $12.83 $ 9.67
      Fourth Quarter.............................................. $16.08 $10.50
      1996                                                          HIGH   LOW
      ----                                                         ------ ------
      First Quarter............................................... $20.17 $14.83
      Second Quarter.............................................. $32.42 $18.58
      Third Quarter............................................... $54.75 $29.50
      Fourth Quarter.............................................. $47.75 $24.75
      1997                                                          HIGH   LOW
      ----                                                         ------ ------
      First Quarter............................................... $36.25 $20.50
      Second Quarter.............................................. $31.63 $14.25
      Third Quarter............................................... $37.00 $28.50
      Fourth Quarter.............................................. $52.87 $25.00

  On October 27, 1997, the date immediately prior to the public announcement of the transactions contemplated by the Merger Agreement, the last reported sale price of the ACC Common Stock on The Nasdaq National Market was $29.62 per share. The last reported sale price of the ACC Common Stock on The Nasdaq
National Market on          , 1998, the latest practicable date before the
printing of this Proxy Statement/Prospectus, was $    per share. There were
approximately       holders of record of ACC Common Stock as of          ,
1998.

  ACC has not recently declared or paid cash dividends on its Common Stock. ACC currently intends to retain all of its earnings for use in its business and does not anticipate paying, and does not anticipate that following the Merger ACC will pay, any cash dividends in the foreseeable future. In addition, under the terms of ACC's existing credit facilities, the payment of cash dividends is prohibited without consent of the lender. See Note 3 of the Notes to ACC's Consolidated Financial Statements incorporated herein by reference under "Incorporation of Certain Documents by Reference."

  USW Common Stock is listed on the SmallCap segment of The Nasdaq Stock Market under the symbol "USWI". The following sets forth for the periods indicated the high and low bid prices of USW Common Stock as reported during each quarterly period in 1995, 1996 and 1997 on The Nasdaq Stock Market. The prices do not include retail mark ups, mark downs or commissions.

      1995                                                           HIGH   LOW
      ----                                                           ----- -----
      First Quarter................................................. $1.12 $ .46
      Second Quarter................................................ $1.21 $ .59
      Third Quarter................................................. $2.34 $1.03
      Fourth Quarter................................................ $1.96 $ .75
      1996                                                           HIGH   LOW
      ----                                                           ----- -----
      First Quarter................................................. $1.00 $ .62
      Second Quarter................................................ $1.37 $ .50
      Third Quarter................................................. $1.37 $ .96
      Fourth Quarter................................................ $1.37 $ .96
      1997                                                           HIGH   LOW
      ----                                                           ----- -----
      First Quarter................................................. $1.46 $1.03
      Second Quarter................................................ $1.65 $ .78
      Third Quarter................................................. $2.06 $1.28
      Fourth Quarter................................................ $2.40 $ .87

  On October 27, 1997, the date immediately prior to the announcement of the transactions contemplated by the Merger Agreement, the last reported sale price of USW Common Stock on The Nasdaq Stock Market was $1.37 per share. The last
reported sale price of USW Common Stock on The Nasdaq Stock Market on       ,
1998, the latest practicable date before the printing of this Proxy
Statement/Prospectus, was $     per share. There were approximately
holders of record of USW Common Stock as of       , 199 . USW has not paid any
dividends on its Common Stock. USW is required, however, to pay quarterly dividends on its Preferred Stock at a rate of 9% or approximately $6,750 per quarter. USW does not currently anticipate the payment of dividends on its Common Stock.

  ACC and USW believe that USW Common Stock presently trades on the basis of the value of the ACC Common Stock expected to be issued in exchange for such USW Common Stock, discounted for the uncertainties associated with such transaction. USW shareholders are advised to obtain current market quotations for ACC Common Stock and USW Common Stock. No assurance can be given as to the market prices of ACC Common Stock and USW Common Stock at any time before the Effective Time or as to the market price of ACC Common Stock at any time thereafter. Following the Merger, all USW Common Stock will be owned by ACC and, as a result, USW Common Stock will no longer be listed on The Nasdaq Stock Market.

COMPARATIVE PER SHARE DATA

  The following table sets forth for ACC Common Stock and USW Common Stock, for the periods indicated, selected historical per share data and the corresponding pro forma and pro forma equivalent per share amounts, giving effect to the proposed Merger. The data presented are based upon the consolidated financial statements and related notes of each of ACC and USW either included or incorporated by reference in this Proxy Statement/Prospectus. This information should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and related notes thereto. These data are not necessarily indicative of the results of the future operations of the combined company or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated. See "Incorporation of Certain Documents By Reference" and "Index to USW Consolidated Financial Statements."

                                                      ACC/USW         USW
                                                     PRO FORMA     PRO FORMA
                                 ACC        USW      COMBINED     EQUIVALENT
                              HISTORICAL HISTORICAL (UNAUDITED) (UNAUDITED) (1)
                              ---------- ---------- ----------- ---------------
BOOK VALUE PER COMMON SHARE
 OUTSTANDING:
 December 31, 1996
  (unaudited)...............    $7.10      $0.05       $6.61         $0.40
 September 30, 1997
  (unaudited)...............     8.03      (0.02)       7.43          0.45
CASH DIVIDENDS DECLARED PER
 COMMON SHARE:
 Year ended December 31,
  1994......................     0.08         -         0.07            -
 Year ended December 31,
  1995......................     0.02         -         0.02            -
 Year ended December 31,
  1996......................       -          -           -             -
 Nine months ended September
  30, 1997 (unaudited)......       -          -           -             -
NET INCOME (LOSS) FROM
 CONTINUING OPERATIONS AFTER
 PREFERRED STOCK DIVIDENDS
 AND ACCRETION PER COMMON
 AND COMMON EQUIVALENT
 SHARE:
 Year ended December 31,
  1994......................    (1.07)     (0.09)      (1.13)        (0.07)
 Year ended December 31,
  1995......................    (0.50)     (0.02)      (0.48)        (0.03)
 Year ended December 31,
  1996......................     0.34       0.00        0.32          0.02
 Nine months ended September
  30, 1997 (unaudited)......     0.76      (0.08)       0.64          0.04

--------
(1) The USW pro forma equivalent represents the ACC/USW pro forma combined book value, dividends and income (loss) per common share multiplied by an assumed Exchange Ratio of 0.061 shares of ACC Common Stock for each share of USW Common Stock so that the USW pro forma equivalent amounts represent the respective values of one share of USW Common Stock. The actual Exchange Ratio will be determined at the closing of the Merger based on (i) the volume-weighted average closing market price per share of ACC Common Stock as reported by the The Nasdaq National Market over the 20 trading day period ending on the third full trading day preceding the closing and (ii) the amount of Contingent Obligations (as hereinafter defined) of USW which remain outstanding at the closing. See "Risk Factors-- The Effect of Stock Price Fluctuations and Other Adjustments on the Consideration to be Received by the Holders of USW Common Stock in the Merger," "Unaudited ACC Pro Forma Condensed Combined Financial Statements" and "The Merger Agreement--Merger Consideration; Exchange of USW's Shares."

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following selected unaudited pro forma financial information illustrates the effect of the proposed Merger as if the Merger had occurred at the beginning of the earliest period presented. The unaudited pro forma information is not necessarily indicative of the results of operations or the financial condition that would have been reported had the Merger been in effect during those periods, or as of those dates, or that may be reported in the future. Pro forma combined per share data of ACC and USW is based on an assumed Exchange Ratio of 0.061. The actual Exchange Ratio will be determined at the closing of the Merger. See "The Merger Agreement--Merger Consideration; Exchange of USW's Shares." This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of each of ACC and USW, and the related notes thereto, incorporated by reference or included herein, and the Pro Forma Condensed Combined Financial Statements and the accompanying notes set forth elsewhere in this Proxy Statement/Prospectus. See "Available Information," "Incorporation of Certain Documents by Reference" and "Unaudited ACC Pro Forma Condensed Combined Financial Statements."

                                YEAR ENDED               NINE MONTHS ENDED
                            DECEMBER 31, 1996           SEPTEMBER 30, 1997
                          ----------------------      -----------------------
                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Total revenue...........      $              347,994       $              309,461
Net income from
 continuing operations
 after preferred stock
 dividends and
 accretion..............      $                5,346       $               12,059
Net income from
 continuing operations
 after preferred stock
 dividends and accretion
 per common and common
 equivalent share.......      $                 0.32       $                 0.64
OTHER FINANCIAL DATA:
Cash dividends declared
 per common share.......                         --                           --
                            DECEMBER 31, 1996           SEPTEMBER 30, 1997
                          ----------------------      -----------------------
CONSOLIDATED BALANCE
 SHEET DATA:
Total assets............      $              215,753       $              290,606
Long-term debt, exclud-
 ing current maturities.      $                6,516       $               74,837
Shareholders' equity....      $              118,149       $              135,452

SUMMARY HISTORICAL FINANCIAL DATA

  The following table presents selected historical financial data of ACC and USW. The historical data for each of the years in the five-year period ended December 31, 1996 have been derived from the audited historical consolidated financial statements of the respective companies. The selected financial data for ACC and USW for the nine-month periods ended September 30, 1996 and 1997 have been obtained from unaudited consolidated financial statements and, in the opinion of the respective managements of ACC and USW, include all adjustments (of a normal and recurring nature) which are necessary to present fairly the data for such periods.

  These data should be read in conjunction with, and are qualified in their entirety by, the consolidated financial statements of each of ACC and USW and the related notes thereto, either included or incorporated by reference herein. See "Available Information," "Incorporation of Certain Documents by Reference" and "Index to USW Consolidated Financial Statements."

                     ACC SUMMARY HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                (UNAUDITED)
                         --------------------------------------------- -----------------
                                                                                 SEPT.
                                                                        SEPT.     30,
                          1992     1993     1994      1995      1996   30, 1996 1997(4)
                         ------- -------- --------  --------  -------- -------- --------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Total revenue........... $81,680 $105,946 $126,444  $188,866  $308,767 $224,227 $267,277
Net income (loss) from
 continuing
 operations(1).......... $ 3,600 $  1,653 $(11,329) $ (5,354) $  7,765 $  4,517 $ 13,324
Net income (loss) from
 continuing
 operations after Series
 A
Preferred Stock
 dividends and
 accretion(1)........... $ 3,600 $  1,653 $(11,329) $ (5,894) $  5,284 $  1,999 $ 13,324
Net income (loss) from
 continuing operations
 after Series A
 Preferred Stock
 dividends and accretion
 per common and common
 equivalent share(2).... $  0.35 $   0.16 $  (1.07) $  (0.50) $   0.34 $   0.13 $   0.76
OTHER FINANCIAL DATA:
Cash dividends declared
 per share of Class A
 Common Stock(2)(3)..... $  0.07 $   0.40 $   0.08  $   0.02  $    --  $    --  $    --
                                        DECEMBER 31,                     SEPTEMBER 30,
                         --------------------------------------------- -----------------
                          1992     1993     1994      1995      1996     1996     1997
                         ------- -------- --------  --------  -------- -------- --------
                                                                          (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA:
Total assets(5)......... $45,450 $ 61,718 $ 84,448  $123,984  $204,031 $173,066 $276,597
Long term debt,
 excluding current
 maturities............. $12,747 $  1,795 $ 29,914  $ 28,050  $  6,007 $  6,884 $ 74,388
Redeemable preferred
 stock.................. $   --  $    --  $    --   $  9,448  $    --  $ 11,929 $    --
Shareholders' equity.... $22,711 $ 31,506 $ 19,086  $ 26,407  $117,863 $ 96,464 $136,370

--------
(1) Includes impact of $2,160,000 of charges incurred in 1994 in connection with enhancement of the ACC network to prepare for equal access for its Canadian customers. Also includes an asset write-down of $12,807,000 in 1993.
(2) On June 14, 1996, the ACC Board of Directors authorized a three-for-two stock split in the form of a stock dividend issued on August 8, 1996 of the ACC Class A Common Stock to shareholders of record as of July 3, 1996. Share and per share amounts for all prior periods have been adjusted for the stock split.
(3) The ACC financing arrangements restrict the payment of dividends on the ACC Common Stock. ACC anticipates that it will not pay dividends in the foreseeable future.
(4) Includes the results of operations of companies acquired by ACC during 1997: Transphone International Ltd. from June 1, 1997, United Telecom Ltd. from July 1, 1997, VISTA International Inc. from August 1, 1997, and Telenational Communications Deutschland Limited Partnership from July 1, 1997.
(5) Balance sheet data from discontinued operations is excluded.

                     USW SUMMARY HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     NINE MONTHS
                                                                        ENDED
                                 YEAR ENDED DECEMBER 31,             (UNAUDITED)
                         ----------------------------------------- ---------------
                                                                    SEPT.   SEPT.
                                                                     30,     30,
                          1992    1993    1994     1995     1996    1996    1997
                         ------- ------- -------  -------  ------- ------- -------
STATEMENT OF OPERATIONS
 DATA:
Total revenue........... $10,447 $20,521 $23,633  $27,755  $40,304 $28,576 $43,303
Net income (loss) (1)... $   238 $   424 $(1,247) $  (278) $    89 $   444 $(1,245)
Net income (loss) after
 Preferred Stock
 dividends.............. $   238 $   379 $(1,365) $  (345) $    62 $   424 $(1,265)
Net income (loss) after
 Preferred Stock
 dividends per common
 and common equivalent
 share.................. $  0.02 $  0.03 $ (0.09) $ (0.02) $  0.00 $  0.03 $ (0.08)
OTHER FINANCIAL DATA:
Cash declared dividends
 per share of common
 stock.................. $   --  $   --  $   --   $   --   $   --  $   --  $   --
                                      DECEMBER 31,                  SEPTEMBER 30,
                         ----------------------------------------- ---------------
                          1992    1993    1994     1995     1996    1996    1997
                         ------- ------- -------  -------  ------- ------- -------
                                                                     (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA:
Total assets............ $ 4,439 $ 8,266 $ 9,553  $ 9,500  $11,992 $11,760 $14,246
Long term debt,
 excluding current
 maturities............. $   --  $   --  $   --   $   601  $   509 $   552 $   449
Redeemable preferred
 stock.................. $   --  $ 1,500 $ 1,300  $   300  $   300 $   300 $   330
Common shareholders'
 equity................. $   629 $ 1,078 $   (83) $   751  $   862 $ 1,225 $  (342)

--------
(1) 1994 results include a reduction of network costs of $783,000 in connection with the reversal of an account payable due to a former vendor.

  1995 results reflect favorable resolution of USW's dispute with Colonial Penn Group, Inc. and Colonial Penn Insurance, resulting in the reversal of an account payable in the amount of approximately $2,880,000. However, this benefit was substantially offset by the cost of unsuccessfully litigating the resultant AT&T case on the basis of anti-trust. The costs of litigation with AT&T incurred during 1995 approximated $850,000. These costs do not include the additional expense of approximately $305,000 of related expenses pertaining to the write-down of certain AT&T signal conversion equipment and accounts receivable written-off, which were attributable to AT&T services provided by USW. In addition, AT&T was awarded a counter claim in the litigation in the amount of $669,000 pertaining to services utilized in prior years. As a result of settlement of these matters, USW recognized a net favorable impact of approximately $1,056,000 in 1995.

                        CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING STATEMENTS

  Certain statements contained in "Risk Factors," "Information Concerning ACC," "Information Concerning USW" and "The Merger--USW's Reasons for the Merger" and "--Bengur Bryan Fairness Opinion," and certain statements incorporated by reference from documents filed with the Commission by ACC and USW, including any statements contained herein or incorporated by reference herein regarding the development of ACC's and USW's businesses, the markets for ACC's and USW's services and products, anticipated capital expenditures, regulatory reform, the effects of ACC's proposed merger with TCG and TCG's proposed merger with AT&T, and other statements contained or incorporated by reference herein regarding matters that are not historical facts, are or may constitute forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors."

                                 RISK FACTORS

  USW's shareholders should carefully consider the following factors, together with the other information contained in this Proxy Statement/Prospectus, and all other available information, in evaluating the Merger and ACC and its business before completing and returning the proxy accompanying this Proxy Statement/Prospectus. Certain of the factors discussed below relate to the proposed merger of ACC and TCG and TCG's proposed merger with AT&T. It is unlikely that the proposed TCG Merger or TCG/AT&T Merger will close before the consummation of the Merger, due to the anticipated timing of receipt of regulatory approvals and other closing conditions; there can be no assurance that the TCG Merger or TCG/AT&T will be consummated. See "Recent Developments". The factors set forth below are not intended to represent a complete list of the general or specific risks related to the Merger or to ACC, USW and/or the combined company.

UNCERTAINTIES AS TO SATISFACTION OF CONDITIONS TO CLOSING

  Consummation of the Merger is subject to the satisfaction or waiver of several conditions. Among these are the conditions that: (i) holders of not more than 10% of the issued and outstanding shares of USW Common Stock exercise Dissenters' Rights, (ii) ACC receive affiliate agreements and pooling letters from all Affiliates of USW, and (iii) counsel to each of ACC and USW deliver certain opinions as to the tax-free nature of the Merger. Tel-Save, a holder of more than 10% of the issued and outstanding shares of USW Common Stock, has publicly disclosed that it is opposed to the Merger. If Tel-Save exercises its Dissenters' Rights as to its shares, a condition to closing will not be satisfied. In addition, Tel-Save and another USW shareholder holding more than 10% of the issued and outstanding shares of USW Common Stock have not yet delivered executed pooling letters and affiliate agreements to ACC. There can be no assurance that Tel-Save will not exercise its Dissenters' Rights or that pooling letters and affiliate agreements will be delivered by all persons required to do so. Furthermore, counsel to ACC and USW have determined that because of circumstances arising after the execution of the Merger Agreement, neither firm will be able to deliver to its respective client the tax opinions in the form required by the Merger Agreement. If any of the conditions to the Merger are not satisfied or waived by the party to which the condition applies, such party will not be obligated to close the transaction. There can be no assurance that the conditions will be satisfied or waived and that the Merger will ultimately close. See "The Merger Agreement--Conditions to the Merger."

POSSIBILITY OF TAXABILITY OF THE MERGER

  While ACC and USW intend that the Merger should, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, no ruling has been sought from the IRS and no opinion of counsel to such effect has been or will be obtained. If the TCG Merger and the TCG/AT&T Merger are consummated, it is unclear whether the USW shareholders will be deemed to have received AT&T shares for their USW Common Stock as a result of the proposed TCG/AT&T Merger. If the IRS steps together the Merger, the proposed TCG Merger and the proposed TCG/AT&T Merger, and determines that in substance the USW shareholders are receiving AT&T stock rather than ACC stock, the Merger would not qualify as a tax-free reorganization. If it were ultimately determined that the Merger does not qualify as a tax-free reorganization, all USW shareholders would be subject to tax on the USW Common Stock surrendered in the Merger whether or not the ACC Common Stock received in the Merger was sold or retained. AS A RESULT, USW SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER. See "The Merger-- Certain U.S. Federal Income Tax Consequences."

THE EFFECT OF STOCK PRICE FLUCTUATIONS AND OTHER ADJUSTMENTS ON THE
 CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF USW COMMON STOCK IN THE MERGER

  The Exchange Ratio has not yet been fixed and will be determined at the Effective Time based on the market value of ACC Common Stock, the number of shares of USW Common Stock outstanding on a fully diluted basis, the aggregate exercise price of outstanding USW Stock Options and USW Warrants and the amount of outstanding Contingent Obligations (as hereinafter defined) of USW at the Effective Time. Thus, the dollar value of the ACC Common Stock to be received by holders of USW Common Stock in the Merger will not be determined until the Effective Time, and may be substantially less than the value of the ACC Common Stock as of the date of the Bengur Bryan fairness opinion, the date of execution of the Merger Agreement, the date hereof or the date on which USW shareholders vote on the Merger. Since the Merger Agreement provides for a "collar" on the Exchange Ratio, to the extent that the price of the ACC Common Stock used to calculate the Exchange Ratio is less than approximately $27.00 per share, the Exchange Ratio will not be increased to maintain the relative value to be received by USW shareholders. The Bengur Bryan fairness opinion was not updated as of the date hereof. Shareholders should also note that, due to possible delays in receiving regulatory approvals or in satisfying other conditions to consummation of the Merger, there may be a significant delay between the date of the Special Meeting and the date of consummation of the Merger. Accordingly, the market value of shares of ACC Common Stock that holders of USW Common Stock will receive upon consummation of the Merger may vary significantly from the market value of the shares of ACC Common Stock that holders of USW Common Stock would receive if the Merger were consummated on the date of this Proxy Statement/Prospectus or the date of the Special Meeting. See "The Merger Agreement--Merger Consideration; Exchange of USW's Shares."

  Since the announcement of the proposed TCG Merger Agreement on November 26, 1997, the market price of ACC Common Stock has been subject to significant fluctuation, and could vary significantly prior to the Effective Time. Such variances could be due to a number of factors, including, without limitation, changes in the business, operations and prospects of ACC or TCG, market speculation with respect to other potential acquirors of ACC or TCG, market assessments of the likelihood that the proposed TCG Merger or TCG/AT&T Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to the combined companies by regulatory agencies in connection with or following consummation of the TCG Merger or TCG/AT&T Merger, perceptions about market conditions in the telecommunications industry and the effect of general economic conditions, many of which are unrelated to ACC's operating performance. See "Recent Developments."

SUBSTANTIAL DILUTION OF OWNERSHIP INTEREST IN ACC OF CURRENT USW SHAREHOLDERS
 RESULTING FROM THE PROPOSED TCG MERGER AND TCG/AT&T MERGER

  Consummation of the proposed TCG Merger, which, if consummated, is anticipated to occur after the Merger is consummated, will result in substantial dilution of the ownership interest of the current USW shareholders in the business of ACC. Assuming that the proposed TCG Merger and TCG/AT&T Merger are consummated, USW shareholders who continue to own shares of TCG Common Stock will experience further substantial dilution of their ownership interest in the business of TCG as a result of the proposed TCG/AT&T Merger.

INTEGRATION OF ACC AND USW

  Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance as to the extent that this will occur, if at all. The combination of the two companies will require, among other things, integration of the companies' respective services, technologies, management information systems, distribution channels and key personnel and the coordination of their sales, marketing and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully, if at all. If significant difficulties are encountered in the integration of the existing products or technologies or the development of new products and technologies, resources could be diverted from new product development, and delays in new product introductions could occur. There can be no assurance that the combined company will be able to take full advantage of the combined sales forces' efforts. The integration of operations and technologies following the Merger will require the dedication of management and other personnel which may distract their attention from the day-to-day business of the combined company, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities. Failure to successfully accomplish the integration and development of the two companies' operations and technologies could have a material adverse effect on the combined company's business, financial condition and results of operations. In addition, as commonly occurs with mergers of telecommunications companies, during the pre-merger and integration phases, aggressive competitors may undertake initiatives to attract customers through various incentives which could have a material adverse effect on the business, results of operations and financial conditions of ACC, USW and/or the combined company.

RECENT LOSSES; POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

  Although ACC has experienced revenue growth on an annual basis since 1990 and net income in 1996 and the first nine months of 1997, it incurred net losses and losses from continuing operations during 1994 and 1995. There can be no assurance that revenue growth will continue or that the Company will be able to maintain its profitability and positive cash flow from operations. If the Company cannot continue its revenue growth and maintain profitability and positive cash flow from operations, it may not be able to meet its debt service or working capital requirements. The Company intends to focus in the near term on the expansion of its service offerings, including its local telephone service and Internet services, and expanding its geographic markets, including deregulating Western European markets. Such expansion, particularly the establishment of new operations or acquisition of existing operations in deregulating Western European markets, may adversely affect cash flow and operating performance and these effects may be material, as was the case with the Company's U.K. operations in 1994 and 1995. As each of the telecommunications markets in which the Company operates continues to mature, growth in the Company's revenues and customer base is likely to decrease over time.

  The Company's operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control, including general economic conditions, specific economic conditions in the telecommunications industry, the effects of governmental regulation and regulatory changes, user demand, capital expenditures and other costs relating to the expansion of operations, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of channels through which those services are sold, pricing changes by the Company or its competitors and prices charged by suppliers. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions or enter into strategic alliances, acquisitions or investments that could have a material adverse effect on the Company's business, results of operations and cash flow. Revenues from other resellers accounted for approximately 12.7% of ACC's consolidated revenues in 1995, 25.2% of consolidated revenues in 1996 and 22% of consolidated revenues during the first nine months of 1997. Carrier revenues during 1997 will be adversely affected by the loss of wholesale traffic from a large Canadian long distance carrier which accounted for approximately $13.4 million of revenue during 1996, most of which is expected to be non-recurring. Because sales to other carriers are at margins that are lower than those derived from most of the Company's other revenues, increases in carrier revenue as a percentage of revenues have in the past reduced and may in the future reduce, the Company's gross margins as a percentage of revenue. In addition, certain of its long distance carrier customers may pose credit or collection risks. See the Risk Factor discussion below of "Risks Associated With Acquisitions, Investments and Strategic Alliances".

SUBSTANTIAL INDEBTEDNESS; NEED FOR ADDITIONAL CAPITAL

  The Company will need to continue to enhance and expand its operations in order to maintain its competitive position, expand its service offerings and geographic markets and continue to meet the increasing demands for service quality, availability and competitive pricing. As of the end of its last five fiscal years, the Company has experienced a working capital deficit. The Company believes that, under its present business plan, cash from operations and borrowings available under its credit facility will be sufficient to meet its anticipated capital and capital expenditure requirements for the foreseeable future. The Company may need to raise additional capital from public or private equity or debt sources in order to finance its anticipated growth, including local service expansion and expansion into international markets (both of which will be capital intensive), working capital needs, debt service obligations, and, contemplated capital expenditures. In addition, the Company may need to raise additional funds in order to take advantage of unanticipated opportunities, including more rapid international expansion or acquisitions of, investments in or strategic alliances with companies that are complementary to the Company's current operations, or to develop new products or otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's then current shareholders would be reduced and, if such equity securities take the form of Preferred Stock or Class B Common Stock, the holders of such Preferred Stock or Class B Common Stock may have rights, preferences or privileges senior to those of holders of Class A Common Stock. There can be no assurance that the Company will be able to raise such capital on satisfactory terms or at all. If the Company decides to raise additional funds through the incurrence of debt, the Company would need to obtain the consent of its lenders under the Company's credit facility and would likely become subject to additional or more restrictive financial covenants. In the event that the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its presently anticipated expansion, which could materially adversely affect the Company's business, results of operations and financial condition and its ability to compete.

CONTINGENT LIABILITIES

  USW is currently a defendant in a civil lawsuit brought by a former employee. Any liabilities resulting from such lawsuit will be assumed by the combined company after the Merger. Although USW intends to defend such claim vigorously, there can be no assurance that a favorable outcome will result in the lawsuit. An unfavorable outcome to USW in the lawsuit may have a material adverse effect on the business, results of operations or financial condition of USW or the combined company. See "Information Concerning USW--Legal Proceedings."

DEPENDENCE ON TRANSMISSION FACILITIES-BASED CARRIERS

  The Company generally does not own telecommunications transmission lines other than IRUs. Telephone calls made by the Company's customers are connected through transmission lines that the Company leases under a variety of arrangements with transmission facilities-based long distance carriers, some of which are or may become competitors of the Company, including AT&T, Bell Canada and British Telecommunications plc ("British Telecom"). Most inter-city transmission lines used by the Company are leased at rates that currently are less than the rates the Company charges its customers for connecting calls through these lines. Accordingly, to the extent that the Company continues to lease transmission lines, it will remain vulnerable to changes in its lease arrangements, such as price increases and service cancellations. ACC's ability to maintain and expand its business is dependent upon maintaining favorable relationships with the transmission facilities-based carriers from which the Company leases transmission lines, particularly in the U.K., where British Telecom and Cable and Wireless Communications Ltd. ("CWC") are the two principal, dominant carriers. The Company's U.K. operations are highly dependent upon the transmission lines leased from British Telecom. Although the Company believes that its relationships with carriers generally are satisfactory, the deterioration or termination of the Company's relationships with one or more of those carriers could have a material adverse effect upon the Company's business, results of operations and financial condition. Certain of the vendors from whom the Company leases transmission lines, including the 22 former Bell System Operating Companies ("RBOCs") and other incumbent local exchange carriers, currently are subject to tariff controls and other price constraints which in the future may be changed. Under the 1996 amendments to the U.S. Communications Act of 1934 (the "1996 Act"), constraints on the operations of the RBOCs have been dramatically reduced, which will bring into the long distance market additional competitors from whom the Company leases transmission lines. In addition, certain regulatory issues are pending that may affect the prices charged by the RBOCs and other incumbent local exchange carriers to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Potential Adverse Effects of Regulation."

POTENTIAL ADVERSE EFFECTS OF REGULATION

  The 1996 Act provides specific guidelines under which the RBOCs can provide long distance services, which will permit the RBOCs to compete with the Company in the provision of domestic and international long distance services. The legislation also opens all local service markets, subject to limited exemptions for rural telephone companies, to competition from any entity (including, for example, long distance carriers, such as AT&T, cable television companies and utilities). Because the legislation opens the Company's markets to additional competition, particularly from the RBOCs, the Company may be subject to additional competition. Moreover, as a result of and to implement the legislation, certain federal and state governmental regulations will be adopted, amended or modified, and any such adoption, amendment or modification could have a material adverse effect on the Company's business, results of operations and financial condition.

  In the U.S., the FCC and relevant PSCs have the authority to regulate interstate and intrastate rates, respectively, ownership of transmission facilities, and the terms and conditions under which the Company's services are provided. Federal and state regulations and regulatory trends have had, and in the future are likely to have, both positive and negative effects on the Company and its ability to compete. The recent trend in both federal and state regulation of long distance telecommunications service providers has been in the direction of lessened regulation. Incumbent LECs have been subjected to new regulations designed to encourage competition in the provision of local exchange services, but incumbent LECs are also being allowed increased freedom to enter new markets and increased pricing flexibility. As a consequence, both AT&T and RBOCs will have more freedom to maneuver when competing with smaller interexchange carriers. In general, neither the FCC nor the relevant state PSCs currently regulate the Company's long distance rates or profit levels, but either or both may do so in the future. In addition, the commitments made by the U.S. government in the recently-completed World Trade Organization ("WTO") negotiations will allow foreign-affiliated carriers previously prohibited from providing service in the U.S. market to compete with the Company in the U.S. market. There can be no assurance that changes in current or future Federal or state regulations or future judicial changes would not have a material adverse effect on the Company's business, results of operations and financial condition.

  In order to provide their services, interexchange carriers, including the Company, must generally purchase "access" from local exchange carriers ("LECs") to originate calls from and terminate calls in the local exchange telephone networks. Access charges presently represent a significant portion of the Company's network costs in all areas in which it operates. In the U.S., the FCC regulates interstate access and the states regulate intrastate access. Pursuant to the 1996 Act, on May 16, 1997, the FCC issued an order to implement certain reforms to its access charge rules (the "Access Charge Reform Order"). The Access Charge Reform Order will require incumbent LECs to substantially decrease over time the prices they charge for switched access, and change how access charges are calculated. These changes are intended to reduce access charges paid by interexchange carriers to LECs and shift certain usage-based charges to flat-rated, monthly per-line charges. To the extent that these rules begin to reduce charges to reflect the forward-looking cost of providing access, the Company's competitive advantage in providing customers with access services might decrease. In addition, the FCC has determined that it will give incumbent LECs pricing flexibility with respect to access charges. To the extent such pricing flexibility is granted before substantial facilities-based competition develops, such flexibility could be misused to the detriment of new entrants, including the Company. Until the FCC adopts and releases rules detailing the extent and timing of such pricing flexibility, the impact of these rules on the Company cannot be determined. In its order, the FCC abolished the unitary rate structure option for tandem-switched transport. This may have an adverse effect on smaller interexchange carriers such as the Company because it may increase the costs of transport which smaller interexchange carriers must purchase from LECs to reach end user customers on the local exchange market.

  On May 8, 1997, the FCC issued an order to implement the provisions of the 1996 Act relating to the preservation and advancement of universal telephone service (the "Universal Service Order"). The Universal Service Order affirmed the policy principles for universal telephone services set forth in the Telecommunications Act, including quality service, affordable rates, access to advanced services, access in rural and high-cost areas, equitable and non-discriminatory contributions, specific and predictable support mechanisms, and access to advanced telecommunications services for schools, health care providers and libraries. The Universal Service Order added "competitive neutrality" to the 1996 Act's universal service principles by providing that universal service support mechanisms and rules should not unfairly advantage or disadvantage one provider over another, nor unfairly favor or disfavor one technology over another. The Universal Service Order also requires all telecommunications carriers providing interstate telecommunications services, including the Company, to contribute to universal service support. Such contributions will be assessed based on intrastate, interstate and international end-user telecommunications revenues. However, because the contribution factors are likely to vary quarterly, the annualized impact on ACC cannot be estimated at this time.

  Both the Universal Service and Access Charge Reform Orders are subject to petitions seeking reconsideration by the FCC and direct appeals to U.S. Courts of Appeals. Until the time when any such petitions or appeals are decided, there can be no assurance of how the Universal Service and/or Access Charge Reform Orders will be implemented or enforced, or what effect the Orders will have on competition within the telecommunications industry, generally, or on the competitive position of the Company, specifically.

  The Company currently competes with the RBOCs and other local exchange carriers such as the GTE Operating Companies ("GTOCs") in the provision of "short haul" toll calls completed within a Local Access and Transport Area ("LATA"). Subject to a number of conditions, the 1996 Act established conditions that would allow for the eventual elimination of many of the restrictions which prohibited the RBOCs from providing long-haul, or inter-LATA, toll service, and thus the Company will face additional competition in this market. To complete long-haul and short-haul toll calls, the Company must purchase "access" from the local exchange carriers. The Company must generally price its toll services at levels equal to or below the retail rates established by the local exchange carriers for their own short-haul or long-haul toll rates. To the extent that the local exchange carriers are able to reduce the margin between the access costs to the Company and the retail toll prices charged by local exchange carriers, either by increasing access costs or lowering retail toll rates, or both, the Company will encounter adverse pricing and cost pressures in competing against local exchange carriers in both the short-haul and long-haul toll markets.

  Under the 1996 Act, local exchange carriers must permit resale of their bundled local services and all incumbent LECs must permit resale of their bundled local services and unbundled network elements. Pricing principles for those services were set forth in the 1996 Act, with states directed to approve specific cost-based rates based on these principles. At the end of 1996, the New York State PSC ("NYSPSC") replaced temporary wholesale discounts with permanent wholesale discounts of 19.1% for New York Telephone (business and residential) and 17% for Frontier Corp. (business and residential). Discounts were made applicable to virtually all services provided to the public.

  On April 1, 1997, the NYPSC adopted permanent rates for unbundled links and certain other unbundled network elements for New York Telephone. The monthly rate for unbundled links in designated areas of dense traffic (accounting for approximately 70% of all loops in the state) is $12.49, plus a recurring $1.90 connection charge. The monthly rate in other areas of the state is $19.24, plus a $1.90 recurring connection charge. Permanent unbundled link and unbundled network element rates have not yet been established for Frontier Corp. The permanent New York Telephone link rate is lower than the temporary rates for New York Telephone's unbundled links; it is greater than the $10.10 rate for the comparable service New York Telephone offers to its own residential customers, but below the rate of approximately $22 for the comparable service New York Telephone offers to its business customers. However, in order to utilize unbundled links, the Company must arrange for physical or virtual collocation in New York Telephone's central offices, which adds significant costs. As a result, the Company's marketing efforts are primarily directed toward business customers (and certain concentrated residential customers) which can be served through the Company's own facilities, rather than through use of unbundled links obtained from New York Telephone or Frontier Corp.

  In Canada, the Canadian Radio-television and Telecommunications Commission ("CRTC") annually reviews the "contribution charges" (the equivalent of access charges in the U.S.) assessed by the dominant carriers for the access lines leased by Canadian long distance resellers, including the Company, from the local telephone companies in Canada. Changes in these contribution charges could have a material adverse effect on the Company's business, results of operations and financial condition. On May 1, 1997, the CRTC issued several rules intended to encourage increased competition in the telecommunications and broadcast distribution (cable) industries. Generally, the rules describe how new service providers can enter the local exchange market, how and when telephone companies can apply for broadcasting licenses, and the details of a new methodology that will be used to regulate local telephone rates. The rules governing entry in the local exchange market cover issues of inter-connection, resale, subscriber listings, number portability, rate rebalancing, local service subsidies, rate regulation, service obligations and cable competition. While certain of the rules appear favorable to the Company, the rules will likely increase competition in Canadian local exchange service through new entrants. The Company is unable to predict the extent to which the full implementation of the rules will have a material adverse effect on the Company's business, results of operations or financial condition. The Canadian long distance telecommunications industry is the subject of ongoing regulatory change. These regulations and regulatory decisions have a direct and material effect on the ability of the Company to conduct its business. The recent trend of such regulatory changes has been to open the market to commercial competition, generally to the Company's benefit. There can be no assurance, however, that any future changes in or additions to laws, regulations, government policy or administrative rulings will not have a material adverse effect on the Company's business, results of operations and financial condition.

  The telecommunications services provided by ACC U.K. are subject to and affected by regulations introduced by the U.K. telecommunications regulatory authority, The Office of Telecommunications ("Oftel"). Since the break up of the U.K. telecommunications duopoly consisting of British Telecom and Mercury Communications Ltd. (now known as "CWC") in 1991, it has been the stated goal of Oftel to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The regulatory regime currently presided over by Oftel has a direct and material effect on the ability of the Company to conduct its business. From the middle of 1997, Oftel has imposed a new price cap on British Telecom's retail charges which, while only applying to four out of five residential customers and to small (but not large) business customers, may have the effect of reducing the prices the Company can charge its customers. In addition, the new network charge control regime implemented in October 1997 gives British Telecom much more freedom to set its own prices (although subject to certain charge caps and other safeguards), and as such increases the uncertainty with regard to the Company's network costs in the U.K. market. Although the Company is optimistic about its ability to continue to compete effectively in the U.K. market, there can be no assurance that future changes in regulation and government will not have a material adverse effect on the Company's business, results of operations and financial condition.

EXPANSION OF LOCAL EXCHANGE BUSINESS

  The Company anticipates that a significant portion of its growth in its U.S. operations in the future will come from local exchange operations and anticipates incurring approximately $13.7 million in capital expenditures during 1997 relating to the installation of additional local exchange switches in the northeastern United States. The Company has only limited experience in providing local telephone services, having commenced providing such services in 1994. The Company's revenues from local telephone and other services in North America in 1995 and 1996 were $13.6 million and $26.3 million, respectively, and $17.9 million and $28.7 million, respectively, for the first nine months of 1996 and 1997. In order to attract local customers, the Company must offer substantial discounts from the prices charged by local exchange carriers and must compete with other alternative local service companies that offer such discounts. The local service business requires significant initial investments in capital equipment as well as significant initial promotional and selling expenses. Larger, better capitalized local service providers, including AT&T, among others, will be better able to sustain losses associated with discount pricing and initial investments and expenses. Although the Company's local service business generated a small operating profit in 1996, it incurred operating losses in 1994 and 1995 and many companies that compete with the Company's local service business are not profitable. There can be no assurance that the Company will continue to achieve positive cash flow or profitability in its local telephone service business. In addition, the FCC and PSCs are considering regulatory changes in rate structures and access charges which could materially adversely affect the ability of small interexchange carriers, such as the Company, to compete in the provision of local service. The Company's success in the local exchange market also requires the negotiation and implementation of interconnection agreements with incumbent local exchange carriers in the areas that the Company seeks to serve, and there can be no assurance that these agreements will be concluded in a timely manner. See "Potential Adverse Effects of Regulation."

INCREASING DOMESTIC AND INTERNATIONAL COMPETITION

  The long distance telecommunications industry is highly competitive and is significantly influenced by the marketing and pricing decisions of the larger industry participants. The industry has relatively insignificant barriers to entry, numerous entities competing for the same customers and high churn rates (customer turnover), as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. In each of its markets, the Company competes primarily on the basis of price and also on the basis of customer service and its ability to provide a variety of telecommunications services, including the ability to provide both intra- and inter-LATA toll service. The Company expects competition on the basis of price and service offerings to increase. Although many of the Company's university customers are under multi-year contracts, several of the Company's largest customers (primarily other long distance carriers) are on month-to-month contracts and are particularly price sensitive. With respect to its reseller customers, the Company competes almost exclusively on the basis of price.

  Many of the Company's competitors are significantly larger, have substantially greater financial, technical and marketing resources and larger networks than the Company, control more transmission lines and have long-standing relationships with the Company's target customers. These competitors include, among others, AT&T, MCI Telecommunications Corporation ("MCI"), and Sprint Corp. ("Sprint") in the U.S.; Bell Canada, BC Telecom, Inc., AT&T Canada Long Distance Services Company ("AT&T Canada") and Sprint Canada (a subsidiary of Call-Net Telecommunications Inc.) in Canada; and British Telecom, CWC, AT&T, and WorldCom, Inc. ("Worldcom") in the U.K. Other U.S. carriers also have entered and/or are expected to enter the U.K. market. The Company also competes with numerous other long distance providers, some of which focus their efforts on the same business customers targeted by the Company and selected residential customers and colleges and universities, the Company's other target customers. In addition, through its local telephone service business in upstate New York and Massachusetts, the Company competes with New York Telephone Company ("New York Telephone"), Frontier Corp., Citizens Telephone Co., WorldCom and Time Warner and others, including cellular and other wireless providers. Furthermore, corporate transactions such as the merger of Bell Atlantic Corp. and NYNEX Corp., the proposed merger of MCI and WorldCom, the joint venture between MCI and Microsoft Corporation ("Microsoft") under which Microsoft will promote MCI's services, the joint venture among Sprint, Deutsche Telekom AG and France Telecom called Global One, and additional mergers, acquisitions and strategic alliances which are likely to occur, could also increase competitive pressures upon the Company and have a material adverse effect on the Company's business, results of operations and financial condition.

  In addition to these competitive factors, recent and pending deregulation in each of the Company's markets may encourage new entrants. For example, as a result of the 1996 Act, an RBOC is allowed to originate long distance calls outside of its region immediately and may enter the long distance markets in states in which it is an incumbent LEC once it has received FCC approval to do so. AT&T, MCI and other long distance carriers are allowed to enter the local telephone services market, and any other entity (including cable television companies and utilities) is allowed to enter both the local service and long distance telecommunications markets. In addition, the FCC has, on several occasions since 1984, approved or required price reductions by AT&T and, in 1995 and 1996, the FCC reclassified AT&T as a "non-dominant" carrier, which substantially reduces the regulatory constraints on AT&T. As the Company expands its geographic coverage, it will encounter increased competition. Moreover, the Company believes that competition in non-U.S. markets is likely to increase and become more similar to competition in U.S. markets over time as such non-U.S. markets continue to experience deregulatory influences. Implementation of the WTO accord reached in February 1997 is likely to accelerate this trend in some markets. Prices in the long distance industry have declined from time to time in recent years and are likely to continue to decrease. For example, Bell Canada substantially reduced its rates during the first quarter of 1994 and British Telecom substantially reduced its rates in 1996. The Company's competitors may reduce rates or offer incentives to existing and potential customers of the Company. AT&T, in particular, has experienced a decline in its market share in recent years and may make aggressive pricing decisions in an effort to halt or reverse this decline. To maintain its competitive position, the Company believes that it must be able to reduce its prices in order to meet reductions in rates, if any, by others.

RISKS OF GROWTH AND EXPANSION

  The Company plans to expand its service offerings and principal geographic markets in the United States, Canada and the United Kingdom. In addition, the Company intends to establish a presence in deregulating Western European markets that have high density telecommunications traffic, when the Company believes that business and regulatory conditions warrant. The Company has entered the German market as a switchless reseller in anticipation of deregulation in 1998, and has established a German subsidiary. The German subsidiary signed an interconnect agreement with Deutsche Telekom ("DT") in October 1997 with a view to establishing a German switch in 1998, although the interconnect rates set by the German Regulatory Authority are subject to retrospective change following a challenge by DT in the national courts.

  There can be no assurance that the Company will be able to add service or expand its markets at the rate presently planned by the Company or that the existing regulatory barriers to such expansion will be reduced or eliminated. The Company's rapid growth has placed, and in the future may continue to place, a significant strain on the Company's administrative, operational and financial resources and increased demands on its systems and controls. As the Company increases its service offerings and expands its targeted markets, there will be additional demands on the Company's customer support, sales and marketing and administrative resources and network infrastructure. There can be no assurance that the Company's operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth. The failure to continue to upgrade the administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could materially adversely affect the Company's business, results of operations and financial condition.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  A key component of the Company's strategy is its planned expansion in Western European markets. In the WTO accord reached in February 1997, a number of countries agreed to accelerate or initiate liberalization of their telecommunications markets by allowing increased competition and foreign ownership of telecommunications providers and by adopting measures to ensure reasonable nondiscriminatory interconnection, effective competitive safeguards, and an effective independent regulation. This agreement may, therefore, expand the international opportunities available to the Company. To date, the Company has no significant experience in providing telecommunications service outside the United States, Canada and the U.K. The Company is making preparations to enter the emerging German market in anticipation of deregulation in 1998. There can be no assurance, however, that the Company will be able to obtain the capital it requires to finance its expansion in international markets on satisfactory terms or at all. In many international markets, protective regulations and long-standing relationships between potential customers of the Company and their local providers create barriers to entry. Where protective regulations are being eliminated, the pro-competitive effect of this action could substantially increase the number of entities competing with the Company. Pursuit of international growth opportunities may require significant investments for an extended period before returns, if any, on such investments are realized. The Company intends to focus in the near term on the expansion of its service offerings, including its local telephone business and Internet services, and expanding its geographic markets to more locations in its existing markets, and when conditions warrant, to deregulating Western European markets. Such expansion, particularly the establishment of new operations or acquisition of existing operations in deregulating international markets, may adversely affect cash flow and operating performance and these effects may be material, as was the case with the Company's U.K. operations in 1994 and 1995. In addition, there can be no assurance that the Company will be able to obtain the permits and operating licenses required for it to operate, hire and train employees or to market, sell and deliver high quality services in these international markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent to doing business on an international level, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences resulting from exposure to different tax regimes (including, without limitation, high value added taxes) and operating in multiple jurisdictions with different tax laws, which could materially adversely impact the success of the Company's international operations. In many countries, the Company may need to enter into a joint venture or other strategic relationship with one or more third parties in order to successfully conduct its operations. There are risks in participating in joint ventures, including the risk that the other participant in the joint venture may at any time have economic, business or legal interests that are inconsistent with those of the joint venture or the Company. As its revenues from its Canadian and U.K. operations increase and as it establishes operations in other countries, an increasing portion of the Company's revenues will be denominated in currencies other than U.S. dollars, although a significant portion of the Company's interest expense may be denominated in U.S. dollars. Therefore, changes in exchange rates (particularly a strengthening of the U.S. dollar) will have a greater effect on the Company's results of operations. There can be no assurance that such factors will not have a material adverse effect on the Company's future operations and, consequently, on the Company's business, results of operations and financial condition. In addition, there can be no assurance that laws or administrative practices relating to taxation, foreign exchange or other matters of countries within which the Company operates will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES

  As part of its business strategy, the Company expects to seek to develop strategic alliances both domestically and internationally and to acquire assets and businesses or make investments in companies that are complementary to its current operations. Except for the Merger Agreement and the proposed TCG Merger, the Company has no present commitments or agreements with respect to any material strategic alliance, investment or acquisition. TCG, however, has entered into a definitive merger agreement with AT&T. Any future ACC strategic alliances, investments or acquisitions would be accompanied by the risks commonly encountered in strategic alliances with or acquisitions of or investments in companies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the companies, the potential disruption of the Company's ongoing business, the difficulty of successfully incorporating licensed or acquired technology and rights into the Company's service offerings, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management. In addition, the Company has in the past experienced higher attrition rates with respect to customers obtained through acquisitions, and may again experience higher attrition rates with respect to customers resulting from future acquisitions. Moreover, to the extent that any such acquisition, investment or alliance involved a business located outside the United States, the transaction would involve the risks associated with international expansion discussed above under "Risks Associated with International Operations."

  There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered with such strategic alliances, investments or acquisitions.

  In addition, if the Company were to proceed with one or more significant strategic alliances, acquisitions or investments in which the consideration consists of cash, a substantial portion of the Company's available cash could be used to consummate the strategic alliances, acquisitions or investments. Many of the businesses that might become attractive acquisition candidates for the Company may have significant goodwill and intangible assets, and acquisitions of these businesses, if accounted for as a purchase, would typically result in substantial amortization charges to the Company. The financial impact of acquisitions, investments and strategic alliances could have a material adverse effect on the Company's business, financial condition and results of operations and could cause substantial fluctuations in the Company's quarterly and yearly operating results.

TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT COMPETITIVENESS AND FINANCIAL
RESULTS

  The telecommunications industry is characterized by rapid and significant technological change and introductions of new products and services utilizing new technologies. There can be no assurance that the Company will maintain competitive services or that the Company will obtain or implement appropriate new technologies on a timely basis or on satisfactory terms.

RISKS ASSOCIATED WITH RAPIDLY CHANGING INDUSTRY

  The international telecommunications industry is changing rapidly due to, among other things, deregulation, privatization of dominant telecommunications providers, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and free trade. There can be no assurance that one or more of these factors will not vary unpredictably, which could have a material adverse effect on the Company. There can also be no assurance, even if these factors turn out as anticipated, that the Company will be able to implement its strategy or that its strategy will be successful in this rapidly evolving market. There can be no assurance that the Company will be able to compete effectively or adjust its contemplated plan of development to meet changing market conditions.

  Much of the Company's planned growth is predicated upon the deregulation of telecommunications markets. There can be no assurance that such deregulation will occur when or as anticipated, if at all, or that the Company will be able to grow in the manner or at the rates currently contemplated.

  As a result of existing excess international transmission capacity, the marginal cost of carrying an additional international call is often very low for carriers that own transmission lines. Industry observers have predicted that these low marginal costs may result in significant pricing pressures and that, within a few years after the end of this century, there may be little difference in charges based on the distance a call is carried. A number of the Company's competitors have introduced calling plans that provide for flat rates on calls within the U.S. and Canada, regardless of time of day or distance of the call. If this type of pricing were to become prevalent, it could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant degree upon the continued contributions of its management team and technical, marketing and sales personnel. The Company's employees may voluntarily terminate their employment with the Company at any time. Competition for qualified employees and personnel in the telecommunications industry is intense and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the telecommunications industry. The Company's success also will depend on its ability to attract and retain qualified management, marketing, technical and sales executives and personnel. The process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategies is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's results of operations, development efforts and ability to expand. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH FINANCING ARRANGEMENTS; DIVIDEND RESTRICTIONS

  The Company's financing arrangements are secured by substantially all of the Company's assets and require the Company to maintain certain financial ratios and restrict the payment of dividends, and the Company anticipates that it will not pay any dividends on Class A Common Stock in the foreseeable future. The Company's secured lenders would be entitled to foreclose upon those assets in the event of a default under the financing arrangements and to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the Company's other creditors and shareholders in the event that the Company is liquidated. In addition, the collateral security arrangements under the Company's existing financing arrangements may adversely affect the Company's ability to obtain additional borrowings or other capital. The Company may need to raise additional capital from equity or debt sources to finance its projected growth and capital expenditures contemplated for periods after 1997. See the Risk Factor discussion above under "Substantial Indebtedness; Need for Additional Capital".

HOLDING COMPANY STRUCTURE; RELIANCE ON SUBSIDIARIES FOR DIVIDENDS

  ACC Corp. is a holding company, the principal assets of which are its operating subsidiaries in the U.S., Canada, the U.K. and Germany. ACC U.S., ACC Canada, ACC U.K., ACC Germany and other operating subsidiaries of the Company are subject to corporate law restrictions on their ability to pay dividends to ACC Corp. There can be no assurance that ACC Corp. will be able to cause its operating subsidiaries to declare and pay dividends or make other payments to ACC Corp. when requested by ACC Corp. The failure to pay any such dividends or make any such other payments could have a material adverse effect upon the Company's business, financial condition and results of operations.

POTENTIAL VOLATILITY OF STOCK PRICE

  The market price of ACC Common Stock has been and may continue to be, highly volatile. Factors such as variations in the Company's revenue, earnings and cash flow, the difference between the Company's actual results and the results expected by investors and analysts, "buy," "hold" and "sell" ratings by securities analysts and announcements of new service offerings, marketing plans or price reductions by the Company or its competitors could cause the market price of the ACC Common Stock to fluctuate substantially. In addition, in view of the proposed TCG Merger and TCG/AT&T Merger, the market price of ACC Common Stock may be affected by changes in the stock prices of TCG and AT&T. The stock markets recently have also experienced significant price and volume fluctuations that particularly have affected telecommunications companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such market fluctuations may materially adversely affect the market price of the ACC Common Stock.

RISKS ASSOCIATED WITH DERIVATIVE FINANCIAL INSTRUMENTS

  In the normal course of business, the Company uses various financial instruments, including derivative financial instruments, to hedge its foreign exchange and interest rate risks. The Company does not use derivative financial instruments for speculative purposes. By their nature, all such instruments involve risk, including the risk of nonperformance by counterparties, and the Company's maximum potential loss may exceed the amount recognized on the Company's balance sheet. Accordingly, losses relating to derivative financial instruments could have a material adverse effect upon the Company's business, financial condition and results of operations.

ANTI-TAKEOVER PROVISIONS

  ACC's Board of Directors has the authority to issue up to 1,990,000 shares of Preferred Stock and 25,000,000 shares of Class B Common Stock, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of any ACC Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock or Class B Common Stock that may be issued in the future. While the Company has no present intention to issue any additional shares of Preferred Stock or Class B Common Stock, any such issuance or the perception that such issuances may occur could have the effect of making it more difficult for a third party to acquire control of the Company. The issuance of Preferred Stock or Class B Common Stock could also decrease the amount of earnings and assets available for distribution to holders of ACC Common Stock or could adversely affect the rights and powers, including voting rights, of holders of ACC Common Stock. In addition, the Company is and, subject to certain conditions, will continue to be, subject to the anti-takeover provisions of the DGCL, which could have the effect of delaying or preventing a change of control of the Company. Furthermore, upon a change of control, the Company's indebtedness under its credit facility is required to be repaid and the salary continuation and employment agreements with executive officers and directors of the Company require certain payments to be made by the Company and provide for vesting of stock options and stock incentive rights. In addition, ACC has adopted a rights plan ("ACC Shareholder Rights Plan"), which will cause substantial dilution to a person or group that attempts to acquire ACC on terms not approved by the ACC Board of Directors. All of these provisions and the ACC Shareholder Rights Plan could have the effect of delaying or preventing changes in control or management of the Company. The TCG Merger Agreement also contains provisions which restrict the ability of ACC to solicit or participate in discussions concerning acquisition proposals with respect to ACC and require ACC to pay to TCG a termination fee and expense reimbursements under certain circumstances. These provisions could discourage or increase the cost of an acquisition proposal with respect to ACC from a person other than TCG. See "Recent Developments."

                                  THE MERGER

GENERAL

  Pursuant to the Merger Agreement, Acquisition Sub will merge with and into USW in accordance with the NYBCL and the DGCL, the separate existence of Acquisition Sub will cease, and USW, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of ACC. See "The Merger Agreement" for a summary of the terms and conditions of the Merger.

BACKGROUND OF THE MERGER

  In January 1997, because of the financial condition of USW, the Board of Directors of USW decided to explore the possibility of (i) entering into a transaction pursuant to which USW would merge with or be acquired by another company or (ii) raising additional capital through a private placement of its capital stock. The Board of Directors directed management to explore possible financing sources and merger opportunities.

  On June 10, 1997, Steve M. Dubnik and Michael R. Daley, officers of ACC, contacted Kevin M. O'Hare, David B. Hurwitz and Christopher Shannon, officers of USW at such time, to discuss ACC's interest in a possible transaction. The USW Board of Directors met on June 28, 1997 to review the possibility of entering into a transaction with ACC and determined that, depending upon the purchase price, the USW Board of Directors would consider such a transaction. On July 29, 1997, David K. Laniak and Mr. Dubnik of ACC met with Messrs. O'Hare and Shannon of USW and agreed to sign a non-disclosure agreement and to exchange information to enable ACC to develop a proposed price range for a transaction.

  At a meeting of the USW Board of Directors on August 14, 1997, the Board of Directors discussed several strategic alternatives, including entering into a transaction with ACC. The Board determined that it would favor a sale of USW for a price equal to a multiple of not less than 10 to 12 times USW's monthly average revenues. The Board also determined that it would be advisable to engage an investment banking firm to determine the fairness of any such transaction. The Board also appointed a special purpose Finance and Business Combination Committee (the "FBCC"), comprised of Messrs. Brown, Parker and Regan, to explore possible financing or acquisition transactions.

  The FBCC considered numerous issues in determining whether a sale or business combination involving USW was in the best interests of its shareholders, including challenges in (i) meeting the requirements of the SmallCap segment of The Nasdaq Stock Market for continued listing of the USW Common Stock, (ii) increasing the market value for USW's Common Stock, (iii) increasing its size to meet relative pricing in the marketplace and (iv) competing with competitive local access carriers who offer both local and long distance services. The FBCC determined that, without such sale or business combination, it would be advisable for USW to take significant strategic steps in order to continue as an independent entity, including (i) raising working capital, (ii) modernizing capital equipment, (iii) updating billing software,
(iv) hiring additional employees with technical expertise and (v) increasing sales personnel. The FBCC acknowledged that equity financing would have the effect of diluting shareholders as well as have long-term effects on earnings per share and share price. The FBCC believed that changes resulting from a newly deregulated marketplace would result in continuing price and marketing pressures due to the economies of scale available to RBOCs and other competitors. The FBCC also considered acquiring additional long distance companies, but decided that no company in USW's region possessed the resources which would allow for local access.

  On August 27, 1997, during a telephone conference call with Messrs. O'Hare, Shannon, Brown and Parker of USW, the parties discussed the structure of a possible transaction and Mr. Dubnik discussed a price range for a possible acquisition of USW of between $2.30 and $2.50 per share. The representatives of USW requested additional information concerning ACC.

  The members of the FBCC continued informal discussions with ACC through September 12, 1997, at which time they advised the USW Board of Directors of the proposed terms of a transaction in which ACC would purchase USW through a merger transaction. On September 16, 1997, USW received a non-binding term sheet from ACC, setting forth the terms of the proposed transaction between the companies. On September 17, 1997, the FBCC engaged Bengur Bryan to review the fairness of the proposed transaction. On September 22, 1997, USW received a revised non-binding term sheet from ACC, which the FBCC rejected. On October 7, 1997, USW received another revised non-binding term sheet from ACC, which the FBCC rejected. The FBCC continued its discussions with ACC and, on October 17, 1997, USW received another revised non-binding term sheet. The FBCC informally polled the members of the USW Board of Directors, and determined, based on such discussions, to proceed with the negotiation of a definitive agreement with ACC.

  During the same period, the FBCC continued to explore possible financing transactions, and on September 29, 1997 and October 2, 1997, members of the FBCC held discussions with third parties regarding the possibility of raising additional capital. In addition, the FBCC entered into discussions with and conducted due diligence on another possible candidate for a strategic transaction. Prior to deciding to proceed with the negotiation of a definitive agreement with ACC, the USW Board of Directors concluded that the terms of any financing or strategic transaction with such other party would not be as favorable to the shareholders of USW as the proposed transaction with ACC.

  During the period between and including October 21, 1997 and October 28, 1997, USW and ACC engaged in negotiating and drafting definitive agreements, and conducting due diligence regarding a merger transaction. On October 27, 1997, the USW Board of Directors met to consider the proposed Merger and Merger Agreement. Upon receipt of an oral fairness opinion from Bengur Bryan, which was substantially confirmed in writing by Bengur Bryan as of October 27, 1997, the USW Board of Directors approved the terms of the proposed Merger and Merger Agreement. The ACC Board of Directors also approved the proposed Merger and Merger Agreement on October 27, 1997.

  On October 28, 1997, USW entered into the Merger Agreement with ACC and Acquisition Sub.

ACC'S REASONS FOR THE MERGER

  Numerous factors were taken into consideration by ACC in entering into the Merger Agreement, including (1) the synergies which could potentially be realized by combining the business of USW, with its domestic and international long distance, "800" number, calling/debit card and paging and cellular business in the mid-Atlantic region, with the business of ACC in contiguous markets, (2) the opportunities for expansion of USW's emerging competitive local exchange business in the mid-Atlantic region as a result of the greater financial resources of ACC, (3) the marketing and technical expertise of USW's management, employees and sales agent network, (4) ACC's knowledge of the business, operations, properties, assets, financial condition and prospects of USW and (5) current industry, economic and market conditions.

  The ACC Board of Directors believes that the Merger is fair to, and in the best interests of, ACC and its shareholders. For the various reasons discussed above, the ACC Board of Directors approved the Merger Agreement and the transactions contemplated thereby.

USW'S REASONS FOR THE MERGER

  The Board of Directors of USW believes that the Merger will create a long distance, "800" number, calling/debit card and paging and cellular business that will be better positioned to compete effectively in the industry in which both ACC and USW currently compete. The USW Board of Directors believes that the Merger will provide opportunities to achieve benefits for the USW shareholders and customers that might not otherwise be available.

  The USW Board of Directors believes that after the Merger, the combined company will have the technical resources, scale, geographic scope and competencies to compete more effectively than USW alone, given the numerous uncertainties and competitive pressures in the deregulated long distance industry. ACC's domestic network is largely contiguous and complementary to that of USW. ACC is implementing a state of the art convergent billing system that is capable of processing large amounts of customer data. Furthermore, after the Merger, the combined company will have significantly greater financial resources, which will allow it to more effectively compete on a price basis, in addition to competing on a quality basis, within USW's current marketplace.

  The USW Board of Directors believes that the combined company will also benefit from synergies between ACC's European operations and USW's domestic operations. As a result of ACC's European presence, the combined company will be able to purchase European terminations for current USW domestic business, carrier and international call-back customers at more favorable rates.

  In addition, the USW Board of Directors believes that the products, services and pricing offered by ACC to the current USW agents will enable the combined company to retain and increase its agents network, which is USW's largest sales channel.

RECOMMENDATION OF THE USW BOARD OF DIRECTORS

  THE USW BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF USW COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. In reaching its decision, USW's Board of Directors considered, among other things, the following factors: (i) its knowledge of the business, operations, properties, assets, financial condition and operating results of USW; (ii) judgments as to USW's future prospects; (iii) presentation by USW's management and by USW's financial advisor, Bengur Bryan, with respect to USW and ACC; (iv) the opinion of Bengur Bryan as to the fairness from a financial point of view of the consideration to be received by shareholders of USW in the Merger; (v) the terms of the Merger Agreement which were the product of extensive "arm's length" negotiations; (vi) the historical trading prices for ACC Common Stock; (vii) the opportunity for USW shareholders to participate, as holders of ACC Common Stock, in a larger, more diversified company of which USW would become a significant part. The Board of Directors of USW also believes that the Merger will allow the combined companies to enjoy synergies in operations. The foregoing discussion of the information and factors considered and given weight by the USW Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the USW Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the USW Board of Directors may have given different weights to different factors.

  THE USW BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF USW COMMON STOCK VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

BENGUR BRYAN FAIRNESS OPINION

  USW retained Bengur Bryan to act as its financial advisor and to render an opinion to the Board of Directors of USW as to the fairness, from a financial point of view, of the ACC Common Stock to be received by the holders of USW Common Stock in the Merger.

  On October 27, 1997, in connection with the evaluation of the proposal from ACC, by the Board of Directors of USW, Bengur Bryan rendered its oral opinion, which it substantially confirmed in writing as of October 27, 1997, that, as of such date, and subject to certain assumptions, factors and limitations set forth in such written opinion as described below, the ACC Common Stock to be received by USW shareholders is fair to such shareholders from a financial point of view.

  The full text of the written opinion of Bengur Bryan dated October 27, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Exhibit D to this Prospectus/Proxy Statement and should be read in its entirety for information with respect to procedures followed, assumptions made and matters considered by Bengur Bryan in rendering such opinion. Bengur Bryan's opinion was prepared for the USW Board of Directors and addresses only the fairness of the exchange ratio to the holders of USW Common Stock. The Bengur Bryan opinion does not constitute a recommendation to any USW shareholder as to how such shareholder should vote with respect to the proposed Merger. The summary of the opinion of Bengur Bryan set forth in this Prospectus/Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

  In connection with its opinion, Bengur Bryan has reviewed the Merger Agreement and certain related documents and held discussions with certain senior officers and other representatives and advisors of USW concerning the businesses, operations and prospects of USW and ACC, Bengur Bryan examined certain publicly available business and financial information relating to USW and ACC as well as certain financial data and other data for USW and certain financial information and other data related to ACC, which were provided to or otherwise discussed with Bengur Bryan by the respective management of USW and ACC. Bengur Bryan reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to: (i) current and historical market prices and trading volumes of USW Common Stock and ACC Common Stock; (ii) the respective companies' financial and other operating data; and (iii) the capitalization and financial condition of USW and ACC. Bengur Bryan also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Bengur Bryan considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Bengur Bryan considered relevant in evaluating those of USW and ACC. Bengur Bryan's opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter.

  In rendering its opinion, Bengur Bryan assumed and relied upon the accuracy and completeness of the financial and other information reviewed by it and it did not make or obtain independent verification of such information and assumed no responsibility for independent verification of such information. In addition, Bengur Bryan did not make an independent evaluation or appraisal of the assets and liabilities of USW or ACC or any of their respective subsidiaries. Bengur Bryan assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, including among other things, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Bengur Bryan also did not express any opinion as to what the value of ACC Common Stock actually will be when issued to USW shareholders pursuant to the Merger or the price at which ACC Common Stock will trade subsequent to the Merger. Bengur Bryan's opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter. In connection with the preparation of its opinion, Bengur Bryan was not authorized by USW or the Board of Directors of USW to solicit, nor has Bengur Bryan solicited, third-party indications of interest for the acquisition of all or any part of USW.

  The following is a summary of the material financial analyses Bengur Bryan used in connection with providing its written opinion to the Board of Directors of USW on October 27, 1997. The summary of the analyses does not purport to be a complete description of the analyses underlying Bengur Bryan's opinion.

  Stock Trading History. Bengur Bryan reviewed the performance of the trading price and volume of USW Common Stock for the period from October 24, 1994 through October 24, 1997. This examination indicated that during this period, the trading price of USW Common Stock ranged from $0.50 per share to $2.375 per share. Bengur Bryan also reviewed the performance of the trading price and volume of ACC Common Stock for the period from October 24, 1994 through October 24, 1997. This examination indicated that during this period, the trading price of ACC Common Stock ranged from $9.00 per share to $53.50 per share. In addition, this examination showed that during the 52-week period ending October 24, 1997, the trading price of ACC Common Stock ranged from $14.75 per share to $42.75 per share.

  Implied Multiple and Premium Analysis. Bengur Bryan calculated certain valuation multiples implied by the terms of the Merger Agreement based on a per share value for each share of USW Common Stock of $2.52. Bengur Bryan calculated that the total equity value as a multiple of USW's latest twelve months' ("LTM") net income was not meaningful since USW incurred a net loss for the LTM. Bengur Bryan also calculated that the total enterprise value (defined to be total equity value plus total debt less cash and cash equivalents, also referred to as total market capitalization) as a multiple of USW's LTM sales, and run rate of sales (defined as sales for the latest reported quarter multiplied by four) was 0.99x and 0.80x, respectively, based on a per share value of $2.52. USW's LTM earnings before interest and taxes ("EBIT") and LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") as a multiple of total enterprise value were not considered meaningful since USW incurred a net operating loss for the LTM.

  Bengur Bryan determined that the percentage premium implied by the terms of the Merger Agreement, based on a per share value for each share of USW Common Stock of $2.52 relative to the market price of USW Common Stock one day and four weeks prior to the announcement of the Merger, was 84% and 26%, respectively.

  Comparable Public Company Analysis--USW. Bengur Bryan compared certain financial and operating information for USW to the corresponding financial and operating information of the following group of selected long-distance telecommunications services companies (the "Comparable Companies"): Group Long Distance, EqualNet Holding, Phoenix Networks, Inc., Network Long Distance and Total-Tel USA Communications. Bengur Bryan analyzed, among other things, the market price per share of common stock of each Comparable Company and USW as a multiple of LTM earning per share ("EPS"), as well as the total enterprise value as a multiple of LTM EBIT, LTM EBITDA, LTM sales, and run rate of sales. Although a comparison of public companies having comparable operating characteristics is customarily given primary emphasis in the analyses supporting a fairness opinion, Bengur Bryan concluded that a comparison of LTM EPS, LTM EBIT and LTM EBITDA to the Comparable Companies was not meaningful given the magnitude of the operating losses of USW and the Comparable Companies. However, Bengur Bryan noted an analysis of total enterprise value as a multiple of LTM sales yielded a range of 0.42x to 2.43x with a mean of 1.06x; and an analysis of total enterprise value as a multiple of run rate of sales yielded a range of 0.41x to 1.31x with a mean of 0.83x compared to USW total enterprise value as a multiple of LTM sales and run rate of sales of 0.99x and 0.80x, respectively, based on the USW per share price of $2.52.

  Comparable Public Company Analysis--ACC. Bengur Bryan compared certain financial and operating information for ACC to the corresponding financial and operating information of a group of selected long-distance telecommunications services companies (the "Telecommunication Group"): General Communications, Inc., Primus Telecommunications, Tel-Save Holdings, Inc., Telegroup, Inc., USLD Communications and IXC Communications, Inc. Bengur Bryan analyzed, among other things, the market price per share of common stock of the Telecommunication Group and ACC as a multiple of LTM EPS, as well as the total enterprise value as a multiple of LTM EBIT, LTM EBITDA, LTM sales, and run rate of sales. Although a comparison of public companies having comparable operating characteristics is customarily given primary emphasis in the analyses supporting a fairness opinion, Bengur Bryan concluded that a comparison of LTM EPS, LTM EBIT and LTM EBITDA to the Telecommunication Group was not meaningful given the magnitude of the operating losses of the Telecommunication Group. Bengur Bryan noted that based on a $31.50 share price for ACC, market price per share as a multiple of LTM EPS was 32.47x and total enterprise value as a multiple of LTM EBIT and LTM EBITDA 24.95x and 13.01x, respectively. Bengur Bryan noted an analysis of total enterprise value as a multiple of LTM sales was 1.61 for ACC compared to a range of 0.86x to 5.93x with a mean of 2.91x for the Telecommunication Group; an analysis of total enterprise value as a multiple of run rate of sales was 1.58x for ACC, compared to a range of 0.72x to 5.35x with a mean of 2.56x for the Telecommunication Group.

  Comparable Transaction Analysis. Bengur Bryan analyzed certain information relating to the following selected comparable transactions in the long-distance telecommunications industry (the "Comparable Transactions"): Network Long Distance, Inc./National Telservice Inc. and Network Long Distance, Inc./ Eastern Telecom International. Such analysis indicated that for the Comparable Transactions, total market capitalization as a multiple of LTM sales ranged from 1.10x to 1.47x with a mean of 1.28x, and total market capitalization as a multiple of run rate of sales ranged from 1.02x to 1.16x with a mean of 1.09x. Bengur Bryan concluded that a comparison of LTM net income, LTM EBIT and LTM EBITDA was not meaningful given the magnitude of the operating losses of the companies in the Comparable Transactions.

  Premium Paid Analysis. Bengur Bryan analyzed the percentage premiums offered in stock-for-stock mergers of $25 to $75 million in size from January 1, 1996 through October 24, 1997. Bengur Bryan calculated the premium offered relative to the market price one day and four weeks prior to the announcement date of each transaction. The analysis indicated that the mean percentage premium one day and four weeks prior to announcement was 24% and 35%, respectively, compared with premiums of 84% and 26%, respectively, for the Merger (based on the per share market price one day and four weeks prior to announcement of the Merger).

  Contribution Analysis. Bengur Bryan analyzed and compared the respective contribution to revenue, EBITDA, EBIT and net income of USW and ACC to the combined companies for the twelve month period ended September 30, 1997. This analysis did not take into account any synergies realizable by the combined companies subsequent to the Merger. This analysis indicated that USW would contribute approximately 13% to combined revenue, and would negatively affect the combined EBITDA, the combined EBIT and the combined net income. According to the terms of the Merger and assuming an Average Pre-Closing Trading Price (as defined in the Merger Agreement) of $32.14 for ACC Common Stock, Bengur Bryan calculated that existing shareholders of USW would own approximately 9% of the combined companies.

  Pro Forma Analysis. Bengur Bryan prepared pro forma analyses of the financial impact of the Merger, assuming an initial Exchange Ratio of 0.79. Based on such analyses, Bengur Bryan calculated that the proposed Merger would be dilutive to ACC's LTM EPS assuming no annual operating synergies.

  The preparation of the fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Bengur Bryan's opinion. In arriving at its fairness determination, Bengur Bryan considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to USW or ACC or the Merger. The analyses were prepared solely for purposes of Bengur Bryan's opinion provided to the Board of Directors of USW as to the fairness of the Exchange Ratio to be received by the holders of USW Common Stock pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. In its analysis Bengur Bryan did not make any forecasts regarding the future financial performance of USW, ACC and the Merger, although Bengur Bryan considered management's judgements regarding the possible future performance of their respective companies and the combined entity. Because such analyses are inherently subject to substantial uncertainty, Bengur Bryan assumes no responsibility regarding any future results from the Merger.

  Bengur Bryan, as part of its investment banking business, engages in the valuation of businesses in connection with mergers and acquisitions, private placements and valuations for other purposes. Pursuant to a letter agreement dated October 17, 1997 (the "Engagement Letter"), USW engaged Bengur Bryan to provide investment banking services. Pursuant to the terms of the Engagement Letter, USW has paid Bengur Bryan a $40,000 retainer fee and an additional $125,000 upon rendering of the fairness opinion. Further, USW has agreed to reimburse Bengur Bryan for its reasonable out-of-pocket expenses, including attorney's fees and to indemnify Bengur Bryan against certain liabilities, including certain liabilities under the federal securities laws. Bengur Bryan acted as financial advisor to USW in connection with a private placement of USW Common Stock which closed on November 26, 1997 and received a fee of approximately $85,000 therefor.

CERTAIN U. S. FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of USW Common Stock for ACC Common Stock and the assumption by ACC of the USW Options and the conversion thereof into options to purchase ACC Common Stock ("Merger Options"). In particular, this discussion addresses the tax consequences of the Merger generally applicable to holders of USW Common Stock and to the holders of USW Options. This discussion does not deal with all federal income tax considerations that may be relevant to particular holders of options to purchase USW Common Stock and to holders of each outstanding option to acquire USW Common Stock in light of particular circumstances, such as holders who do not hold their shares of USW Common Stock as capital assets, foreign persons or persons who acquired their shares in compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, the Merger (whether or not such transactions are undertaken in connection with the Merger), including, without limitation, any transaction in which shares of USW Common Stock are acquired or any shares of ACC Common Stock are disposed of. Further, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, HOLDERS OF USW COMMON STOCK AND HOLDERS OF EACH OUTSTANDING OPTION TO ACQUIRE USW COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  Morgan, Lewis & Bockius LLP, counsel to USW, has delivered an opinion to the effect that the following discussion fairly represents the tax consequences of the Merger. The opinion is based on and is subject to certain qualifications and assumptions as noted therein. USW shareholders should be aware that this discussion is based upon counsel's interpretation of the Internal Revenue Code (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practices, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statement and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger.

  USW, Acquisition Sub and ACC intend to treat the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes. There is a strong argument that this treatment is proper; however, while counsel to USW believes that the position taken by USW is reasonable, it cannot provide an opinion as to whether USW would prevail if the IRS were to challenge the treatment of the Merger as a reorganization. It is unclear whether the USW shareholders will be deemed to have received AT&T shares for their USW Common Stock as a result of the proposed AT&T Merger. If the IRS steps together the Merger, the proposed TCG Merger and TCG/AT&T Merger, and determines that the USW shareholders are receiving AT&T stock rather than ACC stock, the Merger would not qualify as a tax-free reorganization. If it were ultimately determined that the Merger does not qualify as a tax-free reorganization, all USW shareholders would be subject to tax on the USW Common Stock surrendered in the Merger whether or not the ACC Common Stock received in the Merger was sold or retained. Accordingly, there is a significant risk that the Merger will not be treated as a reorganization within the meaning of the Code.

  A successful IRS challenge to the tax-free reorganization treatment of the Merger would result in the USW shareholders recognizing taxable gain or loss with respect to each share of USW Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the ACC Common Stock received in exchange therefor. In such event, a shareholder's basis in the ACC Common Stock so received would equal its fair market value and the holding period for such stock would begin the day after the Effective Time. If the Merger and the proposed TCG Merger and TCG/AT&T Merger are not treated as a step transaction by the IRS, each of ACC, Acquisition Sub and USW should be a party to the reorganization within the meaning of Section 368(b) of the Code and no gain or loss will be recognized by a shareholder of USW as a result of the Merger with respect to the USW Common Stock converted solely into ACC Common Stock. Subject to the limitations and qualifications referred to herein, the Merger's treatment for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code will generally have the following consequences for federal income tax purposes:

    (a) no gain or loss will be recognized by holders of USW Common Stock upon their receipt in the Merger solely of ACC Common Stock in exchange therefor, except to the extent of cash paid in lieu of fractional shares as discussed below;

    (b) the aggregate basis for tax purposes of the ACC Common Stock received in the Merger will be the same as the aggregate basis of the USW Common Stock surrendered in exchange therefor, except to the extent of cash paid in lieu of fractional shares as discussed below; and

    (c) the holding period of the ACC Common Stock received in the Merger will include the period for which the USW Common Stock surrendered in exchange therefor was held, provided that the USW Common Stock is held as a capital asset as of the Effective Date.

  Even if the Merger is treated for federal income tax purposes as a tax-free reorganization, a recipient of ACC Common Stock could recognize gain to the extent that such common stock was considered by the IRS to be received in exchange for property or services (other than solely USW Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain could also have to be recognized to the extent that a USW Common Stock holder was treated by the IRS as receiving (directly or indirectly) consideration in addition to ACC Common Stock in exchange for his or her USW Common Stock. Cash received by a holder of USW Common Stock in lieu of a fractional interest in ACC Common Stock will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the holder's basis allocable to such fractional share interest. Such gain or loss will be capital gain or loss if USW Common Stock is held by the holder as a capital asset as of the Effective Time.

  Pursuant to Treasury Regulations promulgated under Section 368 of the Code, a reorganization under Section 368 requires a continuing interest in the enterprise on the part of the persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. To satisfy the continuity of interest requirement, USW shareholders must not, pursuant to a plan or intent existing on or prior to the Effective Time, dispose of or transfer so much of either (i) their USW Common Stock in anticipation of the Merger or (ii) the ACC Common Stock to be received in the Merger (collectively "Planned Dispositions"), such that USW shareholders, as a group, would no longer have a significant equity interest in the USW business being conducted by ACC after the Merger. USW shareholders will generally be regarded as having a significant equity interest as long as the number of shares of ACC Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the USW shareholders in the Merger.

  For the reasons stated above, the conversion incident to the Merger of the USW Options granted in connection with the performance of services into the Merger Options will not result in the recognition of income, gain or loss for federal income tax purposes by the holders of the USW Options.

  The holders of the USW Warrants are being advised by separate counsel as to the federal income tax consequences of the conversion of the USW Warrants, and no opinion or advice is being given in this Proxy Statement/Prospectus with respect thereto.

  Since the USW Preferred Stock is convertible into USW Common Stock by its terms, the conversion of the USW Preferred Stock into ACC Common Stock in the Merger will not result in recognition of income, gain or loss for federal income tax purposes by the holders of USW Preferred Stock.

  A successful IRS challenge to the tax-free reorganization treatment of the Merger (as a result of a failure of the continuity of interest requirement or otherwise) would result in the USW shareholders recognizing taxable gain or loss with respect to each share of USW Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the ACC Common Stock received in exchange therefor. In such event, a shareholder's basis in the ACC Common Stock so received would equal its fair market value and the holding period for such stock would begin the day after the Effective Time.

ACCOUNTING TREATMENT

  The Merger is intended to qualify for treatment as a "pooling of interests" for accounting and financial reporting purposes. Consummation of the Merger is contingent upon ACC receiving a letter from ACC's independent public accountants, Arthur Andersen LLP, and USW receiving a letter from USW's independent public accountants, Deloitte & Touche LLP, dated as of the Effective Time, that the Merger, if consummated in accordance with the Merger Agreement, will qualify for treatment as a "pooling of interests" for financial reporting purposes in accordance with generally accepted accounting principles. Under this method of accounting, the recorded assets and liabilities of ACC and USW will be carried forward to the combined organization at their recorded amounts; income of the combined organization will include income of ACC and USW for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined organization. Among the conditions to pooling of interests accounting treatment of the Merger is the requirement that ACC issue ACC Common Stock in exchange for at least 90% of the USW Common Stock outstanding on the date the Merger is consummated.

  Shareholders of USW that are "affiliates" (as defined in the rules under the 1933 Act) are required as a condition to closing to execute and deliver pooling letters agreeing that they will not transfer any shares of ACC Common Stock received in the Merger until ACC has published financial statements containing at least 30 days of combined results of operations after the Effective Time. Such restriction on transfer is necessary to account for the Merger as a pooling of interests. See "--Status Under Federal Securities Laws."

STATUS UNDER FEDERAL SECURITIES LAWS

  The ACC Common Stock to be issued to shareholders of USW pursuant to the Merger Agreement has been registered under the 1933 Act, thereby allowing such shares to be freely traded without registration by persons who will not be "affiliates" of ACC after the Merger or who were not "affiliates" of USW on the date of the Special Meeting. All directors and certain officers and shareholders of USW may be deemed to have been "affiliates" of USW within the meaning of such rules. Any such person may resell the ACC Common Stock received by him or her in the Merger only if such shares are registered under the 1933 Act or an exemption from registration under the 1933 Act is available. Such persons may be able to effect resales under the safe harbor provision of Rule 145 under the Act (or Rule 144 in the case of such persons who become "affiliates" of ACC) or as otherwise permitted under the 1933 Act. Persons who may be deemed affiliates of ACC or USW generally include individuals or entities that control, are controlled by, or are under common control with, such party, and may include certain officers and directors of such party as well as principal shareholders of such party. It is recommended that any such person obtain advice of securities counsel prior to effecting any resales.

  The Merger Agreement requires, as a condition to closing, that "affiliates" of USW have executed and delivered agreements agreeing to certain restrictions on the transfer of their shares and agreeing that such person will not offer or sell or otherwise dispose of any of the ACC Common Stock received in the Merger
(i) in violation of the 1933 Act or the rules and regulations thereunder and
(ii) in any event, until the time that financial results covering at least 30 days of post-Merger combined operations of ACC and USW have been published in accordance with the accounting policies of the Commission relating to pooling of interests. See "The Merger Agreement--Pooling Letters and Affiliate Agreements."

                            THE USW SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

  The Special Meeting of the Shareholders of USW is being called (i) to consider and vote upon approval and adoption of the Merger Agreement and approval of the Merger and all related transactions, pursuant to which (a) Acquisition Sub will be merged with and into USW with USW surviving the Merger and becoming a wholly-owned subsidiary of ACC and (b) each share of USW Common Stock that is issued and outstanding at the Effective Time, other than Dissenting Shares, will be converted into the right to receive a fraction of a share of ACC Common Stock equal to the Exchange Ratio in effect at closing,
(ii) to authorize the adjournment of the Special Meeting to allow for collection of additional shareholder votes to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement and the Merger, if necessary, and (iii) to transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  THE USW BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF USW COMMON STOCK VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

DATE, TIME AND PLACE

  The Special Meeting is scheduled to be held on           , 1998, at the
offices of                     ,                     , commencing at
             .m., local time.

RECORD DATE; SOLICITATION OF PROXIES; REVOCABILITY OF PROXIES

  The Board of Directors of USW has fixed the close of business on
  , 1998 (the "Record Date") for the determination of shareholders entitled to notice and to vote at the Special Meeting. Accordingly, only holders of USW Common Stock of record on the books of USW at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. At the close of business of the
Record Date there were        shares of USW Common Stock outstanding. Each
holder of record of shares of USW Common Stock on the Record Date is entitled to cast one vote per share on each proposal properly submitted for the vote of USW's shareholders, either in person or by properly executed proxy, at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of USW Common Stock entitled to vote at the Special Meeting, is necessary to constitute a quorum at the Special Meeting.

  Shares of USW Common Stock which are represented by properly executed proxies, unless such proxies have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted FOR approval and adoption of the Merger Agreement and approval of the Merger, FOR adjournment in order to collect more shareholder votes to obtain a quorum or to obtain more votes in favor of the Merger Agreement and Merger, and in the discretion of the proxy holder as to any other matter which may properly come before the Special Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by delivering a written notice that the proxy is being revoked to Arthur Regan, the Secretary of USW, at 111 Presidential Blvd., Suite 114, Bala Cynwyd, Pennsylvania 19004, or by submitting a properly executed proxy bearing a later date than the proxy being revoked, or by voting the USW Common Stock covered thereby in person at the Special Meeting.

  USW will bear the cost of the Special Meeting and of soliciting proxies therefor, including the costs of the printing and mailing of this Prospectus/Proxy Statement and related materials, and the reasonable expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to the beneficial owners of shares of USW Common Stock.

  USW SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

VOTE REQUIRED

  Shareholder approval of the Merger Agreement and the Merger is required by the NYBCL. Approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of USW Common Stock. If a proxy is marked as "abstain" on the Merger Agreement and Merger, or if instructions are given that no vote be cast on the Merger Agreement and Merger, the shares represented by such proxy will not be voted on the Merger Agreement and Merger. Abstentions and broker and other specified non-votes on the Merger Agreement and Merger will have the same effect as casting a vote against the Merger Agreement and Merger.

  Certain directors of USW beneficially owned on the Record Date for the
Special Meeting approximately           % of the total number of shares of USW
Common Stock outstanding on the Record Date. Such persons have authorized ACC to vote their shares of USW Common Stock in favor of the Merger pursuant to the Shareholder Voting and Tender Agreements. See "--Shareholder Tender Agreements."

SHAREHOLDER VOTING AND TENDER AGREEMENTS

  Certain directors of USW have executed and delivered agreements and irrevocable proxies to ACC ("Shareholder Tender Agreements") authorizing ACC to vote their shares of USW Common Stock in favor of the Merger and any proposal or action which would, or could reasonably be expected to, facilitate the Merger, and against any action or agreement which would, or could reasonably be expected to, impede, interfere with, delay or adversely affect
the Merger. Pursuant to the Shareholder Tender Agreements, approximately    %
of the total number of shares of USW Common Stock outstanding on the Record Date will be voted for the Merger and any proposal or action which would, or could reasonably be expected to, facilitate the Merger, and against any action or agreement which would, or could reasonably be expected to, impede, interfere with, delay or adversely affect the Merger. The Shareholder Tender Agreement, among other things, prohibits the shareholder from selling, offering to sell, or acquiring any USW Common Stock or other securities of USW during the term of the Shareholder Tender Agreement, unless the prior written consent of ACC is obtained. The Shareholder Tender Agreements terminate on the date the Merger Agreement is terminated in accordance with its terms.

ADJOURNMENT OF THE SPECIAL MEETING

  A vote (i) in person by a shareholder FOR adjournment of the Special Meeting or (ii) for the second proposal on the proxy card of USW authorizing the named proxies to vote the shares covered by such proxy to adjourn the Special Meeting would allow for additional collection of shareholder votes to obtain a quorum or in order to obtain more votes in favor of the Merger Agreement and the Merger. Consequently, it is not likely to be in the interest of shareholders who intend to vote against the Merger Agreement to vote in person to adjourn the Special Meeting or to vote for the second proposal on the proxy card.

  The USW Board of Directors unanimously recommends that the USW shareholders vote FOR any adjournment of the Special Meeting suggested by the Board in order to solicit additional votes in order to obtain a quorum or to obtain more votes in favor of the Merger Agreement, the Merger and related transactions.

DISCRETIONARY AUTHORITY

  The Notice of Special Meeting of Shareholders provides for transaction of any business that properly comes before the meeting. The USW Board of Directors has no knowledge, however, of any matters to be presented at the Special Meeting other than those referred to in this Proxy
Statement/Prospectus. The enclosed proxy gives discretionary authority if any other matters are properly presented.

DISSENTERS' RIGHTS

  Section 910 of the NYBCL sets forth the rights of shareholders of USW who object to the Merger. Any shareholder of USW who does not vote in favor of the Merger or who duly revokes his or her vote in favor of such proposal may, if the Merger is consummated, has the right to seek to obtain payment in cash of the fair value of his shares by strictly complying with the requirements of
Section 623 of the NYBCL ("Section 623").

  The dissenting shareholder must file with USW, before the taking of the vote on the Merger, a written objection including a statement of election to dissent, such shareholder's name and residence address, the number of shares of USW Common Stock as to which dissent is made (which number may not be less than all of the shares as to which such shareholder has a right to dissent) and a demand for payment of the fair value of such shares if the Merger is consummated. Any such written objection should be addressed to: Arthur Regan, Secretary, US WATS, Inc., 111 Presidential Blvd., Suite 114, Bala Cynwyd, Pennsylvania 19004.

  Within 10 days after the vote of shareholders authorizing the Merger, USW must give written notice of such authorization to each such dissenting shareholder. Within 20 days after the giving of such notice, any shareholder to whom USW failed to give notice of the Special Meeting (and who was entitled to such notice) who elects to dissent from the Merger must file with USW a written notice of such election, stating such shareholder's name and residence address, the number of shares of USW Common Stock as to which dissent is made (which number may not be less than all of the shares as to which such shareholder has a right to dissent) and a demand for payment of the fair value of such shares if the Merger is consummated.

  At the time of filing the notice of election to dissent or within one month thereafter, dissenting shareholders must submit certificates representing the applicable shares to USW or its transfer agent, Liberty Transfer Co., for notation thereon of the election to dissent, after which such certificates will be returned to the shareholder. Any shareholder who fails to submit his or her share certificates for such notation shall, at the option of USW exercised by written notice to the shareholder within 45 days from the date of filing of the notice of election to dissent, lose such shareholder's appraisal rights unless a court, for good cause shown, shall otherwise direct.

  Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent, or within 15 days after consummation of the Merger, whichever is later (but not later than 90 days after the shareholders' vote authorizing the Merger), USW must make a written offer (which, if the Merger has not been consummated within the 90 day period after the shareholders' vote authorizing the Merger, may be conditioned upon such consummation) to each shareholder who has filed such notice of election to pay for the shares at a specified price which USW considers to be their fair value based on the fair value of the shares as of the close of business on the day prior to the shareholders' vote authorizing the Merger. If the Company and the dissenting shareholder are unable to agree as to such value,
Section 623 provides for judicial determination of fair value based on the fair value of the shares as of the close of business on the day prior to the shareholders' vote authorizing the Merger. In the event of such a disagreement, a proceeding shall be commenced by USW in the Supreme Court of the State of New York, County of New York, or by the dissenting shareholder if USW fails to commence the proceeding within the time period required by
Section 623 of the NYBCL. USW intends to commence such a proceeding in the event of such a disagreement.

  A negative vote on the Merger does not constitute a "written objection" filed by an objecting shareholder. Failure by a shareholder to vote against the Merger will not, however, constitute a waiver of rights under Section 623 provided that a written objection has been properly filed and such shareholder has not voted in favor of the Merger.

  The foregoing does not purport to be a complete statement of the provisions of Section 623 and is qualified in its entirety by reference to said Section, a copy of which is attached hereto in full as Exhibit C. Each shareholder intending to exercise dissenter's rights should review Exhibit C carefully and consult such shareholder's counsel for a more complete and definitive statement of the rights of a dissenting shareholder and the proper procedure to follow to exercise such rights.

                          INFORMATION CONCERNING ACC

GENERAL

  ACC is a switch-based provider of telecommunications services in the United States, Canada and the United Kingdom. ACC primarily provides long distance telecommunications services to a diversified customer base of businesses, residential customers and educational institutions. ACC also provides local telephone service as a switch-based local exchange reseller in upstate New York and Massachusetts and as a reseller of local exchange services in Ontario and Quebec, Canada. ACC entered the German market during 1997 as a switchless reseller of long distance telecommunications services and plans to become a switch-based provider in Germany as business and regulatory conditions warrant. ACC operates an advanced telecommunications network, consisting of nine long distance international and domestic switches located in the U.S., Canada and the U.K., six local exchange switches located in the U.S., leased transmission lines, IRUs and network management systems designed to optimize traffic routing.

  ACC's objective is to grow its telecommunications customer base in its existing markets and to establish itself in deregulating Western European markets that have high density telecommunications traffic when ACC believes that business and regulatory conditions warrant. The key elements of ACC's business strategy are: (1) to broaden ACC's penetration of the U.S., Canadian and U.K. telecommunications markets by expanding its long distance, local and other service offerings and geographic reach; (2) to utilize ACC's operating experience as an early entrant in deregulating markets in the U.S., Canada and the U.K. to penetrate other deregulating telecommunications markets that have high density telecommunications traffic; (3) to achieve economies of scale and scope in the utilization of ACC's network; and (4) to seek acquisitions, investments or strategic alliances involving assets or businesses that are complementary to ACC's current operations.

  ACC's principal competitive strengths are: (1) ACC's sales and marketing organization and the customized service ACC offers to its customers; (2) ACC's offering of competitive prices which ACC believes generally are lower than prices charged by the major carriers in each of its markets; (3) ACC's position as an early entrant in the U.S., Canadian and U.K. markets as an alternative carrier; (4) ACC's focus on more profitable international telecommunications traffic between the U.S., Canada and the U.K.; and (5) ACC's switched-based networking capabilities. ACC believes that its ownership of switches reduces its reliance on other carriers and enables ACC to efficiently route telecommunications traffic over multiple leased transmission lines and IRUs and to control costs, call record data and customer information. The availability of existing transmission capacity in its markets makes leasing of transmission lines attractive to ACC and enables it to grow network usage without having to incur the significant capital and operating costs associated with the development and operation of a transmission line infrastructure.

  ACC primarily targets business customers with approximately $500 to $15,000 of monthly usage, selected residential customers and colleges and universities. ACC believes that, in addition to being price-driven, these customers tend to be focused on customer service, more likely to rely on a single carrier for their telecommunications needs and less likely to change carriers than larger commercial customers. The diversity of ACC's targeted customer base enhances network utilization by combining business-driven workday traffic with night and weekend off-peak traffic from student and residential customers. ACC strives to be more cost effective, flexible, innovative and responsive to the needs of its customers than the major carriers, which principally focus their direct sales efforts on large commercial accounts and residential customers.

  ACC was originally incorporated in New York in 1982 under the name A.C. Teleconnect Corp. and was reincorporated in Delaware in 1987 under the name ACC Corp. As used herein, unless the context otherwise requires, the "Company" and "ACC" refer to ACC Corp. and its subsidiaries, including ACC Long Distance Corp. ("ACC U.S."), ACC TelEnterprises Ltd., ACC's wholly-owned Canadian subsidiary ("ACC Canada"), ACC Long Distance UK Limited ("ACC U.K.") and ACC Telecommunications GmbH ("ACC Germany"). ACC's principal executive offices are located at 400 West Avenue, Rochester, New York 14611 and its telephone number at that address is (716) 987-3000.

INDUSTRY OVERVIEW

  The global telecommunications industry has dramatically changed during the past several years, beginning in the U.S. with AT&T's divestiture of its RBOCs in 1984 and culminating with the 1996 amendments to the U.S. Communications Act of 1934 (the "U.S. Communications Act"), and continuing in Canada, the U.K. and other countries with various regulatory changes. Previously, the long distance telecommunications industry in the U.S., Canada and the U.K. consisted of one or a few large facilities-based carriers, such as AT&T, Bell Canada and British Telecom. As a result of the AT&T divestiture and the recent legislative changes in the U.S. and fundamental regulatory changes in Canada and the U.K., coupled with technological and network infrastructure developments which increased significantly the voice and data telecommunications transmission capacity of dominant carriers, the long distance industry has developed into a highly competitive one consisting of numerous alternative long distance carriers in each of these countries. In addition, since the AT&T divestiture in 1984, competition has heightened in the local exchange market in the U.S. and Canada. The Company anticipates that deregulatory and economic influences will promote the development of competitive telecommunications markets in other countries.

  Long Distance Market. The U.S. long distance market has grown to over $93 billion in annual revenues during 1996, according to FCC estimates. AT&T has remained the largest long distance carrier in the U.S. market, retaining approximately 48% of the market, with MCI and Sprint with respective market shares of approximately 20% and 10% of the market during 1996. AT&T, MCI and Sprint constitute what generally is regarded as the first tier in the U.S. long distance market. Large regional long distance companies, some with national capabilities, such as WorldCom, Inc. (which in 1996 merged with MFS Communications, Inc.), CWI, Frontier Corp., Excel Telecommunications and LCI International, constitute the second tier of the industry, although WorldCom would become a first tier company upon consummation of its pending merger with MCI. The remainder of the U.S. long distance market share is comprised of several hundred smaller companies, including ACC U.S., known as third-tier carriers. In addition, recent U.S. legislation, which removes certain long-standing restrictions on the ability of the RBOCs to provide long distance services, and the World Trade Organization ("WTO") accord on basic services, will have a substantial impact on the long distance market.

  Since 1990, competition has existed in the Canadian long distance market (except Saskatchewan). The Canadian long distance market is dominated by a consortium of facilities-based local and long distance telephone companies (e.g., Bell Canada, BC Tel, Maritime Tel) operating as the "Stentor" group of companies. A second group of long distance providers, consisting principally of AT&T Canada Long Distance Services Company ("AT&T Canada"), Sprint Canada (a subsidiary of Call-Net Telecommunications Inc.) and fONOROLA Inc., own and operate transmission lines through which they provide long distance voice and data services in the Canadian markets. Other long distance providers, including ACC Canada, generally lease transmission lines through which they resell long distance services in the Canadian market.

  The international, national and local markets for voice telephone services in the U.K. and Northern Ireland accounted for approximately (Pounds)l.5 billion, (Pounds)2.0 billion and (Pounds)2.2 billion, respectively, in revenues during the 12 months ended March 31, 1997, according to estimates from The Office of Telecommunications ("Oftel"), the U.K. telecommunications regulatory authority. In the U.K., British Telecom historically has dominated the telecommunications market. British Telecom was the largest carrier during such 12 month period, with approximately 58.2%, 78.4% and 88.7% of the revenues from international, national and local voice telephone services, respectively. CWC, which owns and operates interexchange and local loop transmission facilities, is the second largest carrier of voice telecommunications in the U.K. The remainder of the U.K. long distance market is comprised of an emerging market of licensed public telephone operators, such as Energis Communications Ltd., ("Energis"), WorldCom, ACC U.K. and various cable companies, and switched-based resellers such as First Telecom and Esprit Telecom of the U.K. Ltd. ("Esprit") and Sprint.

  Long distance carriers in the U.S., Canada and the U.K. can be categorized by several distinctions. One distinction is between transmission facilities-based companies and non-transmission facilities-based companies, or resellers. Transmission facilities-based carriers, such as AT&T, Bell Canada and British Telecom, own their own long distance interexchange or transmission facilities and originate and terminate calls through local exchange systems. Profitability for transmission facilities-based carriers is dependent not only upon their ability to generate revenues but also upon their ability to manage complex networking and transmission costs. All of the first-and most of the second-tier long distance companies in the U.S markets are transmission facilities-based carriers and generally offer service nationwide. Most transmission facilities-based carriers in the third tier of the market offer their service only in a limited geographic area. Some transmission facilities-based carriers contract with other transmission facilities-based carriers to provide transmission where they have geographic gaps in their facilities. Carriers that operate primarily as switched-based resellers, such as the Company, carry their long distance traffic over transmission lines leased from transmission facilities-based carriers, originate and terminate calls through incumbent local exchange carriers or "competitive local exchange carriers" ("CLECs") such as Teleport Communications Group, Inc. and contract with transmission facilities-based carriers to provide transmission of long distance traffic either on a fixed rate lease basis or a call volume basis. Profitability for non-transmission facilities-based carriers is dependent largely on their ability to generate and retain sufficient revenue volume to negotiate attractive pricing with one or more transmission facilities-based carriers.

  A second distinction among long distance companies is that of switch-based versus switchless resellers. Switch-based resellers, such as the Company, have one or more switches, which are sophisticated computers that direct telecommunications traffic to form a transmission path between a caller and the recipient of a call. All transmission facilities-based carriers are switch-based carriers, as are many non-transmission facilities-based carriers, including ACC. Switchless resellers, in contrast, depend on one or more transmission facilities-based carriers or switch-based resellers for transmission and switching facilities. The Company believes that its ownership of switches reduces its reliance on other carriers and enables the Company to efficiently route telecommunications traffic over multiple leased transmission lines and to control costs, call record data and customer information. The availability of existing transmission capacity in its markets makes leasing of transmission lines attractive to the Company and enables it to grow network usage without having to incur the significant capital and operating costs associated with the development and operation of a transmission line infrastructure.

  Local Exchange Market. In the U.S., the existing structure of the telecommunications industry principally resulted from the AT&T divestiture. As part of the divestiture, seven RBOCs were created to offer services in specified geographic areas called Local Access and Transport Areas ("LATAs"). The RBOCs were separated from the long distance provider, AT&T, resulting in the creation of distinct local exchange and long distance markets. Since the AT&T divestiture, several factors have served to promote competition in the local exchange market, including (i) the local exchange carriers' monopoly position, which provided little incentive for the local exchange companies to reduce prices, improve service or upgrade their networks, and related regulations which required the local exchange carriers to, among other things, lease transmission facilities to alternative carriers, such as the Company,
(ii) customer desire for an alternative to the local exchange carriers, which developed in part as a result of competitive activities in the long distance market and increasing demand for lower cost, high quality, reliable services, and (iii) the advancement of fiber optic and digital electronic technology, which combined the ability to transmit voice, data and video at high speeds with increased capacity and reliability.

  During the past several years, regulators in some states and at the federal level have issued rulings which favored competition and promoted the opening of markets to new entrants. These rulings have allowed competitive providers of telecommunications services to offer a number of new services, including, in certain states, a range of local exchange services. In February 1996 legislation was enacted (the "Telecommunications Act of 1996" or the "1996 Act") which was intended to introduce increased competition in U.S. telecommunications markets, especially in local markets. The 1996 Act opens the local services market by requiring incumbent LECs to permit interconnection to their networks and by establishing local exchange carrier obligations with respect to unbundled access, resale, number portability, dialing parity, nondiscriminatory access to rights of way, mutual compensation for termination of calls on other carriers' networks, and other matters. In addition, the 1996 Act codifies local exchange carriers' equal access and nondiscrimination obligations and precludes state regulation that prohibits or has the effect of prohibiting competition for local telecommunication services.

  As required by the 1996 Act, in August 1996 the FCC adopted new rules implementing certain provisions of the 1996 Act (the "Interconnection Orders"). These rules are designed to implement the pro-competitive, deregulatory national policy framework of the new statute by removing or minimizing the regulatory, economic and operational impediments to competition for facilities-based and resold local services, including switched local exchange services. Although setting minimum, uniform, national rules, the Interconnection Orders also rely heavily on states to apply these rules and to exercise their own discretion in implementing a pro-competitive regime in their local telephone markets. Among other things, the Interconnection Orders establish rules requiring incumbent LECs to interconnect with new entrants such as the Company at specified network points; require incumbent LECs to provide carriers nondiscriminatory access to network elements on an unbundled basis; require states to set prices for interconnection and termination of local calls; require incumbent LECs to offer their telecommunications services for resale at retail prices minus avoided costs; and require LECs and utilities to provide new entrants with nondiscriminatory access to poles, ducts, conduit and rights of way owned or controlled by LECs or utilities. The Interconnection Orders also require, among other things, that intra-LATA presubscription (pursuant to which LECs must allow customers to choose different carriers for intra-LATA toll service without having to dial extra digits) be implemented no later than February 1999. Petitions seeking reconsideration of one or more aspects of the Interconnection Orders have been filed with the FCC and are pending. Also, the Interconnection Orders have been appealed to various U.S. Courts of Appeals. These appeals were consolidated into proceedings before the U.S. Eighth Circuit Court of Appeals. Certain of the rules adopted in the Interconnection Orders, including rules that concern the pricing of interconnection, have been vacated by the Court. Both the FCC and various competitive carriers have petitioned the U.S. Supreme Court to review the Eighth Circuit's rulings. There can be no assurance of how the Interconnection Orders will be implemented or enforced or what effect they will have on competition within the telecommunications industry generally or on the competitive position of the Company specifically. Nonetheless, the Company believes the trend toward increased competition and deregulation of the telecommunications industry will be accelerated by the 1996 Act and subsequent developments.

  In Canada, similar factors promoting competition in the local exchange market developed in response to regulatory developments in the Canadian long distance telecommunications market and to technological advances in the telecommunications industry. The Canadian Radio-television and Telecommunications Commission ("CRTC") has approved, in concept, the reduction of the remaining restrictions on local exchange services in Canada, and a proceeding is being conducted to determine the appropriate timetable and terms for implementation of its decision.

BUSINESS STRATEGY

  The Company was an early entrant as an alternative carrier in the U.S., Canada and the U.K. The Company's objective is to grow its telecommunications customer base in its existing markets and to establish itself in other deregulating Western European markets with high density telecommunications traffic. The key elements of the Company's business strategy are to increase penetration of existing markets, enter new markets, improve operating efficiency, and pursue acquisitions, investments and strategic alliances.

  Increase Penetration of Existing Markets. ACC's consolidated revenue has grown from $126.4 million to $308.8 million over the three fiscal years ended December 31, 1996, although the Company expects its growth to decrease over time. The Company plans to further increase its revenue and customer base in the U.S., Canadian and U.K. markets by expanding its service offerings and geographic reach. The expansion of the Company's service offerings is designed to reduce the effects of price per minute decreases for long distance service and to decrease the likelihood that customers will change telecommunications carriers. Through this strategy, the Company will seek to build a broad base of recurring revenues in the U.S., Canada and the U.K. The Company also offers local telephone services in selected additional U.S. and Canadian markets, including New York, Massachusetts, Quebec and Ontario, as well as additional data communications services in the U.S. and Canada. The Company believes that offering local services will enhance its ability to attract and retain long distance customers and reduce the Company's access charges as a percentage of revenues.

  Enter New Markets. The Company believes that its operating experience in deregulating markets in the U.S., Canada and the U.K. and its experience as an early entrant as an alternative carrier in those markets will assist ACC in identifying opportunities in other deregulating countries with high density telecommunications traffic. In particular, the Company believes that its position in the U.S., Canadian and U.K. telecommunications markets and its experience in providing international telecommunications service will assist it in establishing a presence in Western European markets when the Company believes that business and regulatory conditions warrant.

  The German telecommunications market is expected to substantially deregulate in January 1998, as a result of the European Union ("EU") mandate to open telecommunications markets to competition. Most significantly, the German market is scheduled to be open for interconnection in January 1998. The Company has established a subsidiary in Germany, and signed a resale agreement with Deutsche Telekom ("DT") on May 20, 1997. Further, the Company received a Class 4 full voice telephony license from the German Ministry of Post and Telecommunications which is effective January 1, 1998. This license is a requirement for the Company to become a switch-based provider of telecommunications services in Germany. In October 1997, the Company signed a network interconnect agreement with DT, which will permit utilization of DT's networks to link ACC with its customers. With this agreement in place, the Company plans to install, and have in service, a switch during 1998. The Company expects to develop a small amount of revenue as a switchless reseller, with potentially more substantial revenue growth as a switch-based reseller when the market is fully deregulated. Successful entry into the German market, however, will depend upon a number of factors, including deregulation by governmental authorities, future interconnection pricing and public acceptance of alternative carriers.

  Improve Operating Efficiency. The Company strives to achieve economies of scale and scope in the use of its network, which consists of leased transmission facilities, nine international and domestic switches, six local exchange switches and information systems. In order to enhance the efficiency of the fixed cost elements of its network, the Company seeks to increase its traffic volume and balance business-driven workday traffic with night and weekend off-peak traffic from student and residential customers. The Company anticipates that competition among transmission facilities-based providers of telecommunications services in the U.S. and Canadian markets will afford ACC opportunities for reductions in the cost of leased line facilities. The Company seeks to reduce its network cost per billable minute by more than any reduction in revenue per billable minute. The Company also intends to acquire additional switches and upgrade its existing switches to enhance its network in anticipation of growth in the Company's customer base and provide additional telecommunications services. The Company believes that its network switches enable the Company to efficiently route telecommunications traffic over multiple transmission facilities to reduce costs, control access to customer information and grow network usage without a corresponding increase in support costs.

  Pursue Acquisitions, Investments and Strategic Alliances. As the Company expands its service offerings and its network, the Company anticipates that it will seek to develop strategic alliances both domestically and internationally and to acquire assets and businesses or make investments in companies that are complementary to the Company's current operations. The Company believes that the pursuit of an active acquisition strategy is an important means toward achieving growth and economies of scale and scope in its targeted markets. Through acquisitions, the Company believes that it can further increase its traffic volume to further improve the usage of the fixed cost elements of its network.

SERVICES

  Commercial Long Distance Services. The Company offers its commercial customers in the U.S. and Canada an array of customized services and has developed a similar range of service offerings for commercial customers in the U.K.

  In the U.S., although the Company historically has originated long distance voice services principally in New York and Massachusetts, ACC is currently authorized to originate intrastate long distance voice and data services in 48 states and international voice and data services in all states. The Company's U.S. services include

"1+" inter-LATA long distance service, and private line service for which a customer is charged a fixed monthly rate for transmission capacity that is reserved for that customer's traffic. The Company's U.S. business services also include toll-free "800" or "888" services. In addition, the Company currently provides intra-LATA service in certain areas for customers who make a large number of intra-LATA calls. The Company installs automatic dialing equipment to enable customers to place such calls over the Company's network without having to dial an access code. However, various states, including New York, are moving to implement "equal access" for intra-LATA toll calls such that the Company's customers in such jurisdictions will be able to use the Company's network on a "1+" basis to complete intra-LATA toll calls. The Company's ability to compete in the intra-LATA toll market depends upon the margin which exists between the access charges it must pay to the local exchange company for originating and terminating intra-LATA calls, and the retail toll rates established by the local exchange carriers for the local exchange carriers' own intra-LATA toll service. The Company's commercial services generally are priced below the rates charged by the major carriers for similar services and are competitive with those of other carriers. See "Risk Factors--Increasing Domestic and International Competition."

  In Canada, ACC currently originates long distance voice and data services in the Montreal, Toronto and Vancouver metropolitan areas as well as throughout Alberta, British Columbia, Manitoba, New Brunswick, Nova Scotia, Ontario and Quebec. The Company offers its Canadian commercial customers both voice and data telecommunications services. The Company's long distance voice services are offered to its business customers in a nine-level discount structure marketed under the name "Edge." Discounts are based on calling volume and call destination and typically result in savings ranging from 10% to 20% when compared to Stentor member rates. Calls to the U.S. are priced at a flat rate regardless of the destination, and international calls are priced at a percentage discount to the rates charged by the Stentor group. The Company also offers toll-free "800" services within Canada, as well as to and from the U.S., and offers an ACC Travel Card providing substantial savings off Stentor member "Calling Card" rates. ACC Canada has introduced a frame relay network, Internet access services (including Web design/hosting) and paging services, and now provides these services in all provinces except Saskatchewan, Manitoba, New Brunswick and Newfoundland.

  ACC originates long distance voice services throughout the U.K. The Company presently offers its U.K. customers voice telecommunications services. These services include indirect access (known as "ACCess 1601") through the public switched telephone network ("PSTN") and the use of direct access lines to the Company's network (known as "ACCess Direct") for higher-volume business users. Because ACCess 1601 is a mass market service, the prices offered are built around a standard price list with volume discounts for high-volume users. ACCess Direct is generally cost effective only for customers making at least (Pounds)5,000 per month in calls.

  The Company's U.S. and Canadian commercial customers are offered customized services, such as comprehensive billing packages and its "Travel Service Elite" domestic calling cards, which allow the customer to place long distance calls at competitive rates from anywhere in the U.S. and Canada. The Company's standard monthly statement includes a management summary report, a call detail report recording every long distance call and facsimile call, and a pricing breakdown by call destination. Optional calling pattern reports, which are available at no extra cost, include call summaries by account code, area or city code, LATA (for U.S. bound calls), international destination and time-of-day. This information is available to customers in the form of hard copy, magnetic tape or disk.

  University Program. The Company's university program offers a variety of telecommunications services to educational institutions ranging from long distance service for administration and faculty, to integrated on-campus services, including local and long distance service, voice mail, intercom calling and operator services for students, administrators and faculty. The Company's sales, marketing and engineering professionals work directly with college and university administrators to design and implement integrated solutions for providing and managing telecommunications equipment and services to meet the current and prospective communications needs of their institutions. As part of its program, the Company often installs telecommunications equipment which, depending upon the circumstances, may include a switch or private branch exchange, voice mail, cabling and, in the U.K., pay telephones. Pay phone usage in the U.K., particularly at universities, is more prevalent than in the U.S. and Canada. To access this market directly, the Company has established a pay phone division in the U.K., which supplies pay phones that will automatically route calls from universities and other institutions over ACC U.K.'s network.

  The Company's long distance rates in the U.S. for students generally are priced at a 10% discount from those charged by the largest long distance carriers. The Company's university contracts in Canada generally provide it with the exclusive right, and in the U.K. the opportunity, to market to the school's students, faculty and administration. Most of the Company's contracts in Canada also provide for exclusive university support for marketing to alumni. These arrangements allow the Company to market its services to these groups through its affinity programs.

  The Company offers university customers in the U.S., Canada and the U.K. certain customized services. The Company offers academic institutions a comprehensive billing package to assist them in reviewing and controlling their telecommunications costs. For its university student customers in the U.S. and Canada, the Company provides a billing format that indicates during each statement period the savings per call (in terms of the discount from the largest long distance carrier's rates) realized during the billing period, and for all university customers the Company provides a call detail report recording every long distance call. In addition, for university student customers, the Company provides individual bills for each user of the same telephone in a dormitory room or suite so that each student in the dormitory room or suite can be billed for the calls he or she made.

  Many of the Company's university customers in the U.S. are offered operator services, which are available 24 hours per day, seven days per week. The Company also offers its U.S. university customers its "Travel Service Elite" domestic calling card. In addition, the Company sells a prepaid calling card in the U.S., which allows customers to prepay for a predetermined number of "units" representing long distance minutes. The rate at which the units are used is determined by the destination of the calls made by the customer.

  The Company's sales group targets university customers in the U.S., Canada and in the U.K. In the U.S. university market, the Company generally targets small to medium size universities and colleges with full time enrollments in the range of 1,000 to 5,000 students. In Canada, the Company has been able to establish relationships with several large universities. The Company believes that, while its marketing approach in Canada is similar to that in the U.S., its nationwide presence in Canada assists it in marketing to larger academic institutions. In the U.K., the Company has been able to establish long-term relationships with several large universities. The Company believes that, while its marketing approach in the U.K. is similar to that in the U.S., it is able to access larger educational institutions because of its nationwide presence and because transmission facilities-based carriers have not focused on this market. The Company believes that competition in the university market is based on price, as well as the marketing of unique programs and customizing of telecommunications services to the needs of the particular institution and that its ability to adapt to customer needs has enhanced its development of relationships with universities.

  Residential Long Distance Services. The Company offers its residential customers in the U.S. and Canada a variety of long distance service plans and is currently offering and developing similar plans for its residential customers in the U.K. In the U.S., the Company's "Save Plus" program provides customers with competitively priced long distance service. In addition, U.S. customers are provided with a "Phone Home" long distance service through which, by dialing an 800 number plus an access code, callers can call home at competitive rates. In general, the Company's residential services are priced below AT&T's premium rates for similar services. In Canada, the Company offers three different residential service programs. The basic offering is a discount plan, with call pricing discounted from the Stentor companies' tariffed rates for similar services depending on the time of day and day of the week. The Company also offers its "Sunset Savings Plan," which allows calling across Canada and to the continental U.S. at a flat rate per minute. In the Toronto metropolitan area, the Company offers "Extended Metro Toronto" calling, which provides flat rate calling within areas adjacent to Toronto that are long distance from each other. Customized billing services are also offered to the Company's U.S. and Canadian residential customers. In the U.K., all residential customers use the Company's ACCess 1601 service, which provides savings off the standard rates charged for residential service by British Telecom or CWC, but requires the customer to dial a four digit access code before dialing the area code and number.

  International Long Distance Services. The Company offers international products and services to both its existing customer base and to potential customers in the U.S., Canada and the U.K. The Company's international authorizations ("International Licenses") allow the Company to resell international long distance service on leased international circuits connected to the PSTN at both ends between the U.S. and Canada, the U.S. and the U.K., Canada and the U.K., and, subject to certain safeguards on non-competitive routes and destination country regulations, the U.K. and all other countries and territories, and to own interests in international submarine cable facilities for service between the U.S. and the U.K. and other international points. The Company believes it can compete effectively for international traffic because these international authorizations allow it to offer end-to-end services on certain routes and route traffic efficiently so as to price its services at cost-based rates that are lower than the international settlement-based rates that would otherwise apply to such traffic. However, numerous other carriers also have similar resale licenses. Implementation of the WTO agreement is expected to increase opportunities for alternative call routings but will also increase competition in the industry. Moreover, the FCC's recent decision, currently on appeal and subject to petitions for reconsideration, is intended to accelerate reductions in international calling rates and may reduce the Company's margin on international services.

  Local Exchange Services. Building on its experience in providing local telephone service to various university customers, the Company took advantage of regulatory developments in New York State and in 1994 began offering local telephone service to commercial customers in upstate New York. As a result of its August 1995 acquisition of Metrowide Communications, the Company provides local telephone service as a reseller in Ontario, Canada, and began providing such service in Quebec in 1996. The Company believes that it can strengthen its relationships with existing commercial, university and college and residential customers in New York State and Canada and can attract new customers by offering them local and long distance services, thereby providing a single source for comprehensive telecommunications services. Providing local telephone service may enable the Company to serve new local exchange customers even if they are already under contract with a different interexchange carrier for long distance service. During 1997, the Company expanded its local telephone operations by installing switches in New York City, Albany and Buffalo, New York, and Boston and Springfield, Massachusetts.

  The Company has limited experience in providing local telephone services, having commenced providing such services in 1994. In order to attract local customers, the Company must offer substantial discounts from the prices charged by local exchange carriers and must compete with other alternative local companies that offer such discounts. Larger, better capitalized alternative local providers, including AT&T, among others, will be better able to sustain losses associated with discount pricing and initial investments and expenses. The local telephone service business requires significant initial investments and expenses in capital equipment, as well as significant initial promotional and selling expenses. There can be no assurance that the Company will be able to lease transmission facilities from local exchange carriers at wholesale rates that will allow the Company to compete effectively with the local exchange carriers or other alternative providers or that the Company will generate positive operating margins or attain profitability in its local telephone service business.

SALES AND MARKETING

  The Company markets its services in the U.S., Canada, the U.K. and Germany through a variety of channels, including ACC's internal sales forces, independent sales agents, co-marketing arrangements and affinity programs, as described below. As of December 1, 1997, the Company had a total of approximately 280 internal sales personnel and approximately 580 independent sales agents serving its U.S., Canadian, U.K. and German markets. Although it has not experienced significant turnover in recent periods, a loss of a significant number of independent sales agents could have a material adverse effect on the Company's ability to generate additional revenue. The Company maintains a number of sales offices in the Northeastern U.S., Canada, and the U.K. In addition, with respect to its university and student customers in each country, the Company has designated representatives to assist in customer enrollment, dissemination of marketing information, complaint resolution and, in some cases, collection of customer payments, with representatives located on some campuses. The Company actively seeks new opportunities for business alliances in the form of affinity programs and co-marketing arrangements to provide access to alternative distribution channels.

  During each of the last three years, no customer accounted for 10% or more of the Company's total revenue.

  United States. The Company markets its services in the U.S. through ACC's internal sales personnel and independent sales agents as well as through attendance and representation at significant trade association meetings and industry conferences of target customer groups. The Company's sales and marketing efforts in the U.S. are targeted primarily at business customers with $500 to $15,000 of monthly usage, selected residential customers and universities and colleges. The Company also markets its services to other resellers and rebillers. The Company plans to leverage its market base in New York and Massachusetts into other New England states and Pennsylvania and to eventually extend its marketing focus to other states. ACC has obtained authorization to originate intrastate long distance voice services in 48 states.

  Canada. The Company markets its long distance services in Canada through internal sales personnel and independent sales agents, co-marketing arrangements and affinity programs. The Company focuses its direct selling efforts on medium-sized and large business customers. The Company also markets its services to other resellers and rebillers. The Company uses independent sales agents to target small to medium-sized business and residential customers throughout Canada. These independent sales agents market the Company's services under contracts that generally provide for the payment of commissions based on the revenue generated from new customers obtained by the representative. The use of an independent agent network allows the Company to expand into additional markets without incurring the significant initial costs associated with a direct sales force.

  In addition to marketing its residential services in Canada through independent sales agents, the Company has developed several affinity programs designed to attract residential customers within specific target groups, such as clubs, alumni groups and buying groups. The use of affinity programs allows the Company to target groups with a nationwide presence without engaging in costly nationwide advertising campaigns. For example, ACC Canada has established affinity programs with such groups as the Home Service Club of Canada, the University of Toronto and McGill and Western Universities. In addition, the Company has developed a co-marketing arrangement with Hudson's Bay Company (a large Canadian retailer) through which the Company's telecommunications services are marketed under the name "The Bay Long Distance Program" and "Zellers Long Distance."

  United Kingdom. In the U.K., the Company markets its services to business and residential customers, as well as other telecommunications resellers, through a multichannel distribution plan including its internal sales force, independent sales agents, co-marketing arrangements and affinity programs.

  The Company generally utilizes its internal sales force in the U.K. to target medium and large business customers, a number of which have enough volume to warrant a direct access line to the Company's switch, thereby bypassing the PSTN. The Company markets its services to small and medium-sized businesses through independent sales agents. Telemarketers also are used to market services to small business customers and residential customers and to generate leads for the other members of the Company's internal sales force and independent sales agents. ACC U.K. has established an internal marketing group that is focused on selling its service to other telecommunications resellers in the U.K. and certain European countries on a wholesale basis. ACC U.K. has entered into co-marketing arrangements with utilities, university alumni groups and other organizations.

NETWORK

  In the U.S., Canada and the U.K., the Company utilizes a network of lines leased under volume discount contracts with transmission facilities-based carriers, much of which is fiber optic cable. The selection of any particular circuit for the transmission of a call is controlled by routing software, located in the switches, that is designed to cause the most efficient use of the Company's network. The Company evaluates opportunities to install switches in selected markets where the volume of its customer traffic makes such an investment economically viable. Utilization of the Company's switches allows ACC to route customer calls over multiple networks to reduce costs.

  Some of the Company's contracts with transmission facilities-based carriers contain under-utilization provisions. These provisions require the Company to pay fees to the transmission facilities-based carriers if the Company does not meet minimum periodic usage requirements. The Company has not been assessed any underutilization charges in the past. However, there can be no assurance that such charges would not be assessed in the future. Other resellers generally contract with the Company on a month-to-month basis, select the Company almost exclusively on the basis of price and are likely to terminate their arrangements with the Company if they can obtain better pricing terms elsewhere. The Company uses projected sales to other resellers in evaluating the trade-offs between volume discounts and the minimum utilization rates it negotiates with transmission facilities-based carriers. If sales to other resellers do not meet the Company's projected levels, the Company could incur underutilization charges and be placed at a disadvantage in negotiating future volume discounts.

  ACC generally utilizes redundant, highly automated advanced telecommunications equipment in its network and has diverse alternate routes available in cases of component or facility failure. Automatic traffic re-routing enables the Company to provide a high level of reliability for its customers. Computerized automatic network monitoring equipment facilitates fast and accurate analysis and resolution of network problems. The Company provides customer service and support, 24-hour network monitoring, trouble reporting and response, service implementation coordination, billing assistance and problem resolution.

  In the U.S., the Company maintains three long distance switches and six local exchange switches. These switches and additional points of presence ("POPs") provide an interface with the PSTN to service the Company's customers. Lines leased from transmission facilities-based carriers link the Company's U.S. points of presence to its switches. ACC U.S. maintains a leased, direct trans-Atlantic link with ACC U.K. that it established in 1994 following the Company's receipt of its U.K. International Simple Resale License for U.K.-U.S. calls and international private line resale authority in the U.S. The Company has purchased an IRU to supplement such trans-Atlantic leased-lines to the U.K. and to enable the Company to reduce network costs.

  In Canada, the Company maintains long distance switches in Toronto, Montreal and Vancouver. The Company also maintains frame relay nodes for switched data in Toronto, Montreal, Vancouver and Calgary. The Company uses transmission lines leased from transmission facilities-based carriers to link its Canadian POPs to its switches. This network is also linked with the Company's switches in the U.S. and the U.K. ACC Canada also maintains a leased, direct trans-Atlantic link with ACC U.K. that it established following the grant to ACC U.K. of its ISR License. This transmission line enables ACC Canada to send traffic to the U.K. at rates below those charged by Teleglobe Canada ("Teleglobe Canada"), the exclusive Canadian transmission facilities-based carrier for international calls, other than those to and from the U.S. and Mexico.

  In the U.K., the Company maintains long distance switches in London, Manchester and Bristol, England. This network is also linked with the Company's switches in the U.S. and Canada. Customers can access the Company's U.K. network through direct access lines or by dial-up access using auto dialing equipment, indirect access code dialing or least cost routing software integrated in the customer's telephone equipment. In December 1996, ACC U.K. was awarded an International Facilities License, and received a Public Telecommunications Operator license in April 1997, which licenses have enabled the Company to build a microwave network in U.K. and to begin to use the U.K. as a regional hub for international telecommunications traffic.

  Network costs are the single largest expense incurred by the Company. The Company strives to control its network costs and its dependence on other carriers by leasing transmission lines on an economical basis. The Company is also considering ownership of certain transmission facilities as a means of reducing its network costs. The Company has purchased IRUs and negotiated leases of private line circuits with carriers that operate fiber optic transmission systems at rates independent of usage, particularly on routes over which ACC carries high volumes of calls such as between the U.S. and Canada and the U.S. and the U.K. The Company attempts to maximize the efficient utilization of its network in the U.S., Canada and the U.K. by marketing to commercial and academic institution customers, who tend to use its services most frequently on weekdays during normal business hours, and residential and student customers, who use these services most often during night and weekend off-peak hours.

INFORMATION SYSTEMS

  The Company believes that maintaining sophisticated and reliable billing and customer services information systems that integrate billing, accounts receivable and customer support is a core capability necessary to record and process the data generated by a telecommunications service provider. While the Company believes its management information system is currently adequate, it has not grown as quickly as the Company's business and substantial investments are needed. The Company is developing and implementing new systems designed to
(i) enhance the Company's ability to monitor and respond to the evolving needs of its customers by developing new and customized services, (ii) improve least-cost routing of traffic on ACC's international network, (iii) provide sophisticated billing information that can be tailored to meet the requirements of its customer base, (iv) provide high quality customer service,
(v) detect and minimize fraud, (vi) verify payables to suppliers of telecommunications transmission facilities and (vii) integrate additions to its customer base. A variety of problems are often encountered in connection with the implementation of new information systems. There can be no assurance that the Company will not suffer adverse consequences or cost overruns in the implementation of the new information systems or that the new systems will be appropriate for the Company.

COMPETITION

  The telecommunications industry is highly competitive and is significantly influenced by the marketing and pricing decisions of the larger industry participants. In each of its markets, the Company competes primarily on the basis of price and also on the basis of customer service and its ability to provide a broad array of telecommunications services. The industry has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Although many of the Company's customers are under multi-year contracts, several of the Company's largest customers (primarily other long distance carriers) are on month-to-month contracts and are particularly price sensitive. Revenues from other resellers accounted for approximately 42%, 12% and 24% of the revenues of ACC U.S., ACC Canada and ACC U.K., respectively, in 1996. With respect to these customers, the Company competes almost exclusively on price and does not have long term contracts. The industry has experienced and will continue to experience rapid regulatory and technological change. Many competitors in each of the Company's markets are significantly larger than the Company, have substantially greater resources than the Company, control transmission lines and larger networks than the Company and have longstanding relationships with the Company's target customers. There can be no assurance that the Company will remain competitive in this environment. Regulatory trends have had, and may have in the future, significant effects on competition in the industry. As the Company expands its geographic coverage, it will encounter increased competition. Moreover, the Company believes that competition in non-U.S. markets is likely to increase and become more like competition in the U.S. markets over time as such non-U.S. markets continue to experience deregulatory influences. See "Risk Factors--Potential Adverse Effects of Regulation" and "Increasing Domestic and International Competition" and the discussion of "Regulation" below.

  Competition in the long distance industry is based upon pricing, customer service, network quality, value-added services and customer relationships. The success of a non-transmission facilities-based carrier such as the Company depends largely upon the amount of traffic that it can commit to the transmission facilities-based carriers and the resulting volume discounts it can obtain. Subject to contract restrictions and customer brand loyalty, resellers like the Company may competitively bid their traffic among other national long distance carriers to gain improvement in the cost of service. The relationship between resellers and the larger transmission facilities-based carriers is twofold. First, a reseller is a customer of the services provided by the transmission facilities-based carriers, and that customer relationship is predicated primarily upon the pricing strategies of the first tier companies. The reseller and the transmission facilities-based carriers are also competitors. The reseller will attract customers to the extent that its pricing for customers is generally more favorable than the pricing offered the same size customers by larger transmission facilities-based carriers. However, transmission facilities-based carriers have been aggressive in developing discount plans which have had the effect of reducing the rates they charge to customers whose business is sought by the reseller. Thus, the business success of a reseller is significantly tied to the pricing policies established by the larger transmission facilities-based carriers. There can be no assurance that favorable pricing policies will be continued by those larger transmission facilities-based carriers.

  United States. In the U.S., the Company is authorized to originate interstate and international long distance services nationwide and to originate intrastate long distance service in 48 states (although it currently derives most of its U.S. revenues principally from calls originated in New York and Massachusetts). The Company competes for customers, transmission facilities and capital resources with numerous long distance telecommunications carriers and/or resellers, some of which are substantially larger, have substantially greater financial, technical and marketing resources, and own or lease larger transmission systems than the Company. AT&T is the largest supplier of long distance services in the U.S. inter-LATA market. The Company also competes within its U.S. call origination areas with other national long distance telephone carriers, such as MCI, Sprint and regional companies which resell transmission services. RBOCs from outside the NYNEX/Bell Atlantic region, including Southwest Bell, have, under the authority contained in the 1996 Act, begun to offer long distance services in the NYNEX/Bell Atlantic region. In the intra-LATA market, the Company also competes with the local exchange carriers servicing those areas. In its local service areas in New York State and Massachusetts, the Company presently competes or in the future will compete with NYNEX/Bell Atlantic, Frontier Corp., AT&T, Citizens Telephone Co. and WorldCom and with cellular and other wireless carriers. These local exchange carriers all have long-standing relationships with their customers and have financial, personnel and technical resources substantially greater than those of the Company. Furthermore, joint ventures such as those between MCI and Microsoft Corporation ("Microsoft"), under which Microsoft will promote MCI's services, the joint venture among Sprint, Deutsche Telekom AG and France Telecom, called Global One, the recently announced merger of WorldCom and MCI, and other strategic alliances could increase competitive pressures upon the Company. The recent merger between Nynex Corp. and Bell Atlantic is likely to strengthen the financial resources of the new, combined company, and its integrated networks may enhance its ability to offer long distance services in the combined NYNEX/Bell Atlantic region.

  In addition to these competitive factors, recent and pending deregulation in each of the Company's markets may encourage new entrants. For example, as a result of the 1996 Act, RBOCs will be allowed to enter the long distance market immediately in "out of region" states, and in the states where the RBOC is an incumbent LEC upon a showing that certain conditions related to competition have been met, and AT&T, MCI and other long distance carriers, utilities and cable television companies will be allowed to enter the local telecommunications market. In addition, the FCC has, on several occasions since 1984, approved or required price reductions by AT&T and, in 1995 and 1996, the FCC reclassified AT&T as a "non-dominant" carrier for domestic and international long distance services, which substantially reduces the regulatory constraints on AT&T. In the recently-completed World Trade Organization talks, the U.S. committed to allowing foreign carriers heretofore prohibited from competing in U.S. markets, to enter the U.S. local, long distance, and international markets, and the FCC has amended its rules to implement these commitments, allowing virtually open entry to the U.S. market by all entities from WTO member countries. The WTO accord will likely increase the level of competition in the U.S. local, long distance, and international markets. The Company believes that the principal competitive factors affecting its market share in the U.S. are pricing, customer service and variety of services. By offering high quality telecommunications services at competitive prices and by offering a portfolio of value-added services including customized billing packages, call management and call reporting services, together with personalized customer service and support, the Company believes that it competes effectively with other local and long distance telephone carriers and resellers in its service areas. The Company's ability to continue to compete effectively will depend on its continued ability to maintain high quality, market-driven services at prices generally below those charged by its competitors.

  Canada. In Canada, the Company competes with facilities-based carriers, other resellers and rebillers. The Company's principal transmission facilities-based competitors are the Stentor group of companies, in particular, Bell Canada, the dominant suppliers of long distance services in Canada, AT&T Canada, which provides certain facilities-based and long distance services to business and residential customers, and Sprint Canada and fONOROLA Inc., which provide certain transmission facilities-based services and also act as reseller of telecommunications services. The Company also competes against London Telecom, a reseller of telecommunications services. The Company believes that, for some of its customers and potential customers, it has a competitive advantage over other Canadian resellers as a result of its operations in the U.S. and the U.K. In particular, the trans-Atlantic link that it established in June 1993 between the U.K. and Canada allows ACC Canada to sell traffic to the U.K. with a significantly lower cost structure than many other resellers.

  United Kingdom. In the U.K. the Company competes with facilities-based carriers and other resellers. The Company's principal competitors in the U.K. are British Telecom, the dominant supplier of telecommunications services in the U.K., and CWC. The Company also faces competition from other operators such as Energis and WorldCom, and from resellers including Esprit and Sprint. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its U.K. competitors primarily because of its advanced network-related hardware and software systems and the network configuration and traffic management expertise employed by it in the U.K.

REGULATION

 United States

  The services which the Company's U.S. operating subsidiaries provide are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications. In addition, many regulations may be subject to judicial review, the result of which the Company is unable to predict.

  Telecommunications Act of 1996 and the FCC's Interconnection Orders. The 1996 Act is intended to introduce increased competition in U.S. telecommunication markets. It opens the local services market by requiring incumbent LECs to permit interconnection to their networks and by establishing incumbent LEC obligations with respect to unbundled access, resale, number portability, dialing parity, access to rights-of-way, mutual compensation and other matters. In addition, the 1996 Act codifies the local exchange carriers' equal access and nondiscrimination obligations and preempts state regulation that prohibits or may have the effect of prohibiting the ability of any entity to provide any intra- or interstate telecommunications service. The legislation also contains special provisions that eliminate the AT&T Divestiture Decree (the "AT&T Divestiture Decree") (and similar antitrust restrictions on the GTE Operating Companies) which restricts the RBOCs from providing long distance services. These new provisions permit an RBOC to enter the "out-of-region" long distance market immediately and the "in-region" long distance market if it satisfies several procedural and substantive requirements, including showing that facilities-based competition is present in its market and that it has entered into interconnection agreements which satisfy a 14-point "checklist" of competitive requirements. The Company is likely to face significant additional competition from several companies, including from NYNEX/Bell Atlantic, the RBOC in the Company's Northeastern U.S. service area, which may be among the first RBOCs permitted to offer in-region long distance services. The NYSPSC is currently reviewing an application by NYNEX/Bell Atlantic for such in-region service. The 1996 Act provides for certain safeguards to protect against anticompetitive abuse by the RBOCS, but whether these safeguards will provide adequate protection to alternative carriers, such as the Company, and the impact of anticompetitive conduct if such conduct occurs, is unknown.

  As required by the 1996 Act, in August 1996 the FCC adopted new rules implementing certain provisions of the 1996 Act (the "Interconnection Orders"). These rules are designed to implement the pro-competitive, deregulatory national policy framework of the new statute by removing or minimizing the regulatory, economic and operational impediments to competition for facilities-based and resold local services, including switched local exchange service. Although setting minimum, uniform, national rules, the Interconnection Orders also rely heavily on states to apply these rules and to exercise their own discretion in implementing a pro-competitive regime in their local telephone markets.

  Among other things, the Interconnection Orders establish rules requiring incumbent LECs to interconnect with new entrants such as the Company at specified network points; require incumbent LECs to provide carriers nondiscriminatory access to network elements on an unbundled basis at any technically feasible point at rates that are just, reasonable and nondiscriminatory; establish rules requiring incumbent LECs to allow interconnection via physical and virtual collocation; require the states to set prices for interconnection, unbundled elements, and termination of local calls that are nondiscriminatory and cost-based; require incumbent LECs to offer for resale any telecommunication service that the carrier provides at retail to end users at prices to be established by the states but which generally are at retail prices minus reasonably avoided costs; and require LECs and utilities to provide new entrants with nondiscriminatory access to poles, ducts, conduit and rights of way owned or controlled by LECs or utilities. Exemptions from some of these rules are available to LECs which qualify as rural LECs under the 1996 Act. The Interconnection Orders also require that intra-LATA presubscription (pursuant to which LECs must allow customers to choose different carriers for intra-LATA toll service without having to dial extra digits) be implemented no later than February 1999; that incumbent LECs provide new entrants with nondiscriminatory access to directory assistance services, directory listings, telephone numbers, and operator services; and that incumbent LECs comply with certain network disclosure rules designed to ensure interoperability of multiple local switched networks.

  Petitions seeking reconsideration of one or more aspects of the Interconnection Orders have been filed with the FCC and are pending. Also, the Interconnection Orders have been appealed to various circuits of the U.S. Court of Appeals which appeals were consolidated into proceedings before the U.S. Eighth Circuit Court of Appeals. Certain of the rules adopted in the Interconnection Orders, including rules that concern the pricing of interconnection, have been vacated by the Court. Both the FCC and various competitive carriers have petitioned the U.S. Supreme Court to review the Eighth Circuit's rulings on the Interconnection Orders.

  The 1996 Act both provided the FCC with deregulatory authority and required the FCC to adopt rules to implement specific provisions of the 1996 Act. Specifically, the FCC was provided authority to forebear from regulating, in whole or in part, carriers where the FCC determines to that such forbearance is consistent with the public interest. The FCC has engaged in a number of additional rulemakings designed to transition to the increasingly deregulated local and long distance markets. Two of the most prominent proceedings involved universal service and access charge reform. Others are anticipated. There can be no assurance as to how the 1996 Act, the Interconnection Orders or other FCC and PSC rulemakings will be implemented or enforced or as to what effect they will have on competition within the telecommunications industry generally or on the competitive position of the Company.

  Federal. The FCC has classified ACC U.S. as a non-dominant interexchange carrier. Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges or practices of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on the Company and to change its regulatory classification. The Company believes that, in the current regulatory environment, the FCC is unlikely to do so.

  Until October 1995, AT&T was classified as a dominant carrier but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate and interexchange market. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated, which could result in increased prices for services the Company purchases from AT&T and more competitive retail prices offered by AT&T to customers.

However, to date, the Company has not found rate changes attributable to the price cap regulation of AT&T and the local exchange carriers to have substantially adversely affected its business. In 1996, AT&T was re-classified as a non-dominant carrier for international services.

  Carriers such as the Company have traditionally been required to file tariffs with the FCC containing the rates, terms and conditions of interstate service. However, the FCC recently ordered that following a transition period, scheduled to have concluded in November 1997, non-dominant carriers will no longer be able to file tariffs with the FCC concerning their long distance services. Such carriers will, however, be required to maintain at their offices, and to provide to customers or regulators upon request, information concerning their long distance services. The FCC order eliminating tariffs has been appealed to the U.S. Court of Appeals for the District of Columbia. That appeal is pending. A motion requesting stay of the FCC's detariffing order has been filed with the Court. It argued that tariffing establishes a legal binding relationship between carriers and customers, and that detariffing eliminates certainty with regard to those legal relationships. It also argued that detariffing imposes costs upon carriers because carriers will need to enter into alternative forms of legally binding relationships with customers. That motion was granted in February 1997. Therefore, carriers such as the Company must continue to tariff interstate services until the appeal is concluded or the stay is lifted. There can be no assurance of whether the appeal will be successful, or if successful, what effect it may have on the Company. However if detariffing ultimately takes effect, the Company, like other long distance companies, would likely incur some additional costs in establishing legally binding relationships with customers.

  In contrast to these recent developments affecting domestic long distance service, the Company's U.S. subsidiaries have long been subject to certification and tariff filing requirements for all international operations. The Company's U.S. subsidiaries' international rates are not subject to either rate-of-return or price cap regulation. The Company must seek separate certification authority from the FCC to provide private line or switched services or to resell private line services between the U.S. and any foreign country. The Company's ACC Global Corp. subsidiary has received authority from the FCC to resell private lines for switched services between the U.S. and Canada, and was the first entity to file to obtain such authority between the U.S. and the United Kingdom, which it received in September 1994. The Company has sought authority to resell private lines on a switched service basis between the U.S. and other countries. Under recently adopted FCC policies and under proposals to implement the WTO agreement, it is expected to become easier, from a regulatory perspective, to obtain such authority for additional markets. The Company is also authorized to acquire interests in international facilities, enabling its recent acquisition of IRUs.

  Among domestic local carriers, only the incumbent local exchange carriers are currently classified as dominant carriers. Thus, the FCC regulates many of the local exchange carriers' rates, charges and services to a greater degree than the Company's, although FCC regulation of the local exchange carriers is expected to decrease over time, particularly in light of recent U.S. legislation.

  The 1996 Act mandated several important federal regulatory developments. The first concerns universal services. On May 8, 1997, the FCC issued an order to implement the provisions of the 1996 Act relating to the preservation and advancement of universal telephone service (the "Universal Service Order"). The Universal Service Order affirmed the policy principles for universal telephone services set forth in the Telecommunications Act, including quality service, affordable rates, access to advanced services, access in rural and high-cost areas, equitable and non-discriminatory contributions, specific and predictable support mechanisms, and access to advanced telecommunications services for schools, health care providers and libraries. The Universal Service Order added "competitive neutrality" to the 1996 Act's universal service principles by providing that universal service support mechanisms and rules should not unfairly advantage or disadvantage one provider over another, nor unfairly favor or disfavor one technology over another. The Universal Service Order also requires all telecommunications carriers providing interstate telecommunications services, including the Company, to contribute to universal service support. However, because the contribution factors are likely to vary quarterly, the annualized impact on ACC cannot be estimated at this time.

  An issue that may affect the Company is access charge reform. Access charges are charges imposed by LECs on long distance providers for access to the local exchange network, and were designed to compensate the LEC for its investment in the local network. In addition to economic considerations, when adopted in 1984 at the time AT&T was divested from the RBOCs, access charge rates reflected public policy considerations related to universal service and the desirability of low local rates. Interstate access charges are regulated by the FCC and intrastate access charges are regulated by the state public service commissions. Pursuant to the 1996 Act, on May 16, 1997, the FCC issued an order to implement certain reforms to its access charge rules (the "Access Charge Reform Order"). The Access Charge Reform Order will require incumbent LECs to substantially decrease over time the prices they charge for switched access, and change how access charges are calculated. These changes are intended to reduce access charges paid by interexchange carriers to LECs and shift certain usage-based charges to flat-rated, monthly per-line charges. To the extent that these rules begin to reduce charges to reflect the forward-looking cost of providing access, the Company's competitive advantage in providing customers with access services might decrease. In addition, the FCC has determined that it will give incumbent LECs pricing flexibility with respect to access charges. To the extent such pricing flexibility is granted before substantial facilities-based competition develops, such flexibility could be misused to the detriment of new entrants, including the Company. Until the FCC adopts and releases rules detailing the extent and timing of such pricing flexibility, the impact of these rules on the Company cannot be determined. In its order, the FCC abolished the unitary rate structure option for tandem-switched transport. This may have an adverse effect on smaller interexchange carriers such as the Company because it may increase the costs of transport which smaller interexchange carriers must purchase from LECs to reach end user customers on the local exchange network.

  Both the Universal Service and Access Charge Reform Orders are subject to petitions seeking reconsideration by the FCC and direct appeals to U.S. Courts of Appeals. Until the time when any such petitions or appeals are decided, there can be no assurance as to how the Universal Service and/or Access Charge Reform Orders will be implemented or enforced, or what effect the Orders will have on competition within the telecommunications industry, generally, or on the competitive position of the Company, specifically.

  There can be no assurance as to how the 1996 Act will be implemented or enforced or to what affect it or implementing regulations will have on competition within the telecommunications industry generally or on the competitive position of the Company.

  In addition to its status as an access customer, the Company is now an access provider in connection with its provision of local telephone service in upstate New York and Massachusetts. Under the 1996 Act, as a local exchange carrier, the Company is subject to many of the same obligations to which other local exchange carriers, including the RBOCs, are subject in their provision of local exchange services, such as resale, dialing parity and reciprocal compensation.

  State. The Company's intrastate long distance operations are subject to various state laws and regulations including, in most jurisdictions, certification and tariff filing requirements. The Company provides long distance service in all or some portion of 40 states and has received the necessary certificate and tariff approvals to provide intrastate long distance service in 48 states. All states today allow some form of intrastate telecommunications competition. However, some states restrict or condition the offering of intrastate/intra-LATA long distance services by the Company and other interexchange carriers. In the majority of those states that do permit interexchange carriers to offer intra-LATA services, customers desiring to access those services are generally required to dial special access codes, which puts the Company at a disadvantage relative to the local exchange carrier's intrastate long distance service, which generally requires no such access code dialing. Increasingly, states are reexamining this policy and some states, such as New York, have ordered that this disadvantage be removed. The 1996 Act requires the incumbent local exchange carriers to adopt "intra-LATA equal access" as a precondition for the local exchange carriers' entering into the inter-LATA long distance business. The 1996 Act precludes states which have not already ordered intra-LATA equal access from mandating such equal access until the earlier of either (i) the date the incumbent local exchange carrier receives in-region inter-LATA authority in that state, or (ii) February of 1999. Because the timing of incumbent local exchange carrier entry into the long distance business, or actions by state authorities which had not already ordered intra-LATA equal access, cannot be determined with certainty, it is not possible to predict when intra-LATA equal access will be available in each State.

  With regard to New York, the Company's largest U.S. market, intra-LATA equal access is currently being implemented for over 90% of its New York State subscribers. Implementation in other states may take longer. Relevant state public service commissions ("PSCs") also regulate access charges and other pricing for telecommunications services within each state. The New York State PSC ("NYPSC") has recently initiated a proceeding to examine intrastate access charges. The RBOCs and other local exchange carriers have been seeking reduction of state regulatory requirements, including greater pricing flexibility. This could adversely affect the Company in several ways. The regulated prices for intrastate access charges that the Company must pay could increase both relative to the charges paid by the largest interexchange carriers, such as AT&T, and in absolute terms as well. Additionally, the Company could face increased price competition from the RBOCs and other local exchange carriers for intra-LATA long distance services, which may also be increased by the removal of former restrictions on long distance service offerings by the RBOCs as a result of recently enacted legislation.

  New York State Regulation of Long Distance Service. Beginning in 1992, the NYSPSC commenced several proceedings to investigate the manner in which local exchange carriers should be regulated. In July 1995, the NYPSC ordered the acceptance of a Performance Regulation Plan for New York Telephone. The terms of the plan, as ordered, included: (i) a limitation on increases in basic local rates for the 5-year term of the plan, (ii) implementation of intra-LATA equal access by no later than March 1996, (iii) reductions in the intrastate inter-LATA equal access charges which the Company and other interexchange carriers pay over the next five years totaling 33%, (iv) reductions in the intra-LATA toll rates charged to the end user customer over the next five years totaling 21%, and (v) an intercarrier compensation plan that reduced the rates paid by the competitive local exchange carriers (including the Company's subsidiaries) by one-half. New York Telephone does have some increased ability to restructure rates and to request rate reductions, but all rate changes are still subject to NYPSC approval. New York Telephone is also required to meet various service quality measurements, and will be subject to financial penalties for failure to meet these objectives.

  In a manner similar to the FCC, the NYPSC has adopted revised rules governing the manner in which intrastate local transport elements of access charges are to be priced. These revisions accompanied its decision ordering local exchange carriers to permit "collocation" for intrastate special access and switched access transport services. In general, where CAPs have established interconnections at the switches of individual local exchange carriers, the local exchange carriers will be given expanded authority to enter into individually negotiated contracts with interexchange carriers for transport service. At the same time, the access charges to other interexchange carriers located at the same switching facilities generally will be lowered. If insufficient competition is present at that switching facility, the pre-existing intrastate "equal price per unit of traffic" rule will remain in effect. While the presence of switch interconnections may actually lower the price the Company may pay for local transport services, the ability of carriers that handle large traffic volumes, such as AT&T, to negotiate flat rate direct transport charges may result in the Company's paying more per unit of traffic than its competitors for local transport service.

  The NYPSC is currently reviewing the further restructuring of intra-State access charges, and is considering whether to restructure State access charges so that they mirror all of the rate elements set forth in recently revised federal access charge structures. This includes possible removal of any remaining "equal price per unit of traffic" applications, and the establishment of an intra-state Primary Interexchange Carrier Charge ("PICC"), which would shift certain usage sensitive access charges to a flat rate fee applicable to carriers based upon their numbers of presubscribed intra-LATA and inter-LATA customers. Establishment of such an intra-state PICC could have adverse effects on carriers which serve low volume customers and customers located in rural or remote areas. The NYPSC is also reviewing proposals to modify the mileage formula utilized to calculate transport charges for carriers, such as the Company, which use common transport rather than direct trucking transport. It is not possible to determine the impact, if any, which such changes would have on the Company's intra-state access costs.

  New York State Regulation of Local Telephone Service. The NYPSC has determined that it will allow competition in the provision of local telephone service in New York State, including "alternate access," private line services and local switched services. The Company applied to the NYPSC for authority to provide such services, and received certifications in early 1994 to offer these services. The NYPSC has also authorized resale of local exchange services, which may allow significant market entry by large toll carriers such as AT&T and MCI.

  The Company's ability to offer competing local services profitably will depend on a number of factors. For the Company to compete effectively against New York Telephone, Frontier Corp. and other local exchange carriers in the Company's upstate New York service areas, it must be able to interconnect with the network of local exchange carriers in the markets in which it plans to offer local services, obtain direct telephone number assignments and, in most cases, negotiate with those local exchange carriers for certain services such as leased lines, directory assistance and operator services on commercially acceptable terms. The order issued in the New York Telephone Performance Regulation Plan (described above) established prices for interconnection and required New York Telephone to tariff this service, making it generally available to all competitors, including the Company. The actual monies paid by the Company to New York Telephone for terminating the Company's traffic, and the monies received by the Company from New York Telephone for terminating New York Telephone traffic, are subject to NYPSC regulation and will depend upon the Company's compliance with certain service obligations imposed by the NYPSC, including the obligation to serve residential customers. The rates will also affect the Company's competitive position in the intra-LATA toll market relative to the local exchange carrier and major interexchange carriers such as AT&T and MCI, which may offer intra-LATA toll services. The NYPSC has also issued orders assuring local telephone service competitors access to number resources, listing in the local exchange carrier's directory and the right to reciprocal intercarrier compensation arrangements with the local exchange carriers, and also establishing interim rules under which competitive providers of local telephone service are entitled to comparable access to and inclusion in local telephone routing guides and access to the customer information of other carriers necessary for billing or other services. The Company has obtained number assignments in several New York markets.

  Many competitive local exchange companies, including the Company, receive significant revenues from incumbent local exchange carriers (such as New York Telephone) through the reciprocal compensation mechanism for terminating traffic which the Company delivers to Internet providers. In early 1997, New York Telephone announced it would refuse to pay such terminating compensation for Internet traffic, and the Company, as well as other competing local exchange carriers, have filed complaints with the NYPSC. The NYPSC is now reviewing whether Internet traffic should be treated as "local" traffic for purposes of reciprocal compensation. A petition has also been filed at the FCC for a declaration that Internet traffic is to be considered "local" traffic for reciprocal compensation purposes. If either the FCC or the NYPSC issues an adverse ruling, and determines that Internet traffic delivered to the Company for termination will not be eligible for reciprocal compensation, there could be a significant impact upon the Company's local service revenues.

  The NYPSC has also adopted interim rules that would subject competitive providers of local telephone service to a number of rules, service standards and requirements not previously applicable to "nondominant" competitors such as the Company. These rules include requirements involving "open network architecture," provision of reasonable interconnection to competitors, and compliance with the NYPSC's service quality standards and consumer protection requirements. As part of its "open network architecture" obligations, the Company could be required to allow collocation with its local toll switch upon receipt of a bona fide request by an interexchange carrier or other carrier. Compliance with these rules in connection with the Company's provision of local telephone service may impose new and significant operating and administrative burdens on the Company. This proceeding will also determine the responsibilities of new local service providers with respect to subsidies inherent in existing local exchange carrier rates.

  Under the 1996 Act, incumbent local exchange companies such as New York Telephone and Frontier must allow the resale of both bundled local exchange services (known as "loops") as well as unbundled local exchange "elements" (known as "links" and "ports"). The Company generally intends to provide local service through the resale of unbundled links rather than through the sale of bundled loops.

  On April 1, 1997, the NYPSC adopted permanent rates for unbundled links and certain other unbundled network elements for New York Telephone. The monthly rate for unbundled links in designated areas of dense traffic (accounting for approximately 70% of all loops in the state) is $12.49, plus a recurring $1.90 connection charge. The monthly rate in other areas of the state is $19.24, plus a $1.90 recurring connection charge. Permanent unbundled link and unbundled network element rates have not yet been established for Frontier Corp. The permanent New York Telephone link rate is lower than the temporary rates for New York Telephone's unbundled links; it is greater than the $10.10 rate for the comparable service New York Telephone offers to its own residential customers, but below the rate of approximately $22 for the comparable service New York Telephone offers to its business customers. However, in order to utilize unbundled links, the Company must arrange for collocation in New York Telephone's central offices, which adds significant costs. As a result, the Company's marketing efforts are primarily directed toward business customers (and certain concentrated residential customers) which can be served through the Company's own facilities, rather than through use of unbundled links obtained from New York Telephone or Frontier Corp.

  One of the unbundled elements required to be provided by incumbent local exchange carriers under the 1996 Act is access to the carrier's Operational Support systems ("OSS"), which are electronic systems used by competing carriers, such as the Company, to order services, including unbundled network elements and resold services, from the incumbent local exchange company. Rates for use of such OSS are established by the PSCs. The NYPSC has been reviewing charges proposed by New York Telephone of approximately $2,500 per month for the right to order resold services, and approximately $5,000 per month for the right to order unbundled network elements, including unbundled links. A carrier which orders both unbundled network elements and resold services would pay approximately $7,500 per month. In addition to those monthly service charges, an ordering carrier would pay approximately $1 for each preordering, ordering and maintenance transaction. The NYPSC has issued an interim decision denying New York Telephone the ability to apply the monthly recurring charges, subject to New York Telephone's ability to further substantiate its entitlement to such charges. The final outcome of that proceeding, and the level of OSS charges which the Company will have to pay to order resold services and unbundled network elements from New York Telephone, is not known. The establishment of excessive OSS charges could have a significant effect on the Company's ability to order services and compete in the local exchange market.

  Local Telephone Service in Massachusetts. The Massachusetts Department of Public Utilities ("DPU") requires LECs to file a Statement of Business Operations and a tariff before providing intrastate telecommunications service, including local exchange service in Massachusetts. The Company has filed its Statement and tariff and has received DPU approval of its interconnection agreement with NYNEX/Bell Atlantic.

  The Company's ability to construct and operate competitive local service networks for both local private line and switched services will depend upon, among other things, implementation of the structural market reforms discussed above, favorable determinations with respect to obligations by the state and federal regulators, and the satisfactory implementation of interconnection with the local exchange carriers.

 Canada

  Long Distance Telephone Services. Long distance telecommunications services in Canada generally are subject to regulation by the CRTC. As a result of significant regulatory changes during the past several years, the historical monopolies for long distance service granted to regional telephone companies in Canada have been terminated. This has resulted in a significant increase in competition in the Canadian long distance telecommunications industry. Competition is also emerging in many other segments of the market. However, despite the very impressive competitive in-roads that have been made in the long distance market, the Stentor companies continue to have the vast share of the local and calling card markets. In addition to the proceedings referred to below, the CRTC continues to take steps toward increased competition, including proceedings relating to the convergence between telecommunications and broadcasting.

  CRTC Decisions. In March 1990, the CRTC for the first time permitted non-facilities-based carriers, such as ACC Canada, to aggregate the traffic of customers on the same leased interexchange circuits in order to provide discounted long distance voice services in the provinces of Ontario, Quebec and British Columbia. In September 1990, the CRTC also authorized carriers in addition to members of the Stentor consortium to interconnect their transmission facilities with the Message Toll Service ("MTS") facilities of Teleglobe Canada, for the purpose of allowing resellers, such as ACC Canada, to resell international long distance MTS service. Prior to this decision, Bell Canada and other members of Stentor were the exclusive long distance carriers interconnected to Teleglobe Canada's MTS facilities.

  In December 1991, the CRTC permitted the resale on a joint-use basis of the international private line services of Teleglobe Canada to provide interconnected voice services. Resellers are subject to charges levied by Teleglobe Canada for the use of its facilities and contribution charges payable to Teleglobe Canada and remitted to the telephone companies. In September 1993, the CRTC allowed Teleglobe Canada to restructure its overseas MTS to allow domestic service providers (including resellers) who commit to a minimum level of usage to interconnect with Teleglobe Canada's international network at its gateways for the purpose of providing outbound direct-dial telephone service. Overseas inbound traffic would be allocated to Stentor and other domestic service providers (including resellers) in proportion to their outbound market shares.

  In a decision released in May 1997, the CRTC removed restrictions on international simple resale by Canadian domestic transmission facilities-based carriers. Prior to this decision, only non-facilities based carriers such as ACC Canada were permitted to engage in international simple resale. The decision also re-emphasized the restriction on "switched hubbing" (i.e. routing Canada overseas traffic to or from a destination country over resold international private lines supplied by Teleglobe between Canada and an intermediary country), unless agreed to by all countries or operating authorities involved, including Teleglobe. After subsequent proceedings in the courts and the CRTC to vary or reverse these rulings, the CRTC determined in December 1997 to permit switched hubbing.

  In February 1996, the CRTC introduced a regime of price regulation for Teleglobe Canada's services to be in effect from April 1996 to December 1999, barring any exceptional changes to Teleglobe Canada's operating environment. Under this regime, Teleglobe Canada must reduce prices on an annual basis for its telephone and Globeaccess VPN Services, and must adhere to a price ceiling for most of its regulated non-telephone services. These rate reductions will have the effect of reducing the price the Company can charge its customers. In February 1997, the Canadian government committed under the WTO negotiations to terminate Teleglobe Canada's status as the monopoly transmission facilities-based provider of Canada-overseas telecommunications services by October 1, 1998. The Canadian House of Commons has passed legislation to implement this change in Teleglobe's status, to put in place a licensing regime for telecommunications service providers providing international telecommunications services within a class or classes specified by the CRTC, and to administer numbering resources in Canada. In October 1997 the CRTC issued a public notice asking for comments on, among other things, the licensing and regulatory regime which should be used for Teleglobe and other international telecommunications services providers after October 1, 1998. The CRTC suggested that international services provided by resellers might be within such a regime.

  In June 1992, the CRTC effectively removed the monopoly rights of certain Stentor member companies with respect to the provision of transmission facilities-based long distance voice services in the territories in which they operate and opened the provision of these services to substantial competition in all provinces of Canada other than Alberta, Saskatchewan and Manitoba. Competition has subsequently been introduced in Alberta and Manitoba, which are subject to CRTC regulation, and Saskatchewan, which has not yet become subject to CRTC regulation. Among other things, the CRTC also directed the telephone companies that were subject to this decision to provide AT&T Canada (then named Unitel Communications Inc.) with "equal ease of access," i.e., to allow it to directly connect its network to the telephone companies' toll and end office switches to allow its customers to make long distance calls without dialing extra digits. In July 1993, the CRTC ordered the same telephone companies to provide resellers with equal ease of access upon payment of contribution, network modification and ongoing access charges on the same general basis as for transmission facilities-based carriers.

  The CRTC required telephone company competitors to assume certain financial obligations, including the payment of "contribution charges" designed to ensure that each long distance carrier bears a fair proportion of the subsidy that long distance services have traditionally contributed to the provision of local telephone service. These charges are levied on resellers based on leased access lines. The charges vary for each telephone company based on that company's estimated loss on local services. Contribution charges were subject to a discount which was initially 25%, and which declines over time to zero in 1998. Resellers whose access lines were connected only to end offices on a non-equal access basis initially paid contribution charges of 65% of the equal access contribution rates, rising over a five-year period to an 85% rate thereafter. The CRTC also established a mechanism under which contribution rates will be re-examined on a yearly basis.

  Transmission facilities-based competitors and resellers that obtained equal ease of access also assumed approximately 30% of the estimated Cdn. $240 million cost required to modify the telephone companies' networks to accommodate interconnection with competitors as well as a portion of the ongoing costs of the telephone companies to provide such interconnection. Initial modification charges are spread over a period of 10 years. These charges and costs are payable on the basis of a specified charge per minute. In April 1997 the CRTC issued a decision unbundling these charges and costs. Previously, long distance carriers paid the telephone companies a flat rate of $0.011 per minute. Effective July 1, 1997, a separate rate of $0.007 per minute is payable for local end office connections, and between $0.004 and $0.007 per minute for toll or access tandem connections. In June 1997 AT&T Canada asked the CRTC to reconsider and vary the flat $0.007 per minute rate for local end office connections.

  As contemplated in the CRTC's June 1992 decision, initial implementation of single carrier 800 number portability occurred in Canada in January 1994 and 800 number multi-carrier selection capability was subsequently approved on an interim basis.

  In September 1994, the CRTC established substantial changes to Canadian telecommunications regulation, including: (i) initiation of a program of rate rebalancing, which would entail three annual increases of Cdn. $2 per month in rates for local service, with corresponding decreases in rates for basic toll service, and an indication from the CRTC that there would be no price changes which would result in an overall price increase for North American basic toll schedules combined; (ii) the telephone companies' monopoly local and access services, including charges for bottleneck services (i.e., essential services which competitors are required to obtain from Stentor members) provided to competitors (the Utility segment), would remain in the regulated rate base, and the CRTC would replace earnings regulation for the Utility segment with price caps effective January 1, 1998; (iii) other services (the Competitive segment) would not be subject to earnings regulation after January 1, 1995, after which a Carrier Access Tariff would become effective, which would include charges for contribution, start-up cost recovery and bottleneck services and would be applicable to the telephone companies' and competitors' traffic based on a per minute calculation, rather than the per trunk basis previously used to calculate contribution charges; (iv) while the CRTC considered it premature to forbear from regulating interexchange services, it considered that the framework set forth in the decision may allow forbearance in the future (such forbearance has subsequently occurred in the case of certain non-dominant transmission facilities-based carriers and certain telephone company services); (v) the CRTC concluded that barriers to entry should be reduced for the local service market, including basic local telephone service and switched network alternatives, and subsequently conducted proceedings to implement unbundled tariffs, co-location of facilities and local number portability; and (vi) the intention to consider applying contribution charges to other services using switched access, not only to long distance voice services.

  Changes to these matters that were announced in October 1995 were the following: (i) rate rebalancing, with Cdn. $2 per month local rate increases commencing in each of January 1996 and January 1997 and another

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unspecified increase in 1998 (the contribution component of the Carrier Access
Tariff was reduced correspondingly, but a corresponding reduction of basic North American long distance rates ordered by the CRTC was reversed by the Federal Cabinet in December 1995); (ii) reductions in contribution charges effective January 1, 1995; (iii) changes to the costing methodology of the telephone companies including (a) the establishment of strict rules governing telephone company investments in competitive services involving broadband technology, (b) the requirement that the Competitive segment pay its fair share of joint costs incurred by both the Utility and Competitive segments, and (c) a directive specifying that revenues for many unbundled items must be allocated to the Utility segment thereby reducing the local shortfall and therefore contribution charges; (iv) directory operations of the telephone companies will continue to remain integral to the Utility segment, meaning that revenues from directory operations will continue to be assigned to the Utility segment to help reduce the local shortfall and therefore contribution payments; and (v) Stentor's request to increase the allowed rate of return of the Utility segment was denied and the CRTC restated its intention to retain the fifty basis point downward adjustment to the total company rate of return used to derive the Utility segment rates of return for the telephone companies.

  In December 1995, the CRTC announced that the per trunk basis for calculating contribution charges would be replaced by a per minute basis for calculating contribution charges starting June 1, 1996. The off-peak contribution rate is one-half the peak rate, with the peak rate applicable between 8 a.m. and 5 p.m., Monday through Friday.

  In October 1996 the CRTC ended the Stentor monopoly over access to swipe readers found on the latest generation of pay telephones and ordered the telephone companies to file a tariff that would provide competitors with swipe access. The CRTC agreed that lack of swipe access for their calling cards is a major disadvantage for the Company and other competitors. The new swipe access tariff was approved on an interim basis in May, 1997.

  In December 1996, in Telecom Decision CRTC 96-11, the CRTC established 1996 contribution rates retroactive to January 1, 1996. The contribution rates were reduced by up to 42% from 1995 levels, depending on the province. The CRTC also ruled in Telecom Decision CRTC 96-12, that effective July 1, 1997, contribution on line-side connections would be changed from a per circuit to a per minute basis. This is consistent with the ruling in 1995 which implemented per minute contribution for trunk-side connections.

  The CRTC began a public proceeding in 1996 to examine and establish the preconditions for deregulation of the Stentor companies' long distance services. The Company and the other members of the Competitive Telecommunications Alliance have proposed a timetable for deregulating the long distance market. In December 1997, the CRTC released a decision under which it will forbear from regulation of Stentor toll and toll-free services. Among other things, the Stentor companies will no longer be required to file tariffs for these services or demonstrate that the rates for them are just and reasonable, and these services will no longer be required to meet an imputation test (which prevented pricing below cost). However, the CRTC will continue to apply a cap on overall North American basic toll rates charged by the Stentor companies, and will continue to exercise a number of its powers with respect to the prohibitions on unjust discrimination and undue preference in respect of these services. The CRTC also released a decision under which it will forbear from regulation of certain Stentor high capacity interexchange private line services on specified high traffic routes. Among other things, the Stentor companies will no longer be required to file tariffs for these services or demonstrate that the rates for them are just and reasonable, there will no longer be a prohibition on unjust discrimination and undue preference in respect of these services, and these services will no longer be required to meet an imputation test.

  In June 1997 Stentor applied to the CRTC for: (i) the elimination of contribution on international circuits, with offsetting adjustments to domestic contribution rates; or (ii) the implementation of a per-minute contribution mechanism applicable to international long distance minutes, rather than the per-circuit mechanism still used for international circuits.

  The Company cannot predict the timing or the outcome of any of the pending and ongoing proceedings described above, or the impact they may have on the competitive position of ACC Canada.

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

  Local Telephone Services. On May 1, 1997 the CRTC released a number of decisions which opened the Canadian local telecommunications market to competition. The decisions apply in the territories of the Stentor telephone companies, except SaskTel in Saskatchewan (which has subsequently announced plans to open local telephone service in the province to competition). The decision enables the systems operated by competitive local exchange carriers ("CLECs") to be interconnected with the systems operated by incumbent local exchange carriers ("ILECs"). CLECs will not merely be customers of ILECs, but will be carriers equal in status to ILECs in the local exchange market.

  CLECs are not required to provide universal service in their serving areas, or to file tariffs for services provided to their customers. However, the CRTC imposed certain consumer protection and regulatory obligations on CLECs. Also, CLECs must file tariffs to provide equal access to all interexchange ("IX") service providers and wireless service providers. Such access must be on terms and conditions equivalent to those contained in ILECs' tariffs, unless the CLEC can justify any departure. ILECs cannot refuse to connect their IX networks with a CLEC's network.

  CLECs will have access to the following services of the ILECs found to be essential by the CRTC: central office codes; subscriber listings; and local loops situated in small urban and rural areas. These facilities are subject to mandatory unbundling and mandated pricing. A number of other items, while not found to be essential, were directed by the CRTC to be unbundled for a period of five years, during which period those items are also to be provided to competitors at mandated prices.

  The May 1 decisions replaced the historical rate base rate of return regulation of ILECs with price cap regulation for an initial period of four years. In order to prevent ILECs from engaging in anti-competitive pricing, ILECs will be required to demonstrate that services provided to their customers are not priced below cost.

  Contribution currently paid by IX carriers to ILECs will continue to be collected, but will be treated as a "portable contribution", i.e. such amounts will be pooled and distributed to ILECs and CLECs based on the number of residential lines served by the respective local exchange carriers in each rate band and the subsidy requirement associated with the rate band. Contrary to the submissions of some parties, no explicit contribution will be payable from local business exchange services or directory revenues.

  Prior to these decisions, competitors could resell Centrex and other bulk services, as well as individual business lines. Resale of residential lines was not allowed. The decisions now allow competitors to resell all bundled local services (including residential lines), and those services which are unbundled pursuant to the decisions. However, contrary to the submissions of some resellers, the CRTC did not order the ILECs to provide their services to resellers at wholesale prices. Therefore, the scope for non-facilities-based local competition is significantly restricted.

  The ILECs will be permitted to raise basic residential local monthly rates effective January 1, 1998. Toll contribution will be frozen for the price cap period at the January 1, 1998 levels. These contribution levels will be reduced to levels which take into account the effect of the basic residential local rate increase. The CRTC also expanded somewhat the scope of contribution paying services. While reduced interim contribution rates have been approved for 1997 and the price cap period, final contribution rates for 1997 and for the price cap period have not yet been determined. On September 8, 1997, AT&T Canada asked the CRTC to allow for the adjustment of the contribution charge payable by IX carriers on a quarterly basis during the initial price cap term to account for the growth in toll minutes.

  A subsequent decision of the CRTC in June 1997 allowed transmission facilities-based local and long distance carriers (but not resellers such as ACC Canada) to "co-locate" their equipment in the central offices of ILECs on terms and conditions contained in tariffs or intercarrier agreements.

  A number of issues relating to local competition remain to be resolved, including the determination of final rates, finalization of arrangements regarding local number portability, and certain other interconnection arrangements.

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

  Under the local competition decisions, only transmission facilities-based carriers (which are required, among other things, to meet Canadian ownership requirements) may become CLECs. In September 1997 ACC Canada asked the CRTC to remove this requirement and to establish entry procedures and regulatory obligations for telecommunications service providers that are not facilities-based carriers but that wish to become CLECs.

  Telecommunications Act. In October 1993, the Telecommunications Act replaced the Railway Act (Canada) as the principal telecommunications regulatory statute in Canada. This Act provides that all federally-regulated telecommunications common carriers as defined therein (essentially all transmission facilities-based carriers) are under the regulatory jurisdiction of the CRTC. It also gives the federal government the power to issue directions to the CRTC on broad policy matters. The Act does not subject non-facilities-based carriers, such as ACC Canada, to foreign ownership restrictions, tariff filing requirements or other regulatory provisions applicable to facilities-based carriers. However, to the extent that resellers acquire their own facilities in order to better control the carriage and routing of their traffic, certain provisions of this Act may be applicable to them.

 United Kingdom

  Until 1981, British Telecom was the sole provider of public telecommunications services throughout the U.K. This monopoly ended when, in 1981, the British government granted Mercury Communications Ltd. (now known as "CWC") a license to run its own telecommunications system under the British Telecommunications Act 1981. Both British Telecom and CWC are licensed under the subsequent Telecommunications Act 1984 to run transmission facilities-based telecommunications systems and provide telecommunications services. See "Risk Factors--Dependence on Transmission Facilities-Based Carriers and Suppliers."

  In 1991, the British government established a "multi-operator" policy to replace the duopoly that had existed between British Telecom and Mercury. Under the multi-operator policy, the U.K Department of Trade and Industry (the "DTI") will recommend the grant of a license to operate a telecommunications network to any applicant that the DTI believes has a reasonable business plan and where there are no other overriding considerations not to grant such license. All public telecommunications operators and international simple resellers operate under individual licenses granted by the Secretary of State for Trade and Industry pursuant to the Telecommunications Act 1984. Any telecommunications system with compatible equipment that is authorized to be run under an individual license granted under this Act is permitted to interconnect to British Telecom's network. Under the terms of British Telecom's license, it is required to allow any such licensed operator to interconnect its system to British Telecom's system, unless it is not reasonably practicable to do so (e.g., due to incompatible equipment).

  Oftel has imposed further mandatory price reductions on British Telecom from August 1997 which, although more limited in scope than those previously set, may have, the effect of reducing the prices the Company can charge its customers in order to remain competitive. Oftel is introducing a new access charge control regime, which is expected to become effective in August 1997. Under the new regime, British Telecom will have flexibility in setting access charges, subject to certain safeguards. Oftel will set the starting charges (which will be based on historical incremental costs) and the rates charged by British Telecom to other carriers will be subject to certain price ceilings established by Oftel for competitive and non-competitive services.

ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES

  As the Company expands its service offerings, geographic focus and its network, the Company anticipates that it will seek to acquire assets and businesses of, make investments in or enter into strategic alliances with, companies providing services complementary to ACC's existing business. The Company believes that, as the global telecommunications marketplace becomes increasingly competitive, expands and matures, such transactions will be important in maintaining a competitive position in the industry.

  The Company's ability to effect acquisitions and strategic alliances and make investments may be dependent upon its ability to obtain additional financing and, to the extent applicable, consents from the holders of debt and

                                      65
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preferred stock of the Company. If the Company were to proceed with one or more significant strategic alliances, acquisitions or investments in which the consideration consists of cash, a substantial portion of the Company's available cash could be used to consummate the acquisitions or investments. If the Company were to consummate one or more significant strategic alliances, acquisitions or investments in which the consideration consists of stock, shareholders of the Company could suffer a significant dilution of their interests in the Company.

  Many business acquisitions must be accounted for as purchases. Most of the businesses that might become attractive acquisition candidates for the Company are likely to have significant goodwill and intangible assets, and the acquisitions of these businesses, if accounted for as a purchase, would typically result in substantial amortization charges to the Company. In the event the Company consummates additional acquisitions in the future that must be accounted for as purchases, such acquisitions would likely increase the Company's amortization expenses. In connection with acquisitions, investments or strategic alliances, the Company could incur substantial expenses, including the fees of financial advisors, attorneys and accountants, the expenses of integrating the business of the acquired company or the strategic alliance with the Company's business and any expenses associated with registering shares of the Company's capital stock, if such shares are issued. The financial impact of such acquisitions, investments or strategic alliances could have a material adverse effect on the Company's business, financial condition and results of operations and could cause substantial fluctuations in the Company's quarterly and yearly operating results. See "Risk Factors-- Substantial Indebtedness; Need for Additional Capital."

EMPLOYEES

  As of December 1, 1997, the Company had 1,039 full-time employees worldwide. Of this total, 356 employees were in the U.S., 405 were in Canada, 261 were in the U.K. and 17 were in Germany. The Company has never experienced a work stoppage and its employees are not represented by a labor union or covered by a collective bargaining agreement. The Company considers its employee relations to be good.

PROPERTIES

  The Company's principal executive offices are located at 400 West Avenue, Rochester, New York in corporate office space leased through June 2004. It also leases office space for its Canadian headquarters in Toronto, Canada, as well as office space at various other locations. For additional information regarding these leases, see Notes 8 and 10 to the Company's Consolidated Financial Statements incorporated by reference herein.

  ACC U.K. is in the process of relocating its U.K. headquarters in London, England to Adelaide House in Chiswick, London. ACC U.K. entered into an Agreement for Lease for such location in October 1997. The term is for approximately six years through March 2004. The lease for the current headquarters will also continue until September 1998.

  The Company has fifteen switching centers worldwide. The Company's switching equipment for the Rochester call origination area is located at its headquarters at 400 West Avenue, Rochester, New York with additional switching equipment located in the U.S. in Albany, Buffalo, New York City and Syracuse, New York and in Boston and Springfield, Massachusetts; in Canada in Toronto, Ontario, Montreal, Quebec, and Vancouver, British Columbia; and in London, Bristol and Manchester, England, all of which sites are leased. Branch sales offices are leased by the Company at various locations in the northeastern U.S., Canada and the U.K. The Company also leases equipment and space located at various sites in its service areas.

  The Company's financing arrangements are secured by substantially all of the Company's assets. The Company's secured lenders would be entitled to foreclose upon those assets and to be repaid from the proceeds of the liquidation of those assets in the event of a default under the financing arrangements.

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

LEGAL PROCEEDINGS

  ACC is a party, in the ordinary course of business, to litigation regarding services rendered, contract claims and other miscellaneous causes of action arising from its business. Management of ACC does not consider that any such matters will materially adversely affect ACC's business, results of operations or financial condition.

  ACC and its directors have been named as defendants in a civil suit, pending in New York State Supreme Court for Monroe County, which was commenced by a shareholder on November 3, 1997, within a week of ACC's receipt of an inquiry from Tel-Save Holding, Inc. ("Tel-Save") regarding a proposed business combination. The complaint alleges that the directors of ACC had failed to consider the Tel-Save proposal immediately and properly as of that date and had thereby breached their purported fiduciary duty to the shareholders to maximize the value of their shares. The complaint seeks unspecified damages and attorneys fees and a declaration and injunction mandating the directors to, among other things, take steps to create an active auction of ACC. ACC has filed a motion seeking dismissal of the complaint on the grounds that the complaint fails to state a valid claim. The plaintiffs have agreed to dismissal of the complaint without prejudice, subject to approval of the court in light of events occurring subsequent to the filing of the action, they are evaluating whether to oppose the motion to dismiss and proceed with the case.

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

                              RECENT DEVELOPMENTS

ACC MANAGEMENT CHANGES

  On December 5, 1997, ACC announced that its Chairman and Chief Executive Officer, David K. Laniak, 62, had died unexpectedly due to health-related complications. As a result, ACC's Board of Directors named Robert M. Van Degna, Chairman of the Board. Mr. Van Degna has served as an outside director of ACC since 1995. ACC's Board of Directors also established an office of the Chief Executive Officer to jointly perform the functions of Chief Executive Officer, consisting of Christopher Bantoft, ACC's Executive Vice President, Michael R. Daley, ACC's Executive Vice President and Chief Financial Officer, and Steve M. Dubnik, ACC's Executive Vice President.

THE TCG MERGER

  The following description of certain provisions of the TCG Merger Agreement is only a summary and does not purport to be complete. This description is qualified in its entirety by reference to the complete text of the TCG Merger Agreement which is incorporated by reference herein.

  TCG Merger. The TCG Merger Agreement provides that a wholly-owned subsidiary of TCG will merge with and into ACC in accordance with the DGCL, the separate existence of TCG's acquisition subsidiary will cease, and ACC, as the surviving corporation in the TCG Merger (the "Surviving Corporation"), will continue its corporate existence under Delaware law as a wholly-owned subsidiary of TCG.

  A Certificate of Merger will be filed within five business days after all of the conditions (other than those to be satisfied at the time of the TCG Merger) set forth in the TCG Merger Agreement have been satisfied or waived by the party or parties entitled to the benefit of such conditions. TCG and ACC shall mutually determine the time and place of the closing of the TCG Merger. The TCG Merger will become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Delaware or at such later time as specified in the Certificate of Merger (the "TCG Effective Time").

  TCG Merger Consideration. Each of the issued and outstanding shares of ACC Common Stock will be converted into the right to receive that number of shares of Class A Common Stock, par value $.01 per share, of TCG (the "TCG Stock") equal to the product of one (1), multiplied by the TCG Exchange Ratio. The "TCG Exchange Ratio" means:

    (i) if the average of the last reported sales prices per share of the TCG Stock as reported on The Nasdaq National Market for the ten consecutive trading days immediately preceding the trading day immediately prior to the closing date of the TCG Merger (the "Average Price") is less than $45.00, 1.11111;

    (ii) if the Average Price is equal to or greater than $45.00, but not in excess of $55.00, a fraction, the numerator of which shall be $50.00 and the denominator of which shall be the Average Price; or

    (iii) if the Average Price is greater than $55.00, 0.90909;

subject to payment of cash in lieu of any fractional share (the "TCG Merger Consideration").

  No fractional shares of TCG Stock will be issued. In lieu of fractional shares, any person who would otherwise be entitled to a fractional share of TCG Stock shall receive an amount in cash equal to the value of such fractional share. Such value shall be the product of such fraction multiplied by the last sales price of TCG Stock as reported on The Nasdaq National Market on the business day immediately prior to the closing date.

  Exchange of Certificates; Exchange Agent. Each share of ACC Common Stock shall be canceled as of the TCG Effective Time. Following the TCG Merger, all of the capital stock of the Surviving Corporation would be owned by TCG. Shares of ACC Common Stock will be exchanged for the TCG Merger Consideration and then cancelled, with the result that ACC Common Stock will no longer be outstanding (except for shares owned by TCG) or listed on The Nasdaq National Market.

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

  Prior to the closing date, TCG shall appoint an agent to act as exchange agent (the "Exchange Agent") for the TCG Merger. On the closing date, TCG shall instruct the Exchange Agent to mail to each ACC stockholder within five business days a letter of transmittal and instructions for use in effecting the surrender of the certificates representing ACC stock in exchange for certificates and cash, if any, representing the TCG Merger Consideration.

  After the TCG Effective Time, each holder of a share of ACC Common Stock will surrender and deliver the certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive a certificate and cash, if any, representing the TCG Merger Consideration. Until so surrendered and exchanged, each outstanding stock certificate after the TCG Effective Time shall be deemed to evidence the right to receive that number of whole shares of TCG Stock into which the shares of ACC Common Stock have been converted, subject to payment of cash in lieu of any fractional share. No dividends or other distributions in respect of the shares of TCG Stock, declared after the TCG Effective Time and payable to holders of record after the TCG Effective Time, shall be paid to the holders of any unsurrendered certificates until such certificates and letters of transmittal are surrendered and delivered. After the surrender and exchange of certificates, the record holders thereof will be entitled to receive any such dividends or other distributions without interest. Holders of any unsurrendered certificates shall not be entitled to any rights as a holder of TCG Stock until such certificates are exchanged.

  Stock Options and Stock Incentive Rights. At the Effective Time, TCG shall cause each holder of a then-outstanding and unexercised option (the "ACC Options") or stock incentive right (the "ACC SIRs") exercisable for shares of ACC Common Stock to receive options or stock incentive rights, respectively, exercisable for shares of TCG Stock having the same terms and conditions as the ACC Options and ACC SIRs, except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the TCG Exchange Ratio.

  Certificate of Incorporation and Bylaws of Surviving Corporation. At and after the TCG Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to be identical to the Certificate of Incorporation of TCG's acquisition subsidiary in effect at the TCG Effective Time. At and after the TCG Effective Time, the Bylaws of TCG's Acquisition Subsidiary in effect at the TCG Effective Time shall be the Bylaws of the Surviving Corporation.

  Acquisition Proposals. ACC covenants in the TCG Merger Agreement that it will, and will direct and use commercially reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an ACC Takeover Proposal (as hereinafter defined). ACC will not, nor will it authorize or permit its subsidiaries, officers, directors, employees or agents or any representative to, (i) solicit, initiate or encourage or take any other action designed or reasonably likely to facilitate any proposal which constitutes or may reasonably be expected to lead to any ACC Takeover Proposal or (ii) participate in any discussions or negotiations regarding any ACC Takeover Proposal.

  If, however, prior to the ACC Stockholders Meeting, the Board of Directors of ACC determines in good faith, upon advice from outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to ACC's stockholders under applicable law, ACC may, in response to an ACC Takeover Proposal or material modification to an ACC Takeover Proposal made after the date of the TCG Merger Agreement and not solicited after the date of the TCG Merger Agreement, (i) furnish information with respect to ACC to any person pursuant to a confidentiality agreement and (ii) participate in negotiations regarding such ACC Takeover Proposal or material modification made after the date of the TCG Merger Agreement.

  Subject to the above-mentioned exception, the Board of Directors of ACC cannot (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to TCG, or take any actions that are not explicitly permitted by the TCG Merger Agreement and that would be inconsistent with, the approval or recommendation by such Board of Directors of the TCG Merger; (ii) approve or recommend any ACC Takeover Proposal; or (iii) cause ACC to enter into any agreement related to any ACC Takeover Proposal. However, if the

ACC Board of Directors determines, prior to the time of the ACC Stockholders Meeting, after receipt of advice from outside counsel, that it is necessary to do so to comply with applicable law, it may (i) withdraw or modify its approval or recommendation of the TCG Merger or (ii) approve or recommend an ACC Superior Proposal (as defined below) or, subject to the payment of the termination fee discussed below, terminate the TCG Merger Agreement, but only after the third day following TCG's receipt of written notice.

  ACC has agreed to immediately advise TCG orally and in writing of any request by any person for information about ACC or of any ACC Takeover Proposal, the material terms and conditions of such request or ACC Takeover Proposal and the identity of the person making such request or ACC Takeover Proposal, unless the ACC Board of Directors decides in good faith, after receipt of advice from outside counsel, that, in order to comply with its fiduciary duties to ACC's stockholders, it cannot specify certain information, in which case ACC may omit such information from such notice.

  "ACC Takeover Proposal" means any inquiry, proposal or offer from any person relating to the direct or indirect acquisition or purchase of 15% or more of the assets of ACC and its subsidiaries or 15% or more of any class of equity securities of ACC or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of ACC or any of its subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving ACC or any of its subsidiaries (other than the transactions contemplated by the TCG Merger Agreement) or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the TCG Merger or which would reasonably be expected to diminish materially the benefits to TCG of the transactions contemplated by the TCG Merger Agreement.

  An "ACC Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 15% of the voting power of the shares of ACC Common Stock then outstanding or all or substantially all the assets of ACC and otherwise on terms which the Board of Directors of ACC determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be materially more favorable to ACC's stockholders than the TCG Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of ACC, is reasonably capable of being financed by such third party.

  Representations and Warranties. The TCG Merger Agreement contains various representations of TCG and ACC. The respective representations and warranties of the parties shall not survive beyond the TCG Effective Time.

  The representations, warranties and certain covenants of ACC relate generally to: (i) corporate organization, good standing and capitalization;
(ii) the authorization, execution, delivery and enforceability of the TCG Merger Agreement; (iii) approval of governmental authorities; (iv) absence of violations of, among other things, ACC's Certificate of Incorporation, Bylaws, certain contracts or laws; (v) documents filed with the Commission and the accuracy of information, including financial statements in accordance with generally accepted accounting principles, contained therein; (vi) the absence of any material adverse events affecting ACC's business, any material change by ACC in its accounting methods or any undisclosed liabilities; (vii) compliance with laws and possession of all required permits; (viii) absence of brokers or finders, other than ACC's financial advisor; (ix) except for certain listed ACC material contracts, the absence of contracts not required by the 1933 Act or the 1934 Act, to be described in or filed as an exhibit to ACC's securities filings; (x) employee benefit plans; (xi) taxes; (xii) receipt of a fairness opinion from ACC's financial advisor; (xiii) Board of Director approval of the TCG Merger Agreement; (xiv) absence of action that would adversely affect the ability of TCG to treat the TCG Merger as a pooling of interests; and (xv) absence of action that would cause the Rights to become exercisable, to cause any person to become an Acquiring Person or give rise to a Distribution Date (as such terms are defined in the ACC Shareholder Rights Agreement).

  The representations, warranties and certain covenants of TCG relate generally to: (i) corporate organization, good standing and capitalization;
(ii) the authorization, execution, delivery and enforceability of the TCG Merger Agreement; (iii) approval of governmental authorities; (iv) the absence of violations of, among other things, TCG's Certificate of Incorporation, Bylaws, certain contracts or laws; (v) documents filed with the Commission and the accuracy of information, including financial statements in accordance with generally accepted accounting principles, contained therein; and (vi) the absence of any material adverse events affecting TCG's business, any material change by TCG in its accounting methods or any undisclosed liabilities.

  Certain Covenants. The covenants and agreements of the parties listed in the TCG Merger Agreement shall not survive beyond the TCG Effective Time, except for those relating to indemnification of the officers and directors of ACC and except for the agreements entered into by affiliates of ACC.

  Pursuant to the TCG Merger Agreement, ACC covenants and agrees to conduct its businesses in the ordinary course and consistent with past practice, and to use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business.

  Additionally, ACC agrees not to, without prior written consent of TCG, (i) amend its Certificate of Incorporation or Bylaws, (ii) issue rights of any kind (with certain exceptions) to acquire or sell any shares of the securities of ACC or its subsidiaries, (iii) split, combine or reclassify any shares of capital stock or pay certain dividends, (iv) other than in the ordinary course of business, create debt obligations in respect of capital leases (with certain exceptions), make capital expenditures or loans or investments in any other person (with certain exceptions), acquire the stock or assets of, or merge or consolidate with, any other person (with certain exceptions, including the proposed Merger), voluntarily incur any material liability or obligation or sell or otherwise dispose of any assets or properties material to ACC and its subsidiaries, (v) other than as required by law or agreement, increase the compensation paid to its officers in excess of 5% from the prior year, increase the compensation of its employees, other than in the ordinary course, enter into, amend or terminate certain employment agreements, employee benefit agreements and retirement plans, or with certain exceptions, permit the exercise of stock options or payment of related taxes by any means other than cash, and (vi) enter into or amend any lease of real property other than in the ordinary course of business, consistent with past practice.

  ACC and its subsidiaries will use reasonable efforts to comply in all material respects with all laws applicable to it or its properties, assets or business and maintain all necessary permits.

  ACC covenants and agrees to use its commercially reasonable efforts to take all actions necessary to consummate the TCG Merger and the transactions contemplated by the TCG Merger Agreement, including, but not limited to (i) obtaining the consent of ACC's lenders and others to the TCG Merger Agreement and the transactions contemplated thereby; (ii) defending any litigation against ACC or its subsidiaries challenging the TCG Merger Agreement or the consummation of the related transactions; (iii) obtaining all consents from governmental authorities required for the transactions; and (iv) timely filing of all necessary documents under the HSR Act.

  Additionally, ACC covenants and agrees, among other things, to (i) give TCG, its lenders and their respective authorized representatives access to all offices, other facilities, contracts, books and records of or pertaining to ACC; (ii) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of approving the transactions contemplated by the TCG Merger Agreement, and the Board of Directors of ACC covenants and agrees to recommend that the stockholders approve the proposals and will use its commercially reasonable efforts to obtain any necessary approval by ACC's stockholders of the proposals; (iii) refrain from issuing or causing the publication of any press release or announcement with respect to the TCG Merger or the related transactions without the consent of TCG, except where such release or announcement is required by law; (iv) use commercially reasonable efforts to ensure that each person who is or may be an "affiliate" of ACC within the meaning of Rule 145 promulgated under the 1933 Act enters into an agreement as set forth on
Schedule 4.11 of the TCG Merger Agreement as soon as practicable after the date of the TCG Merger Agreement; (v) if any antitakeover statute or regulation enacted under state or federal laws in the United States is or may become applicable to the TCG Merger, grant such approvals and take such actions as are necessary so that the transactions contemplated by the TCG Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the TCG Merger Agreement and otherwise act to eliminate or minimize the effects of any such takeover statute; and (vi) not take any action that to its knowledge could reasonably be expected to adversely affect the ability of TCG to treat the TCG Merger as a pooling of interests, and to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of TCG to treat the TCG Merger as a pooling of interests.

  TCG covenants and agrees that, on and after the TCG Effective Time, employees of ACC and its subsidiaries prior to the TCG Effective Time who are employees of the Surviving Corporation or its subsidiaries will be provided with and permitted to participate in all Employee Plans and Compensation Arrangements (as those terms are defined in the TCG Merger Agreement) provided to similarly situated employees of TCG and/or its subsidiaries, which Employee Plans and Compensation Arrangements may, in TCG's sole discretion, include Employee Plans and Compensation Arrangements of ACC, and the vesting of all outstanding ACC options and warrants or arrangements to acquire capital stock of ACC and all ACC SIRs shall accelerate immediately upon the TCG Effective Time.

  TCG covenants and agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and do or cause to be done, all things necessary to consummate the TCG Merger and the transactions contemplated by the TCG Merger Agreement, including, but not limited to, (i) obtaining all required consents from governmental authorities, (ii) timely filing all necessary documents under the HSR Act and (iii) causing the shares of TCG Stock comprising the TCG Merger Consideration to be approved for listing on The Nasdaq National Market as promptly as practicable.

  TCG is not required to agree to anything that would (i) prohibit or limit the ownership or operation by TCG or any of its subsidiaries or affiliates of any material portion of the business or assets of TCG or of such subsidiaries or affiliates, or compel TCG or any of its subsidiaries or affiliates to dispose of or hold separate any such material portion, (ii) impose limitations on TCG's ability to acquire or hold, or exercise full rights of ownership of, any shares of capital stock, including, without limitation, the right to vote any capital stock on all matters properly presented to stockholders, (iii) prohibit TCG or its subsidiaries or affiliates from effectively controlling the business or operations of TCG or (iv) otherwise materially adversely affect TCG or any of its subsidiaries or affiliates.

  Additionally, TCG covenants and agrees, among other things, to (i) give ACC, its lenders and their respective authorized representatives access to all offices, other facilities, contracts, books and records of or pertaining to TCG; (ii) refrain from issuing or causing the publication of any press release or announcement with respect to the TCG Merger or the related transactions without the consent of ACC, except where such release or announcement is required by law; (iii) use commercially reasonable efforts to ensure that each person who is or may be an "affiliate" of TCG within the meaning of Rule 145 promulgated under the 1933 Act enters into an agreement as set forth on
Schedule 5.8 of the TCG Merger Agreement as soon as practicable after the date of the TCG Merger Agreement; and (iv) refrain from declaring, paying or setting aside any dividend or other distribution in respect of its equity securities or redeeming, purchasing or otherwise acquiring or offering to acquire any shares of its equity securities, other than such action which would result in an adjustment to the TCG Merger Consideration or any such action pursuant to an employment agreement, employee plan or compensation arrangement.

  Conditions to Each Party's Obligations. The respective obligations of each party to effect the TCG Merger shall be subject to the fulfillment or waiver at or prior to the closing of the following conditions: (i) the ACC stockholders must have approved the TCG Merger and related transactions at or prior to the TCG Effective Time; (ii) no order, judgment, injunction or action shall have been enacted by any governmental authority which prohibits or prevents the consummation of the TCG Merger; (iii) any waiting period applicable to the TCG Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted and no

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

action, suit, proceeding or investigation shall be pending by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the transactions contemplated by the TCG Merger Agreement;
(iv) the Registration Statement filed under the 1933 Act with respect to the TCG Merger shall have been declared effective, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any governmental authority; and (v) the shares of TCG Stock comprising the TCG Merger Consideration shall have been approved for listing on The Nasdaq National Market.

  Conditions to Obligations of ACC. The obligations of ACC to effect the TCG Merger shall be subject to the fulfillment at or prior to the TCG Effective Time of the following additional conditions, any one or more of which may be waived by ACC: (i) the representations and warranties of TCG contained in the TCG Merger Agreement that are modified by materiality or TCG Material Adverse Effect (as defined in the TCG Merger Agreement) shall be true and correct and those that are not so modified shall be true and correct in all material respects, on the date of the TCG Merger Agreement and as of the TCG Effective Time as if made at the TCG Effective Time; (ii) TCG shall have performed and complied with all of its covenants and agreements in all material respects and satisfied in all material respects all of the conditions required to be performed or complied with by it; and (iii) ACC shall have received an opinion from ACC's tax counsel that, for federal income tax purposes, the TCG Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

  Conditions to Obligations of TCG. The obligations of TCG to effect the TCG Merger shall be subject to the fulfillment at or prior to the TCG Effective Time of the following additional conditions, any one or more of which may be waived by TCG: (i) the representations and warranties of ACC contained in the TCG Merger Agreement that are modified by materiality or ACC Material Adverse Effect (as defined in the TCG Merger Agreement) shall be true and correct and those that are not so modified shall be true and correct in all material respects, on the date of the TCG Merger Agreement and as of the TCG Effective Time as if made at the TCG Effective Time; (ii) ACC shall have performed and complied with all of its covenants and agreements in all material respects and satisfied in all material respects all of the conditions required to be performed or complied with by it; (iii) TCG shall have received an opinion from TCG's tax counsel that, for federal income tax purposes, the TCG Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (iv) all governmental consents required for the consummation of the TCG Merger and the related transactions shall have been obtained by final order, except as may be waived by TCG or those consents the failure of which to be obtained will not materially adversely affect the business, assets, financial condition, liabilities or the results of operations of the Surviving Corporation and its subsidiaries taken as a whole; and (v) TCG shall have received the opinion of special telecommunications counsel to ACC, in form and substance reasonably satisfactory to TCG and customary for similar transactions in such jurisdictions, covering regulatory matters in the Federal Republic of Germany, the United Kingdom, Canada, Massachusetts, New York, the United States and any other national or state jurisdiction in which ACC owns, leases or operates one or more telecommunications switching devices.

  Indemnification. The indemnification provisions of the By-laws and the Certificate of Incorporation of the Surviving Corporation shall not be amended or repealed for six years after the closing date in any manner that would adversely affect the rights thereunder of individuals who immediately prior to the closing date were directors, officers, agents or employees of ACC unless otherwise required by applicable law. From and after the TCG Effective Time, TCG and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless the directors, officers and agents of ACC as provided in ACC's Certificate of Incorporation, By-laws or indemnification agreements, as in effect as of the date of the TCG Merger Agreement, with respect to matters occurring through the closing date.

  To the extent available, TCG agrees to cause the Surviving Corporation to maintain in effect for not less than three years after the closing date policies of directors' and officers' liability insurance comparable to those maintained by ACC with carriers comparable to ACC's existing carriers and containing terms and conditions which are no less advantageous in any material respect to the officers, directors and employees of ACC, subject to certain limitations.

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

  Termination; Termination Fees and Expenses. The TCG Merger Agreement may be terminated at any time prior to the TCG Effective Time, whether before or after approval of the stockholders of ACC: (a) by mutual written consent of TCG and ACC; (b) by either TCG or ACC if (i) the TCG Merger is not consummated on or prior to November 26, 1998, provided that such right is not available to any breaching party, (ii) the approval of ACC's stockholders is not obtained at the ACC Stockholders Meeting or (iii) any governmental authority takes any action prohibiting the consummation of the TCG Merger; (c) by TCG, if (i) ACC materially breaches any of its representations, warranties, covenants or other agreements contained in the TCG Merger Agreement, which breach is incapable of being cured or is not cured within 20 days after given written notice thereof to ACC, (ii) ACC breaches its agreement not to solicit any ACC Takeover Proposal and certain related provisions of the TCG Merger Agreement and fails to promptly terminate the activity giving rise to such breach and fails to use commercially reasonable best efforts to cure such breach, (iii) the Board of Directors of ACC withdraws or adversely modifies its approval of the transactions contemplated by the TCG Merger Agreement or approves any ACC Takeover Proposal, or (iv) any person other than TCG or any of its affiliates acquires beneficial ownership, or any "group" is formed which beneficially owns 10% or more of the voting power of ACC; or (d) by ACC, if (i) TCG materially breaches any of its representations, warranties, covenants or other agreements contained in the TCG Merger Agreement, which breach is incapable of being cured or is not cured within 20 days after giving written notice thereof to TCG, or (ii) prior to the time of the ACC Stockholders Meeting, in accordance with the provisions of the TCG Merger Agreement described under "Acquisition Proposals" above.

  ACC shall pay TCG $32,500,000 and shall reimburse expenses up to $7,500,000, upon the consummation of a competing ACC Takeover Proposal if TCG terminates the TCG Merger Agreement or if either party terminates due, in each case, to a failure to obtain approval of ACC's stockholders and the competing ACC Takeover Proposal was known to ACC or publicly announced before any such termination and such competing transaction is signed or consummated within 12 months of the termination of the TCG Merger Agreement.

  ACC shall pay TCG $32,500,000 and shall reimburse expenses up to $7,500,000 within one business day of termination of the TCG Merger Agreement if TCG terminates due to ACC's withdrawal or adverse modification of the recommendation to approve the TCG Merger, or upon ACC's approval or recommendation of a competing ACC Takeover Proposal.

  If ACC terminates the TCG Merger Agreement pursuant to the provisions of the TCG Merger Agreement described under "Acquisition Proposals" above, ACC shall pay TCG $32,500,000 and shall reimburse expenses up to $7,500,000 concurrently with such termination. See "Acquisition Proposals" above.

  Expenses. All costs and expenses incurred in connection with the TCG Merger Agreement and the transactions contemplated in the TCG Merger Agreement shall be paid by the party incurring such costs or expenses, subject to the provisions of the three preceding paragraphs.

  Amendment/Waiver. Subject to applicable law, the TCG Merger Agreement may be amended, modified or supplemented only by a written agreement among ACC, TCG and TCG's acquisition subsidiary. Any failure of ACC or TCG to comply with any obligation, covenant, agreement or condition in the TCG Merger Agreement may be waived by TCG or ACC, as the case may be, only by a written instrument signed by the party granting such waiver.

  Regulatory Approvals. Consummation of the merger requires (a) notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, (b) consents from the FCC, state public service or utility commissions (or comparable state governmental authorities) and foreign telephone administrations, provided that such consents, if not obtained, would have a material adverse effect on ACC or would materially and adversely affect the ability of ACC to perform its obligations set forth in the TCG Merger Agreement or to consummate the transactions contemplated thereby, (c) filings with the Commission, state securities laws administrators and the National Association of Securities Dealers, Inc., and (d) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL.

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

THE PROPOSED MERGER OF TCG AND AT&T

  On January 8, 1998, AT&T Corp. ("AT&T") and TCG announced that they had entered into a definitive merger agreement (the "AT&T Merger Agreement"), under which each share of TCG common stock would be converted into the right to receive 0.943 of a share of AT&T common stock. Under the AT&T Merger Agreement, a wholly-owned subsidiary of AT&T would be merged with and into TCG and TCG would survive the merger as a wholly-owned subsidiary of AT&T (the "TCG/AT&T Merger"). If the TCG/AT&T Merger is consummated, following the TCG/AT&T Merger, all of the capital stock of the surviving corporation will be owned by AT&T. Shares of TCG common stock will be exchanged for merger consideration in the form of AT&T common stock, and cash in lieu of fractional shares, and then cancelled. As a result, shares of TCG common stock will no longer be outstanding or listed on The Nasdaq National Market. Consummation of the TCG/AT&T Merger is subject to closing conditions and shareholder and regulatory approvals. It is unlikely that the proposed TCG/AT&T Merger will close before the consummation of the TCG Merger, due to the anticipated timing of receipt of regulatory approvals and other closing conditions. No assurance can be given that the TCG/AT&T Merger will be consummated. Assuming that the Merger and the TCG Merger are both consummated, the ownership interest of USW shareholders in the business of TCG who continue to hold their shares would be substantially diluted as a result of consummation of the TCG/AT&T Merger. See "Risk Factors--Substantial Dilution of Ownership Interest in ACC of Current USW Shareholders Resulting From the Proposed TCG Merger and TCG/AT&T Merger."

                          INFORMATION CONCERNING USW

BUSINESS OF USW

  General. USW is a switch-based interexchange carrier providing long distance telephone communications services primarily to small and medium-sized business customers. USW also provides inbound-800 long distance services, as well as other telecommunications services such as travel cards (calling cards), cellular, paging, dedicated access, pre-paid calling cards (debit cards), International Callback and carrier termination services. USW uses its own switches and facilities to originate, transport and terminate calls for customers generally located between Boston, Massachusetts and Norfolk, Virginia and in California (on-net area). Approximately 85% of the calls billed by USW each month are processed through USW's own switches. For calls originating or terminating outside USW's own network (off-net area), USW utilizes the services provided by other long distance companies.

  USW's revenues are derived primarily from the transport of outgoing and incoming calls which are billed by USW to end-users at specified rates. Transport costs of these calls are billed to USW from other carriers at contractual rates. These carriers supply USW with call detail information which enables USW to bill its customers depending upon USW's individual rates. The combination of the efficiency of USW's networks and facilities, and the purchase of long distance services in bulk from other carriers allows USW to offer competitive rates to small and medium-sized businesses.

  USW's principal executive offices are located at 111 Presidential Boulevard, Suite 114, Bala Cynwyd, Pennsylvania 19004. USW's telephone number at that location is (610) 660-0100.

  Corporate Strategy. USW's objective is to provide its customers with a comprehensive range of telecommunications services with value-added features at competitive prices. USW markets through three channels (direct, agent and reseller) and offers a diversified mix of products and services. USW employs a direct sales force, and also markets through independent agents. USW offers individual value-added services to resellers depending on each reseller's requirements. USW offers competitive wholesale pricing to its resellers which it expects will lead to significant revenue growth. Net sales revenue attributable to USW's agents and resellers accounts for approximately 50% of USW's non-wireless revenue. USW also utilizes numerous carriers allowing for network redundancy. This allows USW to offer both carrier and specific and private label services. USW is focused on servicing commercial accounts; revenue from commercial accounts represented greater than 90% of gross revenue during 1996.

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

  Services. USW provides domestic outbound long distance service to and from anywhere in the United States, international calling services to 245 countries, inbound 800 services, cellular local and long distance services, regional and national paging services, travel/calling cards, prepaid calling, dedicated access services, private line networks, international callback, and carrier termination services.

  USW charges its customers based upon minutes of usage, at both flat and banded rates (price is based on distance of call). In those areas which provide for equal access (all intra-Local Access Transport Area "LATA") calls are normally routed through the local exchange carrier), USW offers its customers "dialers" to access USW's network for intra-LATA calls. The use of dialers eliminates the need for the customer to dial USW's local access number and personal authorization code prior to placing the call. USW is a "RESPORG" (Responsible Organization) for the inbound 800 services its provides to its customers. This allows USW direct access to the 800 number database allowing for faster 800 number service. This increases the speed at which USW can perform such services as blocking and routing changes for its customers' inbound 800 services.

  USW utilizes Bell Atlantic NYNEX Mobile Systems to carry its cellular, local calls. USW provides its cellular customers with competitive long distance services provided by its own network. USW's travel cards provides its customers with an "easy-to-remember" 800 number access to USW's network from all locations in the United States and Canada, and feature personal identification numbers ("PINS") which are selected by the individual customer. USW's prepaid calling card (debit cards) are marketed wholesale primarily to retail distribution and specialty advertising outlets.

  Switch And Network Facilities. USW maintains a digital network on both the East and West coasts of the United States. USW's East Coast network extends from Boston, Massachusetts south to Norfolk, Virginia and west to Pittsburgh, Pennsylvania. USW's switching facilities are located in Philadelphia, Pennsylvania and Oakland, California. Calls terminating off-net are transported and terminated for USW on circuits operated by other carriers. USW's network utilizes SS7 common channel signaling. SS7 signaling increases network efficiency by reducing call set-up time.

  The network is supported by a Digital Switch Corporation DEX400 switch in Philadelphia and a Digital Switch Corporation DEX600 in Oakland, California which are used to process customer calls.

  Intelligent call processing required by USW's enhanced services products (calling card and international callback) is provided by an NACT SCX switching platform. This switching platform provides customized voice prompts and other enhanced services required by these products. The ability of USW to transport calls over its company owned switches and leased facilities allows USW to maximize gross margins and control network quality of service.

  USW is continually re-configuring its call processing through the utilization of least-cost routing software. USW has contracted with numerous domestic and international transport carriers which allow for the country-specific least-cost routing and the maintenance of diverse routes.

  Marketing. USW markets its services utilizing three sales channels focused on developing a customer base primarily within the New York City to Washington DC corridor. USW employs a direct sales force who are paid on a salary plus commission basis. USW also maintains an independent agent network of more than 187 agents who receive a commission based on monthly billings. USW's reseller channel is comprised of approximately 12 switchless resellers which contract for services at a fixed price (buy price). These resellers are permitted to establish their own retail billing rates, and do not lease or own any switching equipment, transmission facilities, or billing software. Because of this, they are dependent on switch-based carriers for products, customer support services, billing, credit and collection services, as well as other value-added features such as on-line electronic access to customer account information, back office support, automatic electronic order entry and account profitability reporting. USW offers its customers a comprehensive invoice including extensive management reports to all sales channels. Included in USW's invoices are more than 20 management reports covering call distribution studies, time of day analysis, call duration distribution, as well as individual telephone number call detail records allowing them to quickly analyze their calling patterns and costs.

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

  USW's average monthly long distance revenue per retail customer is approximately $250, which management believes is comparable to the industry average for revenue generated through an agent sales force. Typically, agents require ubiquitous product offerings that can be offered to any prospective customer nationwide, and they focus on high margin small business and residential accounts where the retail rates and margins sold to a customer support the agents residual commission.

  Coincident to entering the Competitive Local Exchange business in the Mid-Atlantic states, USW plans to develop a direct sales force to solicit and secure larger middle market accounts, where the combination of local and long distance revenue justifies dedicated access. The nature of dedicated access products, requires a more detailed and focused sales approach by experienced telecommunications sales professionals who are capable of directing their efforts to specific market segments in clearly defined geographic territories. As a result of USW's initiatives in the local area, USW believes that its agents and certain smaller business accounts will benefit from simple resale of Bell Atlantic local services, in those instances where the bundling approach does not justify dedicated T1 connectivity.

  Competition. USW views the long distance industry as a three-tiered industry which is dominated by the nation's three largest long distance providers:
AT&T, MCI Telecommunications Corporation ("MCI") and Sprint Communications Company, L.P. ("Sprint"). AT&T, MCI and Sprint, collectively generate, approximately 80% of the nation's long distance revenue (approximately $72 billion) and comprise what is knows as "Tier 1" International Long Distance Companies. The second tier consists of several other companies with annual revenues of $250 million to $1.5 billion each. The third tier, which includes USW, consists of more than 300 companies with annual revenues of less than $250 million each, the majority below $50 million each.

  USW targets small and medium-sized commercial customers. The number of telecommunications services offered by USW on a consolidated, one-bill basis serves, to some extent, to distinguish USW from some of its competitors. Competitive distinctions are made based upon the number of services offered, the pricing plans, the length of contracts, as well as the billing information provided. USW currently owns switch capacity, develops and implements its own billing products, monitors and deploys its transmission facilities and prepares and designs its own billing and reporting systems.

  In addition to direct competition from what USW estimates are several hundred switchless resellers, USW competes with the sales organizations and resellers of large telecommunications companies such as MCI and Sprint, which at any particular time may offer more desirable services or prices than those offered by USW.

  On October 29, 1996, the FCC adopted an order in which it eliminated the requirement that non-dominant interstate carriers such as USW maintain tariffs on file with the FCC for domestic interstate interexchange services. The FCC's order was issued pursuant to authority granted to the FCC in the Telecommunications Act to "forebear" from regulating any telecommunications service provider if the FCC determines that the public interest will be served. Pursuant to the FCC's order, after a transition period, relationships between carriers and their customers would be set by contract and long distance companies would no longer be permitted to file with the FCC tariffs for interstate interexchange services. However, MCI, Sprint and The American Carriers Telephone Association have separately appealed the FCC's order to the United States Court of Appeal for the District of Columbia Circuit ("DC Circuit"). On February 13, 1997, the DC Circuit stayed the FCC's order pending judicial review. USW may benefit from the elimination of the FCC tariffs by gaining more flexibility and speed in dealing with the marketplace changes. However, the absence of tariffs will also require that USW secure contractual agreements with its customers regarding many of the terms of its existing tariffs or face possible claims arising because the rights of the parties are no longer clearly defined.

  In spite of AT&T's additional flexibility and the pending interexchange competition from the RBOCs, USW believes that it continues to provide and sell telecommunications service to small to medium sized business at competitive rates. In addition, USW believes that the deregulation of the local exchange telecom market represents a significant opportunity similar to the opportunity provided upon the deregulation of AT&T in 1984.

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

  Employees. As of December 1, 1997 USW had 70 full-time employees working at two locations. USW is not a party to any organized labor contracts. USW considers its relationship with its employees to be satisfactory.

  Regulatory Matters. USW is a regulated entity at the Federal level with regard to international traffic and interstate traffic. USW has received
Section 214 authorization to resell international switched services and has filed an FCC tariff for its domestic interstate services.

  State regulatory requirements vary from state to state. USW has obtained certification in all states which require certification in order to provide long distance services, with the exception of two (2) states in which certifications are pending (Connecticut and Oklahoma). Some states place statutory restrictions on the operations of "telecommunications service resellers" as that term is defined in these states. Some states require telecommunications service resellers to file and operate in accordance with service and rate "tariffs." Changes in existing regulations or their interpretation in any state could classify USW as a "telecommunications service reseller" and subject it to regulation. Such regulation could result in an increase in customers' usage charges and, in some cases, could limit or eliminate USW's ability to service customers in that jurisdiction. USW would incur, among other expenses, certain administrative costs and legal fees in contesting or complying with such regulatory changes that would increase USW's cost of doing business.

  The providers of local exchange telecommunications services to USW are also heavily regulated at the Federal level and in the states in which they operate. Changes in existing regulations or their interpretation affecting these providers could materially adversely affect their business or even prevent them from offering telecommunications services to their customers, including USW, on favorable terms.

  In addition, certain services offered by USW which are not presently regulated in all states may become regulated. Such regulation could delay the deployment of products and/or services and would increase certain administrative costs and legal fees in contesting or complying with such regulations. The FCC has granted applications by companies seeking to provide international callback (also known as "call reorganization" services) to those countries where the practice is legal under local law. The FCC has taken the view that call reorigination services create an incentive to lower foreign collection rates to the benefit of U.S. ratepayers and serve FCC's general policies favoring resale and increased competition in the international marketplace, although the FCC has consistently expressed its support for call reorigination services enacted by foreign countries. In response to the input of certain foreign countries in rule making proceedings, the FCC has acknowledged that foreign countries face unusual difficulties in implementing prohibitions on call reorigination but has stated that such countries continue to bear the principal responsibility for enforcing their domestic laws. However, the FCC has stated that, as a matter of international comity the FCC will prohibit U.S. authorized carriers from providing call reorigination in countries where it is expressly prohibited. The FCC established a variety of requirements that a foreign country must meet before the FCC will consider assisting a foreign government in enforcing its domestic ban. There can be no assurance that the FCC will not enforce such a ban.

  The business of USW is also affected by the 1996 Act and the FCC's Interconnection Orders, Access Charge Reform Order, Universal Service Order and the other regulatory developments described under "Information Concerning ACC--Regulation--United States."

  Telecommunication Fraud. USW is subject to attempts by outsiders to gain access to USW's telecommunications network. Such attempts can take the form of the theft of calling cards, and the cloning of cellular phones. Breaches of security can also involve improper use of 800 telephone numbers and customer PBX equipment. USW monitors the use of its network through certain fraud detection devices and believes that its procedures are satisfactory. Due to the highly technical nature of the business, complete assurance that sufficient controls are in place to prevent a material loss is not possible, however, USW does not believe that it has been subject to material telecommunications fraud.

  Properties. USW currently leases approximately 18,000 square feet in three buildings at a monthly cost of approximately $29,000. Its executive offices and headquarters at 111 Presidential Boulevard in Bala Cynwyd,

Pennsylvania is leased for a term of five years expiring in 1998. USW's leased switch space in Philadelphia, Pennsylvania expires in 2003. USW's leased switch space in Oakland, California expires in 2000. USW considers its space to be adequate for its current needs.

  Legal Proceedings. USW is party, in the ordinary course of business, to litigation involving services rendered, contract claims and other miscellaneous causes of actions arising from its business. Management of USW does not consider that any such matters will materially affect USW's financial condition or results of operations.

  On June 13, 1997, Mark Scully, the former President and Chief Operating Officer of the Company, filed a complaint against the Company, Kevin O'Hare, Aaron Brown and Stephen Parker in the United States District Court for the Eastern District of Pennsylvania. Mr. Scully asserts various claims in connection with his termination of employment with the Company on December 30, 1996. In particular, he alleges, among other things, breach of contract in connection with the termination of certain stock options, breach of the alleged contract for employment, violation of Pennsylvania's Wage Payment Laws, breach of an asserted duty of good faith and fair dealing, fraudulent and negligent misrepresentation, promissory estoppel and civil conspiracy. Mr. Scully alleges damages of at least $1.6 million, plus attorneys' fees, costs and other disbursements and the cost of COBRA payments and interest; $1 million of the alleged damages claimed are punitive. The Company contest the allegations of the complaint and intends to vigorously defend against the action. Management cannot presently predict the outcome of this suit, accordingly no adjustment has been recorded in the Financial Statements.

USW MANAGEMENT

  Directors and Executive Officers. The USW directors and executive officers and their ages, as of December 1, 1997, are set forth below:

      NAME              AGE POSITION
      ----              --- --------
      Stephen J. Parker  59 President, Chief Executive Officer and Director
      Aaron R. Brown     44 Chairman of the Board
      Murray Goldberg    53 Director
      David B. Hurwitz   34 Executive Vice President of Sales and Marketing
      Arthur Regan       34 Secretary and Director

  Stephen J. Parker has served as President and Chief Executive Officer of USW since October 1, 1997. Prior to that time, Mr. Parker served as Chairman of the Board of Directors of USW from May 1995 until November 1997. Mr. Parker has also served as Executive Vice President of USW from March 1990 until May 24, 1995. He was employed part-time by USW from October 1989 until March 1990. Prior to his employment with USW, and in August 1989, Mr. Parker and Mr. Brown founded Parker Brown, Inc. ("PBI"), a broker-dealer that became licensed with the NASD in November 1990. PBI did not conduct any business, and Mr. Parker sold his interest in PBI in September 1991. Mr. Parker co-founded Parker Brown Partners ("PBP") in August 1989. PBP was organized to operate as a branch office of Morgan Gladstone, a registered broker-dealer, and to provide investment banking and consulting services to start-up and development stage businesses. PBP operated as a branch office of Morgan Gladstone until April 1990. Mr. Parker is a former stockbroker, and in addition to his association with PBI and Morgan Gladstone, he was employed as a stockbroker with Princeton Financial, and with Profile Investments, both in Philadelphia, during 1989. Mr. Parker holds a Ph.D. from Ohio University.

  Aaron R. Brown has been a director of USW since May 1995 and was named Chairman of the Board of Directors of USW on November 26, 1997. Mr. Brown served as Chairman of the Board and President of USW from its inception until May 1995 and as Chief Executive Officer from inception until December 16, 1996. Prior to his employment with USW, and in August 1989, Mr. Brown co-founded PBI. PBI did not conduct any business, and Mr. Brown sold his interest in PBI in September 1991. Mr. Brown also co-founded PBP in August

1989. PBP was organized to operate as a branch office of Morgan Gladstone, a registered broker-dealer, and to provide investment banking and consulting services to start-up and development stage businesses. PBP operated as a branch office of Morgan Gladstone until April 1990. Mr. Brown was Vice President of Finance for United Environmental Services, an asbestos removal firm in Philadelphia, in 1988. Mr. Brown is a Certified Public Accountant.

  Murray Goldberg has been a director of USW since November 1996. Mr. Goldberg has been an independent sales agent of USW since 1993, and is also currently employed as a sales agent for MEG Associates. Mr. Goldberg is also the owner and a Vice-President of Jamco, Inc., a discount shoe distributor in Florida and the owner and director of Doxs, Inc., an anaesthesia equipment developer and distributor. Prior to January 1993, Mr. Goldberg worked as an anesthesiologist at Paoli Memorial Hospital. In addition, from June 1994 until May 1996, Mr. Goldberg was an owner of Strathmore Bagel Franchise Company.

  David B. Hurwitz has been Executive Vice President of Sales and Marketing since December 1996. He served from 1995 to 1996 as the Vice President of Sales and Marketing of Commonwealth Long Distance, a C-TEC company. Prior to the position with Commonwealth, he served as Executive Vice President and Chief Operating Officer of InterNet Communications Services, Inc. and as General Manager of FiberNet from 1992 to 1995. Both InterNet and FiberNet are affiliated with one another. From 1985 to 1992, Mr. Hurwitz held sales and sales management positions with RCI Long Distance, a subsidiary of Rochester Telephone Corp. (now Frontier Corporation).

  Arthur Regan has been a director of USW since August 1997. Mr. Regan is currently President of Regan & Associates, Inc., a proxy solicitation/shareholder services firm in New York, New York that has been a vendor of USW since 1993. Mr. Regan also is the Chairman, President and Chief Executive Officer of RD's Place, Inc., a messenger/courier company located in Jersey City, New Jersey. Mr. Regan was previously a Director and President of David Francis & Co., Inc., a proxy solicitation/shareholder services firm, from 1988 through 1991.

  Compensation of Directors. Directors who also serve as salaried employees of USW do not receive any additional compensation for their services as directors.

  During 1996, no compensation was paid to non-employee directors of USW for their services as directors. Beginning in 1997, non-employee directors are entitled to receive $1,000 for each Board meeting attended in person, and $500 for participation in each Board meeting conducted by telephone conference call. In addition, USW granted to each non-employee director options to purchase 20,000 shares of USW Common Stock for his services as a director during 1997. These grants consist of options to purchase 20,000 shares of USW Common Stock at $1.43 per share granted to Mr. Sugarman, a former director, and options to purchase 20,000 shares of USW Common Stock at $1.69 per share granted to Mr. Regan.

  Executive Compensation. The following table shows for the year ended December 31, 1994, 1995 and 1996, certain compensation paid or accrued by USW for services by Named Executive Officers as defined in Item 402(a)(3) of Regulation S-K promulgated under the 1933 Act (the "Executive Officers") for the years indicated. For information about the employment status of the Executive Officers and the current Executive Officers of USW, see the notes to this Summary Compensation Table.

                          SUMMARY COMPENSATION TABLE

                                                                  LONG TERM COMPENSATION
                                                        --------------------------------------------
                            ANNUAL COMPENSATION                 AWARDS                 PAYOUTS
                         ------------------------------ ----------------------   -------------------
                                                 OTHER  RESTRICTED   COMMON
                                                 ANNUAL   STOCK       STOCK       LTIP
   NAME AND PRINCIPAL         SALARY  BONUS      COMP.    AWARDS   UNDERLYING    PAYOUTS  ALL OTHER
        POSITION         YEAR   ($)    ($)       ($)(1)    ($)     OPTIONS (#)     ($)   COMP.($)(2)
   ------------------    ---- ------- ------     ------ ---------- -----------   ------- -----------
Stephen J. Parker....... 1996 165,000    --       --       --             --       --       2,065
President and Chief      1995 160,000    --       --       --         600,000(3)   --       4,332
Executive Officer        1994 149,063    --       --       --             --       --       3,098
Aaron R. Brown.......... 1996 165,000    --       --       --             --       --       1,116
Former Chief Executive   1995 160,000    --       --       --         600,000(3)   --       1,932
Officer(4)               1994 149,063    --       --       --             --       --       1,070
Kevin M. O'Hare.........
Former President and     1996   8,333    --       --       --       1,100,000(5)   --         --
Chief Executive          1995     N/A    N/A      N/A      N/A            N/A      N/A        N/A
Officer(5)               1994     N/A    N/A      N/A      N/A            N/A      N/A        N/A
Mark Scully............. 1996 150,000    --       --       --             --       --         --
Former President(6)      1995 100,000    --       --       N/A        850,000(7)   --         --
                         1994     N/A    N/A      N/A      N/A        150,000(8)   N/A        N/A
Ward G. Schultz......... 1996 121,666    --       --       --             --       --         --
Former Chief Financial   1995  94,000 37,500(10)  --       --         100,000      --         --
Officer(9)               1994  75,301    --       --       --         200,000      --         --

--------

 (1) For 1994, 1995 and 1996 the aggregate amount of such Other Annual Compensation for each Executive Officer is not reportable under SEC rules because such amount is neither $50,000 nor 10% of the total salary and bonus for such Executive Officer.
 (2) Includes amounts paid for life insurance of the Executive Officer where USW is not the beneficiary of the policy.
 (3) On May 11, 1995, USW agreed to issue each of Messrs. Brown and Parker warrants to purchase 600,000 shares of USW's Common Stock in consideration for their limited personal guarantees provided in connection with USW's revolving credit facility. The warrants were issued after the rescission of a transaction consisting of a stock grant and option cancellation described under "Certain Relationships and Related Transactions."
 (4) Mr. Brown resigned his positions with USW as Chief Executive Officer and Treasurer effective December 16, 1996, but remained a Director of USW at the end of fiscal 1996.
 (5) Mr. O'Hare became President and Chief Executive Officer of USW on December 16, 1996. Mr. O'Hare resigned from these positions as of September 30, 1997. Mr. O'Hare's options to purchase 1,000,000 shares of USW Common Stock terminated upon his termination of employment.
 (6) USW terminated Mr. Scully's employment as President of USW on December 30, 1996.
 (7) Mr. Scully's options to purchase 850,000 shares of USW Common Stock were cancelled upon his termination as President on December 30, 1996. Mr. Scully has instituted litigation against USW and Messrs. O'Hare, Brown and Parker in connection with his termination.
 (8) Represents options to purchase 150,000 shares of USW's Common Stock granted outside of any benefit plan to Olney Telecom, Inc. on December 12, 1994, as compensation for its services as an independent contractor. Mr. Scully, the sole owner of Olney Telecom, may be deemed to be the beneficial owner of such options and underlying shares.
 (9) USW terminated Mr. Schultz's employment as Chief Financial Officer of USW on February 27, 1997. Mr. Schultz's options to purchase 300,000 shares of USW Common Stock were cancelled upon his termination as Chief Financial Officer on February 27, 1997.

(10) Represents the fair market value on April 27, 1995, $.75 per share of 50,000 shares of USW's Common Stock awarded to Mr. Schultz as compensation for his services an Executive Officer of USW.

  The following table summarizes the number of options granted to Executive Officers during the year ended December 31, 1996. USW did not grant any stock appreciation rights in 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                         NUMBER OF SHARES   % OF TOTAL                             ANNUAL RATES OF STOCK
                         OF COMMON STOCK     OPTIONS                                PRICE APPRECIATION
                            UNDERLYING      GRANTED IN   EXERCISE PRICE EXPIRATION          FOR
          NAME           OPTIONS GRANTED  FISCAL YEAR(1)    $/SHARE        DATE       OPTION TERM(2)
          ----           ---------------- -------------- -------------- ---------- ---------------------
                                                                                       5%        10%
                                                                                   ---------- ----------
Kevin M. O'Hare.........     600,000(3)        29%          $1.03125     12/16/01    $170,949   $377,753
                             125,000(4)         6%          $1.50000     12/16/01    $  5,146   $ 48,230
                             125,000(4)         6%          $2.00000     12/16/01  $        0 $        0
                             125,000(4)         6%          $2.50000     12/16/01  $        0 $        0
                             125,000(4)         6%          $3.00000     12/16/01  $        0 $        0
Aaron R. Brown..........         --            --                --           --          --         --
Stephen J. Parker.......         --            --                --           --          --         --
Mark Scully.............         --            --                --           --          --         --
Ward G. Schultz.........         --            --                --           --          --         --

--------
(1) Based upon options to purchase a total of 2,045,000 shares granted to all officers and employees of USW in 1996 under its Amended and Restated Stock Option Plan or its predecessor plans.
(2) These amounts represent hypothetical gains that could be achieved for the respective stock options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective option were granted to their expiration date.
(3) Of the options to purchase 600,000 shares of USW Common Stock granted to Mr. O'Hare on December 16, 1996, options to purchase 300,000 shares were immediately exercisable and options to purchase 150,000 were to become exercisable on the second and third anniversary of the grant date. Mr. O'Hare's options to purchase 500,000 of the foregoing shares terminated upon his termination of employment.
(4) Options to purchase a total of 500,000 shares of USW Common Stock were granted to Mr. O'Hare that will vest upon the attainment of certain performance criteria. Each 125,000 share increment underlying the option becomes exercisable, or vests, provided the average of the closing bid and asked prices of the Common Stock equals or exceeds $1.50, $2.00, $2.50 and $3.00 per share, respectively, for at least thirty (30) consecutive trading days within the period ending on the third anniversary of the date of grant. In the event that the option shall have so vested, the per share exercise price shall equal the product of (i) the arithmetic mean of the closing bid and asked prices of the Common Stock for such thirty (30) day period, and (ii) 85%. On January 10, 1997, these options were replaced with a grant of 500,000 options with an exercise price of $1.30. Mr. O'Hare's options to purchase the foregoing shares terminated upon his termination of employment.

  The following table summarizes the number and value of unexercised options held by the Executive Officers as of December 31, 1996. No Executive Officer exercised any options in 1996.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                              NUMBER OF SHARES OF COMMON
                                                   STOCK UNDERLYING                     VALUE OF UNEXERCISED
                          NUMBER OF             UNEXERCISED OPTIONS OR                 IN-THE-MONEY OPTIONS AT
                           SHARES             WARRANTS AT FISCAL YEAR-END                FISCAL YEAR-END(1)
                         ACQUIRED ON  VALUE   ---------------------------------       -------------------------
NAME                      EXERCISE   REALIZED EXERCISABLE        UNEXERCISABLE        EXERCISABLE UNEXERCISABLE
----                     ----------- -------- -------------      --------------       ----------- -------------
Kevin M. O'Hare.........       0       N/A            300,000(2)          800,000(3)   $ 65,625      $65,625
Aaron R. Brown(4).......       0       N/A            780,000(5)          120,000(6)    112,500            0
Stephen J. Parker(4)....       0       N/A            780,000(5)          120,000(6)    112,500            0
Mark Scully(7)..........       0       N/A            150,000(8)                0        37,500            0
Ward G. Schultz.........       0       N/A            130,000(9)          170,000(10)     5,000       20,000

--------
 (1) Based upon a market price for the USW Common Stock of $1.25 per share.
 (2) Represents options to purchase USW Common Stock issued to Mr. O'Hare on December 16, 1996 under the Amended and Restated Stock Option Plan at a price of $1.03125 per share, which vested immediately. Mr. O'Hare's options to purchase 200,000 of the foregoing shares terminated upon his termination of employment.
 (3) Includes 300,000 options issued to Mr. O'Hare on December 16, 1996 under the Amended and Restated Stock Option Plan, at a price of $1.03125 per share, 125,000 of which will each vest in 1997 and 1998, respectively, and 500,000 options issued to Mr. O'Hare under the same plan which will vest in 125,000 share increments in accordance with certain stock price performance criteria described in footnote 3 to the Option Grant table, above. Mr. O'Hare's options to purchase the foregoing 800,000 shares terminated upon his termination of employment.
 (4) Options to purchase 300,000 shares of USW Common Stock issued on September 1, 1993 to each of Messrs. Brown and Parker that vested upon the attainment of certain performance goals were terminated on December 16, 1996, the date Messrs. Brown and Parker resigned certain executive positions with USW.
 (5) Includes options to purchase 180,000 shares of USW Common Stock issued on September 1, 1993 under the 1993 Executive Stock Option Plan (the "Executive Plan"), now consolidated with the Employee Compensation Stock Option Plan in the Amended and Restated Stock Option Plan) at an exercise price of $1.375 per share and warrants to purchase 600,000 shares of USW's Company Stock issued on May 11, 1995 at $1.0625 per share (See "Certain Relationships and Related Transactions").
 (6) Represents options to purchase 120,000 shares of USW Common Stock issued on September 1, 1993 under the Executive Plan at a price of $1.375 per share.
 (7) Options to purchase 850,000 shares of Common Stock granted under the Executive Plan on May 1, 1995 with an exercise price of $.75 per share were terminated upon Mr. Scully's termination on December 30, 1996.
 (8) Represents options to purchase 150,000 shares of Common Stock granted to Olney Telecom, Inc., a company of which Mr. Scully is the sole owner, outside of any formal benefit plan as compensation for its services on December 19, 1994 at an exercise price of $1.00 per share.
 (9) Includes options to purchase 50,000 shares of Common Stock granted under the 1992 Employee Compensation Stock Option Plan on August 5, 1994 at an exercise price of $1.53 per share, options to purchase 60,000 shares of Common Stock granted under the Executive Plan on August 5, 1994 at an exercise price of $1.53 per share and options to purchase 20,000 shares of Common Stock granted under the Executive Plan on April 27, 1995 at an exercise plan on April 27, 1995 at an exercise price of $1.00 per share. Mr. Shultz's options to purchase the foregoing shares terminated upon his termination of employment.
(10) Includes options to purchase 90,000 shares of Common Stock granted under the Executive Plan on August 5, 1994 at an exercise price of $1.53 per share and options to purchase 80,000 shares of Common Stock granted under the Executive Plan on April 27, 1995 at an exercise price of $1.00 per share. Mr. Shultz's options to purchase the foregoing shares terminated upon his termination of employment.

  Employment Agreements. Mr. Parker has a seven year Employment Agreement with USW terminating December 31, 2000, which is automatically renewable for an additional five years unless either party provides written notice of non-renewal no later than thirty (30) days prior to the expiration of the initial term. The contract provides for an annual base salary of not less than $165,000 subject to annual cost of living increases as measured by the growth in the Consumer Price Index--Urban Consumer, All Items, U.S. Cities' Average. Upon the death of Mr. Parker, USW is obligated to pay his beneficiary his annual salary in effect at the time of his death for the remainder of the term of the agreement. Mr. Parker's Employment Agreement provides that Mr. Parker may not be terminated by USW except for the conviction of a felony.

  Mr. Brown had an Employment Agreement that was substantially similar to the Employment Agreement USW has with Mr. Parker, described above. Effective January 14, 1997, Mr. Brown released USW from its obligations under the Agreement. On January 14, 1997, Mr. Brown entered into a Consulting Agreement with USW. The Consulting Agreement, which is for a term of six years with an automatic extension of one year unless a party gives thirty-days written notice of its intent not to renew, provides that Mr. Brown will be compensated at a rate of $125,000 annually, to be increased each year in accordance with the Consumer Price Index.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of December 1, 1997 information concerning the shares of USW's Common Stock beneficially owned by: (i) each person or group known to USW to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) each Executive Officer; and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named or included in a group has sole voting and investment power with respect to his or its shares of Common Stock. USW also has outstanding 30,000 shares of USW Preferred Stock. For purposes of this table, it has been assumed that the outstanding shares of USW Preferred Stock have been converted into 300,000 shares of USW Common Stock in accordance with its terms as of December 1, 1997. To USW's knowledge, no Executive Officer or Director of USW owns any shares of USW Preferred Stock.

    NAME AND ADDRESS OF BENEFICIAL         AMOUNT AND NATURE
      OWNER OR IDENTITY OF GROUP        OF BENEFICIAL OWNERSHIP PERCENT OF CLASS
    ------------------------------      ----------------------- ----------------
Stephen J. Parker......................        2,990,000(1)          16.22%
111 Presidential Boulevard--Suite 114
Bala Cynwyd, PA 19004
Aaron R. Brown.........................        2,640,000(2)          14.32%
111 Presidential Boulevard--Suite 114
Bala Cynwyd, PA 19004
Murray Goldberg........................        2,270,000(3)          12.88%
26 Anthony Drive
Malvern, PA 19355
Arthur Regan...........................           32,000(4)             *
15 Park Row
New York, NY 10038
Tel-Save Holdings, Inc.................        2,367,725(5)          13.43%
6805 Route 202
New Hope, Pa. 18938
Gold & Appel Transfer, S.A. ...........        1,909,500(6)          10.83%
Omar Hodge Building
Wickhams Cay, Road Town
Tortola, British Virgin Islands
All Directors and executive officers...        8,311,000             42.23%
as a group (5 persons)

--------
  * Indicates less than 1%
(1) Includes 2,181,000 shares of USW Common Stock owned by Mr. Parker which are subject to a Shareholder Tender Agreement. Pursuant to the Shareholder Tender Agreement, Mr. Parker granted a proxy to ACC to vote his shares in favor of the Merger. See "The USW Special Meeting--Shareholder Tender Agreements". Also includes warrants to purchase 569,000 shares of USW Common Stock at an exercise price of $1.0625 per share and options to purchase 240,000 shares of USW Common Stock at an exercise price of $1.375 per share.
(2) Includes 1,831,000 shares of USW Common Stock owned by Mr. Brown which are subject to a Shareholder Tender Agreement. Pursuant to the Shareholder Tender Agreement, Mr. Brown granted a proxy to ACC to vote his shares in favor of the Merger. See "The USW Special Meeting--Shareholder Tender Agreements"). Also includes warrants to purchase 569,000 shares of USW Common Stock at an exercise price of $1.0625 per share and options to purchase 240,000 shares of USW Common Stock at an exercise price of $1.375 per share.
(3) Includes 2,270,000 shares of USW Common Stock owned by Mr. Goldberg which are subject to a Shareholder Tender Agreement. Pursuant to the Shareholder Tender Agreement, Mr. Goldberg granted a proxy to ACC to vote his shares in favor of the Merger. See "The USW Special Meeting--Shareholder Tender Agreements."
(4) Includes 12,000 shares of USW Common Stock and options to purchase 20,000 shares of USW Common Stock at an exercise price of $1.69 per share.
(5) As reported on Schedule 13D, under the 1934 Act, filed by Tel-Save Holdings, Inc.
(6) As reported on Schedule 13D, under the 1934 Act, filed by Gold & Appel Transfer, S.A.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Loan Guarantees. On May 11, 1995, USW entered into a Loan and Security Agreement with Century Business Credit Corporation ("Century") for a revolving credit facility of $2,000,000. On April 27, 1995, USW issued 500,000 shares of restricted Common Stock to each of Aaron R. Brown and Stephen J. Parker in consideration for their limited personal guarantee given to Century equal to 25% of the indebtedness incurred with Century. In connection with this transaction Brown and Parker also terminated 420,000 stock options. After review of the transaction by a Special Committee appointed by the Board of Directors, the issuance of the restricted stock and the cancellation of options were rescinded. In their place, USW issued to each of Messrs. Brown and Parker warrants to purchase 600,000 shares of USW Common Stock in consideration for the limited personal guarantees given by each in connection with the credit facility. Each warrant issued in the transaction entities the holder to purchase shares of USW Common Stock at price of $1.0625 per share until May 11, 2000. The warrants are non-transferable by the officers and the stock issuable upon exercise of the warrants is restricted stock under the federal securities laws.

  Indemnification Arrangements. USW is a party to indemnification agreements with two of its directors, Aaron R. Brown and Stephen J. Parker, dated August 1990. In addition, USW has entered into an indemnification agreement with Kevin O'Hare, a former executive officer of USW, dated July, 1997. In general, the indemnification agreements obligate USW to indemnify each of Messrs. Brown, Parker and O'Hare against the liabilities and expenses incurred by them in acting as a director or officer of USW to the maximum extent allowed by law. USW, together with Messrs. Parker, Brown and O'Hare, have been sued by USW's former president for various claims asserted by the plaintiff in connection with his termination of employment with USW on December 30, 1996. USW and the individual defendants have selected counsel to defend the action. The Board of Directors of USW has authorized USW to advance the expenses of the individual defendants incurred in defending this action upon the receipt of an undertaking from each of them to repay the amounts so advanced in the event it is determined that they are not entitled to indemnification under applicable law.

  Sales Agency. Mr. Goldberg acts as a sub-agent for USW and is the co-owner of a company that acts as an agent for USW in the sale of USW's products and services. During 1996, USW paid Mr. Goldberg and such company a total of $224,467 in commissions for their services as USW's sales agents.

  Loans. During the first quarter of 1996, USW borrowed $100,000 from each of Aaron R. Brown and Stephen J. Parker, directors of USW. During 1996, USW repaid the entire outstanding balance of the loans to Messrs. Brown and Parker with interest.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION COMPENSATION

  During the year ended December 31, 1996, Messrs. Brown, Parker and Goldberg participated in deliberations of USW's Board of Directors concerning Executive Officer compensation. Messrs. Brown, and Parker served as Executive Officers during fiscal 1996. USW did not have a Compensation Committee in 1996.

USW SELECTED FINANCIAL DATA

  The following selected financial data presented below as of December 31, 1996, 1995, 1994, 1993 and 1992 and for each of the five year periods ended December 31, 1996, are derived from USW's consolidated financial statements which are included in this Proxy Statement/Prospectus. The unaudited financial data as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management of USW, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition and results of operations for the periods presented. The following information should be read in connection with, and is qualified in its entirety by, the Consolidated Financial Statements of USW and related notes and "USW Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Proxy Statement/Prospectus and incorporated by reference herein.

            USW SELECTED CONSOLIDATED FINANCIAL AND OPERATIONS DATA

                                                                                               ACTUAL
                                                                                       ------------------------
                                                                                       NINE MONTHS  NINE MONTHS
                                        YEAR ENDED DECEMBER 31,                           ENDED        ENDED
                         ------------------------------------------------------------   SEPT. 30,    SEPT. 30,
                            1992        1993        1994        1995          1996        1996         1997
                         ----------  ----------  ----------  ----------    ----------  -----------  -----------
                                                                                       (UNAUDITED)  (UNAUDITED)
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenue................. $   10,447  $   20,521  $   23,633  $   27,755    $   40,304  $    28,576  $    43,303
Network costs(1)........      7,326      14,009      14,707      15,918        26,802       18,813       31,720
                         ----------  ----------  ----------  ----------    ----------  -----------  -----------
Gross Profit............      3,121       6,512       8,926      11,837        13,502        9,763       11,583
Other operating
 expenses:
 Depreciation and
  amortization..........         85         215         505         770           930          679          756
 Selling, general and
  administrative........      2,761       5,799       9,695      11,021(2)     12,266        8,479       11,873
 Assets write-down......        --          --          --          305(3)        --           --           --
                         ----------  ----------  ----------  ----------    ----------  -----------  -----------
   Total other operating
    expenses............      2,846       6,014      10,200      12,096        13,196        9,158       12,629
                         ----------  ----------  ----------  ----------    ----------  -----------  -----------
Income (loss) from
 operations.............        275         498      (1,274)       (259)          306          605       (1,046)
Other Interest income...          2           9          13          70            63           41           52
 Interest expense.......        (12)        (16)        --          (89)         (273)        (202)        (251)
                         ----------  ----------  ----------  ----------    ----------  -----------  -----------
   Total other income
    (expense)...........        (10)         (7)         13         (19)         (210)        (161)        (199)
                         ----------  ----------  ----------  ----------    ----------  -----------  -----------
Income (loss) before
 provision for (benefit
 from) income taxes.....        265         491      (1,261)       (278)           96          444       (1,245)
Provision for (benefit
 from) income taxes.....        104          67         (14)        --              7          --           --
                         ----------  ----------  ----------  ----------    ----------  -----------  -----------
Income (loss)...........        161         424      (1,247)       (278)           89          444       (1,245)
Extraordinary Item
 Utilization of
  operating loss
  carryforward..........         77         --          --          --            --           --           --
                         ----------  ----------  ----------  ----------    ----------  -----------  -----------
Net income (loss).......        238         424      (1,247)       (278)           89          444       (1,245)
Less Preferred dividend
 earned.................        --          (45)       (118)        (67)          (27)         (20)         (20)
                         ----------  ----------  ----------  ----------    ----------  -----------  -----------
Net income (loss)
 applicable to Common
 Stock.................. $      238  $      379  $   (1,365) $     (345)   $       62  $       424  $    (1,265)
                         ==========  ==========  ==========  ==========    ==========  ===========  ===========
Net income (loss) per
 common and common
 equivalent share
 applicable to common
 stock from continuing
 operations............. $     0.01  $     0.03  $    (0.09) $    (0.02)   $     0.00  $      0.03  $     (0.08)
Extraordinary Item......       0.01         --          --          --            --           --           --
                         ----------  ----------  ----------  ----------    ----------  -----------  -----------
Net income (loss) per
 common and common
 equivalent share....... $     0.02  $     0.03  $    (0.09) $    (0.02)   $     0.00  $      0.03  $     (0.08)
                         ==========  ==========  ==========  ==========    ==========  ===========  ===========
Weighted average number
 of common shares....... 13,728,874  14,492,814  14,875,584  15,100,400    15,877,900   15,870,299   15,927,170
                         ==========  ==========  ==========  ==========    ==========  ===========  ===========
OTHER FINANCIAL AND
 OPERATIONS DATA:
Net cash provided by
 (used in) operating
 activities............. $      (76) $      901  $    1,453  $     (269)   $    1,786  $       356  $    (1,243)
Common Stock cash
 dividends declared.....        --          --          --          --            --           --           --
Cash dividends declared
 per share of Common
 Stock..................        --          --          --          --            --           --           --
Book Value per common
 share (unaudited)(4)... $     0.05  $     0.07      $(0.00) $     0.05    $     0.05  $      0.08  $     (0.02)

                                     DECEMBER 31,                      SEPTEMBER 30,
                         ---------------------------------------  -----------------------
                          1992   1993   1994     1995     1996       1996        1997
                         ------ ------ -------  -------  -------  ----------- -----------
                                                                  (UNAUDITED) (UNAUDITED)
CONSOLIDATED BALANCE
SHEET DATA:
Cash and cash
 equivalents............ $  545 $  842 $   629  $   681  $ 1,455    $ 1,330     $   750
Current assets.......... $4,056 $5,795 $ 6,239  $ 5,688  $ 8,106    $ 8,164     $10,786
Current liabilities..... $3,810 $5,688 $ 8,336  $77,849  $10,321    $ 9,682     $13,809
Net working capital
 (deficit).............. $  246 $  107 $(2,097) $(2,161) $(2,215)   $(1,518)    $(3,023)
Property, plant and
 equipment, net......... $  300 $1,913 $ 3,087  $ 3,491  $ 3,600    $ 3,312     $ 3,248
Total assets............ $4,439 $8,266 $ 9,553  $99,500  $11,992    $11,760     $14,246
Short-term debt,
 including current
 maturities of long term
 debt................... $  300    --  $   127  $11,306  $ 1,391    $ 1,885     $ 2,319
Long-term debt,
 excluding current
 maturities.............    --     --      --   $   601  $   509    $   552     $   449
Redeemable preferred
 stock..................    --  $1,500 $ 1,300  $   300  $   300    $   300     $   330
Common shareholders'
 equity................. $  629 $1,078 $   (83) $   751  $   862    $ 1,225     $  (342)

-------
NOTE: Book Value per common share = common shareholders' equity/common shares outstanding at end of period.
  (1) Fiscal 1995 includes a reduction of network costs of $2,880,000 in connection with the settlement in favor of USW of litigation with Colonial Penn. Offsetting this amount is the related award to AT&T for $669,000. Fiscal 1994 includes a reduction of network costs of $783,000 in connection with the reversal of an account payable due to a former vendor.
  (2) Includes litigation fees related to Colonial Penn and AT&T litigation in the amount of $850,000.
  (3) Amount represents the write-off of $305,000 of telecommunications equipment used to carry traffic on the AT&T network, or that was deemed obsolete.
  (4) Represents common shareholders' equity divided by the number of common shares outstanding at the end of the period.

USW MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "USW Selected Financial Data" and USW's Consolidated Financial Statements and Notes thereto included or incorporated by reference herein. Except for the historical information contained herein, the discussion in this Proxy Statement/Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of USW's plans, objectives, expectations and intentions. USW's actual results could differ materially from those discussed here.

  General. USW is a switch-based interexchange carrier providing long distance telephone communications services primarily to small and medium-sized business customers. USW also provides inbound-800 long distance services, as well as other telecommunications services such as travel cards (calling card), cellular, paging, dedicated access, pre-paid calling cards (debit cards), international callback and carrier termination services. USW uses its own switches and facilities to originate, transport and terminate calls for customers generally located between Boston, Massachusetts and Norfolk, Virginia and in California (on-net area). Approximately 85% of the calls billed by USW each month are processed through USW's own switches. For calls originating or terminating outside USW's own network (off-net area), USW utilizes the services provided by other long distance companies.

  USW's revenues are derived primarily from the transport of outgoing and incoming calls which are billed by USW to end-users at specified rates. Transport costs of these calls are billed to USW from other carriers at contractual rates. These carriers supply USW with call details information which enables USW to bill its customers depending upon USW's individual rates. The combination of the efficiency of USW's networks and facilities, and the purchase of long distance services in bulk from other carriers allow USW to offer competitive rates to small and medium-sized businesses.

 Results of Operations.

NINE MONTHS ENDED SEPTEMBER 30, 1997 AS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  USW's total revenue for the nine months ended September 30, 1997 increased approximately $14,727,000 over the nine months ended September 30, 1996 or 51.5%. This increase was primarily due to an increase in revenue through the carrier and agent sales channels of approximately $7,378,000 (166%) and $5,988,000 (46%), respectively. USW's revenue through switchless resale also increased approximately $2,108,000 or 123%. The increase in these sales channels was somewhat offset by a decrease in revenue obtained through the direct sales channels which declined by approximately $1,157,000 (24%).

  USW's gross profit for the nine months ended September 30, 1997 increased approximately $1,820,000 over the nine months ended September 30, 1996 or 18.6%. However, USW's gross profit margin declined from 34.2% for the nine months ended September 30, 1996 to 26.7% for the nine months ended September 30, 1997. The decrease in gross profit margin is primarily attributable to the substantial increase in carrier revenue, which increased from approximately 15% of overall revenue as of the nine months ended September 30, 1996 to approximately 27% of overall revenue in the nine months ended September 30, 1997. Carrier revenue generates a much lower margin than retail products, but is a necessary component of utilizing network facilities.

  Selling, General and Administrative ("SG&A") expenses for the nine months ended September 30, 1997 were approximately $3,471,000 higher than the amount incurred for the nine months ended September 30, 1996. SG&A expenses for the nine months ended September 30, 1997 were 29.2% of revenue, whereas SG&A for the nine months ended September 30, 1996 was 32.0%. This decline is a result of a decrease in salary expense as a percentage of revenue from 8.0% for the nine months ended September 30, 1996 to 6.3% for the nine months ended September 30, 1997. Also, decreases occurred in other miscellaneous SG&A expenses as a percentage of revenue from 7.7% for the nine months ended September 30, 1996 to 6.3% for the nine months ended September 30, 1997.

  SG&A expenses for the nine months ended September 30, 1997 increased approximately $3,471,000 or 37.9% over the amount for the nine months ended September 30, 1996. Of this increase, approximately
$2,100,000 was attributable to higher commission expense, $448,000 to higher salary expense, $187,000 to higher bad debt expense and $501,000 to other miscellaneous SG&A expenses. The increases in commission, bad debt, salary and other miscellaneous expenses are primarily a result of USW's higher revenue.

  USW recorded a net loss before preferred dividends for the nine months ended September 30, 1997 of approximately $1,245,000 versus net income of approximately $445,000 for the nine months ended September 30, 1996, a decrease of approximately $1,690,000. The higher net income reported in 1996 resulted from revenue generated through a different mix of sales channels producing higher margins. The decline in operating results in 1997 is substantially due to lower network efficiencies, higher call transport costs, lower gross margins and higher SG&A expenses.

YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenue for the year ended December 31, 1996 increased approximately $12,549,000 (approximately 45%) over revenues for the year ended December 31, 1995. Revenues for the fourth quarter ending December 31, 1996 increased over the quarter ended September 30, 1996 by approximately $1,506,000 (approximately 15%). Quarterly revenue levels steadily increased during 1996. The increases were mainly due to significant growth in international calling as well as the implementation of the carrier termination revenue channel. Revenue level from the inbound product remained steady in dollar amount, although decreased as a percentage of overall revenue. Revenue from the domestic 1+ product increased by approximately $2,100,000 in 1996 (approximately 16%), but decreased as a percentage of overall revenue due to the increases in international calling and revenue generated through the new carrier sales channel.

  During 1996, USW focused its efforts on a national agent program and implementing the carrier sales product. As a result, USW's revenue by distribution channel changed during 1996. Direct sales revenue as a percentage of total sales, exclusive of wireless revenue, declined by approximately 29% in 1996 compared to 1995. The primary reason for the decline was the growth of agent and reseller channels. Revenue through these channels increased approximately 33% in 1996.

  As part of its plan for growth in 1996, USW implemented a national agent sales program and emphasized its efforts on the carrier sales program. This strategy enabled USW to maximize network efficiencies by increasing the volume of traffic on the network.

  The national agent sales program included the addition of four agent sales managers throughout the country. This strategy enabled USW to penetrate other local markets and utilize the network on both the east and west coasts.

  The carrier sales channel was also an important area of focus in 1996. This distribution channel (domestic carrier termination) generated approximately 14% of overall revenue in 1996 and helped maximize network efficiencies.

                           DISTRIBUTION OF REVENUES

      SERVICE                                                      % 1996 % 1995
      -------                                                      ------ ------
      Domestic 1+.................................................   39%    49%
      International...............................................   24%    17%
      Inbound.....................................................   16%    25%
      Wireless....................................................    7%     9%
      Domestic Carrier Termination................................   14%    --

  Gross profit in 1996 as a percentage of net sales revenue decreased to 33.5% from 42.6% in 1995. However, several non-recurring items were recorded in 1995 which represented the resolution of items pertaining to prior years. A net amount of approximately $2,880,000 in accounts payable was reversed during the quarter ended June 30, 1995. This accounts payable reversal pertained to services rendered in 1993 and 1994. Excluding the non-recurring items in 1995, gross profit as a percentage of net sales revenue decreased from 34.7% in 1995 to 33.5% in 1996. This decrease is mainly attributed to the increase in carrier revenue which generates lower gross margins compared to retail and other revenues.

  SG&A expenses increased in 1996 by approximately $1,100,000, primarily due to an increase in salary and commission expense. SG&A as a percentage of net sales decreased from 43.6% in 1995 to 32.7% in 1996, primarily due to decreased legal expenses, depreciation and bad debt expenses as discussed below.

  Salary expense increased approximately $445,000, due to the addition of four new agent sales managers and eight new administrative positions which were created to support USW's revenue growth. Commission expense increased approximately $1,312,000 due to increased reseller and agent traffic levels.

  Legal expense decreased by approximately $729,000 in 1996 due to litigation expenses incurred in 1995 in connection with the Colonial Penn and AT&T litigation. Depreciation expense decreased by approximately $151,000 in 1996, mainly due to a write off of approximately $305,000 of telecommunications equipment in 1995. USW purchased additional fixed assets (primarily telecommunications equipment) which increased depreciation expense by approximately $154,000 in 1996. Bad debt expense declined in 1996 by approximately $363,000 (from approximately 3.0% to 1.2% of net sales) despite the write-off of a large receivable in the amount of $350,000. Bad debt expense, exclusive of this write-off, would have been approximately .3% in 1996.

  Net income before preferred stock dividends in 1996 substantially improved over the results achieved in 1995. Net income for 1996 was $88,625 as compared to a net loss of $277,723 in 1995. The primary reason for this improvement was a decrease in SG&A expense as a percentage of overall revenue. As indicated above, SG&A expense accounted for 43.6% of revenue in 1995 and only 32.7% in 1996.

YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Revenue for the year ended December 31, 1995 increased approximately $4.122 million (approximately 17.4%) over revenues for the year ended December 31, 1994. Revenues for the fourth quarter ended December 31, 1995 increased over the quarter ended September 30, 1995 by approximately $215,000 (approximately 3.1%). Quarterly revenue levels during 1995 remained relatively level. Despite the relatively level revenue levels during 1995, USW did experience significant shifts in product mix during the year. USW experienced significant growth in its domestic 1+, international calling, and wireless products offset by declines in traffic levels of USW's inbound 800 services.

                           DISTRIBUTION OF REVENUES

                                                                        %     %
      SERVICE                                                          1995  1994
      -------                                                          ----  ----
      Domestic 1+.....................................................  49%   47%
      International...................................................  17%    9%
      Inbound.........................................................  25%   38%
      Wireless........................................................   9%    6%

  The significant reduction in revenue levels from USW's inbound product is primarily due to USW's completed transition away from the resale of AT&T inbound 800 service. Management believes that USW's attrition levels during 1995 of approximately 3.3% per month were negatively impacted by this event.

  During 1995, USW focused its efforts on increasing the efficiency of its network and developing a carrier sales product. As a result, USW's revenue by distribution channel changed during 1995. Direct Sales revenue as a percentage of total sales, exclusive of wireless revenue, declined from approximately 41% in January of 1995 to approximately 35% at December, 1995.

  The primary reason for the decline in the percentage of Direct Sales Revenue was the growth in USW's Enhanced Services (international callback and debit card products). During 1995 however, USW decided to de-emphasize its marketing of debit cards and eliminated its recharge feature. USW also established monthly minimums for its wholesale debit card customers in an effort to increase the utilization of its debit cards. Debit card revenue recognized in 1995 was less than 1.0% of net sales. USW also decided during 1995 not to pursue the marketing of its cell-air-saver product introduced early in 1995 due to a poor market response.

  Non-Wireless Revenue attributable to agents and resellers declined from approximately 59% in January of 1995 to approximately 57% in December of 1995. As part of its plan for growth, management is focusing its Direct Sales force on the solicitation of larger commercial accounts and has developed a carrier sales group to solicit other long distance companies. USW is adding experienced sales personnel to its sales force in order to assist USW in developing its traffic levels to a point which justifies larger capacity circuits creating more efficient transport costs as discussed below.

  Gross profit earned in 1995 as a percentage of net sales revenue exceeded the percentage earned in 1994 (approximately 42.6% vs. 37.8%) however several non-recurring items were recorded in both 1994 and 1995 which represented a resolution of items pertaining to prior years. As part of a settlement between USW and Colonial Penn Group, Inc. and Colonial Penn Insurance (collectively "Colonial Penn"), on May 5, 1995 Colonial Penn abandoned all of its claims against USW and released USW from any obligation to pay approximately $2,945,000 outstanding for telephone usage charges in return for a payment to Colonial Penn of $65,000 and a promise by USW not to sue Colonial Penn for alleged violations of the antitrust laws.

  As a result, a net amount of approximately $2,880,000 in accounts payable was reversed during the quarter ended June 30, 1995. This accounts payable reversal pertained to services rendered in 1993 and 1994. Also included in gross profit during 1995 was a charge of approximately $669,000 for the counterclaim awarded to AT&T in connection with the 1995 AT&T antitrust litigation. USW recorded the reversal of approximately $783,000 in transport costs pertaining to years prior to 1994 in gross profit for 1994.

  Gross profit excluding these non-recurring items was approximately 34.7% for 1995 versus approximately 34.5% for 1994. The small increase in gross profit during 1995 was net of significant reductions in both revenue per minute (yield) and transport cost on a per minute basis. Beginning late 1994 and throughout 1995, USW implemented a number of strategies to significantly reduce its call transport costs. USW implemented extensive least cost routing software, re-negotiated pricing on numerous contracts (primarily those with carriers transporting USW's calls to and from areas not serviced by USW's own facilities) and began originating most of its 800 service on its own network.

  Due to competitive forces which developed in USW's marketplace during 1995 USW and its resellers reduced pricing on USW's core products. Pricing on USW's domestic 1+ and 800 service was reduced approximately $.014 leading to a reduction of gross revenue of approximately $100,000 per month. Similar market conditions required USW to reduce pricing on calls to international destinations by approximately $.05 to $.10 resulting in an additional gross revenue reduction of approximately $20,000 per month.

  USW continued to negotiate improved pricing in 1996.

  As discussed, most of USW's actions taken during 1995 to reduce its call transport costs pertained to costs for transporting calls to areas not serviced by USW's own facilities. These costs approximated 60.0% of USW's total monthly call transport costs including international terminations during 1995.

  In order to reduce USW's cost of transporting calls originating and terminating on USW's own facilities, as well as reduce USW's reliance on other carriers, USW continually seeks to acquire more efficient long haul facilities. The efficient utilization of these circuits result in substantially lower per mile transport costs in 1995, USW did not have sufficient call volumes to cost justify these facilities. In order to cost justify this capacity, USW entered the carrier sales market by offering call termination services to other regional long distance carriers.

  USW began soliciting other long distance carriers late in 1995 concurrent with the commissioning of its second switch in Oakland, California. Minutes processed by USW's network as a result of this new business increased substantially in 1996.

  The advent of USW's carrier sales volume helped justify the installation cost of higher capacity facilities in USW's Mid-Atlantic network. USW's two switches, permit coast to coast calls to be transported on a cost level approximately equal to that of a tier two national carrier. The addition of carrier sales volumes lowered USW's overall gross profit as a percentage of sales in 1996, however, as it is more fully deployed it should increase the overall gross profit of USW. USW's carrier sales product contributed approximately 17.5% to USW's overall sales volume in 1996.

  SG&A expenses increased from their level in 1994 by approximately $1,896,000 primarily due to unfavorable variances in depreciation, commission, and legal expense, and favorable variances in salary and bad debt expense. SG&A as a percentage of net sales increased slightly from approximately 43.2% in 1994, to approximately 43.6% in 1995. This increase was primarily due to increased legal expenses as discussed below.

  Depreciation expense increased approximately $525,000 due to the purchase of additional fixed assets (primarily telecommunications equipment) which increased depreciation expense approximately $220,000 and the write-off of approximately $305,000 worth of telecommunications equipment, which was either obsolete, or purchased to carry traffic on the AT&T network. Commission expense increased approximately $850,000 due to reduced pricing given to resellers and agents and increased reseller and agent traffic levels. Legal expense increased approximately $760,000 over the 1994 level due to USW's litigation with Colonial Penn and AT&T. These litigation expenses involved expert witness costs, deposition costs, economists, expert witness fees and out of pocket costs totaling approximately $850,000. USW did not bear any fees for time incurred by its legal counsel for the AT&T litigation.

  As a result of USW's reduction in administrative staff early in 1995, USW's salary expense declined approximately $175,000 over its level in 1994. The amount provided for bad debt expense declined by approximately $110,000 (from approximately 4.0% to approximately 3.0% of net sales), despite the write-off of two large receivables in the amount of approximately $520,000 relating to transactions in 1994. Substantial bad debt expense was also recorded in 1994 related to these two receivables. Bad debt expense exclusive of these two receivables would have been approximately 2.6% in 1994 compared with approximately 1.2% in 1995.

  Loss from operations in 1995 was substantially improved over the results achieved in 1994, however, as noted above, several items which related to USW's litigation with Colonial Penn and AT&T had a net positive effect on results of operations in 1995. Included in the loss for 1995 is the reversal of approximately $2,880,000 in accounts payable due Colonial Penn for call transport services rendered in 1993 and 1994. Also included in the results for 1995 are litigation expenses of approximately $850,000, the award to AT&T of approximately $669,000, the write-off of fixed assets and accounts receivable related to the AT&T litigation in the amount of approximately $305,000 and certain changes in estimates for items pertaining to years prior to 1995 in the amount of approximately $150,000. Results for 1994 included a reversal of an accounts payable related to services provided prior to 1994 for approximately $783,000. Loss from operations exclusive of these items would have been a loss of approximately $1,170,000 for 1995, compared with a loss of approximately $2,000,000 for 1994.

  Liquidity And Capital Resources. USW's working capital ratio decreased during the third quarter ended September 30, 1997 to 0.78:1.00 from 0.84:1.00 for the second quarter ended June 30, 1997 and from 0.81:1.00 at March 31, 1997. Accounts receivable net of allowance for doubtful accounts increased from its balance at December 31, 1996 approximately $3,382,000 primarily due to increased traffic levels. The average days sales outstanding increased from 45 days for the quarter ended December 31, 1996, to 49 days for the quarter ended September 30, 1997. Accounts payable increased by approximately $1,852,000 from the period ended December 31, 1996 to the quarter ended September 30, 1997. The average days outstanding for accounts payable increased from 52 days for the quarter ended December 31, 1996, to 58 days for the quarter ended September 30, 1997.

  USW believes that it will require additional funds in the near future to continue its operations. On November 26, 1997, USW raised $2.3 million in a private placement of 1,590,000 shares of USW Common Stock. In addition, since September 30, 1997, USW has received $150,988 through the exercise of options to purchase 140,000 shares of USW Common Stock. There can be no assurance that USW will be able to obtain such funds on terms acceptable to USW, if at all.

CHANGES IN AND DISAGREEMENTS WITH USW ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  On March 14, 1997, USW replaced Rudolph, Palitz LLP ("Rudolph") as the principal accountant for USW and its subsidiaries. Rudolph's report on USW's consolidated financial statements for the past year has not contained an adverse opinion or a disclaimer of opinion, nor have its opinions been qualified or modified as to uncertainty, audit scope or accounting principles. USW's decision to replace Rudolph was approved by the Board of Directors. During USW's two immediately preceding fiscal years (January 1, 1994 to December 31, 1994 and January 1, 1995 to December 31, 1995) and any subsequent interim period preceding USW's replacement of Rudolph, there were no disagreements with Rudolph on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Rudolph, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

  On January 12, 1996, USW replaced Baratz & Associates, P.A. ("Baratz") as the principal accountant for USW and its subsidiaries. Baratz's reports on USW's consolidated financial statements for either of the past two years have not contained an adverse opinion or a disclaimer of opinion, nor have its opinions been qualified or modified as to uncertainty, audit scope or accounting principles. USW's decision to replace Baratz was approved by the Board of Directors. During USW's fiscal years 1993, 1994 (January 1, 1993 to December 31, 1993 and January 1, 1994 to December 31, 1994) and any subsequent interim period preceding USW's replacement of Baratz, there were no disagreements with Baratz on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Baratz, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

        UNAUDITED ACC PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The unaudited pro forma condensed combined financial statements combine the consolidated balance sheets and statements of operations of ACC and USW as if the ACC/USW Merger had occurred at the beginning of the periods indicated for the purposes of the Pro Forma Condensed Combined Statement of Operations. The Merger is intended to be treated as a pooling of interests for financial reporting purposes. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies.

  The following unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1997 and Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 1997, and years ended December 31, 1996, 1995, 1994, illustrate the effect of the proposed Merger as if the Merger had occurred on September 30, 1997 for the Pro Forma Condensed Combined Balance Sheet and as of January 1, 1994 for the Pro Forma Condensed Combined Statements of Operations. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies.

  Pursuant to the terms of the Merger Agreement, each issued and outstanding share of USW Common Stock (other than Dissenting Shares) will be converted into the right to receive a fraction of a share of ACC Common Stock equal to the Exchange Ratio in effect at closing. For the purpose of these pro forma statements, an Exchange Ratio of 0.061 has been applied to all periods presented, on a pro forma basis. The actual Exchange Ratio will be determined prior to closing of the Merger based on (i) the volume-weighted average closing market price per share of ACC Common Stock as reported by The Nasdaq National Market over the 20 trading day period ending on the third full trading day preceding the closing and (ii) the amount of Contingent Obligations (as hereinafter defined) of USW which remain outstanding at the closing. See "Risk Factors--The Effect of Stock Price Fluctuations and Other Adjustments on the Consideration to be Received by the Holders of USW Common Stock in the Merger" and "The Merger Agreement--Merger Consideration; Exchange of USW's Shares."

  These Pro Forma Condensed Combined Financial Statements should be read in conjunction with historical financial statements of ACC and USW which are incorporated by reference herein.

  The Pro Forma Condensed Combined Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future.

               ACC PRO FORMA CONDENSED COMBINED BALANCE SHEET (1)
                      AS OF SEPTEMBER 30, 1997 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                        ACC/USW
                                                                          PRO
                                  ACC           USW        PRO FORMA     FORMA
                             HISTORICAL(2) HISTORICAL(2) ADJUSTMENTS(3) COMBINED
                             ------------- ------------- -------------- --------
Current assets.............    $ 79,462       $10,786        $(237)     $ 90,011
Property, plant and
 equipment, net............     104,450         3,248          --        107,698
Other assets...............      92,685           212          --         92,897
                               --------       -------        -----      --------
  Total assets.............    $276,597       $14,246        $(237)     $290,606
                               ========       =======        =====      ========
Current liabilities........    $ 62,441       $13,809        $ 339      $ 76,589
Long term debt.............      74,388           449          --         74,837
Other liabilities..........       3,398           --           --          3,398
Redeemable preferred stock.         --            330          --            330
Shareholders' equity.......     136,370          (342)        (576)      135,452
                               --------       -------        -----      --------
  Total liabilities and
   shareholders' equity....    $276,597       $14,246        $(237)     $290,606
                               ========       =======        =====      ========

         The accompanying notes are an integral part of this statement

          ACC PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS(1)
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                     ACC/USW PRO
                               ACC           USW        PRO FORMA       FORMA
                          HISTORICAL(2) HISTORICAL(2) ADJUSTMENTS(4)  COMBINED
                          ------------- ------------- -------------- -----------
Total revenue...........   $   267,277   $    43,303   $     (1,119) $   309,461
Network costs...........       156,973        31,720         (1,119)     187,574
                           -----------   -----------   ------------  -----------
Gross profit............       110,304        11,583            --       121,887
Other operating ex-
 penses:
  Depreciation and amor-
   tization.............        16,401           756            --        17,157
  Selling, general and
   administrative.......        76,091        11,873            --        87,964
                           -----------   -----------   ------------  -----------
Income (loss) from oper-
 ations.................        17,812        (1,046)           --        16,766
Other income (expense):
  Interest income (ex-
   pense), net..........        (1,941)         (199)           --        (2,140)
  Foreign exchange gain
   (loss)...............          (168)          --             --          (168)
                           -----------   -----------   ------------  -----------
Income (loss) from con-
 tinuing operations be-
 fore
 provision for income
 taxes..................        15,703        (1,245)           --        14,458
Provision for income
 taxes..................         2,379           --             --         2,379
Minority interest of
 consolidated subsidi-
 ary....................           --            --             --           --
                           -----------   -----------   ------------  -----------
Net income (loss) from
 continuing operations..        13,324        (1,245)           --        12,079
Preferred stock divi-
 dends and accretion....           --             20            --            20
                           -----------   -----------   ------------  -----------
Net income from continu-
 ing operations after
 preferred stock divi-
 dends and accretion....       $13,324   $   (1,265)   $        --   $    12,059
                           ===========   ===========   ============  ===========
Weighted average number
 of common and common
 equivalent shares......    17,494,614    15,927,170    (14,690,675)  18,731,109
                           ===========   ===========   ============  ===========
Net income (loss) from
 continuing operations
 after
 preferred stock divi-
 dends and accretion per
 common and common
 equivalent share(5)....   $      0.76   $     (0.08)                $      0.64
                           ===========   ===========                 ===========

         The accompanying notes are an integral part of this statement

          ACC PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (1)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    UNAUDITED
                                                       UNAUDITED     ACC/USW
                              ACC           USW        PRO FORMA    PRO FORMA
                         HISTORICAL(2) HISTORICAL(2) ADJUSTMENTS(4)  COMBINED
                         ------------- ------------- -------------- ----------
Total revenue...........    $308,767       $40,304        $(1,077)    $347,994
Network costs...........     193,599        26,802         (1,077)     219,324
                          ----------    ----------    -----------   ----------
Gross profit............     115,168        13,502            --       128,670
Other operating
 expenses:
  Depreciation and
   amortization.........      16,433           930            --        17,363
  Selling, general and        84,511        12,266            --        96,777
   administrative.......  ----------    ----------    -----------   ----------
Income (loss) from
 operations.............      14,224           306            --        14,530
Other income (expense):
  Interest income
   (expense), net.......      (3,874)         (210)           --        (4,084)
  Foreign exchange gain          509           --             --           509
   (loss)...............  ----------    ----------    -----------   ----------
Income (loss) from
 continuing operations
 before provision for
 income taxes...........      10,859            96            --        10,955
Provision for income
 taxes..................       2,185             7            --         2,192
Minority interest of
 consolidated                   (909)          --             --          (909)
 subsidiary.............  ----------    ----------    -----------   ----------
Net income (loss) from
 continuing operations..       7,765            89            --         7,854
Preferred stock
 dividends and                 2,481            27            --         2,508
 accretion..............  ----------    ----------    -----------   ----------
Net income from
 continuing operations
 after preferred stock
 dividends and              $  5,284       $    62         $  --      $  5,346
 accretion..............  ==========    ==========    ===========   ==========
Weighted average number
 of common and common     15,641,119    15,877,900    (14,595,864)  16,923,155
 equivalent shares......  ==========    ==========    ===========   ==========
Net income (loss) from
 continuing operations
 after preferred stock
 dividends and accretion
 per common and common
 equivalent share(5)....    $   0.34       $  0.00                    $   0.32
                          ==========    ==========                  ==========

         The accompanying notes are an integral part of this statement

          ACC PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (1)
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    UNAUDITED
                                                       UNAUDITED     ACC/USW
                              ACC           USW        PRO FORMA    PRO FORMA
                         HISTORICAL(2) HISTORICAL(2) ADJUSTMENTS(4)  COMBINED
                         ------------- ------------- -------------- ----------
Total revenue...........  $  188,866    $   27,755    $      (254)  $  216,367
Network costs...........     114,841        15,918           (254)     130,505
                          ----------    ----------    -----------   ----------
Gross profit............      74,025        11,837            --        85,862
Other operating
 expenses:
 Depreciation and
  amortization..........      11,614           770            --        12,384
 Selling, general and
  administrative........      62,193        11,326            --        73,519
                          ----------    ----------    -----------   ----------
Income (loss) from
 operations.............         218          (259)           --           (41)
Other income (expense):
 Interest income
  (expense), net              (4,933)          (19)           --        (4,952)
 Foreign exchange gain
  (loss)................        (110)          --             --          (110)
                          ----------    ----------    -----------   ----------
Income (loss) from
 continuing operations
 before provision for
 income taxes...........      (4,825)         (278)           --        (5,103)
Provision for income
 taxes                           396           --             --           396
Minority interest of
 consolidated
 subsidiary.............        (133)          --             --          (133)
                          ----------    ----------    -----------   ----------
Net income (loss) from
 continuing operations..      (5,354)         (278)           --        (5,632)
Preferred stock
 dividends and
 accretion..............         540            67            --           607
                          ----------    ----------    -----------   ----------
Net income from
 continuing operations
 after preferred stock
 dividends and
 accretion..............  $   (5,894)        (345)    $       --    $   (6,239)
                          ==========    ==========    ===========   ==========
Weighted average number
 of common and common
 equivalent shares......  11,684,829    15,100,400    (13,860,165)  12,925,064
                          ==========    ==========    ===========   ==========
Net income (loss) from
 continuing operations
 after preferred stock
 dividends and accretion
 per common and common
 equivalent share (5)...  $    (0.50)   $    (0.02)                 $    (0.48)
                          ==========    ==========                  ==========

         The accompanying notes are an integral part of this statement

          ACC PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (1)
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                     UNAUDITED
                                                       UNAUDITED      ACC/USW
                              ACC           USW        PRO FORMA     PRO FORMA
                         HISTORICAL(2) HISTORICAL(2) ADJUSTMENTS(4)  COMBINED
                         ------------- ------------- -------------- -----------
Total revenue...........  $   126,444   $    23,633   $        --   $   150,077
Network costs...........       79,438        14,707            --        94,145
                          -----------   -----------   ------------  -----------
Gross profit............       47,006         8,926            --        55,932
Other operating
 expenses:
 Depreciation and
  amortization..........        8,932           505            --         9,437
 Selling, general and
  administrative........       46,388         9,695            900       56,983
                          -----------   -----------   ------------  -----------
Income (loss) from
 operations.............       (8,314)       (1,274)          (900)     (10,488)
Other income (expense):
 Interest income
  (expense), net........       (1,899)           13            --        (1,886)
 Foreign exchange gain
  (loss)................          (31)          --             --           (31)
                          -----------   -----------   ------------  -----------
Income (loss) from
 continuing operations
 before provision for
 income taxes...........      (10,244)       (1,261)          (900)     (12,405)
Provision for income
 taxes..................        3,456           (14)          (324)       3,118
Minority interest of
 consolidated
 subsidiary.............        2,371           --             --         2,371
                          -----------   -----------   ------------  -----------
Net income (loss) from
 continuing operations..      (11,329)       (1,247)          (576)     (13,152)
Preferred stock
 dividends and
 accretion..............          --            118            --           118
                          -----------   -----------   ------------  -----------
Net income from
 continuing operations
 after preferred stock
 dividends and
 accretion..............  $   (11,329)  $    (1,365)  $       (576) $   (13,270)
                          ===========   ===========   ============  ===========
Weighted average number
 of common and common
 equivalent shares......   10,602,721    14,875,584    (13,782,245)  11,696,060
                          ===========   ===========   ============  ===========
Net income (loss) from
 continuing operations
 after preferred stock
 dividends and accretion
 per common and common
 equivalent share (5)...  $     (1.07)  $     (0.09)                $     (1.13)
                          ===========   ===========                 ===========

         The accompanying notes are an integral part of this statement

        NOTES TO ACC PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  (1) The unaudited pro forma financial data do not give effect to any restructuring costs, nor any potential cost savings or other synergies that could result from the Merger. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor necessarily indicative of future operating results or financial position. Management estimates that within twelve months from the date of the Merger, certain non recurring charges will be recorded to reflect restructuring of USW operations, which will yield material ongoing synergies in operations. The pro forma adjustments are based on available information and upon certain assumptions that management believes are reasonable under the circumstances.

  (2) These columns represent historical results of operations and financial position.

  (3) Pro forma adjustments that eliminate accounts receivable from current assets and accounts payable from current liabilities are attributable to outstanding amounts resulting from intercompany transactions between ACC and USW. Other adjustments to stockholders' equity and current liabilities reflect the after tax impact of Merger related costs which were reflected in the results of operations as if the Merger was consummated as of January 1, 1994.

  (4) Pro forma adjustments that eliminate the revenues, corresponding network costs and intercompany profits are attributable to intercompany transactions between ACC and USW. Estimated costs of $900,000 directly related to the Merger for investment banking, legal and accounting fees are reflected as if the Merger was consummated as of January 1, 1994. Adjustments to pro forma number weighted average number of common shares and related impact on net income (loss) per common and common equivalent share applicable to common stock are based on the number of shares that would have been outstanding had the merger occurred on the earliest date presented.

  (5) Pro forma per share data are based on the number of ACC common stock and common equivalent shares that would have been outstanding had the Merger occurred on the earliest date presented.

                             THE MERGER AGREEMENT

  The following paragraphs summarize, among other things, the material terms of the Merger Agreement which is attached to this Proxy Statement/Prospectus as Exhibit A and is incorporated by reference herein. The information regarding the Merger Agreement in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the full text thereof. Holders of USW Common Stock are urged to read the Merger Agreement in its entirety for a more complete description of the Merger and related transactions. Capitalized terms used below but not defined herein have the meanings given to them in the Merger Agreement.

MERGER CONSIDERATION; EXCHANGE OF USW'S SHARES

  The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions described below, Acquisition Sub will be merged with and into USW, with USW surviving the Merger as a wholly-owned subsidiary of ACC.

  At the Effective Time, each outstanding share of USW Common Stock (other than Dissenting Shares) will be converted into the right to receive a fraction of a share of ACC Common Stock equal to the Exchange Ratio (as hereinafter defined) determined as of such date. The initial Exchange Ratio in effect at October 28, 1997, the date of signing of the Merger Agreement, without making any downward adjustment for the amount of USW's Contingent Obligations, as described below, was 0.078. The initial Exchange Ratio was calculated by dividing the USW Per Share Price (as hereinafter defined) by $32.14 (i.e., the volume-weighted average closing market price per share of ACC Common Stock as reported by The Nasdaq National Market over the 20 trading day period ending on the third full trading day immediately preceding the date of signing the Merger Agreement) ("Average Pre-Agreement Trading Price"). The USW Per Share Price is calculated by dividing the "USW Aggregate Value" (i.e., the sum of $46 million, the aggregate exercise price to be paid upon the exercise of outstanding USW options and the aggregate exercise price of all outstanding USW Warrants) by the "USW Fully Diluted Shares" (i.e., the sum of the number of shares of USW Common Stock outstanding, the number of shares issuable upon the exercise of all outstanding USW options, the number of shares issuable upon the exercise of all outstanding USW Warrants and the number of shares issuable upon conversion of all outstanding shares of USW Preferred Stock). On the date of signing the Merger Agreement, the USW Per Share Price was approximately $2.52 and the USW Aggregate Value was approximately $51 million.

  The USW Aggregate Value (as described above) is subject to adjustment under certain circumstances at the Effective Time based on (i) the amount of any undisclosed liabilities of USW which were required to be disclosed on USW's balance sheet dated June 30, 1997 and (ii) any amount paid in settlement of certain litigation brought against USW (or $1 million if such litigation is not settled before the Effective Time), less the amount of any settlement proceeds received by USW prior to the Effective Time with respect to a certain trademark claim brought by USW. The net amount of any such adjustment to the USW Aggregate Value is referred to herein as the "Contingent Obligations."

  The Exchange Ratio will be determined at the Effective Time based on the volume-weighted average closing market price per share of ACC Common Stock over the 20 day trading period ending on the third full trading day immediately preceding the Effective Time ("Average Pre-Closing Trading Price"). If the Average Pre-Closing Trading Price represents an increase of up to 10% over the Average Pre-Agreement Trading Price (assuming no adjustment for Contingent Obligations and no change in the number of USW Fully Diluted Shares), the Exchange Ratio will equal the USW Per Share Price divided by the Average Pre-Closing Trading Price. If, however, the Average Pre-Closing Trading Price represents an increase of 10% or more over the Average Pre-Agreement Trading Price (assuming no adjustment for Contingent Obligations and no change in the number of USW Fully Diluted Shares), USW Aggregate Value is increased by the product of $46 million multiplied by one-half of the percentage (but no more than 20%) by which the difference in stock price exceeds 10%. The Exchange Ratio is then calculated by dividing the enhanced USW Aggregate Value by the USW Fully Diluted Shares, and then dividing the quotient by the Average Pre-Closing Trading Price. For example (assuming no adjustment for Contingent Obligations and no change in the number of USW Fully Diluted Shares), if the Average Pre-Closing Trading Price of ACC Common Stock was $45 (an increase of 40% over the Average Pre-Agreement Trading Price), the USW Aggregate Value would be increased by $4.6 million and the Exchange Ratio would be decreased to approximately 0.055. As illustrated in the table below, the USW Aggregate Value is not impacted to the extent that the Average Pre-Closing Trading Price exceeds the Average Pre-Agreement Trading Price by more than 30%.

  If the Average Pre-Closing Trading Price represents a decrease of up to 15% from the Average Pre-Agreement Trading Price (assuming no adjustment for Contingent Obligations and no change in the number of USW Fully Diluted Shares), the Exchange Ratio will be increased by an amount equal to the USW Per Share Price divided by the Average Pre-Closing Trading Price. The Merger Agreement provides, however, that if the Average Pre-Closing Trading Price were to decrease by 15% or more from the Average Pre-Agreement Trading Price, the Exchange Ratio would be increased by an amount equal to the product of the USW Per Share Price multiplied by 115%, divided by $32.14. As illustrated in the table below, and based on the assumptions described therein, this 15% "collar" will effectively prevent the Exchange Ratio from increasing above
0.081 regardless of decreases of more than 15% in the price of ACC Common
Stock.

  As of December 1, 1997, based on a 20 day volume-weighted average closing market price per share of $39.36 and 21,933,737 USW Fully Diluted Shares on that date, and an assumed value of Contingent Obligations of $1 million, the Exchange Ratio would be 0.061, representing an aggregate value for USW of approximately $52.9 million or $2.41 per share of USW Common Stock.

  Set forth below is a table which shows in quantitative terms the Exchange Ratio, USW Per Share Price and USW Aggregate Value, for a range of different Average Pre-Closing Trading Prices as of the Effective Time. The table assumes that the number of USW Fully Diluted Shares at the Effective Time is 21,933,737 and that the value of Contingent Obligations is $1 million.

                                                                                    USW
         AVERAGE                                          USW                    AGGREGATE
       PRE-CLOSING            EXCHANGE                 PER SHARE                   VALUE
      TRADING PRICE            RATIO                     PRICE                   (MILLIONS)
      -------------           --------                 ---------                 ---------
         $60.00                0.042                     $2.49                     $54.6
          55.00                0.045                      2.49                      54.6
          50.00                0.050                      2.49                      54.6
          45.00                0.055                      2.49                      54.6
          39.36                0.061                      2.41                      52.9
          35.00                0.065                      2.28                      50.0
          30.00                0.076                      2.28                      50.0
          27.32(1)             0.082                      2.28                      50.0

--------
(1) The Average Pre-Closing Trading Price of $27.32 represents the price at which the 15% "collar" described above is triggered. Therefore, if the Average Pre-Closing Trading Price decreases below $27.32, the USW Per Share Price would decrease below $2.28 and the USW Aggregate Value would decrease below $50 million. However, the Exchange Ratio would remain constant at 0.082.

  No fractional shares will be issued in the Merger. Each holder of USW Common Stock will receive a cash payment in lieu of such fractional shares equal to such fraction multiplied by the Average Pre-Closing Trading Price.

EFFECTIVE TIME OF MERGER

  The Merger will become effective on the date and time which is the later of
(i) the date and time that a Certificate of Merger is filed with the office of the Secretary of State of the State of New York in accordance with the NYBCL,
(ii) the date and time that a Certificate of Merger is filed with the office of the Secretary of State of the State of Delaware in accordance with the DGCL, and (iii) such later time and date as may be specified in the New York and Delaware Certificates of Merger. The date and time when the Merger will become effective is referred to herein as the "Effective Time." The Effective Time is expected to occur promptly after the satisfaction or waiver of all of the conditions to the Merger set forth in the Merger Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Pursuant to the Merger Agreement, as of the Effective Time and until their successors are duly elected or appointed and qualified, the members of the Board of Directors of USW, as the surviving corporation, will be Arunas A. Chesonis, Michael R. Daley and Steve M. Dubnik. Messrs. Daley and Dubnik are members of the Office of the Chief Executive and Mr. Chesonis is the President of ACC. As of the Effective Time, the officers of USW will be: Ms. Mae H. Squier-Dow, President; Mr. Michael R. Daley, Treasurer; Mr. John J. Zimmer, Vice President; Mr. Daniel J. Venuti, Vice President of Legal and Regulatory Affairs; Mr. Steven Mowers, Controller; and Ms. Sarah Ayer-Gudell, Assistant Secretary. Ms. Squier-Dow is the President of ACC Long Distance Corp.; Mr. Zimmer is the Vice President and Treasurer of ACC; Mr. Venuti is the Vice President of Legal and Regulatory Affairs of ACC Long Distance Corp.; Mr. Mowers is Controller of ACC Long Distance Corp; and Ms. Ayer-Gudell is the Assistant Secretary of ACC.

CONDITIONS TO THE MERGER

  Consummation of the Merger is subject to the fulfillment or waiver, at or prior to the Effective Time, of a number of conditions described in the Merger Agreement, including without limitation: (a) approval of the

Merger by the requisite vote of the holders of USW Common Stock, with no more than 10% of USW's shares being Dissenting Shares; (b) no order, decree or injunction that would prevent consummation of the Merger; (c) consent or approval by all required governmental agencies, including necessary approvals by the FCC and applicable PSCs; (d) delivery to ACC of the pooling letters and affiliate agreements by affiliates of USW and the Non-Compete Agreements by certain officers of USW, each duly approved and executed; (e) delivery of the Tax Opinions and delivery of letters from each party's independent public accountants addressed to their respective clients, dated as of the Effective Time, that the Merger, if consummated in accordance with the Merger Agreement, will qualify for treatment as a "pooling of interests" for financial reporting purposes in accordance with generally accepted accounting principles; (f) completion by ACC's independent public accountants of certain agreed upon procedures, including an examination of the work papers and other materials prepared by USW's independent public accountants in connection with their audit of USW's financial statements; and (g) each party's material compliance with all covenants, agreements and conditions as required by the Merger Agreement prior to the closing of the Merger. Tel-Save, a holder of more than 10% of the issued and outstanding shares of USW Common Stock, has publicly disclosed that it is opposed to the Merger. If Tel-Save exercises its Dissenters' Rights as to its shares, a condition to closing the Merger will not be satisfied. In addition, Tel-Save and another USW shareholder holding more than 10% of the issued and outstanding shares of USW Common Stock have not yet delivered pooling letters and affiliate agreements to ACC. Furthermore, counsel to ACC and USW have determined that because of circumstances arising after the execution of the Merger Agreement, neither firm will be able to deliver to its respective client the tax opinions in the form required by the Merger Agreement. If any of the conditions to the Merger are not satisfied or waived by the party to which the condition applies, such party will not be obligated to close the transaction.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations of USW and ACC. The respective representations and warranties of the parties shall not survive beyond the Effective Time.

  The representations, warranties and certain covenants of USW relate generally to: (i) corporate organization, good standing and capitalization;
(ii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iii) approval of governmental authorities; (iv) absence of violations of, among other things, USW's Certificate of Incorporation, Bylaws, certain contracts or laws; (v) documents filed with the Commission and the accuracy of information, including financial statements in accordance with generally accepted accounting principles, contained therein; (vi) the absence of any material adverse events affecting USW's business or any undisclosed liabilities; (vii) compliance with laws and possession of all required permits; (viii) absence of brokers or finders, other than USW's financial advisor; (ix) except for certain listed USW material contracts, the absence of contracts not required by the 1933 Act or the 1934 Act, to be described in or filed as an exhibit to USW's securities filings; (x) employee benefit plans;
(xi) taxes, litigation and intellectual property; (xii) Board of Director approval of the Merger Agreement; and (xiii) absence of action that would adversely affect the ability of ACC to treat the Merger as a pooling of interests.

  The representations, warranties and certain covenants of ACC relate generally to: (i) corporate organization, good standing and capitalization;
(ii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iii) approval of governmental authorities; (iv) the absence of violations of, among other things, the Certificate of Incorporation, Bylaws, certain contracts or laws; (v) documents filed with the Commission and the accuracy of information, including financial statements in accordance with generally accepted accounting principles, contained therein; and (vi) the absence of any material adverse events affecting ACC's business or any undisclosed liabilities.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

  As soon as practicable after the Effective Time, each USW shareholder will be provided a form letter of transmittal and instructions (the "Transmittal Letter") for use in surrendering the certificates that immediately prior to the Effective Time represented shares of USW Common Stock (the "USW Stock Certificates"). Upon surrender to ACC of a USW Stock Certificate, together with a duly executed Transmittal Letter and any other required documents, the holder of such USW Stock Certificate will be entitled to receive in exchange therefor a certificate for the number of whole shares of ACC Common Stock (and cash in lieu of fractional shares thereof) to which such holder is entitled under the Merger Agreement. See "The Merger Agreement." The USW Stock Certificates will be cancelled upon surrender to ACC.

  The Transmittal Letter will provide, among other things, that each USW shareholder releases and discharges USW and its officers and directors from any claims, damages, losses or liabilities which the shareholder now has or may have arising out of or relating to the formation, financing, management or operation of USW, the issuance, holding or repurchase of securities of USW, or the shareholder's status as a shareholder, officer, director or employee of USW.

  From and after the Effective Time, the holders of USW Stock Certificates evidencing ownership of shares of USW Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of USW Common Stock except as otherwise provided in the Merger Agreement or by applicable law. No dividends or other distributions, if any, in respect of the shares of ACC Common Stock, declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered USW Stock Certificates until such USW Stock Certificates are surrendered and delivered as provided herein and no interest shall be paid on the amount of any cash. Holders of any unsurrendered USW Stock Certificates shall not be entitled to vote the ACC Common Stock issuable to them until such USW Stock Certificates are exchanged pursuant to the Merger Agreement.

TREATMENT OF USW STOCK OPTIONS, USW WARRANTS AND USW PREFERRED STOCK

  At the Effective Time, ACC will cause each holder of a USW Stock Option to receive an option to purchase shares of ACC Common Stock having substantially the same terms and conditions as the USW Stock Options, except that the exercise price and number of shares of ACC Common Stock issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio. At the Effective Time, (i) each share of USW Preferred Stock which is issued and outstanding (other than Dissenting Shares) shall be converted pursuant to its terms into USW Common Stock and immediately thereafter converted into ACC Common Stock in accordance with the Merger Agreement, and (ii) each USW Warrant which is outstanding shall be treated as if it had been exercised immediately prior to the Effective Time, and as if the exercise price had been paid by subtracting that number of shares of USW Common Stock equal in value to the aggregate exercise price of such USW Warrants, as determined using the Exchange Ratio, from the number of shares of USW Common Stock issuable thereunder calculated based on the USW Per Share Price.

CERTAIN OTHER AGREEMENTS

  Pursuant to the Merger Agreement, USW has agreed, among other things, that during the period from the date of the Merger Agreement until the Effective Time, except as contemplated by the Merger Agreement or as otherwise consented to by ACC, it will conduct its business and engage in transactions only in the ordinary and usual course of business and maintain existing relationships with suppliers, customers, employees and other business associates. Further, USW has agreed that, without obtaining prior written consent of ACC, it will not authorize for issuance and will not, nor propose to, issue, grant or sell any shares of capital stock or other securities of USW, including but not limited to any securities convertible into or exchangeable for shares of stock of any class of USW, except for the issuance of shares of USW Common Stock pursuant to the exercise of outstanding stock options granted under USW's Stock Option Plans. In addition, USW has agreed to certain other substantial restrictions on the conduct of its business and other matters pending the Merger, as described in Section 6.1 of the Merger Agreement, which is incorporated herein by reference.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Directors and executive officers of USW beneficially own approximately 42.23% of the outstanding USW Common Stock and will receive ACC Common Stock in the Merger for their outstanding USW Common Stock on the same basis as other shareholders of USW. See "Information Concerning USW--Security Ownership of Certain Beneficial Owners and Management." Any options to purchase USW Common Stock that are not exercised prior to the Effective Time will become options to purchase shares of ACC Common Stock having substantially the same terms and conditions as the USW Options, except that the exercise price and number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio. Each USW Warrant which is outstanding at the Effective Time shall be treated as if it had been exercised immediately prior to the Effective Time, and as if the exercise price had been paid by subtracting that number of shares of USW Common Stock equal in value to the aggregate exercise price of such USW Warrants, as determined using the Exchange Ratio, from the number of shares of USW Common Stock issuable thereunder calculated based on the USW Per Share Price. The following table indicates the number of shares subject to options and warrants to purchase USW Common Stock held by directors and executive officers of USW at December 1, 1997 and the weighted average exercise prices of such options.

                                             NUMBER OF
                                           COMMON SHARES           AVERAGE
                                       SUBJECT TO USW OPTIONS EXERCISE PRICE PER
      NAME                                AND USW WARRANTS          SHARE
      ----                             ---------------------- ------------------
      Stephen J. Parker...............        809,000               $1.16
      Aaron R. Brown..................        809,000               $1.16
      David B. Hurwitz................        400,000               $1.10
      Arthur Regan....................         20,000               $1.69
      Murray Goldberg.................              0                   0

NON-COMPETE AND CONFIDENTIALITY AGREEMENTS

  Pursuant to the Merger Agreement, at or prior to the Effective Time, Messrs. Aaron R. Brown and Stephen Parker will each enter into a Non-Compete Agreement with ACC. Each Non-Compete Agreement includes a covenant by each such person not to compete or interfere with the business conducted by ACC at the Effective Time for a stated period of time, subject to certain exceptions. Each Non-Compete Agreement also contains terms restricting the disclosure and use of confidential information with respect to the business, properties, and personnel of USW and ACC. Delivery of the Non-Compete Agreements is a condition to ACC's obligation to consummate the Merger. A form of such Non-Compete Agreement is included as Exhibit C to the Merger Agreement attached as Exhibit A hereto, and such description is qualified in its entirety by such reference.

POOLING LETTERS AND AFFILIATE AGREEMENTS

  Another condition of ACC's obligation to consummate the Merger is to obtain from each director and other "affiliate" of USW ("Affiliates") a pooling letter and an affiliate agreement confirming their understanding and agreement that they will not, among other things, sell, transfer or otherwise reduce their interest in the shares of ACC Common Stock they receive in the Merger or reduce their risk relating thereto until after ACC has published financial results covering at least the 30 days of combined operations occurring after the Closing Date. Each party to such agreements also will represent and warrant that it has not made or completed any sales of shares of stock of USW during the 30-day period immediately preceding the Effective Time of the Merger. Forms of the pooling letter and affiliate agreement are included as Exhibits A and B to the Merger Agreement attached as Exhibit A hereto, and this description is qualified in its entirety by such reference.

INDEMNIFICATION

  From and after the Effective Time, ACC and USW, as the surviving corporation in the Merger, agree to fulfill, assume and honor the indemnification provisions of the By-laws and Certificate of Incorporation of USW and any indemnification agreements entered into by USW and certain of its current and former officers and directors, as in effect as of the Effective Time.

CERTAIN REGULATORY FILINGS AND APPROVALS

  Consummation of the Merger is contingent upon the receipt of approvals from the FCC with respect to the transfer of control of USW to ACC and certain related transactions. All of the applications necessary to obtain FCC approval have been filed. Consummation of the Merger is also contingent upon notification to and/or approval by various state PSCs. All of the notifications and/or requests for approval of the transfer of control of USW to ACC have been filed with the relevant PSCs.

  Under the Hart-Scott-Rodino Act and applicable rules, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice and specified waiting periods have expired. The required waiting periods for such filings have expired. However, at any time before or after the Effective Time of the Merger, and notwithstanding expiration of such waiting periods, the FTC, the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest.

AMENDMENT; WAIVER

  The Merger Agreement provides that USW and ACC may not amend the Merger Agreement except by a writing by the party to be charged. The Merger Agreement provides that either party to the Merger Agreement may at any time before the Effective Time waive any or all of the conditions to such party's obligations to consummate the Merger.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time only (a) by the mutual written consent of USW and ACC; (b) by either USW or ACC if the Merger has not been consummated on or before March 31, 1998, provided that this right to terminate shall not be available to any party whose breach of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date, and provided that this period is extended to September 30, 1998 if the Merger has not been consummated due to an action instituted by the Federal Trade Commission or Department of Justice; (c) by either ACC or USW if a court or governmental entity has issued an order enjoining the Merger, unless the party relying on such order has not complied with certain obligations under the Agreement; (d) by ACC if (i) USW shall have misstated any representation or breached any warranty or covenant which would result in it being unable to satisfy the conditions to Closing set forth in the Agreement or (ii) any party to a Shareholder Tender Agreement (other than ACC) shall have violated its provisions; or (e) by USW if ACC shall have misstated any representation or breached any warranty or covenant which would result in it being unable to satisfy the conditions to Closing set forth in the Agreement.

                EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

GENERAL

  USW is incorporated in the State of New York and ACC is incorporated in the State of Delaware. Shareholders of USW, whose rights are currently governed by the NYBCL and the USW Certificate of Incorporation and USW Bylaws, will, upon consummation of the Merger, become shareholders of ACC and their rights will be governed by the DGCL and the ACC Certificate of Incorporation and ACC Bylaws.

  Two New York State bills (Numbers S476B and S5680), which passed the Senate on June 25, 1997 and the Assembly on July 15, 1997 and were signed into law by the Governor on August 26, 1997, generally revise the NYBCL. These new laws and their revisions to the NYBCL will take effect on February 22, 1998 (180 days after the date that the Governor signed them into law). The new amendments to the NYBCL are extensive and amend certain provisions, including those relating to corporate finance, proxies, powers of directors and mergers, and also repeal certain provisions relating thereto. The most notable new amendments are summarized below. The Merger will effect several changes in the rights of shareholders as a result of differences between the NYBCL and the DGCL. The provisions of the NYBCL and DGCL differ in numerous respects, although the new amendments to the NYBCL will reduce certain of these differences. Summarized below are certain of the principal differences between the NYBCL and the DGCL affecting the rights of shareholders. The summary is not intended to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in the entirety by the respective corporate codes of the States of New York and Delaware and by the USW Certificate of Incorporation and USW Bylaws and the ACC Certificate of Incorporation and Bylaws.

DIVIDENDS

  The DGCL provides that a corporation may, unless otherwise restricted by its certificate of incorporation, declare and pay dividends out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). Under the NYBCL, dividends may be paid only out of surplus.

VOTE REQUIRED FOR CERTAIN TRANSACTIONS

  The NYBCL requires that certain mergers, consolidations, dissolutions and sales of all or substantially all of the assets not in the ordinary course of business be approved by the holders of two-thirds of the outstanding stock entitled to vote thereon. Under the DGCL, such transactions require approval by the holders of a majority of the outstanding stock entitled to vote thereon, unless otherwise expressly provided in the certificate of incorporation, and a vote of the shareholders of the surviving corporation is not necessary where, in the case of a merger, (i) no amendment of its certificate of incorporation is effected, (ii) each share of its stock outstanding immediately prior to the Effective Time is to be an identical outstanding or treasury share of the surviving corporation after the Effective Time, and (iii) the merger results in no more than a 20% increase in its outstanding common stock. The new amendments to the NYBCL include provisions permitting a plan of merger, plan of share exchange, or sale, lease, exchange or other disposition to be adopted by a majority of all outstanding shares (instead of two-thirds vote) in cases where the certificate of incorporation so provides which are similar to the DGCL provisions.

  ACC's Certificate of Incorporation provides that its Bylaws and certain articles of its Certificate of Incorporation may not be altered, amended or repealed by shareholders except by the affirmative vote of the holders of at least 80% of the issued and outstanding ACC Common Stock, and also provides that special meetings of shareholders may only be called by the Chairman of the Board, President or the Board of Directors, and not by any shareholder.

  USW's Bylaws require its President to call a special meeting of shareholders whenever he is directed in writing to do so by the holders of at least 20% of the outstanding shares entitled to vote at such meeting.

DISSENTERS' RIGHTS OF APPRAISAL

  Under the NYBCL, dissenting shareholders who follow prescribed statutory procedures are entitled to appraisal rights in connection with certain mergers, consolidations and sales of all or substantially all the assets of a corporation and in connection with certain amendments to a corporation's certificate of incorporation which adversely affect the rights of such shareholder. The DGCL provides similar rights and procedures for mergers and consolidations only. Furthermore, under the DGCL, even in the case of a merger or consolidation, such dissenters' appraisal rights do not apply to shareholders of the surviving corporation in a merger if shareholder approval of the merger is not required and are not provided for shares of a constituent corporation that are listed on a national securities exchange or The Nasdaq Stock Market or are held of record by more than 2,000

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

shareholders, so long as the only consideration to be received by holders in such merger or consolidation consists of any combination of (i) shares of stock of the surviving corporation, (ii) shares of stock of any corporation, which shares are listed on a national securities exchange or The Nasdaq Stock Market or are held of record by more than 2,000 shareholders, or (iii) cash in lieu of fractional shares.

  The availability of appraisal rights to shareholders of USW who dissent with respect to the Merger is discussed under "The USW Special Meeting--Dissenters' Rights."

BUSINESS COMBINATION STATUTES

  The NYBCL prohibits any "business combination" (as therein defined) between a "resident domestic corporation" and an "interested shareholder" for a period of five years after the date that the interested shareholder became an interested shareholder unless prior to that date the board of directors of the resident domestic corporation approved the business combination or the transaction that resulted in the interested shareholder becoming an interested shareholder. After such five year period has elapsed, such a business combination is permitted only if (i) it is approved by a majority of the outstanding voting stock not owned by the interested shareholder or its affiliate or (ii) certain statutory fair price requirements are met. A "resident domestic corporation" is defined as any corporation that (i) is incorporated in New York, (ii) has its principal executive offices and significant business operations in New York or has at least 250 employees or 25% of its employees employed primarily in New York (including employees of its 80% subsidiaries), and (iii) has at least 10% of its voting stock beneficially owned by New York residents. An "interested shareholder" is any person who beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of the corporation. The NYBCL provision is not applicable to the proposed Merger because, among other reasons, USW's principal executive offices, significant business operations and employees are located outside of New York State.

  Section 203 of the DGCL prohibits any "business combination" (as therein defined) between a Delaware corporation and an "interested stockholder" for three years following the date that the interested stockholder became an interested stockholder unless (i) prior to that date the board of directors approved the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (not counting shares owned by persons who are directors and also officers and not counting certain shares in employee stock plans), or
(iii) on or subsequent to such date the business combination is approved by the board of directors and approved at a meeting (not by written consent) by at least two-thirds of the outstanding voting stock not owned by the interested stockholder. The DGCL defines "interested stockholder" as any person who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation. Unlike the NYBCL, the DGCL does not require, in order to be covered by these statutory provisions, that the corporation's principal executive offices or significant operations be located in Delaware or that at least a specified percentage of its voting stock be beneficially owned by Delaware residents.

CORPORATE ACTION BY WRITTEN CONSENT WITHOUT A SHAREHOLDERS' MEETING

  The NYBCL permits corporate action without a shareholders' meeting only upon the unanimous written consent of holders of all outstanding shares entitled to vote on such action. The DGCL provides that, unless the certificate of incorporation provides otherwise, any action required or permitted to be taken at an annual or special meeting may be taken without a meeting of shareholders upon the written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the proposed corporate action at a meeting at which all shares entitled to vote thereon were present and voted, and then requires the corporation to provide prompt notice of the actions taken through such procedure to the shareholders who did not consent with respect to such action. The new amendments to the NYBCL include provisions similar to those of the DGCL and allow, if the certificate of incorporation so permits, shareholder action without a meeting upon the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. ACC's Certificate of Incorporation expressly includes a provision prohibiting shareholders' action by written consent in lieu of a special or annual meeting.

CLASSIFICATION OF THE BOARD OF DIRECTORS

  The NYBCL permits a classified board with as many as four classes (with each class to be as nearly equal in number as possible), but forbids fewer than three directors in any class. The new amendments to the NYBCL delete this requirement of at least three directors in any class. The DGCL permits a classified board of directors with as many as three classes, without specifying any minimum number required in each class. ACC's Certificate of Incorporation and USW's Certificate of Incorporation do not provide for a classified board of directors. With the changes to the NYBCL, there will be no material differences in the provisions relating to classification of directors.

NUMBER OF DIRECTORS

  Under the DGCL, a corporation may have as few as one director and there is no statutory upper limit on the number of directors. The specific number may be fixed in the by-laws or in the certificate of incorporation, but if fixed in the certificate of incorporation, may be changed only by amendment of the certificate of incorporation. If the certificate of incorporation is silent as to the number of directors, the board of directors may fix or change the authorized number of directors pursuant to a provision of the by-laws. ACC's Certificate of Incorporation provides that the number of directors shall be not less than three, with the exact number to be determined by the Board.

  Under the NYBCL, the number of directors may not be less than three (except where there are less than three shareholders), and any higher number may be fixed by the by-laws or by action of the shareholders or of the board of directors under the specific provisions of the by-laws adopted by the shareholders. The number of directors may be increased or decreased by amendment of the by-laws or by action of the shareholders or of the board of directors under the specific provisions of a by-law adopted by the shareholders, subject to certain limitations. The new amendments to the NYBCL change the minimum number of directors, except where there are fewer than three shareholders, from three to one. With the changes to the NYBCL, there will be no material differences in the provisions relating to number of directors.

ISSUANCE TO OFFICERS, DIRECTORS AND EMPLOYEES OF RIGHTS OR OPTIONS TO PURCHASE SHARES

  The NYBCL requires the affirmative vote of a majority of the shares entitled to vote in order to issue to officers, directors or employees options or rights to purchase stock. The new amendments to the NYBCL change the shareholder vote required in order to issue rights or options to directors, officers or employees from a majority of all outstanding shares to a majority of votes cast at a meeting of shareholders. The DGCL does not require stockholder approval of such transactions. However, ACC is subject to various other applicable legal requirements, such as rules of the Securities and Exchange Commission and The Nasdaq National Market which may make stockholder approval of certain rights or option plans and grants thereunder necessary or desirable in certain circumstances.

LOANS TO DIRECTORS

  Under the DGCL, loans may be made to employees or officers, even those who are also directors, if the Board of Directors finds that the loan may benefit the corporation. The NYBCL requires that loans to directors be authorized by an affirmative vote of shareholders (excluding, for this purpose, shares of the director who is the proposed borrower). The new amendments to the NYBCL delete this requirement and permit loans or guarantees to directors if the board determines that the loan or guarantee benefits the corporation and the certificate of incorporation expressly authorizes the board to make such determination.

CONSIDERATION FOR SHARES

  Under the NYBCL, neither obligations of the subscriber for future payments nor obligations of the subscriber for future services constitutes payment or part payment for shares of a corporation. Furthermore, certificates for shares may not be issued until the full amount of the consideration therefor has been paid (except in the case of shares purchased pursuant to stock options granted to directors, officers or employees under a plan permitting installment payments). Under the DGCL, shares of stock may be issued, and deemed to be fully paid and nonassessable, if the corporation receives consideration (in the form of cash, services rendered, personal property, real property, leases of real property, or a combination thereof) for the full subscription price or having a value not less than the par value of such shares and the corporation receives a binding obligation of the subscriber to pay the balance of the subscription price. The new amendments to the NYBCL contain provisions similar to the DGCL and broaden the consideration acceptable for the issuance of shares to include binding obligations to pay the subscription price in cash or other property or a binding obligation to perform services having an agreed value.

INSPECTION OF SHAREHOLDERS LIST

  With respect to the inspection of shareholder lists, the NYBCL provides a right of inspection, upon at least five days' written demand, to (i) any person who shall have been a shareholder of record for at least six months immediately preceding his demand or (ii) any person holding, or thereunto authorized in writing by the holders of, at least 5% of any class of outstanding shares. The corporation has certain rights calculated to assure itself that the demand for inspection is not for a purpose that is in the interest of a business or object other than the business of the corporation. The new amendments to the NYBCL conform this provision to the DGCL and change the right of inspection of shareholder lists to allow any shareholder to inspect shareholder lists for any purpose reasonably related to such person's interest as a shareholder.

  The DGCL permits any stockholder to inspect the shareholders list for any purpose reasonably related to such person's interest as a stockholder. In addition, for a period of at least ten days prior to each stockholders meeting, a list of stockholders entitled to vote at the meeting shall be open for examination by any stockholder for any purpose germane to the meeting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The NYBCL and DGCL provisions regarding indemnification by a corporation of its directors and officers provide that indemnification may be made in connection with derivative actions except where the director or officer is adjudged to be liable to the corporation, unless and only to the extent that, an appropriate court determines that, in view of all the circumstances, such director or officer is fairly and reasonably entitled to such indemnification. The NYBCL additionally provides that indemnification may not be made in connection with derivative actions where a claim is settled or otherwise disposed of.

  The NYBCL and DGCL also provide that the indemnification and advancement of expenses granted pursuant to, or provided by, such laws is not exclusive of any other rights to which a director or officer may be entitled. The NYBCL additionally provides that no indemnification may be made to or on behalf of any director or officer for liability arising from actions taken in bad faith, intentional wrongdoing, or where an improper personal benefit was derived. The DGCL contains no such express limitation.

SHAREHOLDER RIGHTS PLAN

  On October 3, 1997, the Board of Directors of ACC declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of ACC Common Stock. The dividend was paid on October 15, 1997 (the "Record Date") to the shareholders of record on October 15, 1997. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share (a "Unit") of Series A Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of the Company at a price of $150 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of October 3, 1997, as the same may be amended from time to time (the "Rights Agreement"), between the Company and First Union National Bank, as Rights Agent (the "Rights Agent").

  Initially, the Rights will attach to all certificates representing shares of outstanding ACC Common Stock, and no separate Rights Certificates will be distributed. The Rights will separate from the ACC Common Stock and the "Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement (the date of such announcement being the "Stock Acquisition Date") that a person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or such subsidiary (an "Acquiring Person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 7.5% or more, for the period commencing November 7, 1997 and ending on December 31, 1998, and 15% or more thereafter, of the then outstanding shares of ACC Common Stock, and (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 7.5% or more, for the period commencing November 7, 1997 and ending on December 31, 1998, and 15% or more thereafter, of the then outstanding shares of ACC Common Stock. Until the Distribution Date, (i) the Rights will be evidenced by ACC Common Stock certificates and will be transferred with and only with such ACC Common Stock certificates, (ii) new ACC Common Stock certificates issued after the Record Date (also including shares distributed from treasury) will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates representing outstanding ACC Common Stock will also constitute the transfer of the Rights associated with the ACC Common Stock represented by such certificates.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier redeemed by the Company as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of ACC Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

  In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and shares of ACC Common Stock shall remain outstanding, (ii) a person becomes an Acquiring Person, (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., by means of a recapitalization) (each such event being a "Section 11(a)(i) Event"), then, in each such case, each holder of a Right will thereafter have the right to receive, upon exercise, Units of Preferred Stock (or, in certain circumstances, ACC Common Stock, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The exercise price is the Purchase Price multiplied by the number of Units of Preferred Stock issuable upon exercise of a Right prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any Person consolidates or merges with the Company and all or part of the ACC Common Stock is converted or exchanged for securities, cash or property of any other Person or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, common stock of the ultimate parent of the Acquiring Person having a value equal to two times the exercise price of the Right.

  The Purchase Price payable, and the number of Units of Preferred Stock issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to the holders of the Preferred Stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Company is not required to issue fractional Units. In lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock prior to the date of exercise.

  At any time until ten business days following the Stock Acquisition Date, a majority of the Company's Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (subject to adjustment in certain events) (the "Redemption Price"), payable, at the election of such majority of the Company's Board of Directors, in cash or shares of ACC Common Stock. Immediately upon the action of a majority of the Company's Board of Directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  The Board of Directors, at its option, may exchange each Right for (i) one Unit of Preferred Stock or (ii) such number of Units of Preferred Stock as will equal (x) the difference between the aggregate market price of the number of Units of Preferred Stock to be received upon a Section 11(a)(ii) Event the purchase price set forth in the Rights Agreement, divided by (y) the market price per Unit of Preferred Stock upon a Section 11(a)(ii) Event.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units of Preferred Stock (or other consideration).

  Any of the provisions of the Rights Agreement may be amended without the approval of the holders of ACC Common Stock at any time prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

  The Units of Preferred Stock that may be acquired upon exercise of the Rights will be nonredeemable and subordinate to any other shares of preferred stock that may be issued by the Company.

  Each Unit of Preferred Stock will receive ratably any dividend declared on the ACC Common Stock.

  In the event of liquidation, the holder of Preferred Stock will receive a preferred liquidation payment equal to the greater of $1.00 per Unit or the per share amount paid in respect of a share of the ACC Common Stock.

  Each Unit of Preferred Stock will have one vote, voting together with the ACC Common Stock.

  In the event of any merger, consolidation or other transaction in which shares of ACC Common Stock are exchanged, each Unit of Preferred Stock will be entitled to receive the per share amount paid in respect of each share of ACC Common Stock.

  The rights of holders of the Preferred Stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

  Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the economic value of one Unit of Preferred Stock that may be acquired upon the exercise of each Right is expected to approximate the economic value of one share of ACC Common Stock.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on (i) the Rights being redeemed or (ii) a substantial number of Rights being acquired. Under the TCG Merger Agreement, ACC has agreed to take all necessary action so that the execution and delivery of the TCG Merger Agreement and the consummation of the transactions contemplated thereby will not (i) cause the Rights to become exercisable, (ii) cause any person to become an Acquiring Person or (iii) give rise to a Distribution Date. The Rights Agreement, as amended, has been filed as exhibits to ACC's Registration Statement on Form 8-A dated October 3, 1997 (as amended on Form 8-A/A dated December 10, 1997). The foregoing description of the Rights Agreement and the Rights is qualified in its entirety by reference to the Rights Agreement.

  USW does not have a shareholder rights plan.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of ACC Common Stock offered hereby will be passed upon for the Company by Nixon, Hargrave, Devans & Doyle LLP, Rochester, New York.

                                    EXPERTS

  The consolidated financial statements and schedules of ACC included or incorporated by reference in this Proxy Statement/Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of USW as of and for the year ended December 31, 1996 included or incorporated in this Proxy Statement/Prospectus by reference from the USW Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included or incorporated herein by reference, and have been so incorporated or included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of USW as of and for the year ended December 31, 1995 included or incorporated in this Proxy Statement/Prospectus by reference from the USW Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Rudolph, Palitz LLP, independent auditors, as stated in their report, which is included or incorporated herein by reference, and have been so incorporated or included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated statements of operations, shareholder's equity, and cash flows of USW for the year ended December 31, 1994 included or incorporated in this Proxy Statement/Prospectus by reference from the USW Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Baratz & Associates, P.A., independent auditors, as stated in their report, which is included or incorporated herein by reference, and have been so included or incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 INDEX TO USW CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report..............................................   F-2
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets as of December 31, 1996 and 1995..............   F-5
Consolidated Statements of Operations for the years ended December 31,
 1996, 1995 and 1994......................................................   F-7
Consolidated Statements of Common Shareholders' Equity for the years ended
 December 31, 1996, 1995 and 1994.........................................   F-8
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1995 and 1994......................................................  F-11
Notes to Consolidated Financial Statements................................  F-12
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheet as of September 30, 1997.......................  F-20
Consolidated Statements of Operations for the three months and nine months ended September 30, 1997 and 1996........................................  F-22
Consolidated Statements of Cash Flows for the nine months ended September
 30, 1997 and 1996........................................................  F-23
Notes to Consolidated Financial Statements................................  F-24

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
US WATS, Inc.
Bala Cynwyd, Pennsylvania

  We have audited the accompanying consolidated balance sheet of US WATS, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, common shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of USW's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for opinion.

  In our opinion, the 1996 consolidated financial statements present fairly, in all material respects, the financial position of US WATS, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
March 28, 1997, except for Notes
9 and 12, for which the date is
January 21, 1998

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
US WATS, Inc.
Bala Cynwyd, Pennsylvania

  We have audited the accompanying consolidated balance sheet of US WATS, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, common shareholders' equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for opinion.

  In our opinion, the 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of US WATS, Inc. and subsidiaries as of December 31, 1995, and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

RUDOLPH, PALITZ LLP

Plymouth Meeting, Pennsylvania
March 25, 1996

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
US WATS, Inc.
Bala Cynwyd, Pennsylvania

  We have audited the accompanying consolidated statements of operations, common shareholder's equity, and cash flows of US WATS, Inc. and subsidiaries for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of US WATS, Inc. and subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

BARATZ & ASSOCIATES, P.A.

Marlton, New Jersey
March 8, 1995

                         US WATS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,
                                                         ----------------------
                                                            1996        1995
                                                         ----------- ----------
ASSETS
 Current Assets:
  Cash and cash equivalents............................. $ 1,455,186 $  680,834
  Accounts receivable, net of allowance for doubtful ac-
   counts of $672,058 for 1996 and $268,921 for 1995....   6,513,899  4,900,066
  Prepaid expenses and other............................     137,325    107,191
                                                         ----------- ----------
    Total Current Assets................................   8,106,410  5,688,091
                                                         ----------- ----------
Property and Equipment:
  Telecommunications equipment..........................   3,773,459  3,046,877
  Equipment.............................................   1,356,609  1,231,346
  Software..............................................     610,286    484,199
  Office furniture and fixtures.........................     130,003    119,630
  Leasehold improvements................................      35,226     35,226
                                                         ----------- ----------
                                                           5,905,583  4,917,278
Less accumulated depreciation and amortization..........   2,305,565  1,426,463
                                                         ----------- ----------
  Total Property and Equipment..........................   3,600,018  3,490,815
                                                         ----------- ----------
Other assets, principally deposits......................     285,931    321,455
                                                         ----------- ----------
                                                         $11,992,359 $9,500,361
                                                         =========== ==========

   The accompanying notes are an integral part of these financial statements

                         US WATS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          DECEMBER 31,
                                                     ------------------------
                                                        1996         1995
                                                     -----------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Note payable...................................... $ 1,196,860  $ 1,175,164
  Capital lease obligations, current portion........     194,472      130,664
  Accounts payable..................................   6,378,296    4,581,373
  Accrued commissions...............................     918,129      753,596
  Accrued expenses and other........................     553,445      361,010
  State and Federal taxes payable...................     963,372      475,012
  Deferred revenue..................................     116,222      371,791
                                                     -----------  -----------
    Total Current Liabilities.......................  10,320,796    7,848,610
                                                     -----------  -----------
Long-Term Liabilities:
  Capital lease obligations, net of current portion.     509,224      601,037
                                                     -----------  -----------
Commitments and Contingencies--see notes
Redeemable preferred stock, $.01 par, authorized
   150,000 shares,
   issued and outstanding: 30,000 shares in 1996,
   30,000 shares in 1995
  Redemption value: $11.00 per share................     300,000      300,000
                                                     -----------  -----------
Common Shareholders' Equity:
  Common stock, $.001 par, authorized
  30,000,000 shares; issued:
  15,902,100 shares in 1996
  15,852,100 shares in 1995.........................      15,902       15,852
  Additional paid-in capital........................   2,623,350    2,573,400
  Accumulated Deficit...............................  (1,776,663)  (1,838,288)
                                                     -----------  -----------
                                                         862,589      750,964
  Common stock held in treasury
   (250,000 shares), at cost........................        (250)        (250)
                                                     -----------  -----------
    Total Common Shareholders' Equity...............     862,339      750,714
                                                     -----------  -----------
                                                     $11,992,359  $ 9,500,361
                                                     ===========  ===========

   The accompanying notes are an integral part of these financial statements

                         US WATS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               YEARS ENDED DECEMBER 31,
                                          -------------------------------------
                                             1996         1995         1994
                                          -----------  -----------  -----------
Revenues................................  $40,304,442  $27,755,388  $23,633,312
Cost of sales...........................   26,802,398   15,918,212   14,706,549
                                          -----------  -----------  -----------
Gross profit............................   13,502,044   11,837,176    8,926,763
Selling, general and administrative ex-
 penses.................................   13,196,173   12,095,991   10,199,679
                                          -----------  -----------  -----------
Income (loss) from operations...........      305,871     (258,815)  (1,272,916)
Other income (expense)
  Interest income.......................       62,732       69,859       12,975
  Interest expense......................     (272,978)     (88,767)        (435)
                                          -----------  -----------  -----------
Income (loss) before income tax expense
 (benefit)..............................       95,625     (277,723)  (1,260,376)
Income tax expense (benefit)............        7,000          --       (14,300)
                                          -----------  -----------  -----------
Net income (loss) before preferred divi-
 dends..................................       88,625     (277,723)  (1,246,076)
Preferred dividends earned..............       27,000       67,255      118,500
                                          -----------  -----------  -----------
Net income (loss) available to common
 shareholders...........................  $    61,625  $  (344,978) $(1,364,576)
                                          ===========  ===========  ===========
Net income (loss) per share available to
 common shareholders ...................  $       --   $      (.02) $      (.09)
                                          ===========  ===========  ===========
Weighted average number of shares out-
 standing...............................   15,877,900   15,100,400   14,875,584
                                          ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements

                         US WATS, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 1996

                            COMMON    COMMON
                            STOCK      PAR      ADD'L                 TREASURY TREASURY    COMMON
                            SHARES    VALUE    PAID-IN                 STOCK    STOCK   SHAREHOLDERS'
      DESCRIPTION           ISSUES    $.001    CAPITAL     DEFICIT     SHARES  AT COST     EQUITY
      -----------         ---------- -------- ---------- -----------  -------- -------- -------------
Balance, December 31,
 1995...................  15,852,100 $ 15,852 $2,573,400 $(1,838,288) 250,000   $(250)    $750,714
Net Income before
 Preferred Dividends for
 the year ended December
 31, 1996...............         --       --         --       88,625      --      --        88,625
Exercise of Employee
 Stock Options..........      50,000       50     49,950         --       --      --        50,000
Cash Dividends on
 Preferred Stock,
 December 1, 1996 ($.90
 per share).............         --       --         --      (27,000)     --      --       (27,000)
                          ---------- -------- ---------- -----------  -------   -----     --------
Balance, December 31,
 1996...................  15,902,100 $ 15,902 $2,623,350 $(1,776,663) 250,000   $(250)     862,339
                          ========== ======== ========== ===========  =======   =====     ========

   The accompanying notes are an integral part of these financial statements

                         US WATS, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1995

                                                                                              COMMON
                          COMMON STOCK  COMMON     ADD'L                 TREASURY TREASURY SHAREHOLDERS'
                             SHARES    PAR VALUE  PAID-IN                 STOCK    STOCK      EQUITY
      DESCRIPTION            ISSUES      $.001    CAPITAL     DEFICIT     SHARES  AT COST   (DEFICIENCY)
      -----------         ------------ --------- ---------- -----------  -------- -------- -------------
Balance, December 31,
 1994...................   14,691,100   $14,691  $1,395,691 $(1,493,310) 250,000   $ (250)   $ (83,178)
Net Income before
 Preferred Dividends for
 the year ended December
 31, 1995...............          --        --          --     (277,723)     --       --      (277,723)
Conversion of 100,000
 shares of Series 9%
 Preferred Stock........    1,000,000     1,000     999,000         --       --       --     1,000,000
Employee Stock Bonus....       50,000        50      24,950         --       --       --        25,000
Exercise of Employee
 Stock Options..........      111,000       111     153,759         --       --       --       153,870
Cash Dividends on
 Preferred Stock,
 December 1, 1995 ($.90
 per share).............          --        --          --      (67,255)     --       --       (67,255)
                           ----------   -------  ---------- -----------  -------   ------    ---------
Balance, December 31,
 1995...................   15,852,100   $15,852  $2,573,400 $(1,838,288) 250,000   $(250)    $ 750,714
                           ==========   =======  ========== ===========  =======   ======    =========

   The accompanying notes are an integral part of these financial statements

                         US WATS, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1994

                                                                                             COMMON
                         COMMON STOCK  COMMON     ADD'L                 TREASURY TREASURY SHAREHOLDERS'
                            SHARES    PAR VALUE  PAID-IN                 STOCK    STOCK      EQUITY
      DESCRIPTION           ISSUES      $.001    CAPITAL     DEFICIT     SHARES  AT COST   (DEFICIENCY)
      -----------        ------------ --------- ---------- -----------  -------- -------- -------------
Balance, December 31,
 1993...................  14,487,000  $ 14,487  $1,190,770 $  (127,234) 250,000   $(250)  $  1,077,773
Net Income before Pre-
 ferred Dividends for
 the year ended December
 31, 1994...............         --        --          --   (1,246,076)     --      --      (1,246,076)
Conversion of 20,000
 shares of Series 9%
 Preferred Stock........     200,000       200     199,800         --       --      --         200,000
Exercise of Employee
 Stock Options..........       4,100         4       5,121         --       --      --           5,125
Cash Dividends on Pre-
 ferred Stock, December
 1, 1994 ($.90 per
 share).................         --        --          --     (120,000)     --      --        (120,000)
                          ----------  --------  ---------- -----------  -------   -----   ------------
Balance, December 31,
 1994...................  14,691,100  $ 14,691  $1,395,691 $(1,493,310) 250,000   $(250)  $    (83,178)
                          ==========  ========  ========== ===========  =======   =====   ============

   The accompanying notes are an integral part of these financial statements

                         US WATS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                               YEARS ENDED DECEMBER 31,
                                          -------------------------------------
                                             1996         1995         1994
                                          -----------  -----------  -----------
OPERATING ACTIVITIES:
  Net income (loss) before preferred
   dividends............................  $    88,625  $  (277,723) $(1,246,076)
  Adjustment to reconcile net income
   (loss) to net cash provided by (used-
   in) operating activities
    Litigation settlement...............          --    (2,882,223)         --
    Issuance of stock bonus.............          --        25,000          --
    Depreciation and amortization.......      930,293      769,685      505,443
    Provision for bad debts.............      479,208      842,628      953,397
    Write-off of fixed assets...........          --       305,008          --
    Changes in assets and liabilities
     which provided (used cash):
      Accounts receivable...............   (2,093,041)    (218,822)  (1,563,504)
      Prepaid expenses and other........      (30,134)     (20,822)     (47,654)
      Other assets......................       24,332      (27,501)     330,731
      Deferred revenue..................     (255,569)      79,274      292,517
      Accounts payable and accrued
       expenses.........................    2,153,891    1,209,863    2,062,980
      State & Federal Taxes payable.....      488,360      (72,977)     165,372
                                          -----------  -----------  -----------
  Net cash provided by (used in)            1,785,965     (268,610)   1,453,206
   operating activities.................  -----------  -----------  -----------
INVESTING ACTIVITIES:
  Purchase of property and equipment....     (864,304)    (695,469)  (1,679,252)
  Investment in internet service              (40,000)         --           --
   provider.............................  -----------  -----------  -----------
  Net cash used in investing activities.     (904,304)    (695,469)  (1,679,252)
                                          -----------  -----------  -----------
FINANCING ACTIVITIES:
  Proceeds from stock option exercises..       50,000      153,870        5,125
  Increase in notes payable net.........       21,696    1,175,164      127,166
  Repayment of capital lease
   obligations..........................     (152,005)    (134,453)         --
  Preferred stock dividend..............      (27,000)     (67,255)    (120,000)
  Payment of loan acquisition costs.....           --     (110,986)          --
                                          -----------  -----------  -----------
  Net cash (used in) provided by
   financing activities.................     (107,309)   1,016,340       12,291
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................      774,352       52,261     (213,755)
Beginning cash and cash equivalents.....      680,834      628,573      842,328
                                          -----------  -----------  -----------
Ending cash and cash equivalents........  $ 1,455,186  $   680,834  $   628,573
                                          ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements

                        US WATS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BACKGROUND

  US WATS, Inc. and subsidiaries ("USW") are switch-based interexchange carriers providing long distance telephone communications services primarily to small and medium-size business customers. USW also provides inbound-800 long distance services, as well as other telecommunications services such as travel cards (calling cards), cellular, paging, dedicated access, data services, pre-paid calling cards (debit cards), international callback, and carrier termination services. USW uses its own switches and facilities to originate, transport and terminate calls for customers generally located in the Mid-Atlantic region and California (on-net areas). For calls originating or terminating outside USW's own network (off-net area), USW utilizes the services provided by other long distance companies. Substantially all of USW's revenues are earned from its customers located on the East Coast.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of US WATS, Inc. and its three wholly-owned subsidiaries, USW Corporation, USW Enterprises, Inc., and Carriers Group, Inc. after elimination of all inter-company accounts, transactions and profits. USW's investment in an internet service provider is accounted for under the Cost Method.

 Revenue Recognition

  USW recognizes revenue based upon the customer's usage of services. USW bills its customers for service on a monthly basis.

 Cash and Cash Equivalents

  USW considers cash in bank and repurchase agreements with a maturity of three months or less when purchased as cash and cash equivalents.

  At certain times during the year, USW has balances in its operating accounts that in the aggregate exceed the $100,000 Federal Deposit Insurance Corporation insurance limit.

 Allowance for Doubtful Accounts

  Write-offs of accounts receivable for 1996 and 1995 were approximately $213,000 and $1,052,000, respectively.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is calculated for financial reporting purposes using the straight line method over the estimated useful lives of the assets:

        Telecommunications equipment.................................... 7 years
        Furniture fixtures and other.................................... 5 years

  Depreciation and amortization expense of property, plant and equipment for 1996, 1995, and 1994, was $930,293, $1,030,462, and $504,879, respectively.
Included in depreciation expense for 1995 was approximately $305,008 resulting from the recognized obsolescence of telecommunications equipment.

 Deferred Revenue

  Deferred revenue consists primarily of prepayments of Debit Card and International Call Back services. Deferred revenue is recognized as income based on monthly usage.

                        US WATS, INC. AND SUBSIDIARIES

 Deferred Financing Costs

  Loan origination costs are amortized by the straight-line method over the term of the related loan, and are included in other assets.

 Accounts Payable

  Accounts payable includes the cost of access charges due local telephone companies and long distance transport purchased from long distance carriers.

 Marketing

  All costs related to marketing and advertising USW's products and services are expended in the period incurred.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Earnings (Loss) Per Common Share

  Earnings (loss) per common share is based upon the weighted average number of common shares outstanding in 1996, 1995 and 1994. The assumed exercise and/or conversion of preferred stock, options or warrants has not been included in the calculation of earnings (loss) per share for 1996, 1995 or 1994 since the effect is anti-dilative or not significant.

 Fair Value of Financial Instruments

  The fair value of USW's financial instruments such as accounts receivable, accounts payable, and note payable approximate their carrying amounts.

 Carrying Value of Long-Term Assets

  USW evaluates the carrying value of long-term assets, including property, plant and equipment, and other intangibles, based upon current and anticipated undiscounted cash flows, and recognizes an impairment when it is probable that such estimated cash flows will be less than the carrying value of the asset. Management of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

 Reclassification of Accounts

  Certain reclassifications have been made to conform prior years' balances to the current year presentation.

3. NOTE PAYABLE

  On May 11, 1995, USW entered into a Loan and Security Agreement with Century Business Credit Corporation for a revolving credit facility of $2,000,000. The loan is for a period of two years, and is automatically renewable for two successive years. Interest on the loan is calculated at prime plus 3 3/4% (effective rate is 12% at December 31, 1996) and a minimum loan value of $750,000 must be maintained. The loan is collateralized by accounts receivable and fixed and intangible assets of USW.

  At December 31, 1996, USW was not in compliance with certain loan covenants pertaining to the acquisition of property and equipment, and Board of Director membership by specific individuals who are no longer employed by USW. USW received a waiver or amended the Loan and Security Agreement to correct such non-compliance.

                        US WATS, INC. AND SUBSIDIARIES

4. OBLIGATIONS UNDER CAPITAL LEASES

  Property under capital leases is recorded at the lesser of the present value of the minimum lease payments or its fair value at inception. USW leases various equipment under three-to-five-year noncancellable leases which expire at various dates through 2000.

  The leases carry interest rates ranging from approximately 12.9% to approximately 13.9% and are collateralized by the equipment purchased. The future minimum lease payments for the next five years and related lease obligation balances as of December 31, 1996 and 1995 follow:

        1997........................................................... $277,639
        1998...........................................................  272,843
        1999...........................................................  190,483
        2000...........................................................  137,350
                                                                        --------
        TOTAL.......................................................... $878,315
                                                                        ========

                                                                 1996     1995
                                                               -------- --------
     Aggregate capital lease obligation as of the year ended
      December 31............................................. $878,315 $987,397
     Less--amounts representing interest......................  174,619  255,696
                                                               -------- --------
     Present value of net minimum payments under capital
      leases..................................................  703,696  731,701
     Less--current portion of capital lease obligations.......  194,472  130,664
                                                               -------- --------
       Capital lease obligations, net of current portion...... $509,224 $601,037
                                                               ======== ========

  The following is an analysis of property under capital leases:

                                                             1996       1995
                                                          ---------- ----------
     Telecommunications Equipment........................ $1,028,660 $1,114,260
     Office Equipment....................................     57,300     57,300
                                                          ---------- ----------
       TOTAL.............................................  1,085,960  1,171,560
     Less Accumulated Amortization.......................    224,340    119,829
                                                          ---------- ----------
       Net Assets Under Capital Lease.................... $  861,620 $1,051,731
                                                          ========== ==========

  Amortization of assets under capital leases charged to operations and included in depreciation expense was $149,523, $102,574, and $17,255 in 1996, 1995, and 1994 respectively.

5. INCOME TAXES

  The net deferred tax asset at December 31, includes the following:

                                                             1996       1995
                                                           ---------  ---------
     Deferred Tax Asset................................... $ 953,000  $ 942,000
     Deferred Tax Liability...............................  (322,000)  (301,000)
     Valuation Allowance for Deferred Tax Asset...........  (631,000)  (641,000)
                                                           ---------  ---------
                                                           $     --   $     --
                                                           =========  =========

                        US WATS, INC. AND SUBSIDIARIES

  The utilization of the deferred tax assets depends on USW's estimate of its ability to earn taxable income in the future. Although estimates are subject to change, management was not able to determine their utilization of the deferred tax asset. Accordingly, a valuation allowance has been provided for the entire deferred tax asset. The tax effect of major temporary differences that gave rise to USW's deferred tax assets and liabilities at December 31, are as follows:

                                                             1996       1995
                                                           ---------  ---------
     Net Operating Loss................................... $ 609,000  $ 784,000
     Allowance for Doubtful Accounts......................   344,000    158,000
     Depreciation.........................................  (322,000)  (301,000)
                                                           ---------  ---------
     Net Deferred Tax Asset............................... $ 631,000  $ 641,000
                                                           =========  =========

  The provision for income tax expense (benefit) for the years ended December 31, consisted of the following amounts:

                                                           1996  1995   1994
                                                          ------ ---- --------
     Current tax expense (benefit)
       Federal........................................... $7,000 $--  $(14,300)
       State.............................................    --   --       --
                                                          ------ ---- --------
                                                           7,000  --   (14,300)
     Deferred tax expense
       Federal...........................................    --   --       --
       State.............................................    --   --       --
                                                          ------ ---- --------
                                                          $7,000 $--  $(14,300)
                                                          ====== ==== ========

  Total income tax expense (benefit) amounted to $7,000 in 1996, $0 in 1995, and $(14,300) in 1994, (effective tax rates of 8.1%, 0%, and (1.1)%, respectively), compared to income tax expense (benefit) of $29,500, $(94,000), and $(427,500), computed by applying the statutory rate of 34% to income
(loss) before income tax (benefit). These differences are accounted for as follows:

                                       % OF              % OF               % OF
                              1996    PRETAX    1995    PRETAX    1994     PRETAX
                             AMOUNT   INCOME   AMOUNT   INCOME   AMOUNT    INCOME
                            --------  ------  --------  ------  ---------  ------
Computed "expected" income
 tax expense (benefit)..... $ 29,500   34.0   $(94,000) (34.0)  $(427,500) (34.0)
State income tax expense,
 net of Federal income tax
 benefit...................      --     --         --     --          --     --
Utilization of NOL.........      --     --         --     --      (14,300)  (1.1)
Valuation allowance........  (30,500) (35.1)    80,000   28.9     427,500   34.0
Other......................    8,000    9.2     14,000    5.1         --     --
                            --------  -----   --------  -----   ---------  -----
Actual income tax expense
 (benefit)................. $  7,000    8.1   $    --     --    $ (14,300)  (1.1)
                            ========  =====   ========  =====   =========  =====

  USW has available approximately $ 1,497,000 and $952,000 of tax carry forwards which may be used against future Federal taxable income and alternative taxable income respectively. These carry forwards expire in 2010.

                        US WATS, INC. AND SUBSIDIARIES

6. COMMITMENTS AND CONTINGENCIES

  USW has a long term contract for the purchase of 1+, 800, and Private lines services over a 36 month period. The contract provides for a minimum monthly commitment of $250,000 and an aggregate commitment of $9,000,000 over the contract life. USW has met its monthly commitments through December 1996.

  USW leases certain offices and equipment. Future annual minimum leases payments under the significant agreements are as follows for the years ended December 31:

        1997......................................................... $  370,345
        1998.........................................................    322,705
        1999.........................................................    151,280
        2000.........................................................    140,514
        2001.........................................................     62,019
        thereafter...................................................     62,019
                                                                      ----------
        TOTAL........................................................ $1,108,882
                                                                      ==========

  Rent expense incurred for operating leases was approximately $ 422,896, $351,300, and $367,600, in 1996, 1995, and 1994, respectively.

  USW has entered into employment agreements with each of its five Executive Officers. With respect to the officers agreements, the total minimum commitment level over the next three years is approximately $2,499,000.

  USW entered into a consulting contract with its former Chairman for consulting services to be rendered over the next six year period. The total minimum aggregate commitment level of the contract is approximately $750,000.

  USW is party, in the ordinary course of business, to litigation involving services rendered, contract claims and other miscellaneous causes of action arising from its business. Management does not consider that any such matters will materially effect USW's financial statements will not be materially affected by such proceedings. See Also Note 13 Subsequent Events.

7. PENSION PLANS

  USW sponsors a 401(K) Pension and Profit Sharing Plan for all employees. USW has elected not to match any employee contributions or make any profit sharing contributions to the plan.

8. PREFERRED STOCK

REDEEMABLE PREFERRED:

  USW has outstanding cumulative, convertible, redeemable preferred stock which is convertible at the option of respective shareholders thereof, into ten (10) common shares at a conversion price of one dollar ($1.00) each.

  At any time after September 1, 1996, USW, at the option of its Board of Directors, may redeem part or all of the preferred shares outstanding at $11.00 each plus unpaid and accumulated dividends. The maximum aggregate redemption value at December 31, 1996 is $330,000. The preferred stock is mandatorily redeemable in cash on January 2, 2049 at $11.00 per share. Dividends on the preferred stock are payable in cash only at a rate of 9% per annum on December 1, March 1, June 1, and September 1.

PREFERRED STOCK:

  In July 1994, the shareholders approved an amendment to USW's Certificate of Incorporation to authorize 850,000 shares of par value $.01 per share preferred stock, no shares were issued as of December 31, 1996.

                        US WATS, INC. AND SUBSIDIARIES

9. STOCK OPTIONS AND WARRANTS

  Subsequent to the initial filing of these financial statements for the year ended December 31, 1996, Management determined that certain options had been excluded from the original information below. The information below has been updated to reflect the changes in such option activity. Under USW's stock option plans, options may be granted to officers and employees of USW and its subsidiaries. No option may be granted for a term in excess of ten years from the date of grant. As of December 31, 1996, 2,414,040 of the outstanding stock options were exercisable under the plans. The exercise prices of the outstanding options represented the fair market value at dates of grant.

  A summary of USW's stock option plans activity for common shares for the three years ended December 31, 1996 follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                       NUMBER OF SHARES  PRICE
                                                       ---------------- --------
     Outstanding 1/1/94...............................     2,037,300     $1.125
       Granted........................................     2,254,700     $1.53
       Exercised......................................        (4,100)    $1.25
       Terminated.....................................    (1,179,600)    $1.25
                                                          ----------     ------
     Outstanding 12/31/94.............................     3,108,300     $1.37
       Granted........................................     2,282,500     $1.17
       Exercised......................................      (111,000)    $1.48
       Terminated.....................................    (1,028,800)    $1.66
                                                          ----------     ------
     Outstanding 12/31/95.............................     4,251,000     $1.19
       Granted........................................     2,045,000     $1.52
       Exercised......................................       (50,000)    $1.00
       Terminated.....................................    (1,770,000)    $ .97
                                                          ----------     ------
     Outstanding 12/31/96.............................     4,476,000     $1.43
                                                          ----------     ------

  Subsequent to year end, the Company has terminated 800,000 outstanding options with members of management at prices ranging from $1.50 to $3.00. In 1997, USW has issued an additional 1,500,000 options to members of management exercisable at prices ranging from $1.25 to $1.30.

  USW accounts for its stock option plans in accordance with Accounting Principles Board Opinion No. 25, under which compensation cost is recognized based on the difference, it any, between the fair value of USW's stock at the time of option grant and the amount the employee must pay to acquire the stock. USW's options have been issued at fair market value at the time of grant. Had compensation cost for the incentive and nonqualified options had been determined consistent with Statement of Financial Accounting Standards No. 123, Accounting for Stock--Based Compensation (SFAS 123), USW's pro forma net loss and the net loss per share for the years ended December 31 are as follows:

                                                          1996        1995
                                                        ---------  -----------
     Reported Net Income (Loss)........................ $  61,625  $  (344,978)
     Proforma Net Loss................................. $(288,493) $(1,560,848)
     Reported Net Income (Loss) Per Share.............. $     --   $     (0.02)
     Proforma Net Loss Per Share....................... $   (0.02) $     (0.10)

  In accordance with the requirements of SFAS 123, this method of accounting has not been applied to options granted prior to the fiscal year beginning January 1, 1995. The resulting pro forma compensation cost may not be representative of that to be expected in future years.

                        US WATS, INC. AND SUBSIDIARIES

  The weighted average fair value of options granted during fiscal 1996 and 1995 was $.55 and $.97, respectively. The fair values of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1995; risk-free interest rates of 6.5%, expected dividend yields of 0%, expected lives of three years from the date of grant, and expected price volatility ranging from 69% to 200% for the options granted in 1995 and 1996.

  On May 11, 1995, USW agreed to issue to each of two directors/officer of USW 600,000 Warrants to purchase Common Stock, in consideration for limited personal guarantees to be provided in connection with the revolving credit facility. Each Warrant entitles the holder to purchase one share of Common Stock of USW at a price of $1.0625 per share until May 11, 2000.

10. CASH FLOW INFORMATION

 Supplemental Disclosure of Cash Flow Information

  USW made cash payments for interest of $272,978, $87,189, and $0 for the years ended December 31, 1996, 1995, and 1994 respectively. USW made cash payments for income taxes of $0, $75,000, and $56,640 for the years ended December 31, 1996, 1995 and 1994 respectively.

 Supplemental Disclosure of Non-Cash Financing Activities

  Redeemable Preferred Stock in the amounts of $1,000,000 and $200,00 was converted into Common Stock in the years ended December 31, 1995 and 1994, respectively.

 Non-Cash Transactions

  During the years ended December 31, 1996 and 1995, USW acquired approximately $124,000 and $939,000, respectively of telephone communications and other equipment with capital leases. The lease agreements were financed over three and five year periods.

11. LITIGATION SETTLEMENTS

  During 1995, USW's dispute with Colonial Penn Group, Inc. and Colonial Penn Insurance Company (collectively "CPG") was favorably resolved, resulting in the reversal of an accounts payable in the amount of approximately $2,880,000. However, this benefit was substantially offset by the cost of unsuccessfully litigating the resultant AT&T case on the basis of anti-trust. The costs of litigation with AT&T incurred during 1995 approximated $850,000. These costs do not include the additional expense of approximately $305,000 of related expenses pertaining to the write-down of certain AT&T signal conversion equipment and accounts receivable written-off, which were attributable to AT&T services provided by USW. In addition, AT&T was awarded a counter claim in the litigation in the amount of $669,000, pertaining to services utilized in prior years. As a result of settlement of these matters USW recognized a net favorable impact of approximately $1,056,000 in 1995.

12. RELATED PARTY TRANSACTIONS (UNAUDITED)

 Indemnification Arrangements

  USW is a party to indemnification agreements with two of its directors, Aaron R. Brown and Stephen J. Parker, dated August 1990. In addition, USW has entered into an indemnification agreement with Kevin O'Hare, a former executive officer of USW, dated July, 1997. In general, the indemnification agreements obligate USW to indemnify each of Messrs. Brown, Parker and O'Hare against the liabilities and expenses incurred by them in acting as a director or officer of USW to the maximum extent allowed by law. USW, together with Messrs. Parker, Brown and O'Hare, have been sued by USW's former president for various claims asserted by the plaintiff in connection with his termination of employment with USW on December 30, 1996. USW and the

                        US WATS, INC. AND SUBSIDIARIES
individual defendants have selected counsel to defend the action. The Board of Directors of USW has authorized USW to advance the expenses of the individual defendants incurred in defending this action upon the receipt of an undertaking from each of them to repay the amounts so advanced in the event it is determined that they are not entitled to indemnification under applicable law. As of December 31, 1996, no amounts had been advanced by USW under such agreements.

 Sales Agency

  Mr. Goldberg, a director of USW, acts as a sub-agent for USW and is the co-owner of a company that acts as an agent for USW in the sale of USW's products and services. During 1996, USW paid Mr. Goldberg and such company a total of $224,467 in commissions for their services as USW's sales agents.

 Loans

  During the first quarter of 1996, USW borrowed $100,000 from each of Aaron
R. Brown and Stephen J. Parker, directors of USW. During 1996, USW repaid the entire outstanding balance of the loans to Messrs. Brown and Parker with interest.

13. SUBSEQUENT EVENTS (UNAUDITED)

  On June 13, 1997, Mark Scully, the former President and Chief Operating Officer of the Company, filed a complaint against the Company, Kevin O'Hare, Aaron Brown and Stephen Parker in the United States District Court for the Eastern District of Pennsylvania. Mr. Scully asserts various claims in connection with his termination of employment with the Company on December 30, 1996. In particular, he alleges, among other things, breach of contract in connection with the termination of certain stock options, breach of the alleged contract for employment, breach of an asserted duty of good faith and fair dealing, fraudulent and negligent misrepresentation, and civil conspiracy. Mr. Scully alleges damages of at least $1.6 million, plus attorneys' fees, costs and other disbursements and the cost of COBRA payments and interest; $1 million of the alleged damages claimed are punitive. The Company contests the allegations of the complaint and intends to vigorously defend against the action. Management cannot presently predict the outcome of this suit, accordingly no adjustment has been recorded in the Financial Statements.

  The Company was notified in August, 1997 that it had failed to meet the Capital and Surplus requirement for continued listing of its Common Stock on the Nasdaq SmallCap Market as of June 30, 1997. The Company was granted a temporary exemption from the NASD subject to the Company meeting certain conditions. In order to prevent the Company's stock from being delisted, on September 19, 1997, certain members of the Company's Board of Directors exercised outstanding warrants to purchase 62,000 shares of Common Stock for $65,720 in net proceeds to the Company. On November 26, 1997, the Company sold an additional 1,590,000 shares of its Common Stock for $1.50 per share, raising $2,300,000 of net proceeds in a private placement sale to a significant former shareholder.

  On October 28, 1997, the Company entered into an Agreement and Plan of Merger with ACC Corp. and a wholly-owned subsidiary of ACC Corp., pursuant to which ACC Corp. will issue approximately $46 million worth of its Common Stock to holders of US WATS capital stock, and US WATS will become a wholly-owned subsidiary of ACC Corp. The number of shares to be issued to the holders of US WATS capital stock will be calculated using a price of $2.48 per share of US WATS Common Stock, subject to certain adjustments. The merger is subject to the satisfaction of certain conditions, including that the merger be treated as a pooling of interests.

                         US WATS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                  (unaudited)

                                                                  SEPTEMBER 30,
                                                                      1997
                                                                  -------------
ASSETS
Current Assets:
  Cash and cash equivalents......................................  $   730,256
  Accounts receivable, net of allowance for doubtful accounts of
   $768,691......................................................    9,895,850
  Prepaid expenses and other.....................................      159,707
                                                                   -----------
    Total Current Assets.........................................   10,785,813
                                                                   -----------
Property and Equipment:
  Telecommunications equipment...................................    3,871,638
  Equipment......................................................    1,577,875
  Software.......................................................      643,935
  Office furniture and fixtures..................................      155,553
  Leasehold improvements.........................................       36,432
                                                                   -----------
                                                                     6,285,433
  Less accumulated depreciation and amortization.................    3,037,006
                                                                   -----------
    Total Property and Equipment, net............................    3,248,427
                                                                   -----------
Other assets, principally deposits...............................      212,031
                                                                   -----------
                                                                   $14,246,271
                                                                   ===========

   The accompanying notes are an integral part of these financial statements.

                         US WATS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                  (unaudited)

                                                                  SEPTEMBER 30,
                                                                      1997
                                                                  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Note payable..................................................   $ 2,051,201
  Capital lease obligations, current portion....................       268,265
  Accounts payable..............................................     8,230,168
  Accrued commissions...........................................     1,330,563
  Accrued expenses and other....................................       580,157
  State and Federal taxes payable...............................     1,245,540
  Deferred revenue..............................................       103,489
                                                                   -----------
    Total Current Liabilities...................................    13,809,383
                                                                   -----------
Long-Term Liabilities:
  Capital lease obligations, net of current portion.............       448,656
                                                                   -----------
Commitments and Contingencies
Redeemable preferred stock, $.01 par, authorized 150,000 shares;
   30,000 shares issued and outstanding in 1997 and 1996
  Redemption value: $11.00 per share............................       330,000
                                                                   -----------
Common Shareholders' Equity
  Common stock, $.001 par, authorized 30,000,000 shares; issued
   15,989,100 shares............................................        15,989
  Additional paid-in capital....................................     2,684,138
  Deficit.......................................................    (3,041,645)
                                                                   -----------
                                                                      (341,518)
Common stock held in treasury (250,000 shares), at cost.........          (250)
                                                                   -----------
    Total Common Shareholders' Equity...........................      (341,768)
                                                                   -----------
                                                                   $14,246,271
                                                                   ===========

   The accompanying notes are an integral part of these financial statements.

                         US WATS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                               THREE MONTHS ENDED         NINE MONTHS ENDED
                                  SEPTEMBER 30,             SEPTEMBER 30,
                             ------------------------  ------------------------
                                1997         1996         1997         1996
                             -----------  -----------  -----------  -----------
Revenues...................  $13,911,630  $10,222,492  $43,302,987  $28,576,118
Cost of sales..............   10,505,021    7,017,683   31,720,290   18,813,045
                             -----------  -----------  -----------  -----------
Gross profit...............    3,406,609    3,204,809   11,582,697    9,763,073
Selling, general and           4,337,847    3,051,169   12,628,637    9,158,056
 administrative expenses...  -----------  -----------  -----------  -----------
(Loss) income from
 operations................     (931,238)     153,640   (1,045,940)     605,017
Other income (expense)
  Interest income..........       14,642       19,607       52,313       41,444
  Interest expense.........      (91,966)     (76,633)    (251,105)    (201,773)
                             -----------  -----------  -----------  -----------
  Total other income
   (expense)...............      (77,324)     (57,026)    (198,792)    (160,329)
(Loss) income before income
 taxes.....................   (1,008,562)      96,614   (1,244,732)     444,688
Income taxes...............          --           --           --           --
                             -----------  -----------  -----------  -----------
Net (loss) income before
 preferred dividends.......   (1,008,562)      96,614   (1,244,732)     444,688
Preferred dividends earned.        6,750        6,750       20,250       20,250
                             -----------  -----------  -----------  -----------
Net (loss) income available  $(1,015,312) $    89,864  $(1,264,982) $   424,438
 to common shareholders....  ===========  ===========  ===========  ===========
Earnings per common shares
 available to common         $      (.06) $       .01  $      (.08) $       .03
 shareholders..............  ===========  ===========  ===========  ===========
Weighted average number of    15,935,187   15,897,752   15,927,170   15,870,299
shares.....................  ===========  ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                         US WATS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (unaudited)

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         1997         1996
                                                      -----------  -----------
OPERATING ACTIVITIES:
  Net income (loss) before preferred dividends....... $(1,244,732) $   444,688
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities...
    Depreciation and amortization....................     756,386      679,226
    Provision for bad debts..........................     555,015      367,614
    Changes in assets and liabilities which provided
     (used) cash:
      Accounts receivable............................  (3,952,965)  (2,167,680)
      Prepaid expenses and other.....................     (22,382)     (26,376)
      Other assets...................................      89,700       (1,862)
      Deferred revenue...............................       3,266           --
      Accounts payable and accrued expenses..........   2,291,016      824,263
      State and Federal Taxes payable................     282,168      235,737
                                                      -----------  -----------
  Net cash provided by (used in) operating             (1,242,528)     355,610
   activities........................................ -----------  -----------
INVESTING ACTIVITIES:
  Purchase of property and equipment.................    (379,852)    (338,115)
                                                      -----------  -----------
  Net cash provided by (used in) investing
   activities........................................    (379,852)    (338,115)
                                                      -----------  -----------
FINANCING ACTIVITIES:
  Proceeds from stock option exercises...............      90,875       50,000
  Increase (decrease) in notes payable net...........     854,343      521,397
  Repayment of capital lease obligations.............      13,225     (116,100)
  Preferred stock dividend...........................     (20,250)     (20,250)
  Advance from officers..............................          --      196,824
  Payment of lease acquisition costs.................     (40,743)          --
                                                      -----------  -----------
  Net cash provided by (used in) financing                897,450      631,871
   activities........................................ -----------  -----------
Net increase (decrease) in cash......................    (724,930)     649,366
Beginning cash and cash equivalents..................   1,455,186      680,834
                                                      -----------  -----------
Ending cash and cash equivalents..................... $   730,256  $ 1,330,200
                                                      ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                        US WATS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND

  US WATS, Inc. and subsidiaries ("USW") are switch-based interexchange carriers providing long distance telephone communications services primarily to small and medium-size business customers. USW also provides inbound-800 long distance services, as well as other telecommunications services such as travel cards (calling cards), cellular, paging, internet service, dedicated access, data services, prepaid calling cards (debit cards), International Callback and carrier termination services. USW uses its own switches and facilities to originate, transport and terminate calls for customers located in the Mid-Atlantic region as well as all of California with the exception for select Independent Telephone Company territories. Approximately 85% of the calls billed by USW each month are processed through USW's own switches. For calls originating or terminating outside USW's own network (off-net area), USW utilizes the services provided by other long distance companies.

  USW's revenues are derived primarily from the transport of outgoing and incoming calls which are billed by USW to end-users at specified rates. Transport costs of these calls are billed to USW from other carriers at contractual rates. These carriers supply USW with call detail information which enables USW to bill its customers depending upon USW's individual rates. The combination of the efficiency of USW's network and facilities, and the purchase of long distance services in bulk from other carriers allow USW to offer competitive rates to small and medium-sized businesses.

  USW differentiates itself from a price-only sales approach by offering various value-added services for its customers, provided by its customized proprietary software. USW's outbound long distance services, inbound 800 services, cellular services, as well as paging and internet services are provided on one combined bill which includes various management reports. USW believes its consultative approach to meeting its customers' needs distinguishes it from its larger competitors. All of USW's customer support functions, such as customer service, credit and collections, and administrative services are centrally located at USW's offices at 111 Presidential Boulevard, Suite 114, Bala Cynwyd, Pennsylvania 19004. USW's telephone number at that location is (610) 660-0100.

  The accompanying unaudited interim consolidated financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and in the opinion of management, include all adjustments necessary for a fair presentation of such financial statements. Such adjustments consist only of normal recurring items. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. Where appropriate, certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. The results of operations for nine months ended September 30, 1997 are not necessarily indicative of results to be expected for the full year.

  The accompanying unaudited interim consolidated financial statements and related notes should be read in conjunction with the financial statements and related notes included in USW's Form 10-K and Form 10-K/A for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of US WATS, Inc. and its three wholly-owned subsidiaries, USW Corporation, USW Enterprises, Inc., and Carriers Group Inc., after elimination of all inter-company accounts, transactions and profits. USW's investment in an internet service provider is accounted for under the cost method.

                        US WATS, INC. AND SUBSIDIARIES

 Revenue Recognition

  USW recognizes revenue based upon the customer's usage of services. USW primarily bills its customers for service on a monthly basis, however, in some instances, it bills certain customers on a more frequent basis.

 Cash and Cash Equivalents

  USW considers cash in its bank and repurchase agreements with a maturity of three months or less when purchased as cash and cash equivalents.

  At certain times during the year, USW has balances in its operating accounts that in the aggregate exceed the $100,000 Federal Deposit Insurance Corporation insurance limit.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is calculated for financial reporting purposes using the straight line method over the estimated useful lives of the assets:

        Telecommunications equipment.................................... 7 years
        Furniture fixtures and other.................................... 5 years

 Deferred Revenue

  Deferred revenue consists primarily of prepayments of Debit Card and International Call Back services. Deferred revenue is recognized as income based on monthly usage.

 Deferred Financing Costs

  Loan origination costs are amortized by the straight-line method over the term of the related loan, and are included in other assets.

 Accounts Payable

  Accounts payable includes the cost of access charges due local telephone companies and long distance transport purchased from long distance carriers.

 Marketing

  All costs related to marketing and advertising USW's products and services are expensed in the period incurred.

 Use of Estimates

  The preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Earnings Per Common Share

  Earnings (loss) per common share is based upon the weighted average number of common shares outstanding for the three months and nine months ended September 30, 1997 and September 30, 1996. The assumed exercise and/or conversion of preferred stock, options or warrants has not been included in the calculation of earnings (loss) per share for the three months and nine months ended September 30, 1997 and September 30, 1996, since the effect is anti-dilative or not significant.

 Fair Value of Financial Instruments

  The fair value of USW's financial instruments such as accounts receivable, accounts payable, and note payable approximate their carrying amounts.

                        US WATS, INC. AND SUBSIDIARIES

 Carrying Value of Long-Term Assets

  USW evaluates the carrying value of long-term assets, including property, plant and equipment, and other intangibles, based upon current and anticipated undiscounted cash flows, and recognizes an impairment when it is probable that such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

 New Accounting Pronouncements

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share. This Statement will be effective for financial reporting purposes, for both interim and year-end financial statements ending after December 15, 1997. Management has not yet determined what impact, if any, application of this statement will have on USW's financial statements.

  The Financial Accounting Standards Board has issued SFAS No. 130. "Reporting Comprehensive Income," which will result in disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. USW is not required to adopt this standard until fiscal 1998. At this time, USW has not determined the impact this standard will have on USW's financial statements.

  The Financial Accounting Standards Board has issued SFAS No. 131. "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. USW is not required to adopt this standard until 1998. At this time, USW has not determined the impact this standard will have on USW's financial statements.

 Reclassification of Accounts

  Certain reclassifications have been made to conform prior years' balances to the current year presentation.

3. NOTE PAYABLE

  On May 11, 1995, USW entered into a Loan and Security Agreement with Century Business Credit Corporation for a revolving credit facility of $2,000,000. The loan was established for an initial period of two years, and was automatically renewed for two successive years on March 11, 1997. Interest on the loan is currently calculated at prime plus 3 1/4% with a minimum loan value of $750,000. The loan is collateralized by accounts receivable and fixed and intangible assets of USW. As of September 30, 1997, USW's outstanding line of credit with Century Business Credit Corporation exceeds the facility's defined limit. However, USW is currently in the process of negotiating a higher line of credit.

4. LITIGATION

  USW is party, in the ordinary course of business, to litigation involving services rendered, contract claims and other miscellaneous causes of action arising from its business. Management does not consider that any such matters will materially effect USW's financial condition or results of operations.

  On June 13, 1997, Mark Scully, the former President and Chief Operating Officer of USW, filed a complaint against USW, Kevin O'Hare, Aaron Brown and Stephen Parker in the United States District Court for the Eastern District of Pennsylvania. Mr. Scully asserts various claims in connection with his termination of employment with USW on December 30, 1996. In particular, he alleges, among other things, breach of contract in connection

                        US WATS, INC. AND SUBSIDIARIES
with the termination of certain stock options, breach of the alleged contract for employment, breach of an asserted duty of good faith and fair dealing, fraudulent and negligent misrepresentation, and civil conspiracy. Mr. Scully alleges damages of at least $1.6 million, plus attorneys' fees, costs and other disbursements and the cost of COBRA payments and interest; $1 million of the alleged damages claimed are punitive. USW contests the allegations of the complaint and intends to vigorously defend against the action.

5. CHANGES IN MANAGEMENT

  Effective September 30, 1997, Kevin O'Hare, President and Chief Executive Officer, terminated his employment with USW. Mr. O'Hare was immediately replaced by Stephen Parker as President and Chief Executive Officer. Upon termination Mr. O'Hare received severance pay of approximately $67,000, which is included in Accrued expenses and other as of September 30, 1997, and 100,000 stock options at $1.03125 per share. Mr. O'Hare originally had a three year employment agreement effective December 16, 1996 including an additional 500,000 stock options at $1.03125 per share and 500,000 stock options at $1.30 per share. These additional stock options were relinquished as of September 30, 1997.

  In October 1997, Mark Mendes, Chief Operating Officer, and Christopher Shannon, Chief Financial Officer terminated their employment with USW. Mr. Mendes and Mr. Shannon each had a three year employment agreement--their termination agreements entitled them to receive severance pay in the amount of $54,000 and $52,000 respectively, which was accrued for in October 1997. Also upon termination, Mr. Mendes received 56,667 stock options at $1.25 per share and Mr. Shannon received 56,667 stock options at $1.219 per share. At termination, each relinquished 293,333 stock options at the same price.

6. SUBSEQUENT EVENTS

  On October 28, 1997, USW entered into an Agreement and Plan of Merger with ACC Corp. and a wholly-owned subsidiary of ACC Corp., pursuant to which ACC Corp. will issue approximately $46 million worth of its Common Stock to holders of US WATS capital stock, and US WATS will become a wholly-owned subsidiary of ACC Corp. The number of shares to be issued to the holders of US WATS capital stock will be calculated using a price of $2.48 per share of US WATS Common Stock, subject to certain adjustments. The merger is subject to the satisfaction of certain conditions, including that the merger be treated as a pooling of interests. See footnote #5, regarding subsequent events related to Changes in Management.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                   ACC CORP.,

                          ACC ACQUISITION-BLUE CORP.,

                                      AND

                                 US WATS, INC.

                          DATED AS OF OCTOBER 28, 1997

                               TABLE OF CONTENTS

 ARTICLE I DEFINITIONS.....................................................    1
 ARTICLE II THE MERGER.....................................................    8
    Section 2.1  The Merger...............................................     8
    Section 2.2  Closing; Effective Time of the Merger....................     8
    Section 2.3  Effects of Merger; Certificate of Incorporation and By-
                  Laws....................................................     8
    Section 2.4  Directors and Officers...................................     9
    Section 2.5  Additional Actions.......................................     9
 ARTICLE III CONVERSION OF SECURITIES......................................   10
    Section 3.1  Conversion of Capital Stock..............................    10
    Section 3.2  Exchange of Certificates.................................    15
 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF USW..........................   18
                 Organization, Standing and Power; Qualification; Enti-
    Section 4.1   ties....................................................    18
                 Organization, Standing and Power and Qualification of the
    Section 4.2   USW Entities............................................    18
    Section 4.3  USW Capital Structure....................................    19
                 Power and Authority; Non-Contravention; Filings and Con-
    Section 4.4   sents...................................................    20
    Section 4.5  USW SEC Documents; Financial Information.................    21
    Section 4.6  Related Party Transactions...............................    22
    Section 4.7  Accounts Receivable......................................    22
    Section 4.8  Absence of Certain Changes or Events.....................    22
    Section 4.9  Taxes....................................................    24
    Section 4.10 Tangible Assets and Real Property........................    26
    Section 4.11 Intellectual Property....................................    27
    Section 4.12 Contracts................................................    28
    Section 4.13 Labor Matters............................................    29
    Section 4.14 Environmental Matters....................................    30
    Section 4.15 Employee Benefit Plans...................................    30
    Section 4.16 Compliance with Laws.....................................    32
    Section 4.17 Litigation...............................................    33
    Section 4.18 Indemnification Claims...................................    33
    Section 4.19 Restrictions on Business Activities......................    33
    Section 4.20 Governmental Authorization...............................    33
    Section 4.21 Insurance................................................    34
    Section 4.22 Payments Resulting from Mergers..........................    34
    Section 4.23 Pooling of Interests.....................................    34
    Section 4.24 Power of Attorney........................................    34
    Section 4.25 Certain Documents........................................    34
    Section 4.26 Vote Required............................................    35
 ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACC AND SUB...................   35
    Section 5.1  Organization.............................................    35
    Section 5.2  ACC Capital Structure....................................    35
                 Power and Authority; Non-Contravention; Required Filings
    Section 5.3   and Consents............................................    36
    Section 5.4  SEC Filings; Financial Statements........................    37
    Section 5.5  Absence of Undisclosed Liabilities.......................    38
    Section 5.6  Absence of Certain Changes or Events.....................    38
    Section 5.7  Interim Operations of Sub................................    38
    Section 5.8  Pooling of Interests.....................................    38
    Section 5.9  Litigation...............................................    38

 ARTICLE VI CONDUCT OF BUSINESS............................................  39
    Section 6.1  Covenants of USW.........................................    39
    Section 6.2  Cooperation..............................................    42
 ARTICLE VII ADDITIONAL AGREEMENTS.........................................   42
    Section 7.1  No Solicitation..........................................    42
    Section 7.2  Registration Statement; Information Statement............    43
    Section 7.3  Governmental Filings.....................................    44
    Section 7.4  Consents.................................................    44
    Section 7.5  Access to Information....................................    44
    Section 7.6  Legal Conditions to Merger...............................    45
    Section 7.7  Tax-Free Reorganization..................................    45
    Section 7.8  Pooling Accounting.......................................    45
    Section 7.9  Affiliate Agreements.....................................    46
    Section 7.10 Stock Options............................................    46
    Section 7.11 Registration.............................................    47
    Section 7.12 Expenses.................................................    47
    Section 7.13 Brokers or Finders.......................................    47
    Section 7.14 Voting Agreements........................................    47
    Section 7.15 Indemnification and Insurance............................    48
    Section 7.16 Additional Agreements; Reasonable Efforts................    48
    Section 7.17 Notification of Certain Matters..........................    48
    Section 7.18 Meeting of USW Shareholders..............................    48
    Section 7.19 Confidentiality..........................................    49
    Section 7.20 Public Disclosures.......................................    49
    Section 7.21 Resignation of Directors and Officers....................    49
    Section 7.22 Cooperation..............................................    49
    Section 7.23 Noncompete and Nonsolicitation Agreement.................    50
    Section 7.24 SEC and Stockholder Filings..............................    50
    Section 7.25 Takeover Statutes........................................    50
    Section 7.26 Nasdaq Notice of Listing of Additional Shares............    50
    Section 7.27 Filing of Financial Results..............................    50
 ARTICLE VIII CONDITIONS TO MERGER.........................................   51
                 Conditions to Each Party's Obligation to Effect the Merg-
    Section 8.1   er......................................................    51
    Section 8.2  Additional Conditions to Obligations of ACC and Sub......    52
    Section 8.3  Additional Conditions to Obligations of USW..............    54
 ARTICLE IX TERMINATION AND AMENDMENT......................................   54
    Section 9.1  Termination..............................................    54
    Section 9.2  Effect of Termination....................................    55
    Section 9.3  Amendment................................................    55
    Section 9.4  Extension; Waiver........................................    56
 ARTICLE X CONFIDENTIALITY AND NON-DISCLOSURE..............................   56
    Section 10.1 Evaluation Material......................................    56
    Section 10.2 Use of Evaluation Material...............................    56
    Section 10.3 Mandatory Disclosure.....................................    57
    Section 10.4 Return of Evaluation Material............................    57
    Section 10.5 Injunctive Relief........................................    57

 ARTICLE XI GENERAL PROVISIONS.............................................  58
    Section 11.1  Notices.................................................   58
    Section 11.2  Interpretation..........................................   59
    Section 11.3  Schedules...............................................   59
    Section 11.4  Severability............................................   60
                  Nonsurvival of Representations, Warranties and Agree-
    Section 11.5   ments..................................................   60
    Section 11.6  Entire Agreement........................................   60
    Section 11.7  Governing Law...........................................   60
    Section 11.8  Assignment..............................................   60
    Section 11.9  Third Party Beneficiary.................................   60
    Section 11.10 No Rule of Construction.................................   61
    Section 11.11 Counterparts............................................   61

 EXHIBITS
 Exhibit A --Form of Pooling Letter
 Exhibit B --Form of Affiliate Agreement
 Exhibit C --Form of Non-Compete/Non-Solicitation Agreement
 Exhibit D --Shareholder Tender Agreement

 SCHEDULES
    Schedule 5.2(a)     --ACC Capital Structure
    Schedule 5.3(b)(ii) --Non-Contravention
    Schedule 5.5        --Undisclosed Liabilities
    Schedule 7.23
    Schedule 8.2(k)     --Disclosure Documents List

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 28, 1997, by and among ACC Corp., a Delaware corporation ("ACC"), ACC Acquisition-Blue Corp., a Delaware corporation and a wholly-owned subsidiary of ACC ("Sub"), and US WATS, Inc., a New York corporation ("USW").

  WHEREAS, the Boards of Directors of ACC, Sub and USW each (i) deem it advisable and in the best interests of each corporation and its respective stockholders and shareholders that ACC and USW combine, and (ii) have approved the execution, delivery and performance of this Agreement, the Merger (as defined in Section 2.1) and the other transactions contemplated by this Agreement, subject to authorization by resolution of the shareholders of USW and to the other terms and conditions set forth in this Agreement;

  WHEREAS, the combination of ACC and USW shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into USW, USW will become a wholly-owned subsidiary of ACC and the USW shareholders will become stockholders of ACC;

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"); and

  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  When used in this Agreement, the following terms shall have the meanings indicated below:

    "ACC" has the meaning set forth in the first paragraph of this Agreement.

    "ACC Balance Sheet" has the meaning given such term in Section 5.4 hereof.

    "ACC Class A Common Stock" has the meaning given such term in Section 3.1(d) hereof.

    "ACC Material Adverse Effect" has the meaning given such term in Section
  5.1 hereof.

    "ACC SEC Reports" has the meaning given such term in Section 5.4( a) hereof.

    "ACC Transaction Documents" has the meaning given such term in Section 5.3(a) hereof.

    "Acquisition Proposal" has the meaning given such term in Section 7.1(a) hereof.

    "Affiliate" means, with respect to any Person, any subsidiary, officer or director of such Person and any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, whether through the ownership of securities, by contract or otherwise.

    "Affiliate Agreement" has the meaning given such term in Section 7.9 hereof.

    "Agreement" has the meaning set forth in the first paragraph of this Agreement.

    "Average Pre-Agreement Trading Price" has the meaning set forth in
  Section 3.1(g) hereof.

    "Average Pre-Closing Trading Price" has the meaning set forth in Section 3.1(g) hereof.

    "Balance Sheet Date" has the meaning set forth in Section 4.5 hereof.

    "Business" means the provision of voice and data telecommunications services as currently conducted by USW and the USW Entities.

    "Certificate" or "Certificates" have the meanings set forth in Section 3.2(b) hereof.

    "Closing" has the meaning set forth in Section 2.2 hereof.

    "Closing Date" has the meaning set forth in Section 2.2 hereof.

    "Code" has the meaning set forth in the recitals hereto.

    "Constituent Corporations" shall have the meaning given such term in
  Section 2.3(a) hereof.

    "Delaware Certificate of Merger" has the meaning set forth in Section 2.2 hereof.

    "Delaware Secretary of State" has the meaning set forth in Section 2.2 hereof.

    "DGCL" has the meaning set forth in Section 2.1 hereof.

    "Disclosing Company" has the meaning set forth in Section 10.1 hereof.

    "Effective Time" has the meaning set forth in Section 2.2 hereof.

    "Environmental Laws" has the meaning set forth in Section 4.14(b) hereof.

    "Environmental Permits" has the meaning set forth in Section 4.14(c) hereof.

    "ERISA" means the Employee Retirement Income Security Act of 1977, as amended.

    "ERISA Affiliate" has the meaning set forth in Section 4.15(c) hereof.

    "Evaluation Material" has the meaning given such term in Section 10.1 hereof.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "Exchange Fund" has the meaning set forth in Section 3.2(a) hereof.

    "GAAP" means United States generally accepted accounting principles consistently applied.

    "Governing Documents" means (i) with respect to a corporation, its articles of incorporation and Bylaws, (ii) with respect to a limited liability company, its articles of organization and operating agreement,
  (iii) with respect to a partnership, its certificate of partnership or limited partnership and its partnership agreement, and (iv) with respect to any other entity, its governing documents, such as certificates or articles of formation, trust or operating agreements and similar documents.

    "Governmental Entity" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, official, organization, authority and any court or other tribunal).

    "Hazardous Material" has the meaning set forth in Section 4.14(a) hereof.

    "HSR Act" has the meaning set forth in Section 4.4(c) hereof.

    "Indemnification Agreements" has the meaning given such term in Section
  4.18 hereof.

    "Information Statement" has the meaning given such term in Section 7.2(a) hereof.

    "Initial USW Common Stock Exchange Ratio" has the meaning given such term in Section 3.1(g) hereof.

    "Licensed Intellectual Property" has the meaning given such term in
  Section 4.11(b) hereof.

    "Liens or Other Encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or other agreement or encumbrance or any other rights of third parties.

    "Merger" has the meaning set forth in Section 2.1 hereof.

    "Merger Consideration" has the meaning given such term in Section 3.1(d) hereof.

    "NASDAQ" means the Nasdaq National Market.

    "New York Certificate of Merger" has the meaning set forth in Section 2.2 hereof.

    "Non-Compete/Non-Solicitation Agreement" has the meaning set forth in
  Section 7.23 hereof.

    "NYBCL" has the meaning set forth in Section 2.1 hereof.

    "Other Filings" has the meaning set forth in Section 7.3 hereof.

    "Person" means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a Governmental Entity or any other entity, wherever located or organized.

    "Receiving Party" has the meaning set forth in Section 10.1 hereof.

    "Registration Statement" has the meaning given such term in Section 7.2(a) hereof.

    "Representatives" has the meaning given such term in Section 10.2.

    "Returns" has the meaning given such term in Section 4.9 hereof.

    "Rule 145" has the meaning given such term in Section 7.9 hereof.

    "SEC" has the meaning set forth in Section 4.4(c) hereof.

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "Shareholder Tender Agreement" has the meaning set forth in Section 7.14 hereof.

    "Sub" has the meaning set forth in the first paragraph of this Agreement.

    "Subsidiary" means, with respect to any entity, any corporation, partnership or limited liability company, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries, or by such entity and one or more of its Subsidiaries.

    "Surviving Corporation" has the meaning given such term in Section 2.3(a) hereof.

    "Takeover Statute" has the meaning set forth in Section 7.25 hereof.

    "Transfer Agent" has the meaning set forth in Section 3.2(a) hereof.

    "USW" has the meaning set forth in the first paragraph of this Agreement.

    "USW Affiliate" has the meaning given such term in Section 7.9 hereof.

    "USW Aggregate Value" has the meaning set forth in Section 3.1(g).

    "USW Authorizations" has the meaning set forth in Section 4.20 hereof.

    "USW Balance Sheet" has the meaning set forth in Section 4.5 of this Agreement.

    "USW Benefit Plans" has the meaning set forth in Section 4.15(a) hereof.

    "USW Capital Stock" has the meaning given such term in Section 3.1(d)(ii) hereof.

    "USW Common Stock" has the meaning given such term in Section 3.1(d)(i) hereof.

    "USW Common Stock Exchange Ratio" has the meaning given such term in
  Section 3.1(g) hereof.

    "USW Components" has the meaning given such term in Section 4.11(e) hereof.

    "USW Convertible Securities" has the meaning given such term in Section 3.1(d) hereof.

    "USW Disclosure Letter" has the meaning given such term in Article IV hereof.

    "USW Entity" or "USW Entities" means any corporation, limited liability company, partnership, limited partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by USW and/or by any one or more of the USW Entities, (ii) of which USW or any one or more of the USW Entities is the general partner or managing member or (iii) which USW or any one or more of the USW Entities otherwise controls.

    "USW Financial Statements" has the meaning given such term in Section 4.5 hereof.

    "USW Fully Diluted Shares" has the meaning given such term in Section
  3.1(g).

    "USW Intellectual Property Rights" has the meaning given such term in
  Section 4.11(a) hereof.

    "USW Material Adverse Effect" has the meaning given such term in Section
  4.1 hereof.

    "USW Per Share Price" has the meaning given such term in Section 3.1(g) hereof.

    "USW Preferred Stock" has the meaning given such term in Section 3.1(d)(ii) hereof.

    "USW Product" has the meaning given such term in Section 4.11(b) hereof.

    "USW SEC Documents" has the meaning given such term in Section 4.5 hereof.

    "USW Shareholder Consents" has the meaning given such term in Section 7.2(a) hereof.

    "USW Shareholders Meeting" has the meaning given such term in Section
  7.18 hereof.

    "USW Stock Options" has the meaning given such term in Section 3.1(e) hereof.

    "USW Transaction Documents" has the meaning given such term in Section 4.4(a) hereof.

    "USW Warrant" has the meaning given such term in Section 3.1(f) hereof.

    "Voting Agreements" has the meaning given such term in Section 7.14 hereof.

                                  ARTICLE II

                                  THE MERGER

  Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the New York Business Corporation Law (the "NYBCL") and the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into USW (the "Merger"). At the Effective Time, as defined in Section 2.2 hereof, the outstanding shares of capital stock of Sub and USW shall be converted or cancelled in the manner provided in Article III of this Agreement; the separate corporate existence of Sub shall cease; and USW shall be the surviving corporation in the Merger and shall become a wholly-owned subsidiary of ACC.

  Section 2.2 Closing; Effective Time of the Merger. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified by ACC and USW, which shall be no later than the third business day after satisfaction (or waiver in accordance with Section 9.4) of all conditions set forth in Article VIII, at the offices of Nixon, Hargrave, Devans & Doyle LLP, Clinton Square, Rochester, New York 14603, unless another date or place is agreed to in writing by ACC and USW. It is the intent of the parties that the Closing occur, and the Merger become effective, on or before January 31, 1998, or as promptly as practicable thereafter. Subject to the provisions of this Agreement, (i) a Certificate of Merger (the "New York Certificate of Merger") shall be duly prepared, executed and acknowledged by Sub and by USW as the Surviving Corporation

(as defined in Section 2.3(a)) and simultaneously with or immediately prior to the Closing delivered to the Secretary of State of the State of New York (the "New York Secretary of State") for filing, and (ii) a Certificate of Merger (the "Delaware Certificate of Merger") shall be duly prepared, executed and acknowledged by USW and Sub and simultaneously with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Delaware (the "Delaware Secretary of State") for filing.

  The Merger shall become effective upon the latest of: (a) the date and time of the filing of the New York Certificate of Merger with the New York Secretary of State, (b) the date and time of the filing of the Delaware Certificate of Merger with the Delaware Secretary of State or (c) such other date and time as is provided in the New York Certificate of Merger (the "Effective Time"). The date on which the Effective Time occurs in herein referred to as the "Closing Date."

  Section 2.3 Effects of Merger; Certificate of Incorporation and By-Laws.

  (a) At the Effective Time: (i) the separate existence of Sub shall cease and Sub shall be merged with and into USW (Sub and USW are sometimes referred to collectively herein as the "Constituent Corporations" and USW is sometimes referred to herein as the "Surviving Corporation"); (ii) the Certificate of Incorporation and Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and in accordance with applicable law.

  (b) The Merger shall have the effects set forth in this Agreement and in the NYBCL and the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

  Section 2.4 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, and shall hold office until their respective successors are duly elected or appointed.

  Section 2.5 Additional Actions. If, at any time after the Effective Time, USW shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in USW its right, title or interest in, to or under any of the rights, properties or assets of Sub or otherwise to carry out this Agreement, the officers and directors of USW shall be authorized to execute and deliver, in the name and on behalf of Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Sub, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in USW as the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE III

                           CONVERSION OF SECURITIES

  Section 3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Corporations or any holder of any shares of USW Capital Stock (as defined in Section 3.1(d)(ii)) or capital stock of Sub:

    (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation. Such one share of common stock of the Surviving Corporation shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by ACC.

    (b) Cancellation of ACC-Owned Stock. All shares of USW Capital Stock that are owned by ACC, Sub or any other wholly-owned subsidiary of ACC shall be cancelled and retired and shall cease to exist and no stock of ACC or other consideration shall be delivered in exchange therefor.

    (c) USW Treasury Stock. Each share of USW Capital Stock held in the treasury of USW or by a wholly owned subsidiary of USW shall be cancelled as of the Effective Time and no Merger Consideration shall be payable with respect thereto.

    (d) USW Capital Stock. The shares of USW Capital Stock which are issued and outstanding at the Effective Time (other than shares to be cancelled in accordance with Section 3.1(b)) shall be converted, in the aggregate, into the right to receive the number of shares of Class A common stock, $.015 par value, of ACC ("ACC Class A Common Stock"), set forth in Section 3.1(g) (the "Merger Consideration"). Subject to the foregoing limitations and any applicable backup or other withholding requirements, each such issued and outstanding share of USW Capital Stock shall be converted into the consideration set forth below:

      (i) Each share of USW Common Stock, par value $.001 per share (the "USW Common Stock"), which is issued and outstanding as of the Effective Time (other than shares to be cancelled in accordance with Section 3.1(b) and other than Dissenting Shares (as defined in Section 3.1(i))) shall be converted into the right to receive a fraction of a fully paid and non-assessable share of ACC Class A Common Stock that is equal to one multiplied by the USW Common Stock Exchange Ratio; and

      (ii) Each share of USW 9% Series Convertible Preferred Stock, par value $.01 per share (the "USW Preferred Stock" and, collectively with the USW Common Stock, "USW Capital Stock"), which is issued and outstanding as of the Effective Time (other than shares to be cancelled in accordance with Section 3.1(b) and other than Dissenting Shares) shall be converted pursuant to its terms into USW Common Stock and immediately thereafter converted into ACC Class A Common Stock as provided in Section 3.1(d)(i) above.

  All such shares of USW Capital Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of ACC Class A Common Stock upon the surrender of such certificate in accordance with Section 3.2, with out interest.

    (e) USW Stock Options. All then outstanding options to acquire Capital Stock of USW, whether vested or unvested ("USW Stock Options") shall be assumed by ACC in accordance with Section 7.10.

    (f) Warrant Conversion. Each warrant to acquire shares of USW Capital Stock (each a "USW Warrant"), which is outstanding at the Effective Time and which has not theretofore been exercised, shall be treated as if such USW Warrant had been exercised immediately prior to the Effective Time, and as if the price for such USW Warrant exercise has been paid by subtracting from the number of shares issuable upon the exercise of such USW Warrant that number of shares of USW Capital Stock that equals in value the aggregate price to be paid for such exercise, as calculated using the USW Per Share Price.

    (g) Merger Consideration. Subject to the provisions of Section 3.1(h), Merger Consideration shall be the USW Common Stock Exchange Ratio times (the number of shares of USW Common Stock outstanding at the Effective Time plus the number of shares of USW Common Stock issuable upon the conversion of all outstanding shares of USW Preferred Stock and the number of shares of USW Common Stock issuable pursuant to Section 3.1(f) hereof) calculated in the following manner and using the following definitions:

      "Average Pre-Agreement Trading Price" means the average of the daily closing prices per share of ACC Class A Common Stock, as quoted by NASDAQ as reported in The Wall Street Journal, Eastern Edition, or if not reported thereby, The New York Times, for the twenty consecutive full NASDAQ trading days ending on the third full NASDAQ trading day immediately preceding the date of this Agreement.

      "Average Pre-Closing Trading Price" means the average of the daily closing prices per share of ACC Class A Common Stock, as quoted by NASDAQ as reported in The Wall Street Journal, Eastern Edition, or if not reported thereby, The New York Times, for the twenty consecutive full NASDAQ trading days ending on the third full NASDAQ trading day immediately preceding the Closing Date.

      "USW Aggregate Value" shall be $46 million + the aggregate exercise price to be paid upon exercise of all outstanding options + the aggregate exercise price of all warrants.

      "USW Fully Diluted Shares" shall equal the number of shares of USW Common Stock outstanding + the number of shares issuable upon the exercise of outstanding options + the number of shares issuable upon the exercise of USW Warrants + the number of shares of USW Common Stock issuable upon conversion of all outstanding shares of USW Preferred Stock.

      "USW Per Share Price" shall equal USW Aggregate Value/USW Fully Diluted Shares.

      (i) The "Initial USW Common Stock Exchange Ratio" shall equal:

      USW Per Share Price

      Divided by

      the Average Pre-Agreement Trading Price.

      (ii) The Initial USW Common Stock Exchange Ratio will be adjusted at Closing (as adjusted, the "USW Common Stock Exchange Ratio") using the following formulae:

              (A) If (x) the positive difference between the Average Pre-Closing Trading Price and the Average Pre-Agreement Trading Price is 10% or less or (y) the negative difference between the Average Pre-Closing Trading Price and the Average Pre-Agreement Trading Price is 15% or less, the USW Common Stock Exchange Ratio shall equal:

              USW Per Share Price

              Divided by

              The Average Pre-Closing Trading Price.

              (B) If the Average Pre-Closing Trading Price represents an increase of 10% or more over the Average Pre-Agreement Trading Price, the USW Common Stock Exchange Ratio shall equal:

              (USW Aggregate Value + ($46 million x 0.5 x (that amount, but no more than 20%, representing the amount by which the percentage difference in stock price exceeds 10%))) /USW Fully Diluted Shares

              Divided by

              The Average Pre-Closing Trading Price.

              (C) If the Average Pre-Closing Trading Price represents a decrease of 15% or more over the Average Pre-Agreement Trading Price, the USW Common Stock Exchange Ratio shall equal:

              USW Per Share Price x 115%

              Divided by

              The Average Pre-Agreement Trading Price.

      (h) Adjustments.

        (i) If between the date of this Agreement and the Effective Time, the outstanding shares of ACC Class A Common Stock or USW Capital Stock shall have been changed into a different number of shares or a different class or series by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise, then the USW Common Stock Exchange Ratio shall be correspondingly adjusted; provided, however, that no adjustment shall be made with respect to a change in USW Capital Stock unless such changes have been made in compliance with the requirements of Section 6.1 or the requirements thereof have been waived by ACC.

        (ii) In addition, except as contemplated by subsection (iii) below, (A) for each liability of USW, that (I) was not reflected on the USW Balance Sheet and was required under GAAP to be reflected on the USW Balance Sheet, (II) was not disclosed on the USW Disclosure Letter or (III) was not incurred in the ordinary course of USW's Business and that is identified by ACC in writing to USW prior to Closing (an "Undisclosed Liability"), to the extent that such Undisclosed Liability exceeds $50,000 and the total of such Undisclosed Liabilities in the aggregate does not exceed $250,000, the USW Aggregate Value shall be adjusted down by the amount of such excess of such items over $50,000. For Undisclosed Liabilities that in the aggregate exceed $250,000, the USW Aggregate Value shall be adjusted down by the amount of such excess; provided, however, that
      (B) for each Undisclosed Liability of USW relating to the matters addressed by Section 4.9 hereof, the USW Aggregate Value shall be adjusted down by the amount of such Undisclosed Liability, without regard to any deductible provided for in subsection (ii)(A) hereof. The adjustments provided for in subsections (ii)(A) and (B) hereof shall not be exclusive but shall be in addition to all other rights and remedies of ACC.

        (iii) In addition to the foregoing, the following adjustments shall apply:

                (A) With respect to the litigation described in paragraph 1 of
              Section 4.17 of the USW Disclosure Letter (the "Litigation") ,
              (I) if such Litigation is settled prior to the Closing for any amount up to and including $1,000,000, the USW Aggregate Value shall be reduced by the amount of such settlement and (II) if such Litigation is not settled prior to the Closing, the USW Aggregate Value shall be reduced by $1,000,000.

                (B) If the default referenced in Section 4.12(c) of the USW
              Disclosure Letter is not cured, if permitted to be cured by the agreement referenced therein, prior to Closing or waived, together with any penalties relating thereto, by the other party to such agreement, then the USW Aggregate Value shall be reduced by $200,000.

                (C) If USW shall settle the litigation brought by it against
              U.S West prior to Closing, such settlement amount, including any attorneys' fees included therein for periods prior to and including October 31, 1997, shall be an offset against the amounts, if any, in subsections (iii)(A) and (B) hereof by which the USW Aggregate Value shall be reduced.

  (i) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of USW Capital Stock held by a holder exercising dissenter's, appraisal or other similar rights

("Dissenter's Rights") with respect to such shares pursuant to Sections 910 and 623 or other applicable provisions of the NYBCL, who has not effectively withdrawn or lost such rights (a "Dissenting Share"), shall not be converted into or represent a right to receive shares of ACC Class A Common Stock pursuant to this Article III, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the NYBCL; provided, however, that each Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, lose such Dissenter's Rights or withdraw such demand for appraisal or payment of fair market value pursuant to the NYBCL, shall be deemed to be converted, as of the Effective Time, into the right to receive shares of ACC Class A Common Stock pursuant to this Article III. USW shall give ACC (i) prompt notice and copies of all notices of dissent, demands for appraisal or payment of fair market value, withdrawals of demands for appraisal or payment of fair market value, and other instruments received by USW relating to the exercise of Dissenter's Rights received by USW and (ii) the opportunity to direct all negotiations and proceedings with respect thereto under the NYBCL. USW will not, except with the prior written consent of ACC, voluntarily make any payment with respect to any demands for appraisal or payment of fair market value and will not, except with the prior written consent of ACC, settle or offer to settle any such demands.

  Section 3.2 Exchange of Certificates. The procedures for exchanging outstanding shares of USW Capital Stock for ACC Class A Common Stock pursuant to the Merger are as follows:

  (a) Transfer Agent. As of the Effective Time, ACC shall deposit with a transfer agent designated by ACC, reasonably acceptable to USW (the "Transfer Agent"), for the benefit of the holders of shares of USW Capital Stock, for exchange in accordance with Article III of this Agreement, through the Transfer Agent, certificates representing the Merger Consideration (such shares of ACC Class A Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Article III of this Agreement in exchange for outstanding shares of USW Capital Stock.

  The Transfer Agent shall not be entitled to vote or exercise any rights of ownership with respect to the ACC Class A Common Stock held by it from time to time hereunder.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Transfer Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of USW Capital Stock (each a "Certificate" and collectively, the "Certificates") whose shares were converted pursuant to
Article III of this Agreement into the right to receive shares of ACC Class A Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Transfer Agent and shall be in such form and have such other provisions as ACC and USW may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares and/or fractions of shares of ACC Class A Common Stock. Upon surrender of a Certificate for cancellation to the Transfer Agent or to such other agent or agents reasonably acceptable to USW as may be appointed by ACC, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Transfer Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares and/or fractions of shares of ACC Class A Common Stock which such holder has the right to receive pursuant to the provisions of Section 3.1 (with any fraction of a share rounded in accordance with Section 3.2(e)), and the Certificate so surrendered shall immediately be cancelled.

  Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of ACC Class A Common Stock as contemplated by this Section 3.2.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to ACC Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of ACC Class A

Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares and/or fractions of shares of ACC Class A Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such shares of ACC Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of ACC Class A Common Stock.

  (d) No Further Ownership Rights in USW Capital Stock. All shares of ACC Class A Common Stock issued upon the surrender for exchange of shares of USW Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of USW Capital Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by USW on such shares of USW Capital Stock in accordance with the terms of this Agreement on or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of USW Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 3.2.

  (e) No Fractional Shares. No fractional shares of ACC Common Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a shareholder of ACC. In lieu thereof, any Person who would otherwise be entitled to a fractional share of ACC Common Stock pursuant to the provisions hereof shall receive an amount in cash equal to the value of such fractional share. The value of such fractional share shall be the product of such fraction multiplied by the Average Pre-Closing Trading Price, subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of ACC Common Stock and not reflected in the Average Pre-Closing Trading Price.

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of USW for one year after the Effective Time shall be delivered to ACC, upon demand, and any former shareholders of USW who have not previously complied with this Section 3.2 shall thereafter look only to ACC for payment of their claim for ACC Class A Common Stock, and any dividends or distributions with respect to ACC Class A Common Stock.

  (g) No Liability. Neither the Transfer Agent, nor ACC, Sub or USW shall be liable to any holder of shares of USW Capital Stock or ACC Class A Common Stock, as the case may be, with respect to any shares of ACC Class A Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (h) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Transfer Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and the delivery of such bond as the Transfer Agent may reasonably require, such shares of ACC Class A Common Stock and any dividends or other distributions with respect to ACC Class A Common Stock to which such holder is entitled.

  (i) Transfer Taxes. No transfer taxes shall be payable by any shareholder of USW in respect of the issuance of the ACC Class A Common Stock under this
Section 3.2, except that if any ACC Class A Common Stock is to be issued in a name other than that in which the Certificate surrendered has been registered, it shall be a condition of such issuance that the person requesting such issuance shall pay to ACC any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered certificate, or establish to the satisfaction of ACC that such taxes have been paid or are not payable.

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF USW

  Except as set forth in the disclosure schedule delivered by USW to ACC and Sub on or before the date of this Agreement (which disclosure schedule shall be organized into numbered sections corresponding with the section numbers of this Agreement) (the "USW Disclosure Letter"), USW represents and warrants to ACC and Sub as follows:

  Section 4.1 Organization, Standing and Power; Qualification; Entities. USW is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. USW has all requisite corporate power and authority to own, lease, operate and transfer its properties and to carry on its business as currently being conducted and as currently proposed to be conducted. USW is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could have a material adverse effect on the business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operations of USW taken together with the USW Entities as a whole (a "USW Material Adverse Effect").
Section 4.1 of the USW Disclosure Letter sets forth a complete and accurate list of all USW Entities and their jurisdiction of incorporation or organization and qualification or license, and a description of the interest of USW in each such entity. Except for the interests in the USW Entities listed in Section 4.1 of the USW Disclosure Letter, USW does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. USW has delivered true and correct copies of the Certificate of Incorporation and By-laws of USW, each as amended to date, to ACC. USW is not in violation of any of the provisions of its Certificate of Incorporation or By-laws.

  Section 4.2 Organization, Standing and Power and Qualification of the USW Entities. Each of the USW Entities is duly organized, validly existing and in good standing under the laws of its state of formation; has all requisite corporate or other power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could have a USW Material Adverse Effect. USW will, by the Closing Date, have delivered to ACC true and correct copies of the Governing Documents of each of the USW Entities, each as amended to date; and none of the USW Entities is in violation of any of the provisions of its Governing Documents.

  Section 4.3 USW Capital Structure.

  (a) The authorized capital stock of USW consists of 30,000,000 shares of USW Common Stock, par value $.001 per share and 1,000,000 shares of preferred stock, par value $.001 per share. As of the date of this Agreement,

    (i) 15,989,100 shares of USW Common Stock and 30,000 Shares of USW Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable;

    (ii) 250,000 shares of USW Common Stock are held by USW as treasury shares;

    (iii) no shares of USW Common Stock are held by any of the USW Entities;

    (iv) options to purchase an aggregate of 3,026,000 shares of USW Common Stock; and

    (v) 1,188,000 shares of USW Common Stock are reserved for issuance pursuant to certain outstanding warrants; and

    (vi) 300,000 shares of USW Common Stock are reserved for issuance upon conversion of USW Preferred Stock.

Section 4.3(a) of the USW Disclosure Letter sets forth a complete and accurate list of all outstanding options, warrants and other securities exercisable for or convertible into shares of USW Capital Stock (together with a vesting schedule and the exercise price of each option grant) as of October 23, 1997 and no additional USW stock options have been issued or granted since such date. All shares of USW Common Stock and USW Preferred Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of USW or any of the USW Entities to repurchase, redeem or otherwise acquire any shares of USW Capital Stock or the capital stock of any of the USW Entities or make any investment (in the form of a loan, capital contribution or otherwise) in any of the USW Entities or any other entity. All of the outstanding shares of capital stock or other equity interests of each of the USW Entities are duly authorized, validly issued, fully paid and nonassessable, and all such shares or equity interests are owned by USW free and clear of all security interests, liens, claims, pledges, agreements, limitations on USW's voting rights, charges or other encumbrances of any nature. Except as set forth in Section 4.3 of the USW Disclosure Letter, there are no outstanding USW debt securities or other agreements or instruments issued by USW entitling the holders thereof or parties thereto to vote or to direct or otherwise restrict the vote of the holders of shares of USW Common Stock or USW Preferred Stock or which are convertible into or exchangeable for capital stock of USW.

  (b) Except as set forth in Section 4.3(a), there are no equity securities of any class of USW or any of the USW Entities, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 4.3(a), there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which USW or any of the USW Entities is a party or by which it is bound obligating USW or any of the USW Entities to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of USW or any of the USW Entities or obligating USW or any of the USW Entities to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, except for the Voting Agreements and related proxies contemplated by this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of USW.

  Section 4.4 Power and Authority; Non-Contravention; Filings and Consents.

  (a) USW has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents required to be executed and delivered by USW hereunder (collectively, the "USW Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other USW Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of USW and, prior to the Closing will have been duly authorized by the shareholders of USW, and no other corporate proceedings on the part of USW, its shareholders or directors are necessary to authorize the execution, delivery and performance of the obligations of USW under this Agreement or the USW Transaction Documents. This Agreement and the other USW Transaction Documents have been duly executed and delivered by USW and constitute the valid and binding obligations of USW, enforceable against USW in accordance with their terms.

  (b) Except as set forth on Section 4.4(b) of the USW Disclosure Letter, the execution and delivery by USW of this Agreement (subject to the receipt of the requisite vote of USW's shareholders) and the other USW Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or By-laws of USW, (ii) conflict with, or result in any violation of or breach of any provision of the Governing Documents of any of the USW Entities, (iii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any benefit under any note, mortgage, indenture, lease, contract or other agreement or obligation to which USW or any of the USW Entities is a party or by which USW or any of the USW Entities or any of their respective properties or assets may be bound, or (iv) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any material permit, concession, franchise or license applicable to USW, any of the USW Entities or any of their respective properties or assets.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to USW or any of the USW Entities in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing by ACC of the Registration Statement (as defined in Section 7.2) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act, (iii) the filing of the New York Certificate of Merger and related certificates with and by the New York Secretary of State in accordance with the NYBCL and the Delaware Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL,
(iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations that are disclosed on the USW Disclosure Letter or which, if not obtained or made, would not have a USW Material Adverse Effect and would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent USW from performing its obligations hereunder in any material respect.

  Section 4.5 USW SEC Documents; Financial Information. USW has filed with the SEC and has made available to ACC all reports, proxy statements, forms, and other documents required to be filed with the SEC three full fiscal years prior to the date hereof (the "USW SEC Documents"), and, as of the Closing Date, USW shall have filed with the SEC all USW SEC Documents required to be filed prior thereto. As of their respective dates, (i) the USW SEC Documents complied, and all similar documents filed with the SEC after the date of this Agreement but prior to the Closing will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such USW SEC Documents and similar documents and (ii) none of the USW SEC Documents contained, nor will any similar documents filed after the date of this Agreement but prior to the Closing contain, any untrue statement of a material fact and none of the USW SEC Documents omitted, nor will any similar document filed after the date of this Agreement but prior to the Closing omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including any related notes and schedules) of USW included in the USW SEC Documents (including any similar documents filed with the SEC after the date of this Agreement but prior to the Closing)(collectively, the "USW Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been or will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of USW and its consolidated subsidiaries (including all applicable USW Entities) as of the dates thereof and the consolidated results of their operations and cash flows for the periods then-ended (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with prior years). Except as set forth on Section 4.5 of the USW Disclosure Letter or as disclosed in the USW SEC Documents and the June 30, 1997 consolidated balance sheet included in the USW SEC Documents (the "USW Balance Sheet"), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the USW Balance Sheet, neither USW nor any of USW's consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be set forth on a consolidated balance sheet of USW and its consolidated subsidiaries or in the notes thereto that are not so included or disclosed.

  Section 4.6 Related Party Transactions. No Affiliate of USW is an officer, director, employee or consultant of, or owns or otherwise controls any Person which is, or is engaged in business as, a competitor, customer or supplier of the Business.

  Section 4.7 Accounts Receivable. Except as set forth on Section 4.7 of the USW Disclosure Letter, the accounts receivable shown on the USW Balance Sheet arose in the ordinary course of business and have been collected or are reasonably expected to be collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the USW Balance Sheet. The accounts receivable of USW arising after the date of the USW Balance Sheet (the "Balance Sheet Date") and before the date of this Agreement arose in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of USW. None of such accounts receivable is subject to any valid and material claim of offset or recoupment or counterclaim, and USW has no knowledge of any specific facts that would be likely to give rise to any such claim; no material amount of such accounts receivable is contingent upon the performance by USW or any of the USW Entities of any obligation; and no agreement for deduction or discount has been made with respect to any such accounts receivable.

Section 4.8 Absence of Certain Changes or Events. Except as set forth in
Section 4.8 of the USW Disclosure Letter, and except as reflected in the USW Financial Statements, since the Balance Sheet Date, USW and the USW Entities have conducted their respective businesses in the ordinary course and in a manner consistent with past practices, and have not:

    (a) suffered any event or occurrence that has had or could reasonably be expected to have a USW Material Adverse Effect;

    (b) suffered any damage, destruction or loss, whether covered by insurance or not, adversely affecting its properties or business;

    (c) granted any increase in the compensation payable or to become payable by USW or any of the USW Entities to their respective officers, employees, consultants or agents except for compensation increases granted in the ordinary course of business and in a manner consistent with past practices to the non-officer employees of USW and the USW Entities in connection with such employees' annual performance review;

    (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares, except for purchases of stock from terminated non-officer employees in the ordinary course of business and in a manner consistent with past practices, as itemized in Section 4.8(d) of the USW Disclosure Letter;

    (e) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock, except for issuances made in the ordinary course of business and in a manner consistent with past practices (including issuances made upon exercises and conversions of employee stock options) as described in
  Section 4.8(e) of the USW Disclosure Letter;

    (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

    (g) sold, leased, abandoned or otherwise disposed of any real property or machinery, equipment or other operating property except in the ordinary course of business and in a manner consistent with past practices and in an amount that is not material to USW;

    (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset, except for non-exclusive licenses which were granted in the ordinary course of business and in a manner consistent with past practices and in an amount that is not material to USW;

    (i) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) except as set forth on Section 4.8(i) of the USW Disclosure Letter;

    (j) incurred any liability, except in the ordinary course of business and consistent with past practice and except as set forth on Section 4.8(j) of the USW Disclosure Letter;

    (k) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

    (l) made any capital expenditure or commitment for additions to property, plant or equipment which were in excess of One Hundred Thousand dollars ($100,000) in the aggregate, except as set forth on Section 4.8(l) of the USW Disclosure Letter;

    (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business;

    (n) increased or established any reserve for Taxes or any other liability which, if paid in full, would have a USW Material Adverse Effect except as set forth on Section 4.8(n) of the USW Disclosure Letter;

    (o) waived any rights material to USW or any USW Entity;

    (p) taken any action to (i) amend its Certificate of Incorporation, By-Laws or Governing Documents or (ii) liquidate, dissolve, merge, consolidate, restructure, recapitalize or reorganize USW or any USW Entity; or

    (q) entered into any agreement, contract, commitment or arrangement to take any of the actions (i) described in this Section 4.8 or (ii) which would constitute a breach of any of the representations or warranties of USW contained in this Agreement, or authorized, recommended, proposed or announced an intention to take any such action.

  Section 4.9 Taxes. As used in this Agreement, the terms "Tax" and, collectively, "Taxes" mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  (a) USW has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to USW or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns have been completed in all material respects in accordance with applicable law or an adequate reserve has been made for such Taxes on the USW Balance Sheet.

  (b) USW, as of the Closing Date: (i) will have paid all Taxes shown to be payable on such Returns covered by Section 4.9(a) and (ii) will have withheld with respect to its employees all Taxes required to be withheld and remitted all withheld amounts in accordance with applicable laws, rules and regulations.

  (c) Except as set forth on Section 4.9 of the USW Disclosure Letter, there is no Tax deficiency outstanding or assessed against USW that is not reflected as a liability on the USW Balance Sheet.

  (d) USW has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the USW Balance Sheet, whether asserted or unasserted, contingent or otherwise.

  (e) USW is not a party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

  (f) Section 4.9 of the USW Disclosure Letter sets forth the date or dates through which the IRS has examined the federal tax returns of USW and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of USW. Section 4.9 of the USW Disclosure Letter also contains a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from USW and lists each tax case of USW currently pending in audit, at the administrative appeals level or in litigation. Section 4.9 of the USW Disclosure Letter further lists the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to USW within the last two (2) years. Except as set forth in Section 4.9 of the USW Disclosure Letter, neither the IRS nor any foreign, state, local or other taxing authority has, in the three years preceding the date hereof, examined or is in the process of examining any federal, foreign, state, local or other tax returns of USW. To the knowledge of USW, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith).

  Section 4.10 Tangible Assets and Real Property.

  (a) Each of USW and the USW Entities own or lease all tangible assets and properties which are used in the conduct of their respective businesses as currently conducted and as currently planned to be conducted or which are reflected on the USW Balance Sheet or acquired since the date of the USW Balance Sheet ("Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair, except as would be expected in the ordinary course of business.

  (b) Except as set forth on Section 4.10(b) of the USW Disclosure Letter, each of USW and the USW Entities have good and marketable title to all Material Tangible Assets that they own, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for liens for current taxes not yet due and payable, purchase money security interests, mechanics and other statutory liens and minor liens which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of USW, and which have arisen in the ordinary course of business.

  (c) Assuming the due execution and delivery thereof by the other parties thereto, all leases of Material Tangible Assets to which USW or any of the USW Entities is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to ACC.

  (d) Section 4.10(d) of the USW Disclosure Letter sets forth true and complete lists all real property leased by USW and each of the USW Entities. USW does not own any real property. All real properties owned or leased by USW, and the structures thereon, are in good condition, consistent with their present use. None of such facilities, properties or structures violates any applicable laws, rules or regulations in any material respects. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such real property leases have been provided to ACC.

  Section 4.11 Intellectual Property.

  (a) USW and the USW Entities own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works and all processes, formulae, methods, schematics, technology, know-how, inventions, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of USW and the USW Entities as currently conducted (all of which are referred to as the "USW Intellectual Property Rights"), none of which is subject to any Taxes or maintenance or license fees.

  (b) Section 4.11 of the USW Disclosure Letter contains an accurate and complete list of (i) all patents and patent applications and all trademarks, trade names, service marks and registered copyrights, included in the USW Intellectual Property Rights, including the jurisdictions in which each such USW Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all licenses, sublicenses, distribution agreements and other agreements to which USW or any of the USW Entities is a party and pursuant to which any person is authorized to use any USW Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of USW or any of the USW Entities (an "USW Product") or any adaptation, translation or derivative work based on any USW Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which USW or any of the USW Entities is a party and pursuant to which USW or any of the USW Entities is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is incorporated in or forms a part of any USW Product, (iv) all joint development agreements to which USW or any of the USW Entities is a party, and
(v) all agreements with Governmental Entities or other third parties pursuant to which USW or any of the USW Entities has obtained funding for research and development activities.

  (c) Neither USW nor any of the USW Entities is, nor will any of them be, as a result of the execution and delivery of this Agreement or the performance of any obligation under this Agreement, in breach of any license, sublicense or other material agreement relating to the USW Intellectual Property Rights or Licensed Intellectual Property.

  (d) Neither USW nor any of the USW Entities (i) has received notice of any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; (ii) has knowledge that the manufacturing, marketing, licensing or sale of any USW Product infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (iii) has knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any USW Intellectual Property Rights or Licensed Intellectual Property.

  (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any USW Product at any stage of its development (the "USW Components") were written, developed and created solely and exclusively by employees of USW or the USW Entities without the assistance of any third party or were created by third parties who assigned ownership of their rights with respect thereto to USW by means of valid and enforceable agreements, copies of which have been provided at USW's offices to ACC. USW and the USW Entities have at all times used commercially reasonable efforts to treat the USW Products and USW Components as containing trade secrets and have not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by their release into the public domain.

  (f) Each person currently or formerly employed by USW or any of the USW Entities (including independent contractors, if any) that has or had access to confidential information of USW or any of the USW Entities has executed and delivered to USW a confidentiality and non-disclosure agreement substantially in the form previously provided to ACC. To the best of USW's knowledge, neither the execution nor the delivery of any such agreement, nor the carrying on of the business of USW and the USW Entities as currently conducted by any such person, as an employee or independent contractor, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

  Section 4.12 Contracts.

  (a) Except as set forth in Section 4.12 of the USW Disclosure Letter, neither USW nor any of the USW Entities is a party or subject to any agreement, obligation or commitment, written or oral:

    (i) that calls for any fixed and/or contingent payment or expenditure or any related series of fixed and/or contingent payments or expenditures by or to USW or any of the USW Entities totaling more than ten thousand dollars ($10,000) per month except for vendor agreements for which the threshold shall be $50,000 per month;

    (ii) that restricts USW or any of the USW Entities from carrying on anywhere in the world any portion of their respective businesses as currently conducted;

    (iii) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

    (iv) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

    (v) or any line of credit, standby financing, revolving credit or other similar financing arrangement;

  (b) To the best of USW's knowledge, no party to any such contract, agreement or instrument has expressed its intention to cancel, withdraw, modify or amend such contract, agreement or instrument.

  (c) Except as set forth on Section 4.12(c) of the USW Disclosure Letter, neither USW nor any of the USW Entities is in default under or in breach or violation of, nor to USW's knowledge is there any valid basis for any claim of default by USW or any of the USW Entities under, or breach or violation by USW or any of the USW Entities of, any contract, commitment or restriction to which USW or any of the USW Entities is a party or by which USW or any of the USW Entities or any of their respective properties or assets is bound or affected, except for such breaches, violations and claims of default as would not be reasonably likely, either individually or in the aggregate, to have a USW Material Adverse Effect. To the best of USW's knowledge, no other party is in default under or in breach or violation of, nor, to the best of USW's knowledge, is there any valid basis for any claim of default by any other party under, or any breach or violation by any other party of, any contract, commitment, or restriction to which USW or any of the USW Entities is a party or by which USW or any of the USW Entities or any of their respective properties or assets is bound or affected, except for such breaches, violations and claims of default as would not be reasonably likely, either individually or in the aggregate, to have a USW Material Adverse Effect.

  Section 4.13 Labor Matters. There is no unfair labor practice complaint against USW or any of the USW Entities pending, or to the best of USW's knowledge threatened, before any Governmental Entity. There is no strike, labor dispute, walkout, slowdown, work stoppage or lockout pending, or to the best of USW's knowledge threatened, against USW or any of the USW Entities. Neither USW nor any of the USW Entities is now and neither USW nor any USW Entity has ever been subject to any union organizing activities. Neither USW nor any of the USW Entities has ever experienced any strike, labor dispute, walkout, slowdown, work stoppage, lockout or other labor difficulty. To the best of USW's knowledge, except as set forth in Section 4.13 of the USW Disclosure Letter, no officer of USW or any of the USW Entities intends to leave his or her employment, whether as a result of the transactions contemplated by this Agreement or otherwise.

  Section 4.14 Environmental Matters.

  (a) Except as set forth in Section 4.14 of the USW Disclosure Letter, no material amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material"), is present, as a result of the actions of USW or any of the USW Entities or, to the best of USW's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that USW or any of the USW Entities has at any time owned, operated, occupied or leased. To the best of USW's knowledge, no underground storage tanks are present under any property that USW or any of the USW Entities has at any time owned, operated, occupied or leased.

  (b) At no time has USW or any of the USW Entities transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law, rule, regulation or treaty promulgated by any Governmental Entity (collectively, "Environmental Laws").

  (c) USW and the USW Entities currently hold all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the business of USW and the USW Entities as such business is currently being conducted.

  (d) No action, proceeding, writ, injunction or claim is pending or, to the best of USW's knowledge, threatened concerning any Environmental Permit or Environmental Law as it relates to USW or any of the USW Entities. Neither USW nor any of the USW Entities is aware of any fact or circumstance which could involve USW or any of the USW Entities in any environmental litigation or impose upon USW or any of the USW Entities any liability concerning Hazardous Materials, Environmental Laws or Environmental Permits that could have a USW Material Adverse Effect.

  Section 4.15 Employee Benefit Plans.

  (a) Except as set forth on Section 4.15(a) of the USW Disclosure Letter, neither USW nor any USW Entity has established or maintains or is obligated to make contributions to or under or otherwise participates in with respect to any current or former employee, director, officer or agent of USW or any of the USW Entities: (i) any stock option, restricted stock, stock appreciation rights, bonus or other type of incentive compensation plan, program, agreement or arrangement; (ii) any severance, pension, profit-sharing, thrift or savings, retirement, deferred compensation, employee stock ownership, employee stock purchase or supplemental executive retirement plan, agreement or arrangement, including, but not limited to, those described in Section 3(2) of ERISA; (iii) any life insurance, death benefit, health and hospitalization, disability, cafeteria or Section 125, employee assistance, education or tuition assistance, vacation benefit or fringe benefit plan, or other employee benefit plan, program, agreement or arrangement, including, but not limited to, those described in Section 3(1) of ERISA; or (iv) any grantor trust to provide funding for non-tax-qualified employee benefits or compensation. All such plans listed in such Section in which United States-based employees participate (collectively, the "USW Benefit Plans") have been operated and administered in all material respects in accordance with all applicable laws, rules and regulations, including, but not limited to ERISA and the Code (and any similar statute of a state or other jurisdiction, domestic or foreign, if applicable). With respect to each USW Benefit Plan, USW and the USW Entities have made available to ACC the following (to the extent they exist with respect to such USW Benefit Plan): (i) the document(s) governing such plan, including, if applicable, the plan document, the trust agreement, any insurance contract, administrative services agreement, investment manager agreement, and any amendments thereto; (ii) the two most recent annual reports of such plan on the appropriate IRS Form 5500-series form; (iii) the financial statements of the plan for the two most recent plan years, and if applicable, actuarial valuation or other actuarial reports for the plan for the two most recent plan years; (iv) the most recent summary plan description for the plan and any subsequent summary of material modifications; (v) the most recent ruling letter with respect to the tax-exempt status of any voluntary employee's beneficiary association under Section 501(c)(9) of the Code which is implementing such plan; and (i) for each plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent IRS determination or opinion letter. No act or failure to act by USW or any of the USW Entities (i) has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the USW Benefit Plans that is not subject to a statutory or regulatory exception; or (ii) has resulted or could reasonably be expected to result in the imposition of any Tax or penalty in any material amount on USW or any of the USW Entities pursuant to any provision of the Code or ERISA or any other applicable law. No USW Benefit Plan is subject to Title IV of ERISA; and no circumstance exists or will exist as a result of the consummation of the transactions contemplated by this Agreement that could result in the existence of any Liens or Other Encumbrances on the property of USW or any of the USW Entities under the provisions of Title IV of ERISA. Neither USW nor any USW Entity has previously made, is currently making, or is obligated in any way to make, any contributions to any multi-employer plan within the meaning of Section 3(37) of ERISA. USW and each USW Entity has made all contributions or payments required under the terms of or in connection with all USW Benefit Plans or has properly reserved for such amounts on the USW Balance Sheet. No USW Benefit Plan provides health and hospitalization or other medical or life insurance benefits to terminated or retired employees or independent contractors (other than benefits mandated by applicable law). Neither USW nor any USW Entity has any obligation or commitment (formal or informal) to create any new benefit plan or program, or to amend any existing USW Benefit Plan to increase the benefits thereunder. USW and each USW Entity is in compliance in all material respects with all requirements applicable to any retirement or other employee benefit plan maintained for its non-United States employees, and there is no unfunded liability with respect to any such plan which is not properly reflected in or reserved for in the USW Balance Sheet.

  (b) Neither USW nor any USW Entity is a party to any oral or written (i) union, guild or collective bargaining agreement which covers employees in the United States (nor is USW aware of any union organizing activity currently being conducted in respect to any of USW's or any USW Entity's employees),
(ii) agreement with any director, officer, employee or agent the material benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement or which provides for any payment or payments (including any compensation guarantee, severance, unemployment compensation, golden parachute, bonus or otherwise) of more than an aggregate of $50,000 to such officer or employee upon such occurrence, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or with respect to vesting, will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement.

  (c) None of the companies with which USW is a member of a "controlled group" within the meaning of Section 1563(a) of the Code (each, an "ERISA Affiliate") nor any administrator or fiduciary of any employee benefit plan adopted by a member of such controlled group (or any agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which is reasonably likely to subject ACC or Sub to any material liability (to individuals, the Internal Revenue Service, the Pension Benefit Guaranty Corporation, or any other party) for breach of fiduciary duties, accumulated funding deficiencies, termination or other liability under ERISA, the Code, or any other applicable laws with respect to an employee benefit plan.

  (d) Neither USW nor any ERISA Affiliate, nor any officer, director, agent or employee of USW or any ERISA Affiliate has made any oral or written statement regarding any USW Benefit Plan which is reasonably likely to result in additional material liability to ACC, USW or any ERISA Affiliate, whether direct or indirect, in excess of any current or potential liability of USW or any ERISA Affiliate as of the Closing Date.

  (e) Except as required by Section 4980B of the Code, neither USW nor any ERISA Affiliate has promised any former employee or other individual not employed by USW or any ERISA Affiliate medical or other benefit coverage, and neither USW nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits, life insurance or other welfare benefits to former employees, their spouses or dependents or any other individual not employed by USW or any ERISA Affiliate.

  Section 4.16 Compliance with Laws. Each of USW and the USW Entities has complied in all material respects with all applicable federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any notices of violation with respect to, any such statute, law or regulation, with respect to the conduct of its business or the ownership or operation of its business, including, without limitation, the Americans with Disabilities Act, the federal Foreign Corrupt Practices Act and all United States statutes, laws and regulations as from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States.

  Section 4.17 Litigation. Except as set forth in Section 4.17 of the USW Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, or to the best of USW's knowledge, threatened, against USW or any of the USW Entities or any of their respective properties or officers or directors (in their capacities as such). There is no judgment, decree or order against USW or any of the USW Entities or, to the best of USW's knowledge, any of their respective directors or officers (in their capacities as such) that is reasonably expected to result in an outcome adverse to USW and which could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or could reasonably be expected to have a USW Material Adverse Effect.

  Section 4.18 Indemnification Claims. Section 4.18 of the USW Disclosure Letter sets forth a list of all persons who are parties to director, officer and/or employee indemnification agreements with USW or any of the USW Entities (the "Indemnification Agreements"). There are no outstanding claims under any of the Indemnification Agreements or under any indemnification rights granted pursuant to the Certificate of Incorporation or Bylaws of USW or under the Governing Documents of any of the USW Entities (as currently or previously in effect); and to the best of USW's knowledge, there are no facts or circumstances that either now, or with the passage of time, could reasonably be expected to provide a basis for a claim under any such Indemnification Agreement or under any indemnification rights granted pursuant to the Certificate of Incorporation or Bylaws of USW or the Governing Documents of any USW Entity.

  Section 4.19 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon USW or any of the USW Entities which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of USW or any of the USW Entities, or the conduct of business by USW or any of the USW Entities as currently conducted.

  Section 4.20 Governmental Authorization. USW and each USW Entity has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of its business as currently conducted (collectively, the "USW Authorizations"), and all such USW Authorizations are in full force and effect, except for such USW Authorizations that, if not obtained by USW, would not, either individually or in the aggregate, have a USW Material Adverse Effect. USW and each USW Entity is, and at all times since January 1, 1997, has been, in compliance with the terms and requirements of each USW Authorization. Since January 1, 1997, neither USW nor any USW Entity has received any notice or other communication from any Governmental Entity asserting (a) any violation of or failure to comply with any term or requirement of any USW Authorization, or (b) any revocation, withdrawal, suspension, cancellation, termination or modification of any USW Authorization, except where any such violation, failure to comply, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Material Adverse Effect.

  Section 4.21 Insurance. Section 4.21 of the USW Disclosure Letter contains a list of all policies of insurance maintained by USW and the USW Entities, all of which are maintained with responsible and reputable insurance companies in such amounts, on such terms and covering such risks, as is reasonably deemed necessary by USW and all of which are in full force and effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and USW and the USW Entities are otherwise in compliance with the terms of such policies. USW has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

  Section 4.22 Payments Resulting from Mergers. Neither the consummation nor announcement of any transaction contemplated by this Agreement will (either alone or upon the occurrence of any additional or further acts or events) result in any material payment (whether of severance pay or otherwise) becoming due from USW or any of the USW Entities to any director, officer, employee or former employee thereof under (i) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan, agreement or understanding similar to any of the foregoing, or any "rabbi trust" or similar arrangement, or (ii) material benefit under any USW Benefit Plan being established or becoming accelerated, vested or payable.

  Section 4.23 Pooling of Interests. To the best of USW's knowledge, neither USW nor any of the USW Entities nor any director, officer, shareholder, partner, manager, member or similar person of USW or any of the USW Entities has taken any action which could reasonably be expected to impair ACC's ability to account for the Merger as a pooling of interests.

  Section 4.24 Power of Attorney. USW has not granted to any person a power of attorney or similar authorization or authority that is currently in effect.

  Section 4.25 Certain Documents. USW has furnished to ACC, or its representatives, for its examination USW's and the USW Entities' minute books and Governing Documents. The minute books of USW and each of the USW Entities accurately reflect in all material respects all actions taken to this date by the shareholders, boards of directors and committees of USW and the USW Entities. USW has made available to ACC true and complete copies of all documents and information requested by ACC.

  Section 4.26 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of USW Common Stock is the only vote of the holders of any class or series of USW's capital stock necessary to approve and adopt this Agreement and consummate the transactions contemplated by this Agreement.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF ACC AND SUB

  ACC and Sub represent and warrant to USW as follows:

  Section 5.1 Organization. Each of ACC and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of ACC or Sub to consummate the transactions contemplated in this Agreement or on the business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operations of the business of ACC taken together with its Subsidiaries as a whole (an "ACC Material Adverse Effect"). Each of ACC and Sub has made available to USW copies of its Certificate of Incorporation and By-laws as in effect as of the date of this Agreement.

  Section 5.2 ACC Capital Structure.

  Set forth in Schedule 5.2(a) hereto is a description of the authorized and unissued and issued and outstanding capital stock of ACC. There are no other classes or series of capital stock of ACC authorized, issued or outstanding.

  (b) Except as set forth in Schedule 5.2(a), there are no equity securities of any class of ACC, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Schedule 5.2(a), there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which ACC is a party or by which it is bound obligating ACC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of ACC or obligating ACC to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of ACC, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of ACC.

  (c) The shares of ACC Class A Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, and nonassessable, and free of and not subject to any preemptive rights or rights of first refusal created by statute or the Certificate of Incorporation or By-laws of ACC or any agreement to which ACC is a party or by which it is bound.

  Section 5.3 Power and Authority; Non-Contravention; Required Filings and Consents.

  (a) ACC and Sub have all requisite corporate power and authority to enter into this Agreement and the other documents required to be executed and delivered by ACC or Sub hereunder (collectively, the "ACC

Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other ACC Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of ACC and Sub, respectively. This Agreement and the ACC Transaction Documents to which they are parties have been duly executed and delivered by ACC and Sub and constitute the valid and binding obligations of ACC and Sub, respectively, enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

  (b) The execution and delivery of this Agreement by ACC and Sub and the other ACC Transaction Documents do not, and the consummation of the transactions contemplated hereby or thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of ACC or Sub, (ii) except as set forth on Schedule 5.3(b)(ii), result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which ACC or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ACC or Sub or any of its or their properties or assets, except in the case of (ii) and
(iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have an ACC Material Adverse Effect.

  (c) The outstanding shares of Sub Common Stock are the only shares of Sub capital stock entitled to vote with respect to the Merger, and the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Sub Common Stock is the only approval of Sub stockholders required for the consummation of the Merger, no other class vote of any series or class of Sub capital stock being required. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ACC or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act and, in the case of this Agreement and the transactions contemplated hereby, (ii) the filing by ACC of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the New York Certificate of Merger with the New York Secretary of State in accordance with the NYBCL and the Delaware Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have an ACC Material Adverse Effect.

  Section 5.4 SEC Filings; Financial Statements.

  (a) ACC has filed with the SEC and made available to USW all forms, proxy statements, reports and documents required to be filed by ACC with the SEC since June 30, 1997 other than registration statements on Form S-8 (collectively, the "ACC SEC Reports") and as of the Closing Date ACC shall have filed all ACC SEC Reports required to be filed prior thereto. The ACC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Exchange Act, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such ACC SEC Reports or necessary in order to make the statements in such ACC SEC Reports, in the light of the circumstances under which they were made, not misleading. None of ACC's Subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the ACC SEC Reports, including any ACC SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly presented or will present the consolidated financial position of ACC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not contain notes and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated balance sheet of ACC as of June 30, 1997 is referred to herein as the "ACC Balance Sheet." Since June 30, 1997, there has been no change in ACC's accounting policies except as described in the notes to ACC's consolidated financial statements and except as required by changes to GAAP and SEC accounting principles.

  Section 5.5 Absence of Undisclosed Liabilities. Except as disclosed in
Schedule 5.5, or as reflected in the ACC Balance Sheet, ACC and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have an ACC Material Adverse Effect other than normal or recurring liabilities incurred since the date of such ACC Balance Sheet, in the ordinary course of business consistent with past practices.

  Section 5.6 Absence of Certain Changes or Events. Except as disclosed in writing to USW or as disclosed in the ACC SEC Reports, or as reflected in the ACC Balance Sheet, since June 30, 1997, ACC has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any ACC Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to ACC having an ACC Material Adverse Effect; (iii) any material change by ACC in its accounting methods, principles or practices to which USW has not previously consented in writing; (iv) any revaluation by ACC of any of its assets having an ACC Material Adverse Effect; or (v) any sale of a material amount of property except in the ordinary course.

  Section 5.7 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

  Section 5.8 Pooling of Interests. To the best of ACC's knowledge, neither ACC nor any Subsidiary of ACC nor any director, officer or stockholder of ACC or any Subsidiary of ACC has taken any action which could reasonably be expected to impair ACC's ability to account for the Merger as a pooling of interests.

  Section 5.9 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or to the best knowledge of ACC, threatened, against ACC or Sub which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

                                  ARTICLE VI

                              CONDUCT OF BUSINESS

  Section 6.1 Covenants of USW. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, USW agrees (and shall cause each of the USW Entities) to carry on its business and that of the USW Entities in the usual, regular and ordinary course in substantially the same manner as previously conducted except to the extent that ACC shall otherwise consent or request, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. USW shall promptly notify ACC of any event or occurrence not in the ordinary course of business of USW and any of the USW Entities where such event or occurrence would result in a breach of any covenant of USW set forth in this Agreement or cause any representation or warranty of USW set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence; provided, however, that any failure by USW to provide such notice shall not in and of itself give rise to a right in favor of ACC to terminate this Agreement. Except as expressly contemplated by this Agreement, neither USW nor any of the USW Entities shall, without the prior written consent of ACC:

    (a) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the USW Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

    (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

    (c) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (except for exercises and conversions of securities outstanding on the date of this Agreement in the ordinary course of business consistent with past practices);

    (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than fifty thousand dollars ($50,000) and inventory purchased in the ordinary course of business consistent with past practices;

    (e) sell, lease, license or otherwise dispose of any of its properties or assets except for transactions entered into in the ordinary course of business consistent with past practice;

    (f) take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees (except for compensation increases granted in the ordinary course of business and in a manner consistent with past practices, to the non-officer employees of USW and the USW Entities in connection with such employees' annual performance reviews), (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, (v) hire employees or consultants so that the total number of employees of USW and the USW Entities exceeds seventy-five (75), and (vi) terminate employees and consultants so that the total number of employees of USW and the USW Entities is less than sixty
  (60) (including those who terminate their employment voluntarily);

    (g) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

    (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit in the ordinary course of business consistent with past practice;

    (i) amend or propose to amend its Certificate of Incorporation or By-laws, including by reincorporation, by merger or otherwise, in any other jurisdiction;

    (j) incur or commit to incur any capital expenditure which individually exceeds fifty thousand dollars ($50,000), other than the existing commitments set forth in the USW Disclosure Letter;

    (k) enter into or amend any agreements pursuant to which any third party is granted exclusive marketing or manufacturing rights with respect to any USW Product;

    (l) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

    (m) accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of USW or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

    (n) waive or release any material right or claim, except in the ordinary course of business;

    (o) initiate any litigation or arbitration proceeding;

    (p) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority, file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or make any tax election;

    (q) change any of USW's accounting policies and practices, except such changes as may be required in the opinion of USW's management to respond to economic or market conditions or as may be required by the rules of the Institute of Certified Public Accountants or Financial Accounting Standards Board or by applicable governmental authorities;

    (r) change its personnel policies;

    (s) permit any insurance policy naming USW or any of the USW Entities as a beneficiary or a loss payee to be canceled or terminated;

    (t) other than in the ordinary course of business consistent with past practice, enter into, or permit any USW Entity to enter into any transaction or agreement, arrangement or understanding, directly or indirectly, with any related party or Affiliate except on terms no less favorable than would be available in competitive arm's-length transactions;

    (u) act or fail or omit to act, or permit any USW Entity to act or fail or omit to act, so as to cause any USW Material Adverse Effect;

    (v) adopt, or permit a USW Entity to adopt, a plan of complete or partial liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization or other reorganization of USW or any of the USW Entities;

    (w) grant any person a power of attorney or similar authority; or

    (x) take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (w) above, or any action which is reasonably likely to make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

  Section 6.2 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of ACC and USW shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the other transactions contemplated hereby.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

  Section 7.1 No Solicitation.

  (a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, USW shall not, directly or indirectly through any officer, director, employee, representative or agent of USW or otherwise, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving USW other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage or participate in negotiations or discussions concerning, or provide any information to any person or entity relating to, any Acquisition Proposal, or
(iii) agree to, enter into, accept, approve or recommend any Acquisition
Proposal.

  (b) USW shall notify ACC immediately (and no later than 24 hours) after receipt by USW (or its advisors) of any Acquisition Proposal or any request for information in connection with an Acquisition Proposal or for access to the properties, books or records of USW by any person or entity that informs USW that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

  Section 7.2 Registration Statement; Information Statement.

  (a) USW hereby covenants and agrees that the information supplied and to be supplied to ACC by USW for inclusion in the registration statement of ACC on Form S-4 pursuant to which shares of ACC Class A Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not contain, either at the time such information is provided to ACC or at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied and to be supplied by USW for inclusion in the information statement/prospectus (the "Information Statement") to be sent to the shareholders of USW in connection with the solicitation of the written consent of the shareholders of USW concerning the approval of this Agreement and the Merger (the "USW Shareholder Consents") shall not, on the date the Information Statement is first mailed to shareholders of USW, on the date the USW Shareholder Consents are required to be returned to USW, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of the USW Shareholder Consents which has become false or misleading. If at any time prior to the Effective Time any event relating to USW, any of the USW Entities or any of their respective officers, directors or affiliates should be discovered by USW which should be set forth in an amendment to the Registration Statement or a supplement to the Information Statement, USW shall promptly inform ACC.

  (b) ACC hereby covenants and agrees that the information supplied and to be supplied by ACC for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied and to be supplied by ACC for inclusion or incorporation by reference in the Information Statement shall not, on the date the Information Statement is first mailed to shareholders of USW, on the date the USW Shareholder Consents are required to be returned to USW, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of the USW Shareholder Consents which has become false or misleading. If at any time prior to the Effective Time any event relating to ACC or any of its officers, directors or affiliates should be discovered by ACC which should be set forth in an amendment to the Registration Statement or a supplement to the Information Statement, ACC shall promptly inform USW.

  Section 7.3 Governmental Filings. As promptly as practicable after the execution of this Agreement, ACC shall prepare and file with the SEC the Registration Statement. ACC shall use its best efforts to respond to any comments of the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to cause the Prospectus contained in the Registration Statement to be mailed to USW's shareholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, ACC and USW shall prepare and file any other filings required under any other federal or state laws (including blue sky laws) relating to the Merger and the transactions contemplated by this Agreement, including, without limitation, under the HSR Act (the "Other Filings"). USW will notify ACC promptly of the receipt of any request for additional information under the HSR Act and will supply ACC with copies of all correspondence between USW or any of its representatives, on the one hand, and any government officials. The Registration Statement and the Other Filings shall comply in all material respects with all applicable requirements of law. As promptly as practicable after the execution of this Agreement, under the direction and subject to the review and approval of ACC, USW shall prepare and, after receiving the authorization of ACC, distribute the Information Statement to its shareholders for the purpose of soliciting the USW Shareholders. The Information Statement shall include the recommendation of the Board of Directors of USW in favor of the Merger and this Agreement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, the Information Statement or any other filing, ACC or USW, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable government officials, and/or mailing to shareholders of USW, such amendment or supplement.

  Section 7.4 Consents. Each of ACC and USW shall use its best efforts to obtain all necessary consents, waivers and approvals under its respective material agreements, contracts, licenses and leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

  Section 7.5 Access to Information. Upon reasonable notice, USW shall afford to the officers, employees, accountants, counsel and other representatives of ACC, reasonable access, during normal business hours during the period prior to the Effective Time, to all its and the USW Entities' properties, books, contracts, commitments and records and, during such period, USW shall furnish promptly to ACC (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period from any Governmental Entity and (ii) all other information concerning the business, properties and personnel of USW and each of the USW Entities as ACC may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

  Section 7.6 Legal Conditions to Merger. Each of ACC and USW will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of ACC and USW will, and will cause its Subsidiaries to, take all reasonable actions necessary (i) to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by USW, ACC or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting its ability to consummate the transactions contemplated hereby, (iii) to fulfill all conditions applicable to ACC, USW or Sub pursuant to this Agreement, and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be.

  Section 7.7 Tax-Free Reorganization. ACC and USW shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

  Section 7.8 Pooling Accounting. Each of ACC and USW agrees not to take any action and to use its best efforts to cause its respective affiliates not to take any action after the date of this Agreement that would adversely affect the ability of ACC to treat the business combination to be effected by the Merger as a pooling of interests, and each of ACC and USW agrees to take such actions and to use its best efforts to cause its respective affiliates to take such actions as may be reasonably required to negate the impact of any past actions that would adversely impact the ability of ACC to treat the business combination to be effected by the Merger as a pooling of interests. USW shall cause its affiliates to sign and deliver to ACC a customary "pooling letter", substantially in the form attached hereto as Exhibit A; and ACC shall close the trading window provided for under the ACC Insider Trading Policy not less than 30 days prior to the Closing Date and shall not reopen the trading window until such time as ACC has published (within the meaning of Accounting Series Release No. 130, as amended, of the SEC) in an effective registration statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the SEC, or any publicly disclosed quarterly earnings report or press release or other authorized public disclosure by ACC, financial results covering at least 30 days of combined post-Merger operations of ACC and USW.

  Section 7.9 Affiliate Agreements. Upon the execution of this Agreement, USW will provide ACC with a list of those persons who are, in the reasonable knowledge and judgment of USW, after consultation with legal counsel, "affiliates" of USW, within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145")(each such person who is an "affiliate" of USW within the meaning of Rule 145 is referred to herein as a "USW Affiliate"). USW shall provide ACC with such information and documents as ACC shall reasonably request for purposes of reviewing such list and shall notify ACC in writing regarding any change in the identity of such USW Affiliates prior to the Closing Date. USW shall use its reasonable efforts to deliver or cause to be delivered to ACC by the date of this Agreement from each of the USW Affiliates, an executed Affiliate Agreement, substantially in the form attached hereto as Exhibit B, by which each such USW Affiliate agrees to comply with the applicable requirements of Rule 145 ("Affiliate Agreement"). ACC shall be entitled to place appropriate legends on the certificates evidencing any ACC Class A Common Stock to be received by such USW Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the ACC Class A Common Stock, consistent with the terms of the Affiliate Agreements.

  Section 7.10 Stock Options.

  (a) At the Effective Time, each USW Stock Option, whether vested or unvested, shall be, in connection with the Merger, assumed by ACC. Each USW Stock Option so assumed by ACC under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the agreement, document or plan governing such option and/or as provided in the respective option agreements governing such USW Stock Option immediately prior to the Effective Time, except that (i) such USW Stock Option shall be exercisable for that number of whole shares of ACC Class A Common Stock equal to that number of shares of ACC Class A Common Stock (rounded up to the nearest whole share) into which the number of shares of USW Common Stock subject to such USW Stock Option immediately prior to the Effective Time would be converted under
Section 3.1; (ii) the per share exercise price for the shares of ACC Class A Common Stock issuable upon exercise of such assumed USW Stock Option shall be equal to (A) the aggregate exercise price for the shares of USW Common Stock otherwise purchasable pursuant to such USW Stock Option, divided by (B) the number of full shares of ACC Common Stock deemed purchasable pursuant to such USW Stock Option (rounded up to the nearest whole cent). As soon as practicable after the Effective Time, ACC shall deliver to each holder of a USW Stock Option a document confirming the foregoing assumption of each USW Stock Option by ACC.

  (b) ACC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ACC Class A Common Stock to satisfy the exercise of the assumed USW Stock Options in full.

  (c) It is the intention of the parties that the USW Stock Options assumed by ACC qualify after the Effective Time as incentive stock options, as defined in
Section 422 of the Code, to the extent that such USW Stock Options qualified as incentive stock options immediately prior to the Effective Time.

  Section 7.11 Registration. ACC shall prepare and file with the SEC and shall use its best efforts to cause to become effective, a registration statement on Form S-8 with respect to the shares of ACC Class A Common Stock issuable upon exercise of the assumed USW Stock Options as soon as practicable after the Closing Date.

  Section 7.12 Expenses. The parties shall each pay their own legal, accounting and other similar out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. If the Merger is consummated, reasonable legal and accounting fees and expenses and other similar out-of-pocket expenses reasonably incurred by USW relating to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated shall be borne by the Surviving Corporation and shall be paid at the Effective Time to the person or persons designated by USW. A schedule of all such fees and expenses to be incurred through the Closing shall be submitted to ACC prior to the Closing.

  Section 7.13 Brokers or Finders. Each of ACC and USW represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except First Union Capital Markets Corp., whose fees and expenses will be paid by ACC at or prior to the Effective Time, and each of ACC and USW agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

  Section 7.14 Voting Agreements. USW shall cause each director and officer of USW and (and the affiliates thereof) to execute and deliver to ACC, by the date of this Agreement, voting agreements and irrevocable proxies in the forms annexed hereto as Exhibit D (the "Shareholder Tender Agreement"), agreeing, among other things, to vote in favor of the Merger.

  Section 7.15 Indemnification and Insurance. From and after the Effective Time, the Surviving Corporation and ACC will fulfill, assume and honor in all respects the obligations of USW pursuant to USW's Certificate of Incorporation and By-Laws and any indemnification agreement between USW and any of USW's directors and officers existing and in force as of the Effective Time.

  Section 7.16 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of USW described in Section 8.1(a), including cooperating fully with the other party, including by provision of information and making all necessary filings under the HSR Act. ACC and USW will use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity. If such offers are not accepted by such Governmental Entity, ACC (with USW's cooperation) may pursue all litigation resulting from such issues. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In the event of a challenge to the transactions contemplated by this Agreement pursuant to the HSR Act, ACC and USW shall use all reasonable efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the Merger; provided, however, that nothing herein shall require either party to agree to divest or hold separate any portion of its business or otherwise take action that could reasonably be expected to have an ACC Material Adverse Effect or a USW Material Adverse Effect. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

  Section 7.17 Notification of Certain Matters. USW shall give prompt notice to ACC, and ACC and Sub shall give prompt notice to USW, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur, if uncured, would be likely to cause the failure of any of the conditions set forth in Article VIII of this Agreement.

  Section 7.18 Meeting of USW Shareholders. USW shall take all steps reasonably necessary in accordance with its Certificate of Incorporation and By-laws and the NYBCL to call, set a record date, give notice of, convene and hold a special meeting of its stockholders (the "USW Shareholders Meeting") to occur as soon as practicable for the purpose of approving and adopting this Agreement and authorizing the Merger and for such other purposes as may be necessary. The Board of Directors of USW shall (i) take all steps reasonably necessary to present and recommend to its stockholders the approval and adoption of this Agreement and approval of the transactions contemplated hereby to which it is a party and any other matters to be submitted to its stockholders in connection therewith and (ii) use all reasonable efforts to obtain the approval and adoption by the USW stockholders of this Agreement and any of the transactions contemplated hereby requiring such stockholder approval.

  Section 7.19 Confidentiality. USW and ACC acknowledge and confirm that they have entered into a Non-Disclosure Agreement dated August 1, 1997 and that the same shall remain in full force and effect in accordance with its terms, notwithstanding the execution of this Agreement and whether or not the transactions contemplated by this Agreement are consummated or terminated.

  Section 7.20 Public Disclosures. USW and ACC shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the Exchange Act, NASDAQ or any national securities exchange as advised by counsel, in which case the parties shall use their reasonable efforts to consult with each other prior to issuing such a release or making such a statement. ACC and USW shall issue a joint press release, mutually acceptable to USW and ACC, promptly upon execution and delivery of this Agreement. USW and ACC shall cooperate and consult with each other to develop and implement guidelines for communications to employees, customers and suppliers of USW regarding the transactions contemplated by this Agreement.

  Section 7.21 Resignation of Directors and Officers. At or prior to the Closing, USW shall deliver to ACC if and as requested by ACC evidence satisfactory to ACC of the resignation of the directors and officers, solely in their capacities as such, of USW and any USW Entity, such resignations to be effective at the Effective Time.

  Section 7.22 Cooperation. Each of USW and ACC shall use its best efforts (i) to cooperate with each other in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Closing, in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain any such consents in a timely manner, or (ii) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed by agency or court order on such party (or any subsidiaries or other Affiliates of such party) with respect to this Agreement, and (iii) to take, or cause to be taken, all actions necessary to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public entity which is required to be obtained or made by such party or any of its subsidiaries or other Affiliates in connection with this Agreement and the transactions contemplated hereby. USW shall reasonably cooperate with ACC in furnishing financial information relating to the business of USW for periods prior to the Closing to the extent such information may be required to prepare financial information required to be filed under the Securities Act, the Exchange Act or the rules and regulations promulgated by the SEC thereunder.

  Section 7.23 Noncompete and Nonsolicitation Agreement. Subject to the satisfaction of the conditions to its obligations in Article VIII, below, the persons listed on Schedule 7.23 shall execute and deliver to ACC at the Closing, without further consideration, a non-compete and non-solicitation agreement in substantially the form attached hereto as Exhibit C (the "Non-Compete/Non-Solicitation Agreement")

  Section 7.24 SEC and Stockholder Filings. Each of USW and ACC shall send to the other a copy of all material public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

  Section 7.25 Takeover Statutes. If any "fair price," "moratorium," "business combination," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including Section 203 of the DGCL and Section 912 of the NYBCL, is or may become applicable to the Merger, USW, ACC and the members of their respective Boards of Directors will grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby.

  Section 7.26 Nasdaq Notice of Listing of Additional Shares. ACC shall file a Notice of Listing of Additional Shares, pay all requisite filing fees with the Nasdaq and otherwise comply with all requirements to list the shares of ACC Class A Common Stock being issued pursuant hereto on the Nasdaq National Market.

  Section 7.27 Filing of Financial Results. As soon as practicable after the Effective Time, ACC shall use its best efforts to include in an effective registration statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the SEC, financial results covering at least 30 days of combined post-Merger operations of ACC and USW.

                                 ARTICLE VIII

                             CONDITIONS TO MERGER

  Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite votes of holders of USW Capital Stock (including any requisite class votes) pursuant to the NYBCL.

    (b) Governmental Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, which action shall not have been withdrawn or terminated. All authorizations, consents, orders or approvals of any Governmental Entity required to consummate the transactions contemplated by this Agreement, the absence of which would be reasonably likely to result in an ACC Material Adverse Effect or a USW Material Adverse Effect, shall have been obtained and be in effect.

    (c) Securities Requirements. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. All permits and other authorizations required (if any) under applicable state blue sky laws for the issuance of shares of ACC Class A Common Stock pursuant to the Merger, shall have been obtained.

    (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting ACC's or USW's conduct or operation of the business of ACC or USW after the Merger shall have been issued and be in effect, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

    (e) Tax Opinions. ACC and USW shall each have received written opinions, dated as of the Closing Date, from their respective counsel Nixon, Hargrave, Devans & Doyle LLP and Morgan, Lewis & Bockius LLP in form and substance reasonably satisfactory to them to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon reasonable representations and certificates of ACC, Sub, USW and certain shareholders of USW, and the parties to this Agreement agree to make, and to use reasonable efforts to cause the shareholders of USW to make, such representations and deliver such certificates.

    (f) Pooling.

      (i) ACC shall have received a letter from Arthur Andersen, LLP and USW shall have received a letter from Deloitte & Touche, LLP, dated as of the Effective Time, confirming the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is closed and consummated in accordance with this Agreement; and

      (ii) Neither ACC nor USW shall have received any notice, response or indication from the Securities and Exchange Commission that pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16 will be unavailable or inappropriate if the Merger is closed and consummated in accordance with this Agreement.

    (g) Moratorium. There shall not have occurred and be continuing any general banking moratorium in the United States or any general suspension of trading of securities on any national stock exchange or in the over-the-counter market.

  Section 8.2 Additional Conditions to Obligations of ACC and Sub. The obligations of ACC and Sub to effect the Merger are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by ACC and Sub:

    (a) Representations and Warranties. The representations and warranties of USW set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. ACC shall have received a certificate signed on behalf of USW by an executive officer of USW to such effect.

    (b) Performance of Obligations. USW shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ACC shall have received a certificate signed on behalf of USW by an executive officer of USW to such effect.

    (c) Ancillary Agreements and Documentation. ACC shall have received (i) executed Affiliate Agreements and Pooling Letters from each of the USW Affiliates; (ii) Non-Compete/Non-Solicitation Agreement from each of the persons listed on Schedule 7.23 and (iii) an update of the USW Disclosure Letter as of the Closing Date.

    (d) Third-Party Consents and Waivers. USW shall have provided all notices to third parties, and shall have received all third-party consents or waivers, required for or in connection with the consummation of the transactions contemplated by this Agreement under any contract set forth (or required to be set forth) in Section 4.4 of the USW Disclosure Letter or to be obtained pursuant to Section 7.4.

    (e) Lease. The current lease for USW's location at 401 North Broad Street, Philadelphia, Pennsylvania shall be amended to modify the relocation provision and such amendment shall be, in form and substance, acceptable to ACC.

    (f) Dissenting Shares. The number of Dissenting Shares shall be less than ten percent (10%) of the shares of USW Capital Stock outstanding as of the Effective Time.

    (g) Stock Options and Warrants. USW shall have received all consents necessary for ACC to assume all outstanding USW Stock Options in accordance with Section 7.10 hereof and to convert all outstanding USW Warrants into the right to receive that number of shares of ACC Class A Common Stock into which the shares of USW Capital Stock issuable pursuant to Section 3.1(f) hereof would be converted.

    (h) Accountants Consent. Deloitte & Touche LLP shall have furnished to ACC an undertaking to consent to the use and inclusion of financial statements relating to USW audited by it in filings made by ACC subsequent to the Effective Time with the SEC, NASDAQ and state securities authorities.

    (i) Audit. Arthur Andersen LLP shall have audited the books and records of USW and the results of such audit shall be satisfactory to ACC.

    (j) Carriers Group, Inc. If requested by ACC prior to December 31, 1997, Carriers Group, Inc. shall have exercised its right to terminate the agreement between Carriers Group, Inc. and Wiltel for network services.

    (k) Disclosure Documents List. Within two weeks of the date of this Agreement, USW shall have provided to ACC true and complete copies of each of the documents described on the Disclosure Documents List attached hereto as Schedule 8.2(k), which shall be in form and substance satisfactory to ACC.

    (l) Exhibits. Within two weeks of the date of this Agreement, USW and ACC shall have agreed upon the form of Exhibits A, B and C to be attached hereto.

    (m) Schedules. Within seven days of the date of this Agreement, USW shall have furnished ACC with an updated USW Disclosure Letter which shall not vary materially from the USW Disclosure Letter delivered to ACC by USW on the date hereof.

  Section 8.3 Additional Conditions to Obligations of USW. The obligation of USW to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by USW:

    (a) Representations and Warranties. The representations and warranties of ACC and Sub set forth of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made. USW shall have received a certificate signed on behalf of ACC by an executive officer of ACC to such effect.

    (b) Performance Obligations. ACC and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and USW shall have received a certificate signed on behalf of ACC by an executive officer of ACC to such effect.

    (c) No ACC Material Adverse Effect. No ACC Material Adverse Effect shall have occurred, and USW shall have received a certificate signed on behalf of ACC by an executive officer of ACC to such effect. Notwithstanding anything herein to the contrary, neither a decrease in the market price or trading volume of ACC Class A Common Stock nor the failure of ACC to meet the earnings predictions of equity analysts for any period ending (or for which earnings are released) after the date of this Agreement and prior to the Closing Date shall be deemed by themselves to constitute an ACC Material Adverse Effect.

    (d) Fairness Opinion. USW shall have received an opinion from Bengur, Bryan & Co., Inc. that the terms of the transactions contemplated by this Agreement are fair to the shareholders of USW as of the Closing Date.

                                  ARTICLE IX

                           TERMINATION AND AMENDMENT

  Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 9.1(b) through Section 9.1(d), by written notice by the terminating party to the other party):

    (a) by the mutual written consent of ACC, Sub and USW;

    (b) by either ACC or USW if the Merger shall not have been consummated by March 31, 1998; provided, however, that if the Merger shall not have been consummated due to the waiting period (or any extension thereof) under the HSR Act not having expired or been terminated, or due to an action having been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, then such date shall be extended to September 30, 1998, and provided further that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

    (c) by either ACC or USW if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Article VII of this Agreement; or

    (d) by ACC and Sub if (i) USW shall have misstated any representation or is in breach of any warranty contained herein which would result in USW being unable to satisfy the conditions to Closing set forth in Section 8.1 or 8.2 or (ii) USW shall have breached any covenant, undertaking or restriction contained herein which would result in USW being unable to satisfy the conditions to Closing set forth in Section 8.1 or 8.2 or (iii) any party to a Shareholder Tender Agreement (other than ACC or Sub) shall have violated the provisions thereof; or

    (e) by USW if (i) ACC or Sub shall have misstated any representation or is in breach of any warranty contained herein which would result in ACC being unable to satisfy the conditions to Closing set forth in Section 8.1 or 8.3 or (ii) ACC or Sub shall have breached any covenant, undertaking or restriction contained herein which would result in ACC being unable to satisfy the conditions to Closing set forth in Section 8.1 or 8.3.

  Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and of no effect, and there shall be no liability or obligation on the part of ACC, USW, Sub or their respective officers, directors, stockholders, shareholders or affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Section 7.19 and of Article X concerning the confidentiality of certain information shall remain in full force and effect and survive any termination of this Agreement.

  Section 9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of USW, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval.

  Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X

                      CONFIDENTIALITY AND NON-DISCLOSURE

  Section 10.1 Evaluation Material. In connection with the Merger and the transactions contemplated by this Agreement, USW has provided to ACC and ACC has provided to USW (in each case the providing party is herein referred to as the "Disclosing Company" and the receiving party is herein referred to as the "Receiving Party") certain documents and information (including information in verbal, visual, written and/or electronic format) relating to the Disclosing Company's business, which are not generally available to others, and are protected by the Disclosing Company against unrestricted disclosure to others ("Evaluation Material"). Evaluation Material shall not include any document or information that (a) was known to the Receiving Company prior to the commencement of any disclosure of Evaluation Material by the Disclosing Company or its Representatives (as defined in Section 10.2) to the Receiving Company; (b) was or is independently developed by the Receiving Company without use of Evaluation Material; (c) is now or hereafter becomes available to the public other than as a consequence of a breach by the Receiving Party of its obligations under this Article X and (d) is or becomes available to the Receiving Company on a nonconfidential basis from a source (other than the Disclosing Company) which, to the best of the Receiving Company's knowledge after due inquiry, is not prohibited from disclosing such information to the Receiving Company by a legal, contractual or fiduciary obligation to the Disclosing Company.

  Section 10.2 Use of Evaluation Material. Unless and until the Merger is consummated, all Evaluation Material will be used solely for the purpose of evaluating the Merger and the transactions contemplated by this Agreement and the planning for the implementation of the Merger and such Evaluation Material shall be kept strictly confidential by the Receiving Company and those of its directors, officers, employees and advisors to whom disclosure is necessary for the performance of such evaluation and such planning (collectively referred to as the "Representatives"), it being understood that these Representatives have been or shall be informed of the confidential nature of the Evaluation Material and shall agree to be bound by the provisions of this
Article X, and to refrain from disclosing and to not disclose the Evaluation Material to any other person. Without limiting the generality of the foregoing, upon the consummation of the Merger, only ACC shall be permitted to disclose the Evaluation Material of both ACC and USW. The Receiving Company shall cause its Representatives to observe the terms of this Article X, and the Receiving Company shall be responsible for any breach of this Article X by any of its Representatives.

  Section 10.3 Mandatory Disclosure. In the event that the Receiving Company or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, other demand or request by a governmental agency or other application of statutes, rules and regulations under the Federal securities laws or similar process) to disclose any of the Evaluation Material, the Receiving Company shall provide the Disclosing Company with prompt prior written notice of such requirement prior to such disclosure. In the event that a protective order or other remedy is not obtained, or that the Disclosing Company waives compliance with the provision hereof, the Receiving Company agrees to furnish only that portion of the Evaluation Material which the Receiving Company is legally required to furnish and, where appropriate, to exercise its best efforts to obtain assurances that confidential treatment will be accorded such Evaluation Material.

  Section 10.4 Return of Evaluation Material. If the Merger is not consummated or if the Disclosing Company so requests, the Receiving Company shall promptly return to the Disclosing Company all copies of Evaluation Material in its possession or in the possession of its Representatives which consists of written or visual material, and the Receiving Company shall destroy all copies of any analyses, compilations, studies or other documents prepared by the Receiving Company or for the Receiving Company's use containing any Evaluation Material. Notwithstanding the return or destruction of the Evaluation Material, each party and its Representatives shall continue to be bound by its obligations of confidentiality and other obligations hereunder. Any destruction required pursuant to this Section 10.4 shall be certified in writing to the applicable party by an authorized officer supervising such destruction.

  Section 10.5 Injunctive Relief. ACC and USW understand and agree that money damages will not be a sufficient remedy for any breach of this Article X by either party or any of their respective Representatives and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article X but shall be in addition to all other remedies available at law or in equity.

                                  ARTICLE XI

                              GENERAL PROVISIONS

  Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to ACC or Sub, to:

    ACC Corp.
    400 West Avenue
    Rochester, New York 14611
    Attention: Steven M. Dubnik, President and
               Chief Operating Officer, ACC North America
    Fax: 716-987-3450

    with a copy to:

    ACC Corp.
    400 West Avenue
    Rochester, New York 14611
    Attention: Daniel J. Venuti
               Vice President Legal & Regulatory Affairs and
               General Counsel, ACC TeleCom
    Fax: 716-987-3450

    and a copy to:

    Nixon, Hargrave, Devans & Doyle LLP
    Clinton Square
    Post Office Box 1051
    Rochester, New York 14603
    Attention: James A. Locke III, Esq.
    Fax: 716-263-1600

  (b) if to USW, to:

    US WATS, Inc.
    111 Presidential Boulevard
    Suite 114
    Bala Cynwyd, Pennsylvania 19004
    Attention: President
    Fax: 610-667-1929

    with a copy to:

    Morgan, Lewis & Bockius LLP
    2000 One Logan Square
    Philadelphia, Pennsylvania 19103-6993
    Attention: Stephen M. Goodman, Esq.
    Fax: 215-963-5299

  (c) If to the Shareholders or Option Holders (as defined in Section 7.10 hereof) to: the address of such Holder as set forth in the stock transfer books and other applicable records of USW.

  Section 11.2 Interpretation. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to a party's "knowledge" means actual knowledge of such party and its Subsidiaries after reasonable inquiry of such party's and its Subsidiaries' directors, officers, and other management-level employees who could reasonably be expected to have knowledge of such matters.

  Section 11.3 Schedules. The USW Disclosure Letter, containing exceptions to certain representations and warranties in this Agreement shall be arranged in separate parts corresponding to the numbered and lettered sections, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other Section of the USW Disclosure Letter which clearly identifies the particular item being referred is set forth therein).

  Section 11.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  Section 11.5 Nonsurvival of Representations, Warranties and
Agreements. Except as explicitly set forth in this Agreement, none of the representations, warranties and agreements in this Agreement or in any closing certificate delivered pursuant to this Agreement shall survive the Closing and the Effective Time.

  Section 11.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein, including the USW Disclosure Letter) constitutes the entire agreement and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, other than the Non-Disclosure Agreement dated August 1, 1997 between ACC and USW.

  Section 11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law except that the DGCL shall, to the extent applicable, govern the procedures to be taken hereunder to effect the Merger.

  Section 11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  Section 11.9 Third Party Beneficiary. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement, except that the persons who are shareholders of USW immediately prior to the Effective Time of the Merger (and their successors and assigns) are express intended third party beneficiaries of Articles II and III, Section 7.10, and, to the extent relevant to any of the foregoing, Article XI and as such are entitled to rely on the provisions hereof as if a party hereto.

  Section 11.10 No Rule of Construction. The parties acknowledge that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

  Section 11.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  IN WITNESS WHEREOF, each of ACC, Sub and USW has caused this Agreement to be signed by its respective officer thereunto duly authorized, as of the date first written above.


ACC CORP.                                 US WATS, INC.

         /s/ Steve M. Dubnik                       /s/ Stephen Parker
By: _________________________________     By: _________________________________
Title: President and COO--North America   Title: Chairman and CEO

ACC ACQUISITION--BLUE CORP.

         /s/ Steve M. Dubnik
By: _________________________________
Title: Authorized Agent

                                                              Exhibit A to
                                                              Agreement
                                                              and Plan of
                                                              Merger

                            FORM OF POOLING LETTER

                                                                         , 1998

ACC Corp.
400 West Avenue
Rochester, New York 14611

US WATS, Inc.
111 Presidential Boulevard
Suite 114
Bala Cynwyd, Pennsylvania 19004

Ladies and Gentlemen:

  Pursuant to the terms of the Agreement and Plan of Merger dated as of October 28, 1997 (the "Agreement") by and among ACC Corp., a Delaware corporation ("ACC"), ACC Acquisition-Blue Corp., a Delaware corporation ("Sub") and US WATS, Inc., a New York corporation ("USW"), Sub will be merged with and into USW with USW to be the surviving corporation in the Merger (the "Merger").

  The undersigned represents, warrants and covenants with and to ACC and USW that:

    A. The undersigned understands that the Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the undersigned's compliance with certain of the covenants and agreements, set forth herein. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interests in, or acquire or sell any options or other securities relating to securities of ACC or USW that would be intended to reduce the undersigned's risk relative to, any shares of common stock of either ACC or USW beneficially owned by the undersigned, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as ACC publicly releases a report (the "Combined Financial Results Report") covering at least 30 days of combined operations of ACC after the Merger.

    B. The undersigned also understands that stop transfer instructions will be given to the transfer agents of ACC and USW in order to prevent any breach of the covenants and agreements make by the undersigned in paragraph A, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

    C. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of ACC and USW that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

                                          Very truly yours,

                                          _____________________________________
                                          [Name]

Accepted this       day of

______________________________, 1998.

ACC CORP.


By:__________________________________
Name:
Title:

                                                              Exhibit B to
                                                              Agreement
                                                              and Plan of
                                                              Merger

                          FORM OF AFFILIATE AGREEMENT

                                                               January   , 1998

ACC Corp.
400 West Avenue
Rochester, New York 14611

US WATS, Inc.
111 Presidential Boulevard
Suite 114
Bala Cynwyd, Pennsylvania 19004

Ladies and Gentlemen:

  The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of US WATS, Inc., a New York corporation ("USW"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of October 28, 1997 (the "Agreement") by and among ACC Corp., a Delaware corporation ("ACC"), ACC Acquisition-Blue Corp., a Delaware corporation and a wholly-owned subsidiary of ACC ("Sub") and USW, Sub will be merged with and into USW with USW to be the surviving corporation in the merger (the "Merger").

  As a result of the Merger, the undersigned will receive shares of Class A Common Stock, par value $0.015 per share, of ACC (the "ACC Common Stock") in exchange for shares owned by the undersigned of Common Stock, par value $0.001 per share, of USW (the "USW Common Stock").

  The undersigned represents, warrants and covenants to ACC and USW that as of the date the undersigned receives any ACC Common Stock as a result of the
Merger:

    A. The undersigned shall not make any sale, transfer or other disposition of the ACC Common Stock in violation of the Act or the Rules and Regulations.

    B. The undersigned has carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the ACC Common Stock to the extent the undersigned felt necessary with the undersigned's counsel or counsel for USW.

    C. The undersigned has been advised that the issuance of ACC Common Stock to the undersigned pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger is submitted for a vote of the stockholders of USW, the undersigned may be deemed to be an affiliate of USW, the undersigned may not sell, transfer or otherwise dispose of the ACC Common Stock issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to ACC, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

    D. The undersigned also understands that there will be placed on the certificates for the ACC Common Stock issued to the undersigned or any substitution thereof, a legend stating in substance:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF LETTER AGREEMENTS BETWEEN THE REGISTERED HOLDER HEREOF AND ACC CORP., COPIES OF WHICH AGREEMENTS ARE ON FILE AT THE PRINCIPAL OFFICES OF ACC CORP."

    E. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of ACC, USW and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such entities and their respective counsel and accountants.

    F. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of ACC and USW that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

  Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of USW as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          _____________________________________
                                          Name:

Accepted this       day of

______________________________, 1998.

ACC CORP.

By:__________________________________
Name:
Title:

                                                              Exhibit C to
                                                              Agreement
                                                              and Plan of
                                                              Merger

                NON-COMPETITION AND NON-SOLICITATION AGREEMENT

  This Non-Competition and Non-Solicitation Agreement (the "Agreement") is
made this      day of                 , 1998 ("Effective Date") between ACC
Corp., a Delaware corporation ("ACC") and                 ("Shareholder") as a
holder of capital stock of US WATS, Inc., a New York corporation ("USW").

  WHEREAS, this Agreement is made pursuant to the terms of the Agreement and Plan of Merger ("Merger Agreement"), dated as of October 28, 1997, by and among ACC, ACC Acquisition-Blue Corp. and USW pursuant to which ACC is acquiring all of the outstanding capital stock of USW as described in the Merger Agreement; and

  WHEREAS, the covenants and agreements contained in this Agreement are important to the value and prospects of the business of USW and an important part of the benefits which ACC will receive in connection the Merger Agreement; and

  WHEREAS, Shareholder has had access to confidential and proprietary information concerning the business of USW; and

  WHEREAS, one of the obligations under, and conditions to, the consummation of the transactions contemplated by the Merger Agreement is that Shareholder enter into this Agreement not to engage, directly or indirectly, in the business engaged in by USW or ACC or any activities competitive with such business, to maintain all information regarding the business of USW in confidence, not to solicit the employees, agents, customers and others with business relationships with USW and ACC and not to engage in certain other activities and transactions involving ACC and/or its management; and

  WHEREAS, Shareholder acknowledges that an important part of the benefits which ACC will receive in connection with the transactions contemplated by the Merger Agreement are the non-competition, non-disclosure and non-solicitation covenants of Shareholder contained in this Agreement;

  WHEREAS, the provisions of this Agreement are essential to protect the business of USW acquired by ACC pursuant to the Merger Agreement; and

  WHEREAS, ACC would not enter into the Merger Agreement or consummate the transactions contemplated thereby but for this Agreement;

  NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. Definitions. The terms set forth below shall have the following meanings:

      "Affiliate" means, with respect to Shareholder, any partner, parent, subsidiary, or officer, director, member or manager of any entity which directly or indirectly, is controlled by Shareholder, whether through the ownership of securities, by contract or otherwise, and their respective heirs, personal representatives and successors.

      "Business" means providing voice and data telecommunications and related services as conducted on the date hereof as described in the 1997 Annual Report on Form 10-K of ACC, including, without limitation, the sale or resale of (whether on a switchless, switched or facility-based or other basis) switched or dedicated long distance services, internet access, calling card services, private data service, conference calling, voice messaging, fax broadcasting or local telephone service.

      "Confidential Information" shall mean any confidential or proprietary information of USW or ACC, including without limitation any "know-how", trade secrets, specifications, engineering drawings, blueprints, technical and computer data, documentation and software, customer lists or information relating to customers, details of corporate organization and activities, legal matters, details of client, consultant or supplier contracts, pricing policies, operational methods, financial, business or marketing plans or strategies, product or service development techniques or plans, technical processes, designs and design projects and information, discoveries, innovations, inventions, improvements and research and development projects and information, business acquisition plans and new personnel acquisition plans related to USW or ACC or the Business of either of them. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to information that currently is or later becomes generally available to the public, other than as a result of a disclosure after the date hereof by USW or ACC or any agent or other representative of any of them acting with their knowledge or at their request. The Shareholder shall not have any obligation hereunder to keep confidential any of the Confidential Information to the extent disclosure of any thereof is required by judicial or administrative process, or, in the reasonable opinion of his counsel, by any other mandatory requirements of law or process, or determined in good faith by such party to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement, or which can be shown to have been provided to the Shareholder by a third party who obtains such information other than as a result of a breach of this Agreement or any other obligation of confidentiality; provided, however, that in the event disclosure is required by law or process, the party concerned shall provide ACC with prompt notice of such requirement so that ACC may seek an appropriate protective order.

      "Effective Date" means the Closing Date as defined in the Merger
    Agreement.

      "Person" means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, or any other entity, wherever located or organized.

      "Restricted Persons" shall mean Shareholder and his Affiliates.

      "Restricted Period" shall mean the period beginning on the Effective Date and ending on the second anniversary thereof.

    2. Non-Competition. During the Restricted Period, each of the Restricted Persons shall not, directly or indirectly, on their own behalf or on behalf of any other Person in any manner whatsoever in the United States, Canada, United Kingdom, Germany or France:

      (a) engage, in any way or to any extent, in the Business in competition with ACC, USW or any of their direct or indirect subsidiaries; or

      (b) whether as a principal, agent, consultant, proprietor, stockholder, joint venturer, investor, employee, partner, member, manager or in any other capacity, own, manage, control, invest in or acquire an interest in or participate in the ownership, management or control of, or render services directly or indirectly relating to the Business to, any person, corporation, partnership, limited liability company, limited liability partnership, proprietorship, firm, association or other business entity engaged in any way and to any extent in the Business in competition with ACC, USW or any of their direct or indirect subsidiaries.

    Notwithstanding any provision of this Section to the contrary, any one or more of the Shareholder and/or any of its Affiliates may own, individually or collectively, directly or indirectly, securities of any entity traded on any national securities exchange or national market system which engages in a business competitive with the Business, if the Shareholder or any of its Affiliates is not a controlling shareholder or a member of a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of controlling shareholders of such entity, and the Shareholder or any of its Affiliates does not, directly or indirectly, individually or in the aggregate, own five percent (5%) or more of any class of securities of such entity.

    3. Non-Disclosure. Shareholder acknowledges that USW has developed trade secrets and confidential information concerning its business and that Shareholder's involvement in management of USW has given Shareholder knowledge of the trade secrets, customer information and other confidential and proprietary information of USW. Shareholder shall, and shall cause its Affiliates to, protect, preserve, and maintain in strict confidence all Confidential Information, and neither the Shareholder nor any of its Affiliates shall, at any time, divulge, furnish or make accessible to anyone, nor directly or indirectly disclose or permit to be disclosed to anyone, or use or otherwise exploit or permit to be exploited for its own benefit or for the benefit of anyone other than ACC, or in competition with or in a manner otherwise detrimental to the interests of the ACC, any Confidential Information.

    4. Non-Solicitation. During the Restricted Period, the Restricted Persons shall not, directly or indirectly, on their own behalf or on behalf of any other Person in any manner whatsoever: (a) induce or endeavor to induce or hire any employee or agent of or consultant to USW ("Covered Person") to terminate his, her or its association with USW, ACC or any of their direct or indirect subsidiaries or in any manner interfere with the relationship of USW, ACC or any of their direct or indirect subsidiaries with such Covered Person; or (b) induce or endeavor to induce, or assist others to induce any customer of the Business of USW or ACC or any of their direct or indirect subsidiaries to terminate or reduce its relationship with USW, ACC or any of their direct or indirect subsidiaries in connection with the Business or do anything, directly or indirectly, to interfere with the business relationship between USW, ACC and its direct and indirect subsidiaries and any such Person; (c) solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any potential customer or supplier of ACC or any of its direct or indirect subsidiaries for the purpose of competing with the Business of USW or ACC or any of their direct or indirect subsidiaries; or (d) in any manner whatsoever, induce or endeavor to induce, or assist others to induce, any customer or any Person purchasing or distributing the products or services of the Business of USW, ACC or any of their direct or indirect subsidiaries to terminate or reduce its use, purchase or further purchase of such products or services or to purchase substitute or replacement products or services from any Person other than USW, ACC or their direct or indirect subsidiaries.

    5. Rights and Remedies Upon Breach. In the event that any Restricted Person breaches or threatens to commit a breach of any provision of this Agreement, ACC and/or USW shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights and remedies available to ACC and/or USW under law or in equity, and each of which may be pursued by ACC and/or USW in any order that either of them desires:

      (a) Specific Performance. The right and remedy to have the provisions of this Agreement specifically enforced by injunctive relief in any court of competent jurisdiction, without posting a bond or other security of any kind whatsoever, it being agreed that any breach of this Agreement would cause irreparable injury to ACC and/or USW and that money damages alone would not provide an adequate remedy to ACC and/or USW.

      (b) Accounting. The right and remedy to require the Shareholder and/or its Affiliates to account for and pay over to ACC all profits, monies, accruals or other benefits derived or received by the Shareholder and/or its Affiliates as the result of transactions constituting a breach of this Agreement.

      (c) Money Damages. The right and remedy to recover money damages insofar as they can be determined.

      (d) Costs of Enforcement. In the event that a court of competent jurisdiction determines that a Restricted Person has breached any of the provisions of this Agreement, ACC and/or USW shall have the right to be paid by Shareholder and/or the breaching Affiliate all of ACC's and/or USW's costs and expenses, including reasonable attorneys' fees and disbursements, incurred in enforcing the terms of this Agreement. If, however a court of competent jurisdiction does not rule in favor of such action to enforce the terms of this Agreement, the Shareholder shall have the right to be paid by ACC and/or USW all of such Shareholder's costs and expenses, including reasonable attorneys' fees and disbursements, incurred in defending such action.

    6. Representations.

      (a) The Shareholder hereby represents and warrants to ACC that (i) the recitals to this Agreement insofar as they relate to the Shareholder and any of its Affiliates are accurate, (ii) this Agreement has been duly and validly authorized, executed and delivered by the Shareholder, and (iii) upon the execution and delivery of this Agreement by the Shareholder and ACC, this Agreement shall be the valid and binding obligation of the Shareholder enforceable against it in accordance with its terms.

      (b) ACC hereby represents and warrants to the Shareholder that (i) the recitals to this Agreement insofar as they relate to ACC are accurate, (ii) this Agreement has been duly and validly authorized, executed and delivered by ACC, and (iii) upon the execution and delivery of this Agreement by ACC and the Shareholder, this Agreement shall be the valid and binding obligation of ACC enforceable against it in accordance with its terms.
    7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

    8. Jurisdiction, Venue. In the event of any action or proceeding with respect to any matter pertaining to this Agreement, each of the parties hereto hereby waives the right to a trial by jury. The parties hereto hereby irrevocably consent to the nonexclusive jurisdiction and venue of the Courts of the State of New York and of any Federal Court located in the Western District of New York in connection with any action or proceeding arising out of or relating to this Agreement. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Shareholder hereby waives personal service of any process in connection with any such action or proceeding and agrees that the service thereof may be made by certified or registered mail addressed to or by personal delivery to Shareholder at the address for notices set forth in Section 11 of this Agreement. In the alternative, in its discretion, ACC or USW may effect service upon Shareholder in any other form or manner permitted by law.

    9. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters set forth herein. The failure by any party to exercise any right under, or to object to the breach by any other party of any term, provision or condition of, this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of the Agreement. Any consent granted pursuant to this Agreement shall be in writing, executed by the person authorized by the consenting party to receive notices, and shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements. No action taken pursuant to this Agreement shall be deemed a waiver or consent by the party taking such action of compliance by the other party with any of the covenants or obligations of the other party contained in this Agreement.

    10. Binding Agreement; Amendment. This Agreement shall be binding upon and inure to the benefit of the parties, the Affiliates of the Shareholder and the successors and assigns of ACC. This Agreement may be amended, modified or terminated only by a written instrument executed by the parties hereto.

    11. Notices. All notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally, (b) when sent by telecopy to the telecopy number below where the party to whom the notice is sent has such a number, (c) the second day following the day on which the same has been delivered prepaid to a national air courier service, or (d) three business days following deposit in the mails, registered or certified, postage prepaid, in each case addressed as follows (or to such other address as shall from time to time be supplied in writing by any party hereto):

    If to ACC or USW, to:

    ACC Corp.
    400 West Avenue
    Rochester, New York 14611
    Attention: Chief Financial Officer
    Facsimile: (716) 987-3335
    With a copy to:

    ACC Corp.
    400 West Avenue
    Rochester, New York 14611
    Attention: Corporate Counsel
    Facsimile: (716) 987-3335

    If to Shareholder to:

    _____________________________________

    _____________________________________

    _____________________________________
    Facsimile:

    With a copy to:

    _____________________________________

    _____________________________________

    _____________________________________
    Facsimile:

  or to such other Person, address or telecopy number as any of the foregoing may have designated for that purpose by notice to the others.

    12. Judicial Modification. If any court of competent jurisdiction determines that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, to the extent reasonably necessary for the protection of ACC and USW and, in its reduced form, such provision shall then be enforceable. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

    13. Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to parties hereto, regardless of which party was generally responsible for preparation of this Agreement.

    14. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not in any way intended to define, interpret, describe or otherwise limit the scope, extent or intent of this Agreement or any of its provisions.

    15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          ACC:

                                          ACC CORP.


                                          By __________________________________


                                          Title _______________________________

                                          SHAREHOLDER:

                                          _____________________________________
                                          [Name]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          Exhibit D to Agreement
                                                              and Plan of
                                                              Merger


                    SHAREHOLDER VOTING AND TENDER AGREEMENT

                                 BY AND BETWEEN

                           ACC ACQUISITION-BLUE CORP.

                                      AND

                               ----------------

                          DATED AS OF OCTOBER 28, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SHAREHOLDER VOTING AND TENDER AGREEMENT

  SHAREHOLDER VOTING AND TENDER AGREEMENT, dated as of October 28, 1997 (this "Agreement"), by and between ACC Acquisition-Blue Corp., a Delaware
corporation ("Purchaser"), and                     ("Shareholder").

  WHEREAS, the Shareholder is the owner of              shares (the "Shares")
of Common Stock, $.001 par value per share (the "Common Stock") of US WATS, Inc., a New York corporation (the "Company"); and

  WHEREAS, ACC Corp., a Delaware corporation ("Parent"), the Purchaser and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), which provides, among other things, that, upon the terms and subject to the conditions therein, Purchaser will exchange shares of ACC Corp. Class A Common Stock for all of the outstanding shares of Common Stock and will merge with the Company (the "Merger"); and

  WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Purchaser has requested that the Shareholder agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Shareholder has agreed, to enter into this Agreement.

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

  1. Representations, Warranties and Covenants of the Shareholder. The Shareholder represents, warrants and covenants to the Purchaser as follows:

    (a) The Shareholder is the sole lawful, record and beneficial owner of, and has good, valid and marketable title to, all the Shares, and there exist no liens, claims, security interests, options, proxies, voting agreements, charges or encumbrances of whatever nature ("Liens") affecting the Shares.

    (b) Upon transfer to the Purchaser by the Shareholder of the Shares upon consummation of the Merger, Purchaser will have good, valid and marketable title to the Shares, free and clear of all Liens.

    (c) The Shares constitute all of the securities (as defined in Section 3(a)(10) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which definition will apply for all purposes of this Agreement) of the Company beneficially owned (as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement), directly or indirectly, by the Shareholder (excluding any securities beneficially owned by any of its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, which definition will apply for all purposes of this Agreement) as to which it does not have voting or investment power).

    (d) Except for the Shares, the Shareholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Shareholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable) that allows or obligates it to vote or acquire any securities of the Company.

    (e) The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any Lien on any Shares under,
  (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or by which the Shareholder is bound or (ii) any judgment, writ, decree, order or ruling applicable to the Shareholder.

    (f) Neither the execution and delivery of this Agreement nor the performance by the Shareholder of his obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to the Shareholder or require any consent, authorization or approval of, filing with or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), or the federal securities laws or the federal communications laws.

  2. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Shareholder as follows:

    (a) Purchaser is duly organized and validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that (i) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

    (b) The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations hereunder will not, constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its certificate of incorporation or bylaws or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser is bound.

    (c) Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will violate any order, writ, injunction, judgment, ruling, law, decree, statute, rule or regulation applicable to Purchaser or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act, the federal securities laws or the federal communications law.

  3. Restriction on Transfer of the Shares. During the term of this Agreement, except as otherwise provided herein, the Shareholder will not (a) offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any Lien any of the Shares, (b) acquire any shares of Common Stock or other securities of the Company (otherwise than in connection with a transaction of the type described in Section 7 and any such additional shares or securities will be deemed Shares and included in the Shares subject to this Agreement), (c) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of the shares or any shares of Common Stock or any other securities of the Company.

  4. Tender of Shares. In the event the Shareholder takes or proposes to take any action in violation of paragraph 3, then the Purchaser shall have an option to purchase the Shares at the USW Per Share Price set forth in Section 3.1(g) of the Merger Agreement and the Shareholder will tender and sell all of the Shares on such terms.

  5. Voting of Shares. The Shareholder, by this Agreement, does hereby constitute and appoint Purchaser, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as his true and lawful attorney and proxy for and in his, her or its name, place and stead, to vote each of such Shares at any annual, special or adjourned meeting of the stockholders of the Company (and this appointment will include the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company which may be required or permitted by applicable law) (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and hereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement; and (c) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or one of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iii) (A) any change in a majority of the persons who constitute the board of directors of the Company as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws, as amended to date; (C) any other material change in the Company's corporate structure or business; or (D) any other action which, in the case of each of the matters referred to in clauses
(iii)(A), (B), (C) and (D), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement. This proxy and power of attorney is a proxy and power coupled with an interest, and the Shareholder declares that it is irrevocable. The Shareholder hereby revokes all and any other proxies with respect to the Shares that it may have heretofore made or granted.

  6. Enforcement of the Agreement. The Shareholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

  7. Adjustments. The number and type of securities subject to this Agreement will be appropriately adjusted in the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing the Shareholder's ownership of the Company's capital stock or other securities.

  8. Termination. This Agreement will terminate on the date the Merger Agreement is terminated in accordance with its terms.

  9. Expenses. All fees and expenses incurred by either of the parties hereto will be borne by the party incurring such fees and expenses.

  10. Brokerage. Purchaser and the Shareholder each represent and warrant to the other that the negotiations relevant to this Agreement have been carried on by Purchaser and the Shareholder directly with each other, and that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Each of Purchaser and the Shareholder will indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of action taken by it.

  11. Miscellaneous.

  (a) All representations and warranties contained herein will survive the termination hereof.

  (b) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in a writing which is signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

  (c) This Agreement contains the entire agreement among Purchaser and the Shareholder with respect to the subject matter hereof, and supersedes all prior agreements among Purchaser and the Shareholder with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

  (d) This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state.

  (e) The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

  (f) All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

  If to the Shareholder to:

    -------------------------------------

    -------------------------------------

    -------------------------------------

    -------------------------------------

  If to the Purchaser to:

    ACC Acquisition Corp.
    400 West Avenue
    Rochester, New York 14611
      Attention: Steve M. Dubnik
                  President and CEO
                  North American Operations

    with copies to:

      Nixon, Hargrave, Devans & Doyle LLP
      Clinton Square
      P. O. Box 1051
      Rochester, New York 14603
      Attention: James A. Locke III, Esq.

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

  (g) This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

  (h) This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests and obligations under this Agreement will be assigned by any of the parties hereto without the prior written consent of the other parties, except that Purchaser will have the right to assign to Purchaser or any other direct or indirect wholly owned subsidiary of Parent any and all rights and obligations of Purchaser under this Agreement, including the right to purchase Shares tendered by the Shareholder pursuant to the terms hereof and the Exchange and Merger, provided that any such assignment will not relieve Purchaser from any of its obligations hereunder.

  (i) If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

  (j) The Shareholder hereby irrevocably and unconditionally (i) consents to submit to the jurisdiction of the courts of the State of New York and of the federal courts located in Rochester, New York for any disputes arising out of or relating to this Agreement, (ii) waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any such court, and (iii) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

  (k) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                                          ACC Acquisition-Blue Corp.

                                          By: _________________________________
                                          Name:
                                          Title:

                                          -------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                       EXHIBIT B


                    SHAREHOLDER VOTING AND TENDER AGREEMENT

                                 BY AND BETWEEN

                           ACC ACQUISITION-BLUE CORP.

                                      AND

                               ----------------

                          DATED AS OF OCTOBER 28, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SHAREHOLDER VOTING AND TENDER AGREEMENT

  SHAREHOLDER VOTING AND TENDER AGREEMENT, dated as of October 28, 1997 (this "Agreement"), by and between ACC Acquisition-Blue Corp., a Delaware
corporation ("Purchaser"), and                     ("Shareholder").

  WHEREAS, the Shareholder is the owner of              shares (the "Shares")
of Common Stock, $.001 par value per share (the "Common Stock") of US WATS, Inc., a New York corporation (the "Company"); and

  WHEREAS, ACC Corp., a Delaware corporation ("Parent"), the Purchaser and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), which provides, among other things, that, upon the terms and subject to the conditions therein, Purchaser will exchange shares of ACC Corp. Class A Common Stock for all of the outstanding shares of Common Stock and will merge with the Company (the "Merger"); and

  WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Purchaser has requested that the Shareholder agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Shareholder has agreed, to enter into this Agreement.

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

  1. Representations, Warranties and Covenants of the Shareholder. The Shareholder represents, warrants and covenants to the Purchaser as follows:

    (a) The Shareholder is the sole lawful, record and beneficial owner of, and has good, valid and marketable title to, all the Shares, and there exist no liens, claims, security interests, options, proxies, voting agreements, charges or encumbrances of whatever nature ("Liens") affecting the Shares.

    (b) Upon transfer to the Purchaser by the Shareholder of the Shares upon consummation of the Merger, Purchaser will have good, valid and marketable title to the Shares, free and clear of all Liens.

    (c) The Shares constitute all of the securities (as defined in Section 3(a)(10) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which definition will apply for all purposes of this Agreement) of the Company beneficially owned (as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement), directly or indirectly, by the Shareholder (excluding any securities beneficially owned by any of its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, which definition will apply for all purposes of this Agreement) as to which it does not have voting or investment power).

    (d) Except for the Shares, the Shareholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Shareholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable) that allows or obligates it to vote or acquire any securities of the Company.

    (e) The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any Lien on any Shares under,
  (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or by which the Shareholder is bound or (ii) any judgment, writ, decree, order or ruling applicable to the Shareholder.

    (f) Neither the execution and delivery of this Agreement nor the performance by the Shareholder of his obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to the Shareholder or require any consent, authorization or approval of, filing with or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), or the federal securities laws or the federal communications laws.

  2. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Shareholder as follows:

    (a) Purchaser is duly organized and validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that (i) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

    (b) The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations hereunder will not, constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its certificate of incorporation or bylaws or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser is bound.

    (c) Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will violate any order, writ, injunction, judgment, ruling, law, decree, statute, rule or regulation applicable to Purchaser or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act, the federal securities laws or the federal communications law.

  3. Restriction on Transfer of the Shares. During the term of this Agreement, except as otherwise provided herein, the Shareholder will not (a) offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any Lien any of the Shares, (b) acquire any shares of Common Stock or other securities of the Company (otherwise than in connection with a transaction of the type described in Section 7 and any such additional shares or securities will be deemed Shares and included in the Shares subject to this Agreement), (c) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of the shares or any shares of Common Stock or any other securities of the Company.

  4. Tender of Shares. In the event the Shareholder takes or proposes to take any action in violation of paragraph 3, then the Purchaser shall have an option to purchase the Shares at the USW Per Share Price set forth in Section 3.1(g) of the Merger Agreement and the Shareholder will tender and sell all of the Shares on such terms.

  5. Voting of Shares. The Shareholder, by this Agreement, does hereby constitute and appoint Purchaser, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as his true and lawful attorney and proxy for and in his, her or its name, place and stead, to vote each of such Shares at any annual, special or adjourned meeting of the stockholders of the Company (and this appointment will include the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company which may be required or permitted by applicable law) (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and hereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement; and (c) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or one of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iii) (A) any change in a majority of the persons who constitute the board of directors of the Company as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws, as amended to date; (C) any other material change in the Company's corporate structure or business; or (D) any other action which, in the case of each of the matters referred to in clauses
(iii)(A), (B), (C) and (D), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement. This proxy and power of attorney is a proxy and power coupled with an interest, and the Shareholder declares that it is irrevocable. The Shareholder hereby revokes all and any other proxies with respect to the Shares that it may have heretofore made or granted.

  6. Enforcement of the Agreement. The Shareholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

  7. Adjustments. The number and type of securities subject to this Agreement will be appropriately adjusted in the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing the Shareholder's ownership of the Company's capital stock or other securities.

  8. Termination. This Agreement will terminate on the date the Merger Agreement is terminated in accordance with its terms.

  9. Expenses. All fees and expenses incurred by either of the parties hereto will be borne by the party incurring such fees and expenses.

  10. Brokerage. Purchaser and the Shareholder each represent and warrant to the other that the negotiations relevant to this Agreement have been carried on by Purchaser and the Shareholder directly with each other, and that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Each of Purchaser and the Shareholder will indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of action taken by it.

  11. Miscellaneous.

  (a) All representations and warranties contained herein will survive the termination hereof.

  (b) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in a writing which is signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

  (c) This Agreement contains the entire agreement among Purchaser and the Shareholder with respect to the subject matter hereof, and supersedes all prior agreements among Purchaser and the Shareholder with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

  (d) This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state.

  (e) The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

  (f) All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

  If to the Shareholder to:

  If to the Purchaser to:

    ACC Acquisition Corp.
    400 West Avenue
    Rochester, New York 14611
    Attention: Steve M. Dubnik
    President and CEO
    North American Operations

    with copies to:

    Nixon, Hargrave, Devans & Doyle LLP
    Clinton Square
    P. O. Box 1051
    Rochester, New York 14603
    Attention: James A. Locke III, Esq.

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

  (g) This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

  (h) This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests and obligations under this Agreement will be assigned by any of the parties hereto without the prior written consent of the other parties, except that Purchaser will have the right to assign to Purchaser or any other direct or indirect wholly owned subsidiary of Parent any and all rights and obligations of Purchaser under this Agreement, including the right to purchase Shares tendered by the Shareholder pursuant to the terms hereof and the Exchange and Merger, provided that any such assignment will not relieve Purchaser from any of its obligations hereunder.

  (i) If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

  (j) The Shareholder hereby irrevocably and unconditionally (i) consents to submit to the jurisdiction of the courts of the State of New York and of the federal courts located in Rochester, New York for any disputes arising out of or relating to this Agreement, (ii) waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any such court, and (iii) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

  (k) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                                          ACC ACQUISITION-BLUE CORP.

                                          By: _________________________________
                                          Name:
                                          Title:

                                                                      EXHIBIT C

             SECTION 623 OF THE NEW YORK BUSINESS CORPORATION LAW

  (S) 623. Procedure to enforce shareholder's right to receive payment for shares. (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

  (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

  (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of Section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

  (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

  (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired of any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

  (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder or the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

  (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by
(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporation action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

  (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

    (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

    (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

    (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

    (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholders' right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice laws and rules.

    (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

    (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

    (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

    (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

  (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

    (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

    (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

    (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

    (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporation action will be or is unlawful or fraudulent as to him.

    (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

    (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by L. 1986, Ch 117, (S) 3.)

                                                                      EXHIBIT D

                           BENGUR BRYAN & CO., INC.

                                                               October 27, 1997

Board of Directors
US WATS, Inc.
111 Presidential Boulevard
Suite 114
Bala Cynwyd, PA 19004

Dear Sirs:

  US WATS, Inc. ("Company"), ACC Corp. ("Buyer") and ACC Acquisition-Blue Corp. ("Merger Sub") have entered into an Agreement and Plan of Merger dated as of October 28, 1997 (the "Agreement"). Pursuant to the Agreement, the implementation of which is contingent on shareholder approval by the holders of common stock, par value $0.001, of the Company (the "Company Shareholders"), Company shall merge with and into Merger Sub (the "Merger"), and each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares as to which dissenters' rights are perfected under New York law) will be converted into the right to receive a fraction of a share of Class A Common Stock of Buyer ("ACC Common Stock") equal to the USW Common Stock Exchange Ratio (to be determined at closing pursuant to the Agreement) (the "Exchange Ratio"). We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax free transaction for the Company Shareholders for federal income tax purposes. You have requested our opinion as to whether the ACC Common Stock to be received by Company Shareholders in the Merger, the amount of which shall be calculated using the Exchange Ratio, is fair, from a financial point of view, to the Company Shareholders.

  Bengur Bryan & Co., Inc. ("Bengur Bryan"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Company in connection with the transaction described above and we have provided investment banking services to the Company and have received fees for the rendering of such services.

  In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning Company and Buyer and certain internal analyses and other information furnished to us by Company and Buyer. We have also held discussions with members of the senior managements of Company and Buyer regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, we have
(i) reviewed the reported prices and trading activity for the common stock of both Company and Buyer, (ii) compared certain financial and stock market information for Company and Buyer with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have not independently verified the information described above and for purposes of this opinion have assumed and relied on the accuracy, completeness and fairness thereof and have not undertaken an independent evaluation or appraisal thereof. With respect to any information relating to the prospects of the Company and Buyer, we have assumed that such information reflects the currently available judgments and estimates of the managements of the Company and Buyer as to the likely future financial performances of their respective companies and of the combined entity. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets of the Company and Buyer, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  We have assumed that, in the course of obtaining necessary regulatory and other consents or approvals (if any) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have an adverse effect on the contemplated benefits of the Merger.

  In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

  Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of Company and do not constitute recommendation to the Company Shareholders as to how they should vote at the shareholders' meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the ACC Common Stock to be received by Company Shareholders in the Merger, to be calculated using the Exchange Ratio is fair, from a financial point of view, to the Company Shareholders.

                                          Very truly yours,

                                          Bengur Bryan & Co., Inc.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("DGCL") permits the Company to indemnify any Director or officer of the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, incurred in defense of any action (other than an action by or in the right of the Company) arising by reason of the fact that he/she is or was an officer or Director of the Company, if in any civil action or proceeding it is determined that he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, it is determined that he/she had no reasonable cause to believe his/her conduct was unlawful. Section 145 also permits the Company to indemnify any such officer or Director against expenses incurred in an action by or in the right of the Company if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Company, except in respect of any matter as to which such person is adjudged to be liable to the Company, unless allowed by the court in which such action is brought. This statute requires indemnification of such officers and Directors against expenses to the extent they may be successful in defending any such action. The statute also permits purchase of liability insurance by the Company on behalf of its officers and Directors.

  Article SEVEN, Section 2 of the Company's Certificate of Incorporation and
Article V of its By-laws (collectively its "charter documents") generally provide for the mandatory indemnification of and advancement of litigation expenses to the Company's Directors, officers and employees to the fullest extent permitted by the DGCL against all liabilities, losses and expenses incurred in connection with any action, suit or proceeding in which any of them become involved by reason of their service rendered to the Company or, at its request, to another entity; provided that it is determined, in connection with any civil action, that the indemnitee acted in good faith and in a manner that he/she reasonably believed to be in or not opposed to the Company's best interests, and in connection with any criminal proceeding, that the indemnitee had no reasonable cause to believe his/her conduct was unlawful. These provisions of the Company's charter documents are not exclusive of any other indemnification rights to which an indemnitee may be entitled, whether by contract or otherwise. The Company may also purchase liability insurance on behalf of its Directors and officers, whether or not it would have the obligation or power to indemnify any of them under the terms of its charter documents or the DGCL. The Company has acquired and maintains liability insurance for the benefit of its Directors and officers for serving in such capacities, and it also has entered into indemnification agreements with each of its Directors and executive officers for serving in such capacities.

  See also the undertaking made with respect to indemnification matters involving the Registrant's directors, officers and controlling persons, found in Item 22 below.

ITEM 21. EXHIBITS

  (a) Exhibits

  See Index of Exhibits immediately following the signature page of this Registration Statement.

  (c) Opinion of Financial Advisor

  See Exhibit D to the Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "1933 Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the 1934
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofaras indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ROCHESTER, NEW YORK, ON THE 22ND DAY OF JANUARY, 1998.

                                          ACC CORP.


                                          By:     /s/ Michael R. Daley
                                             ----------------------------------
                                                     Michael R. Daley,
                                                Executive Vice President and
                                                  Chief Financial Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Michael R. Daley, Steve M. Dubnik and John J. Zimmer, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-4, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Dated: January 22,
1998                                      By:     /s/ Michael R. Daley
                                             ----------------------------------
                                                     Michael R. Daley,
                                                Executive Vice President and
                                                           Chief
                                                Financial Officer (Principal
                                                         Executive
                                              Officer and Principal Financial
                                                            and
                                                    Accounting Officer)

Dated: January 22,
1998                                      By:    /s/ Steve M. Dubnik
                                             ----------------------------------
                                                      Steve M. Dubnik,
                                                  Executive Vice President
                                               (Principal Executive Officer)

Dated: January 22,
1998                                      By:    /s/ Christopher Bantoft
                                             ----------------------------------
                                                    Christopher Bantoft,
                                                  Executive Vice President
                                               (Principal Executive Officer)

Dated: January 22,
1998                                      By:      /s/ Hugh F. Bennett
                                             ----------------------------------
                                                      Hugh F. Bennett,
                                                          Director

Dated: January 22,
1998                                      By:    /s/ Arunas A. Chesonis
                                             ----------------------------------
                                                    Arunas A. Chesonis,
                                                  President and a Director

Dated: January   ,                        By:
1998                                         ----------------------------------
                                                     Willard Z. Estey,
                                                          Director

Dated: January 22,                        By:    /s/   Daniel D. Tessoni,
1998                                         ----------------------------------
                                                     Daniel D. Tessoni,
                                                          Director

Dated: January 22,
1998                                      By:    /s/ Robert M. Van Degna
                                             ----------------------------------
                                                    Robert M. Van Degna,
                                                   Director and Chairman

Dated: January 22,
1998                                      By:     /s/ Leslie D. Shroyer
                                             ----------------------------------
                                                     Leslie D. Shroyer,
                                                          Director

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER           DESCRIPTION OF EXHIBIT                     LOCATION
 -------          ----------------------                     --------
 2.1     Form of Agreement and Plan of Merger
          dated as of October 28, 1997 by and
          among ACC Corp., US WATS, Inc. and ACC
          Acquisition-Blue Corp. (included as
          Exhibit A to the Proxy
          Statement/Prospectus)

 3.1     First Restated Certificate of             Incorporated by reference to
          Incorporation of ACC Corp.                Exhibit 3 to the Company's
                                                    Quarterly Report on Form
                                                    10-Q for its Quarter Ended
                                                    September 30, 1995
                                                    ("September 30, 1995 10-Q")

 3.2     Certificate of Designation of the         Filed herewith.
          Voting Powers, Designation,
          Preferences and Relative,
          Participating, Optional or other
          Special Rights and Qualifications,
          Limitations and Restrictions of the
          Series A Preferred Stock of ACC Corp

 3.3     Bylaws of ACC Corp., as amended on May    Incorporated by reference to
          21, 1996                                  Exhibit 99.5 to the
                                                    Company's Current Report on
                                                    Form 8-K filed on September
                                                    17, 1996 ("September 17,
                                                    1996 8-K")

 4.1     Form of ACC Corp. Class A Common Stock    Incorporated by reference to
          Certificate                               Exhibit 4-1 to the
                                                    Company's Registration
                                                    Statement on Form S-3, No.
                                                    333-01157 declared
                                                    effective May 2, 1996

 4.5     Form of Rights Agreement, dated as of     Incorporated by reference
          October 3, 1997, between ACC Corp. and    from Exhibit 1 to the
          First Union National Bank, as Rights      Company's Registration
          Agent, which includes as Exhibit A--      Statement on Form 8-A dated
          Form of Rights Certificate; Exhibit       October 3, 1997 (as amended
          B--Summary of Rights to Purchase          on Form 8-A/A dated
          Preferred Stock; and Exhibit C--          December 10, 1997)
          Certificate of Designation

 5       Opinion of Nixon, Hargrave, Devans &                    *
          Doyle LLP

 8.1     Form of Opinion of Nixon, Hargrave,                     *
          Devans & Doyle LLP, counsel to ACC, as
          to certain tax matters

 8.2     Form of Opinion of Morgan, Lewis &                      *
          Bockius LLP, counsel to USW, as to
          certain tax matters

 23.1    Consent of Arthur Andersen LLP            Filed herewith

 23.2    Consent of Nixon, Hargrave, Devans &                    *
          Doyle LLP (contained in the opinion
          filed as Exhibit 5)

 23.3    Consent of Bengur Bryan & Co., Inc.       Filed herewith

 23.4    Consent of Deloitte & Touche LLP          Filed herewith

 EXHIBIT
 NUMBER                DESCRIPTION OF EXHIBIT                          LOCATION
 -------               ----------------------                          --------
 23.5    Consent of Rudolph, Palitz LLP                      Filed herewith
 23.6    Consent of Baratz & Associates, P.A.                Filed herewith
 24      Power of Attorney (included on the signature page
          of the Registration Statement)
 99.1    Opinion of Bengur Bryan & Co., Inc. (included as
          Exhibit D to the Proxy Statement/Prospectus)
 99.2    Form of Proxy of US WATS, Inc.                      Filed herewith

--------
* to be filed by amendment to the Registration Statement